UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF

THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant   ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

MERIDIAN BIOSCIENCE, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☐	No fee required.

☒	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a 6(i)(1) and 0-11.

Meridian Bioscience, Inc.

3471 River Hills Dr

Cincinnati, Ohio 45244

Dear Meridian Bioscience Shareholder:

On July 7, 2022, Meridian Bioscience, Inc., which we refer to as “Meridian,” entered into an Agreement and Plan of Merger, which we refer to as the “merger agreement,” with SD Biosensor, Inc., a corporation with limited liability organized under the laws of the Republic of Korea, which we refer to as “SDB,” Columbus Holding Company, a corporation organized under the Laws of Delaware, which we refer to as “Columbus Holding,” and Madeira Acquisition Corp., a corporation organized under the Laws of Ohio and a direct wholly owned subsidiary of Columbus Holding, which we refer to as “Merger Sub.” The merger agreement provides for the acquisition of Meridian by Columbus Holding through a merger of Merger Sub with and into Meridian, which we refer to as the “merger.” Meridian will be the surviving entity in the merger and, following the merger, will be a wholly owned subsidiary of Columbus Holding. We anticipate that at the closing of the merger, SDB will own approximately 60% of Columbus Holding and SJL Partners, LLC, a limited liability company organized under the laws of the Republic of Korea, which we refer to as “SJL,” will control (directly or through its affiliate) a special purpose vehicle that will own approximately 40% of Columbus Holding.

Meridian shareholders are invited to attend a special meeting of Meridian shareholders on October 10, 2022 at 10 a.m., Eastern Time. We refer to this meeting, together with any adjournments or postponements of this meeting, as the “special meeting.” Meridian will hold the special meeting virtually via the Internet at www.virtualshareholdermeeting.com/VIVO2022SM. We believe that hosting a virtual meeting provides expanded access, improved communication and cost savings to our shareholders and Meridian, and aligns with our interests in the health and safety of our shareholders and employees during this time when the coronavirus (COVID-19) remains a concern. You will not be able to attend the special meeting physically in person. For purposes of attendance at the special meeting, all references in this proxy statement to “attendance at the special meeting,” “present in person” or “in person” mean virtually present at the special meeting. Formal notice of the special meeting, a proxy statement and a proxy card accompany this letter.

At the special meeting, you will be asked to consider and vote on: (1) a proposal to adopt the merger agreement; (2) a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Meridian’s named executive officers that is based on or otherwise related to the merger agreement and the transactions contemplated by the merger agreement, which we refer to as the “compensation proposal”; and (3) a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting, which we refer to as the “adjournment proposal.”

If you are a Meridian shareholder and the merger is completed, each of your Meridian shares of common stock, without par value, will be converted into the right to receive $34.00 in cash, without interest, less any applicable withholding tax, unless you have properly exercised, and not subsequently waived, your dissenters’ rights with respect to such shares under the Ohio General Corporation Law, which we refer to as the “OGCL.”

The Board of Directors of Meridian, which we refer to as the “Meridian Board,” after careful consideration, including considering the factors more fully described in the enclosed proxy statement, unanimously: (1) determined that the terms of the merger agreement and the merger are fair to and in the best interests of Meridian and its shareholders; (2) approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement; (3) approved the execution and delivery of the merger agreement by Meridian; (4) directed that the merger agreement be submitted to the Meridian shareholders for adoption; and (5) recommended that Meridian shareholders adopt the merger agreement.

The Meridian Board unanimously recommends that you vote: (1) “FOR” the adoption of the merger agreement; (2) “FOR” the compensation proposal; and (3) “FOR” the adjournment proposal.

The enclosed proxy statement provides detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement.

The proxy statement also describes the actions and determinations of the Meridian Board in connection with its evaluation of the merger agreement and the merger. You should carefully read and consider the entire enclosed proxy statement and its annexes, including, but not limited to, the merger agreement, as they contain important information about, among other things, the merger and how it affects you.

Whether or not you plan to attend the special meeting, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card).

If you hold your Meridian shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the merger agreement, without your instructions.

Your vote is very important, regardless of the number of shares that you own. We cannot complete the merger unless the proposal to adopt the merger agreement is approved by the affirmative vote of the holders of at least two-thirds of the total outstanding shares of Meridian common stock entitled to vote at the special meeting.

If you have any questions or need assistance voting your shares, please contact our proxy solicitor:

509 Madison Avenue

New York, NY 10022

Email: VIVO@info.morrowsodali.com

Call toll-free at (800) 662-5200 (in North America)

or +1 (203) 658-9400 (outside of North America)

On behalf of the Meridian Board, I thank you for your support and appreciate your consideration of these matters.

Sincerely,

John McIlwraith

Chairman of the Board

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, the adoption of the merger agreement, or any other transaction described in the accompanying proxy statement, or passed upon the adequacy or accuracy of the disclosure in the accompanying proxy statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated September 8, 2022 and, together with the enclosed form of proxy card, is first being mailed on or about September 8, 2022.

Meridian Bioscience, Inc.

3471 River Hills Dr

Cincinnati, Ohio 45244

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD VIRTUALLY VIA THE INTERNET ON OCTOBER 10, 2022

Shareholders of Meridian Bioscience, Inc., which we refer to as “Meridian,” are invited to attend a special meeting of Meridian shareholders on October 10, 2022 at 10 a.m., Eastern Time. Meridian will hold the special meeting virtually via the Internet at www.virtualshareholdermeeting.com/VIVO2022SM. We believe that hosting a virtual meeting provides expanded access, improved communication and cost savings to our shareholders and Meridian, and aligns with our interests in the health and safety of our shareholders and employees during this time when COVID-19 remains a concern. You will not be able to attend the special meeting physically in person. For purposes of attendance at the special meeting, all references to “attendance at the special meeting,” “present in person” or “in person” shall mean virtually present at the special meeting. The accompanying proxy statement and proxy card are being first mailed to Meridian shareholders on or about September 8, 2022.

The special meeting is being held for the following purposes:

1.

To consider and vote on the proposal to adopt the Agreement and Plan of Merger, dated as of July 7, 2022, which we refer to as the “merger agreement,” by and among Meridian, SD Biosensor, Inc., a corporation with limited liability organized under the laws of the Republic of Korea, which we refer to as “SDB,” Columbus Holding Company, a corporation organized under the Laws of Delaware, which we refer to as “Columbus Holding,” and Madeira Acquisition Corp., a corporation organized under the Laws of Ohio and a direct wholly owned subsidiary of Columbus Holding, which we refer to as “Merger Sub.” The merger agreement provides for the acquisition of Meridian by Columbus Holding through a merger of Merger Sub with and into Meridian, which we refer to as the “merger,” with Meridian surviving the merger as a wholly owned subsidiary of Columbus Holding;

2.

To consider and vote on the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Meridian’s named executive officers that is based on or otherwise relates to the merger agreement and the transactions contemplated by the merger agreement, which we refer to as the “compensation proposal”; and

3.

To consider and vote on any proposal to adjourn the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting, which we refer to as the “adjournment proposal.”

Only Meridian shareholders of record as of the close of business on September 2, 2022 are entitled to notice of the special meeting and to vote at the special meeting.

Meridian’s Board of Directors unanimously recommends that you vote: (1) “FOR” the adoption of the merger agreement; (2) “FOR” the compensation proposal; and (3) “FOR” the adjournment proposal.

Each of the above-mentioned proposals are described in more detail in the accompanying proxy statement, which you should read carefully in its entirety before you vote. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement.

The proposal to adopt the merger agreement requires the affirmative vote of the holders of at least two-thirds of the total outstanding shares of Meridian common stock. A failure to vote your shares of Meridian common stock or an abstention from voting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Your vote is important. Please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card) as promptly as possible, whether or not you plan to attend the special meeting. If you later desire to revoke or change your proxy for any reason, you may do so in the manner described in the accompanying proxy statement.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the merger agreement, without your instructions.

If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote: (1) “FOR” the adoption of the merger agreement; (2) “FOR” the compensation proposal; and (3) “FOR” the adjournment proposal.

By Order of the Board of Directors,

John McIlwraith Chairman of the Board

Dated: September 8, 2022

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE: (1) BY TELEPHONE; (2) THROUGH THE INTERNET; OR (3) BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before it is voted at the special meeting.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the proposal to adopt the merger agreement, without your instructions.

If you are a Meridian shareholder of record, voting in person by virtual ballot at the special meeting will revoke any proxy that you previously submitted. If you hold your shares through a bank, broker or other nominee, you must obtain a “legal proxy” in order to vote in person at the special meeting.

If you fail to (1) return your proxy card, (2) grant your proxy electronically over the Internet or by telephone or (3) vote by virtual ballot in person at the special meeting, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement but will have no effect on the compensation proposal or the adjournment proposal.

You should carefully read and consider the entire accompanying proxy statement and its annexes, including, but not limited to, the merger agreement, along with all of the documents incorporated by reference into the accompanying proxy statement, as they contain important information about, among other things, the merger and how it affects you. If you have any questions concerning the merger agreement, the merger, the special meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of Meridian common stock, please contact our proxy solicitor:

509 Madison Avenue

New York, NY 10022

Email: VIVO@info.morrowsodali.com

Call toll-free at (800) 662-5200 (in North America)

or +1 (203) 658-9400 (outside of North America)

i

ii

iii

SUMMARY

This summary highlights selected information from this proxy statement related to the transactions contemplated by the merger agreement (as defined below) and may not contain all of the information that is important to you. To understand the merger of Madeira Acquisition Corp. with and into Meridian Bioscience, Inc. as contemplated by the merger agreement, which we refer to as the “merger,” more fully and for a more complete description of the legal terms of the merger, you should read carefully and consider this entire proxy statement and the annexes to this proxy statement, including, but not limited to, the merger agreement, along with all of the documents to which we refer in this proxy statement, as they contain important information about, among other things, the merger and how it affects you. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the caption “Where You Can Find More Information.” The merger agreement is attached as Annex A to this proxy statement. You should carefully read and consider the entire merger agreement, which is the legal document that governs the merger.

Except as otherwise specifically noted in this proxy statement, “Meridian,” “we,” “our,” “us,” the “Company” and similar words refer to Meridian Bioscience, Inc. Throughout this proxy statement, we refer to SD Biosensor, Inc., a corporation with limited liability organized under the laws of the Republic of Korea, as “SDB,” SJL Partners, LLC, a limited liability company organized under the laws of the Republic of Korea, as “SJL,” Columbus Holding Company, a corporation organized under the Laws of Delaware, as “Columbus Holding,” and Madeira Acquisition Corp., a corporation organized under the Laws of Ohio, as “Merger Sub.” In addition, throughout this proxy statement, we refer to the Agreement and Plan of Merger, dated as of July 7, 2022, by and among SDB, Columbus Holding and Merger Sub, on the one hand, and Meridian, on the other hand, as the “merger agreement,” our common stock, without par value, as “Meridian common stock,” and the holders of Meridian common stock as “Meridian shareholders.” Unless indicated otherwise, any other term used in this proxy statement but not otherwise defined herein has the meaning assigned to such term in the merger agreement.

The Parties to the Merger (see page 24)

Meridian Bioscience, Inc.

3471 River Hills Drive

Cincinnati, OH 45244

Telephone No.: (513) 271-3700

Meridian Bioscience, Inc., an Ohio corporation headquartered in Cincinnati, Ohio, is a fully integrated life science company with principal businesses in: (i) the development, manufacture, sale and distribution of diagnostic testing systems and kits, primarily for certain gastrointestinal and respiratory infectious diseases, and elevated blood lead levels; and (ii) the manufacture and distribution of bulk antigens, antibodies, immunoassay blocking reagents, specialized Polymerase Chain Reaction master mixes, and bioresearch reagents used by other diagnostic test manufacturers and researchers in immunological and molecular tests for human, animal, plant and environmental applications.

SD Biosensor, Inc.

Giheun ICT-Valley A-dong

58 Giheung-ro, Giheung-gu

Yongin, 16976, Korea

Telephone No.: +82-31-300-0400

SDB, a corporation organized under the laws of the Republic of Korea and publicly listed on the Korea Exchange, is a global in-vitro diagnostics company that contributes to improving quality of life by diagnosing diseases quickly and accurately. SDB is a total solutions provider in the in-vitro diagnostics industry, developing and researching innovative diagnostic platforms while providing many kinds of diagnostic products to 126 countries around the world through 517 designated dealers. SDB has World Health Organization, International Organization for Standardization and Korea Good Manufacturing Practice approved top-tier production capacity in Korea, with additional manufacturing facilities in India, Indonesia and Brazil.

Columbus Holding Company

c/o SJL Partners, LLC

26F Seoul Finance Center

136 Sejong-daero, Jung-gu

Seoul, 04520, Korea

Telephone No.: +82-2-6911-9701

Columbus Holding, a Delaware corporation, was formed on June 30, 2022, solely for the purpose of engaging in the transactions contemplated by the merger agreement and has not engaged in any business activities other than as incidental to its formation and in connection with the transactions contemplated by the merger agreement and arranging of equity financing and the debt financing in connection with the merger.

Madeira Acquisition Corp.

c/o SJL Partners, LLC

26F Seoul Finance Center

136 Sejong-daero, Jung-gu

Seoul, 04520, Korea

Telephone No.: +82-2-6911-9701

Merger Sub, an Ohio corporation, is a wholly owned subsidiary of Columbus Holding and was formed on July 1, 2022, solely for the purpose of engaging in the transactions contemplated by the merger agreement. Merger Sub has not engaged in any business activities other than as incidental to its formation and in connection with the transactions contemplated by the merger agreement and arranging of the equity financing and the debt financing in connection with the merger. Pursuant to the terms of the merger agreement, at the effective time, Merger Sub will be merged with and into Meridian, with Meridian surviving the merger as a direct wholly owned subsidiary of Columbus Holding.

The Merger (see page 31)

The merger agreement provides for the acquisition of Meridian by Columbus Holding through a merger of Merger Sub with and into Meridian, which we refer to as the “merger.” Meridian will be the surviving entity in the merger and, following the merger, be a wholly owned subsidiary of Columbus Holding. We anticipate that at the closing of the merger, SDB will own approximately 60% of Columbus Holding and SJL will control (directly or through its affiliate) a special purpose vehicle that will own approximately 40% of Columbus Holding. As a result of the merger, Meridian common stock will no longer be publicly traded and will be delisted from the Nasdaq Stock Market, which we refer to as the “NASDAQ.” In addition, Meridian common stock will be deregistered under the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act,” and Meridian will no longer file periodic reports with the United States Securities and Exchange Commission, which we refer to as the “SEC.” If the merger is completed, you will no longer own any shares of the capital stock of Meridian. The time at which the merger will become effective will occur upon the filing of a certificate of merger with the Secretary of State of the State of Ohio in accordance with the applicable provisions of the

OGCL. We refer to the time of such filing and the acceptance for record by the Secretary of State of the State of Ohio, or such later time as may be agreed in writing by Columbus Holding and Meridian and specified in the certificate of merger in accordance with the OGCL, as the “effective time.”

Effect on Meridian if the Merger Is Not Completed (see page 32)

If the merger agreement is not adopted by the Meridian shareholders or if the merger is not completed for any other reason, Meridian shareholders will not receive any payment for their shares in connection with the merger, Meridian will remain an independent public company, and Meridian expects that management will operate Meridian’s business in a manner similar to that in which it is being operated today and that Meridian shareholders will continue to be subject to the same risks and opportunities to which they are currently subject.

Furthermore, if the merger is not completed, and depending on the circumstances that would have caused the merger not to be completed, it is likely that the price of Meridian common stock will decline significantly. If that were to occur, it is uncertain when, if ever, the price of Meridian common stock would return to the price at which it trades as of the date of this proxy statement.

In addition, if the merger agreement is terminated, under specified circumstances, Meridian may be required to pay Columbus Holding a termination fee in an amount equal to $45,960,000.

Merger Consideration (see page 31)

Upon the terms and subject to the conditions of the merger agreement, at the effective time, each share of Meridian common stock issued and outstanding immediately prior to the effective time (other than (i) shares held in the treasury of the Company, owned by Columbus Holding, Merger Sub, or owned by a direct or indirect wholly owned subsidiary of Meridian, Columbus Holding, or Merger Sub, immediately prior to the effective time, and other than certain of such shares held on behalf of third parties, which we refer to collectively as “excluded shares,” and (ii) shares issued and outstanding immediately prior to the effective time that are held by holders of such shares who have not voted in favor of the merger and who have properly exercised dissenters’ rights with respect to their shares in accordance with, and who have complied with, Sections 1701.84 and 1701.85 of the OGCL, which we refer to as “dissenting shares,” will be converted into the right to receive cash in the amount of $34.00, subject to any required tax withholding.

Treatment of Meridian Equity Awards (see page 75)

Stock Options. Upon completion of the merger, each outstanding and unexercised option to purchase Meridian common stock granted under Meridian’s 2012 Stock Incentive Plan or 2021 Omnibus Award Plan (collectively, the “Meridian stock plans”), whether vested or unvested, will be converted into the right to receive an amount in cash equal to the product of (i) the total number of shares of Meridian common stock subject to such option and (ii) the excess, if any, of the merger consideration over the exercise price per share of Meridian common stock set forth in such option. Such cash payments will be made promptly (and no later than 10 business days) following the effective time.

Restricted Share Units. Upon completion of the merger, each outstanding Meridian restricted share unit granted under the Meridian stock plans will be converted into a right to receive the merger consideration in respect of a number of shares of Meridian common stock equal to the number of shares of Meridian common stock underlying the Meridian restricted share unit. Such cash payments will be made promptly (and no later than 10 business days) following the effective time; provided, however, that the cash payments in respect of four restricted share unit grants made in connection with Meridian’s acquisition of EUPROTEIN Inc. in April 2022 will not accelerate in connection with the merger and will be paid out in substantially equal installments in accordance with the remaining vesting schedule.

Performance Share Units. Upon completion of the merger, each outstanding Meridian performance share unit granted under the Meridian stock plans will be converted into a right to receive the merger consideration in respect of a number of shares of Meridian common stock equal to the number of shares of Meridian common stock determined as if the applicable performance goals had been achieved for the measurement period at the target level of performance. Such cash payments will be made promptly (and no later than 10 business days) following the effective time.

Recommendation of the Meridian Board (see pages 25 and 49)

After careful consideration, the Meridian board unanimously: (i) determined that the terms of the merger agreement and the merger are fair to and in the best interests of Meridian and its shareholders; (ii) approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement; (iii) approved the execution and delivery of the merger agreement by Meridian; (iv) directed that the merger agreement be submitted to the Meridian shareholders for adoption; and (v) recommended that Meridian shareholders adopt the merger agreement.

The Meridian Board unanimously recommends that the shareholders vote: (1) “FOR” the adoption of the merger agreement; (2) “FOR” the compensation proposal; and (3) “FOR” the adjournment proposal.

Opinion of Meridian’s Financial Advisor (see page 49 and Annex B)

As of December 2, 2019, Meridian retained Rothschild & Co US Inc., which we refer to as “Rothschild & Co,” as its financial advisor in connection with its evaluation of the potential sale, merger or other business/strategic combination involving Meridian, including, without limitation, with respect to the merger. Meridian selected Rothschild & Co based on its qualifications, expertise and familiarity with Meridian’s business and industry. In connection with Rothschild & Co’s engagement, the Meridian Board requested that Rothschild & Co evaluate the fairness, from a financial point of view, to the holders of Meridian common stock (other than excluded shares and dissenting shares) of the merger consideration payable to such holders in the merger. As part of its investment banking business, Rothschild & Co regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings and other transactions.

On July 6, 2022, at a meeting of the Meridian Board held to evaluate the merger, Rothschild & Co delivered to the Meridian Board its oral opinion, which was subsequently confirmed by delivery of a written opinion dated July 6, 2022, to the effect that, as of such date and on the basis of and subject to the qualifications, limitations and assumptions set forth in the written opinion, the merger consideration payable to the holders of Meridian common stock (other than excluded shares and dissenting shares) in the merger was fair, from a financial point of view, to such holders.

The full text of Rothschild & Co’s written opinion, dated July 6, 2022, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. Meridian’s shareholders are urged to read the opinion carefully and in its entirety. The summary of Rothschild & Co’s opinion contained in Annex B is qualified in its entirety by reference to the full text of such opinion.

See “The Merger (Proposal 1)—Opinions of Meridian’s Financial Advisors—Opinion of Rothschild & Co US Inc.” beginning on page 49 of this proxy statement.

Financing of the Merger (see page 70)

The completion of the merger is not subject to any financing conditions. We anticipate that the total funds needed to complete the merger, including the funds needed to pay our shareholders (and holders of our other equity-

based interests) pursuant to the terms of the merger agreement and to pay all related expenses, which would be approximately $1.53 billion based upon the shares (and our other equity-based interests) outstanding as of September 2, 2022, will be funded through cash of SDB.

Material U.S. Federal Income Tax Consequences of the Merger (see pages 72 and 100)

The exchange of Meridian common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes. You should read the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” and consult your tax adviser regarding the particular tax consequences of the merger to you, including any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Regulatory Clearances and Approvals Required for the Merger (see page 71)

HSR Act and U.S. Antitrust Matters. The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the “HSR Act,” which prevents Meridian and SDB from completing the merger until required information and materials are furnished to the Antitrust Division of the Department of Justice, which we refer to as the “DOJ,” and the Federal Trade Commission, which we refer to as the “FTC,” and the HSR Act waiting period is terminated or expires. Meridian and SDB submitted the requisite notification and report forms under the HSR Act on July 21, 2022. The parties withdrew and resubmitted the merger control filing to the FTC and DOJ on August 22, 2022. The waiting period will expire at 11:59 PM on September 21, 2022.

CFIUS Approval. The merger is subject to approval by the Committee on Foreign Investment in the United States (“CFIUS”), which we refer to as the “CFIUS approval,” which requires that Meridian and Columbus Holding: (i) have received written notice from CFIUS pursuant to Section 721 of the U.S. Defense Production Act of 1950, which we refer to as the “DPA,” indicating that (i) CFIUS has concluded all action with respect to the transactions contemplated by the merger agreement, or (ii) CFIUS has sent a report to the President of the United States requesting the President’s decision on the CFIUS notice submitted by Meridian and Columbus Holding and either (A) the period under the DPA during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the transactions contemplated by the merger agreement has expired without any such action being taken, or (B) the President has announced a decision not to take any action to suspend, prohibit or place any limitations on the transactions contemplated by the merger agreement. The parties submitted a formal draft filing relating to the merger to CFIUS on August 19, 2022, and received comments from CFIUS on August 30, 2022.

Foreign Regulatory Clearances. The parties have also filed merger notifications on August 19, 2022 pursuant to foreign antitrust and foreign investment laws, and completion of the merger is further conditioned upon:

•

receipt of a clearance or non-objection from the German Federal Cartel Office and the Romanian Competition Council, or expiration of the applicable waiting periods, or alternatively, if the matter is referred to the European Union, receipt of clearance or non-objection from the European Union, or expiration of the applicable waiting period;

•

the approval or notification of non-objection to the merger from the Department for Business, Energy & Industrial Strategy in the United Kingdom under the UK National Security and Investment Act 2021; and

•

receipt of a certificate of non-objection from the German Federal Ministry for Economic Affairs and Climate Action pursuant to the German Foreign Trade and Payment Ordinance of 2 August 2013, as amended by Article 2 of the Ordinance of 25 August 2021.

At any time, non-U.S. regulatory bodies and U.S. state attorneys general could take action under the laws of their jurisdictions, which could include seeking to enjoin the completion of the merger or seek to impose regulatory conditions on completion of the merger. Private parties may also seek to take legal action under the antitrust laws under some circumstances. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful. For more information about regulatory approvals relating to the merger, see the sections entitled “The Merger (Proposal 1)—Regulatory Clearances and Approvals Required for the Merger” and “The Merger Agreement—Conditions to the Completion of the Merger.”

Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained or obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the merger, including the requirement to divest assets, create or modify contractual rights or obligations or enter into supply or services agreements. These conditions could result in the conditions to the merger not being satisfied.

Expected Timing of the Merger

We expect to complete the merger in the fourth calendar quarter of 2022. The merger is subject to various regulatory clearances and approvals and other conditions, and it is possible that factors outside the control of Meridian, SDB or Columbus Holding could result in the merger being completed at a later time, or not at all. There may be a substantial amount of time between the special meeting and the completion of the merger. We expect to complete the merger promptly following the receipt of all required approvals.

Conditions to the Completion of the Merger (see page 87)

As more fully described in this proxy statement and in the merger agreement, each party’s obligation to complete the merger depends on a number of conditions being satisfied, including, without limitation:

•	adoption of the merger agreement by the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of Meridian common stock;

•

the absence of any injunction or order of any governmental entity of competent jurisdiction preventing completion of the merger in those jurisdictions in which Meridian or SDB has material business operations and the absence of any law enacted or promulgated by a governmental entity of competent jurisdiction which prohibits or makes illegal the completion of the merger in those jurisdictions in which Meridian or SDB has material business operations;

•	the receipt of the regulatory clearances and approvals described under “The Merger (Proposal 1)—Regulatory Clearances and Approvals Required for the Merger”; and

•

making any other filing and obtaining any other permit imposed or required by any governmental entity in connection with the completion of the merger and the other transactions contemplated by the merger agreement, other than such filings and permits the failure of which to be made or obtained would not, individually or in the aggregate, be materially adverse to Meridian and its subsidiaries, taken as a whole, or SDB and its subsidiaries, taken as a whole.

The obligations of Columbus Holding, SDB and Merger Sub to effect the merger are also subject to the satisfaction (or valid waiver) of the following conditions:

•

the accuracy of the representations and warranties made by Meridian in the merger agreement (other than certain representations described in the following bullets), subject to a material adverse effect standard;

•

certain of Meridian’s representations and warranties, among others, relating to Meridian’s organization and authorization, the financial opinion provided by Rothschild & Co and brokers and finders, being true and correct in all material respects;

•

certain of Meridian’s representations and warranties relating to Meridian’s capital structure, including number of shares and options outstanding, being, in all but de minimis respects, true and correct;

•	performance in all material respects by Meridian of the agreements and covenants of Meridian in the merger agreement at or prior to the closing;

•	the absence of a material adverse effect at Meridian since the date of the merger agreement that is continuing;

•

in relation to the United States DOJ’s ongoing investigation relating to the Magellan LeadCare product line, which we refer to as the “DOJ Investigation,” Meridian has received the DOJ’s position of the potential liability Meridian may face as a result of the DOJ Investigation; and

•

the DOJ has not indicted Meridian or any of its subsidiaries on one or more felony criminal charges as result of the DOJ Investigation, other than in connection with a negotiated resolution of the DOJ Investigation by Meridian in connection with the entry into or proposed entry into a deferred prosecution agreement, and neither Meridian nor any of its subsidiaries has been excluded from any Federal health care program (each of which events must continue to be ongoing for the failure of this condition to be asserted), and neither of the events described in this bullet point is reasonably likely to occur.

The obligation of Meridian to effect the merger is also subject to the satisfaction (or valid waiver) of the following conditions:

•

the accuracy of the representations and warranties made by Columbus Holding, SDB and Merger Sub in the merger agreement (subject generally to a material adverse effect standard, with different standards applicable to certain representations and warranties); and

•	performance in all material respects by Columbus Holding, SDB and Merger Sub of the agreements and covenants of Columbus Holding, SDB and Merger Sub in the merger agreement at or prior to the closing.

Restrictions on Solicitation of Alternative Proposals (see page 79)

Subject to certain exceptions, Meridian has agreed that it will not, and will cause each of its subsidiaries and use its reasonable best efforts to cause its and their respective representatives not to, directly or indirectly:

•

solicit, initiate, knowingly encourage, knowingly induce, knowingly assist or knowingly facilitate any inquiries regarding, or the submission or announcement by any person of, any proposal, indication of interest or offer that constitutes, or would reasonably be expected to lead to, the submission of any takeover proposal;

•

furnish any information regarding Meridian or any of its subsidiaries to any person, or afford access to Meridian’s or its subsidiaries’ books, records or property in connection with a takeover proposal;

•

engage in, enter into, continue or otherwise participate in any discussions or negotiations with any person with respect to any takeover proposal or any inquiry, proposal or offer that would reasonably be expected to lead to any takeover proposal;

•

adopt, approve or enter into any letter of intent, agreement in principle, memorandum of understanding, merger agreement, purchase agreement, or similar document, agreement, or commitment with respect to any takeover proposal, other than an acceptable confidentiality agreement; or

•	agree to do any of the foregoing actions.

Notwithstanding the forgoing, neither Meridian nor any of its subsidiaries is prohibited from amending, modifying or granting any waiver or release under any standstill, confidentiality or similar agreement of

Meridian or any of its subsidiaries, but solely to the extent necessary to allow for a takeover proposal to be made to Meridian or the Meridian Board, if the Meridian Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with the fiduciary duties of the Meridian Board under applicable law.

Changes in Meridian Board Recommendation (see page 81)

Prior to the adoption of the merger agreement by the Meridian shareholders, the Meridian Board may, upon receipt of a superior proposal that did not result from a material breach by Meridian of the non-solicitation covenant of the merger agreement or in certain other circumstances relating to unforeseen material events, change its recommendation with respect to the merger agreement and, in the case of a superior proposal, may authorize Meridian to terminate the merger agreement in order to accept the superior proposal, subject to complying with certain notice and other specified conditions set forth in the merger agreement, including giving Columbus Holding the opportunity to make adjustments to the terms of the merger agreement in response to the superior proposal so that such proposal no longer constitutes a superior proposal. If the Meridian Board changes its recommendation with respect to the merger agreement, Columbus Holding may terminate the merger agreement and may request to collect a termination fee of $45,960,000. For details regarding such termination fee, please refer to the section entitled “The Merger Agreement—Termination Fee Payable by Meridian” below.

Termination of the Merger Agreement (see page 89)

The merger agreement may be terminated and abandoned at any time prior to the effective time by the mutual written consent of Meridian and Columbus Holding.

The merger agreement may be terminated prior to the effective time by either Meridian or Columbus Holding if:

•

the merger has not been completed on or before 11:59 p.m. Eastern Time on January 6, 2023 (the “outside date”) provided, however, that (1) subject to certain conditions in the merger agreement, the outside date will automatically be extended to be 11:59 p.m. Eastern Time on April 6, 2023, with another automatic extension to 11:59 p.m. Eastern Time on July 6, 2023, and such date, as so extended, will be the outside date and (2) the right to terminate the merger agreement will not be available to any party that has breached any provision of the merger agreement in each case, where such breach primarily caused the failure to complete the merger;

•

any restraint which is final and nonappealable has been issued or taken, which restraint is permanently restraining or otherwise prohibiting or making illegal the completion of the merger, such that the corresponding condition set forth in the merger agreement cannot be satisfied; or

•	the shareholders’ meeting (including any adjournments or postponements thereof) concluded without obtaining the required shareholder approval for adoption of the merger agreement.

Meridian may also terminate the merger agreement:

•

prior to the receipt of the shareholder approval for adoption of the merger agreement, in order to concurrently enter into an acquisition agreement with respect to a superior proposal; provided that Meridian has complied with its obligations in the merger agreement in connection with such superior proposal in all material respects, and paid the termination fee to Columbus Holding pursuant to the terms of the merger agreement;

•

if there has been a breach of any of the covenants or failure to be true of any of the representations or warranties on the part of Columbus Holding, which breach or failure to be true, either individually or in the aggregate (1) would result in a failure of a condition to Meridian’s obligation to complete the merger to be satisfied and (2) which is not cured pursuant to the merger agreement, provided that, among other requirements, Columbus Holding gives Meridian written notice pursuant to the requirements of the merger agreement; or

•

if (1) the conditions to SDB’s and Columbus Holding’s obligations to effect the merger have been satisfied or waived, (2) Meridian has confirmed to Columbus Holding in writing that Meridian is ready, willing and able to complete the Merger, and (3) Columbus Holding, SDB and Merger Sub fail to consummate the merger within five business days after the later of (A) the date the closing should have occurred and (B) the delivery by Meridian to Columbus Holding of such notice.

Columbus Holding may also terminate the merger agreement:

•

if the Meridian Board or committee thereof has made a change in recommendation (with such termination right only exercisable within 10 business days after such change in recommendation and prior to the time at which Meridian shareholders adopt the merger agreement);

•

if there has been a breach of any of the covenants or failure to be true of any of the representations or warranties on the part of Meridian which breach or failure to be true, either individually or in the aggregate (1) would result in a failure of a condition to SDB’s or Columbus Holding’s obligation to complete the merger to be satisfied and (2) which is not cured pursuant to the merger agreement, provided that, among other requirements, Meridian gives Columbus Holding written notice pursuant to the requirements of the merger agreement; or

•

following the occurrence of the DOJ having indicted Meridian or any of its subsidiaries on one or more felony criminal charges as result of the DOJ Investigation, other than in connection with a negotiated resolution of the DOJ Investigation by Meridian in connection with the entry into or proposed entry into a deferred prosecution agreement, or Meridian or any of its subsidiaries having been excluded from any Federal health care program; provided, that in the event that Meridian provides written notice to Columbus Holding of either such occurrence, this termination right must be exercised within five business days following the receipt of such notice by Columbus Holding.

Termination Fee Payable by Meridian (see page 90)

Meridian has agreed to pay to Columbus Holding a termination fee of $45,960,000 in cash, which we refer to as the “termination fee,” if the merger agreement is terminated:

•

by Columbus Holding because the Meridian Board or committee thereof has made a change in recommendation (with such right of termination exercisable by Columbus Holding for a period of 10 business days after such change in recommendation and prior to the time at which Meridian shareholders adopt the merger agreement), or if either Columbus Holding or Meridian terminates the merger agreement for any reason at such time as Columbus Holding could have terminated the merger agreement in the foregoing circumstances described in this bullet point;

•

by Columbus Holding if Meridian has breached its non-solicitation covenants in the merger agreement described under “The Merger Agreement—Non-Solicitation Covenant,” in a manner that would result in a failure of a condition to the completion of the merger, and such breach is not cured prior to the earlier of the outside date and 30 days following Columbus Holding providing written notice to Meridian stating its intention to terminate the merger agreement and the basis for such termination (except that Columbus Holding may not terminate the merger agreement under these circumstances if it is then in material breach of any of its representations, warranties, covenants or agreements in the merger agreement);

•

by Meridian prior to the receipt of the shareholder approval for adoption of the merger agreement, in order to concurrently enter into an acquisition agreement with respect to a superior proposal, provided that Meridian has complied with its non-solicitation covenants in connection with such superior proposal in all material respects; or

•

by either Columbus Holding or Meridian under certain circumstances if the merger has not been completed on or before the outside date or if the shareholders’ meeting (including any adjournments or postponements thereof) concluded without obtaining the required shareholder approval for adoption of the merger agreement, and in the case of any such termination (1) prior to such termination any person publicly announces a takeover proposal or a takeover proposal becomes publicly known (which prior to such termination, in the case of a termination due to the merger not being completed prior to the outside date, or at least three business days prior to the special meeting, in the case of a termination due to shareholder approval of the adoption of the merger agreement not being obtained, has not been withdrawn), and (2) at any time on or prior to the 12-month anniversary of such termination Meridian consummates a transaction that constitutes a takeover proposal relating to 50% of Meridian’s shares or assets with the person that made the takeover proposal or enters into a definitive agreement with respect to a takeover proposal relating to 50% of Meridian’s shares or assets with the person that made the takeover proposal.

In the case of termination by Columbus Holding, the termination fee shall be paid within two business days after such termination. In the case of termination by Meridian, the termination fee shall be paid prior to or substantially concurrently with such termination; provided, however, in the case of the last bullet above, Meridian will pay the termination fee upon the first to occur of the consummation of, or entry into a definitive agreement with respect to, the applicable takeover proposal. In no event will Meridian be obligated to pay the termination fee on more than one occasion.

Columbus Holding’s receipt of the termination fee from Meridian will constitute liquidated damages, and from and after payment of such termination fee, Meridian will not have further liability of any kind for any reason in connection with the merger agreement or the termination contemplated thereby.

Exclusive Remedy (see page 91)

The merger agreement provides that each party to the merger agreement will be entitled to injunctions, specific performance, or other equitable relief to prevent breaches of the merger agreement and/or seek damages should such other party breach its obligations under the merger agreement.

Dissenters’ Rights (see pages 72 and 95 and Annex C)

If the merger agreement is adopted by Meridian’s shareholders, Meridian shareholders who do not vote in favor of the adoption of the merger agreement and who properly demand payment of fair cash value of their shares are entitled to certain dissenters’ rights pursuant to Sections 1701.84 and 1701.85 of the OGCL. Section 1701.85 of the OGCL generally provides that Meridian shareholders will not be entitled to such rights without strict compliance with the procedures set forth in Section 1701.85 of the OGCL, and failure to timely take any one of the required steps may result in the termination or waiver of such rights. Specifically, any Meridian shareholder who is a record holder of Meridian common stock on September 2, 2022, the record date for the special meeting, and whose shares are not voted in favor of the adoption of the merger agreement, may be entitled to be paid the fair cash value of such shares after the completion of the merger in lieu of any applicable merger consideration.

To be entitled to such payment, a shareholder must, among other things, deliver to Meridian a written demand for payment of the fair cash value of the shares held by such shareholder with the information provided for in Section 1701.85(A)(4) of the OGCL before the vote to adopt the merger agreement is taken, not vote in favor of the adoption of the merger agreement, and otherwise comply with Section 1701.85 of the OGCL. A shareholder’s failure to vote against the adoption of the merger agreement will not constitute a waiver of such shareholder’s dissenters’ rights as long as such shareholder does not vote in favor of the adoption of the merger agreement. However, a proxy submitted but not marked to specify voting instructions will be voted in favor of the adoption of the merger agreement and will be deemed a waiver of dissenters’ rights. Any written demand must specify the shareholder’s name and address, the number and class of shares held by him, her or it on the record date, and the amount claimed as the fair cash value of such shares of common stock.

Shareholders holding Meridian common stock considering seeking payment of fair cash value of their shares should be aware that the fair cash value of their shares as determined pursuant to Section 1701.85 of the OGCL could be more than, the same as or less than the value of the consideration they would receive pursuant to the merger if they did not seek payment of the fair cash value of their shares. For shares listed on a national securities exchange (such as NASDAQ, on which the Meridian common stock is currently listed) immediately before the effective time of the merger, the fair cash value will be the closing sale price of the shares as of the close of trading on the day before the vote of Meridian’s shareholders on the adoption of the merger agreement.

Please see the section of this proxy statement entitled “Dissenters’ Rights” and the text of Sections 1701.84 and 1701.85 of the OGCL, which is attached as Annex C to this proxy statement and incorporated herein by reference, for more specific information on the procedures to be followed in exercising dissenters’ rights. Shareholders who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of dissenters’ rights due to the complexity of the appraisal process and because failure to follow fully and precisely the procedural requirements of the statute may result in termination or waiver of such rights.

The Special Meeting (see page 25)

The special meeting is scheduled to be held virtually via the Internet on October 10, 2022 at 10 a.m., Eastern Time. The special meeting is being held in order to consider and vote on (i) the adoption of the merger agreement, (ii) the compensation proposal, and (iii) the adjournment proposal.

We believe that hosting a virtual meeting provides expanded access, improved communication and cost savings to our shareholders and Meridian, and aligns with our interests in the health and safety of our shareholders and employees during this time when COVID-19 remains a concern. You will be able to attend the special meeting online, vote your shares electronically and submit your questions during the special meeting by visiting www.virtualshareholdermeeting.com/VIVO2022SM. There will not be a physical meeting location and you will not be able to attend the special meeting in person. We encourage you to access the special meeting prior to the start time leaving ample time for check in.

Only holders of record of Meridian common stock at the close of business on September 2, 2022, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements of the special meeting.

Interests of Meridian’s Directors and Executive Officers in the Merger (see page 62)

You should be aware that the directors and executive officers of Meridian may have interests in the merger that are different from, or are in addition to, the interests of the Meridian shareholders generally. These interests include the following:

•

Certain executive officers of Meridian have arrangements that provide for severance payments or benefits, as well as other payments or benefits upon completion of the merger and/or if their employment or service is terminated under certain circumstances in connection with the merger.

•

The directors and executive officers of Meridian have rights to indemnification and directors’ and officers’ liability insurance that will survive the completion of the merger. See the section entitled “Merger Agreement—Directors’ and Officers’ Indemnification and Insurance” for details.

See “The Merger (Proposal 1)—Interests of Meridian’s Directors and Executive Officers in the Merger” for additional information about interests that our directors and executive officers have in the merger.

Directors’ and Officers’ Indemnification (see page 85)

Columbus Holding and Merger Sub have agreed that the surviving corporation will assume all identified rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the effective time, that exist in favor of each present and former director or officer of Meridian and each of its subsidiaries, and each person that is or was serving at the request of Meridian as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by Meridian, together with such person’s heirs, executors or administrators (each, an “indemnified party”).

Columbus Holding, SDB and Merger Sub have agreed, and have agreed to cause the surviving company, to indemnify and hold harmless each indemnified party with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs and expenses incurred in connection with any claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative), for six years after the effective time.

For a period of six years after the effective time, Columbus Holding, SDB and Merger Sub will cause to be maintained (or provide substitute policies) a six-year “tail policy” with reputable insurers on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Meridian and its subsidiaries as of the date of the merger agreement.

Delisting and Deregistration of Meridian Common Stock (see page 72)

Upon completion of the merger, Meridian common stock currently listed on the NASDAQ will cease to be listed on the NASDAQ and will subsequently be deregistered under the Exchange Act.

Litigation Relating to the Merger (see page 72)

As of September 2, 2022, no lawsuits have been filed by Meridian shareholders in connection with the merger. However, lawsuits arising out of the merger may be filed in the future.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following are brief answers to certain questions that you, as a shareholder of Meridian, may have regarding the merger agreement, the merger, the special meeting and the proposals being considered at the special meeting. Meridian urges you to carefully read the remainder of this proxy statement and the full text of the merger agreement attached as Annex A to this proxy statement, because the information in this section does not provide all the information that might be important to you with respect to the merger agreement, the merger and the special meeting. Additional important information is also contained in the annexes to, and the documents incorporated by reference into, this proxy statement.

Q:	Why am I receiving these materials?

A:

The Meridian Board is furnishing this proxy statement and form of proxy card to the holders of shares of Meridian common stock in connection with the solicitation of proxies to be voted at the special meeting.

Q:	What is the purpose of the special meeting?

A:	At the special meeting, shareholders will consider and act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, namely:

•	the adoption of the merger agreement;

•	the approval of the compensation proposal; and

•	the approval of the adjournment proposal.

Q:	Where and when is the special meeting?

A:

The special meeting is scheduled to be held virtually via the Internet on October 10, 2022 at 10 a.m., Eastern Time. We believe that hosting a virtual meeting provides expanded access, improved communication and cost savings to our shareholders and Meridian, and aligns with our interests in the health and safety of our shareholders and employees during this time when COVID-19 remains a concern. As such, the special meeting will be held solely by means of remote communication rather than in person. You will be able to attend the special meeting online and to vote your shares electronically at the special meeting by visiting www.virtualshareholdermeeting.com/VIVO2022SM.

Q:	How does the Meridian Board recommend that I vote on the proposals?

A:	The Meridian Board unanimously recommends that you vote as follows:

•	“FOR” the adoption of the merger agreement;

•	“FOR” the approval of the compensation proposal; and

•	“FOR” the approval of the adjournment proposal.

Q:	What will happen in the merger?

A:

If the merger is completed, Merger Sub will merge with and into Meridian, whereupon the separate existence of Merger Sub will cease, and Meridian will be the surviving corporation and a direct wholly owned subsidiary of Columbus Holding. As a result of the merger, Meridian common stock will no longer be publicly traded, and you will no longer have any interest in Meridian’s future earnings or growth. In addition, Meridian common stock will be delisted from the NASDAQ and deregistered under the Exchange Act, and Meridian will no longer be required to file periodic reports with the SEC with respect to Meridian common stock, in each case in accordance with applicable law, rules and regulations.

Q:	Who will own Meridian after the merger?

A:

Immediately following the merger, Meridian will be a direct wholly owned subsidiary of Columbus Holding. We anticipate that SDB will own approximately 60% of Columbus Holding and SJL will control (directly or through its affiliate) a special purpose vehicle that will own approximately 40% of Columbus Holding.

Q:	What will I receive in the merger?

A:

Upon completion of the merger, you will be entitled to receive the merger consideration of $34.00 in cash, without interest, for each share of Meridian common stock that you own. For example, if you own 100 shares of Meridian common stock, you are entitled to receive $3,400.00 in cash in exchange for your shares of Meridian common stock, without interest.

Q:	What will I receive in the merger in exchange for my equity awards?

A:

Stock Options. Upon completion of the merger, each outstanding and unexercised option to purchase Meridian common stock granted under the Meridian stock plans, whether vested or unvested, will be converted into the right to receive an amount in cash equal to the product of (i) the total number of shares of Meridian common stock subject to such option and (ii) the excess, if any, of the merger consideration over the exercise price per share of Meridian common stock set forth in such option. Such cash payments will be made promptly (and no later than 10 business days) following the effective time.

Restricted Share Units. Upon completion of the merger, each outstanding Meridian restricted share unit granted under the Meridian stock plans will be converted into a right to receive the merger consideration in respect of a number of shares of Meridian common stock equal to the number of shares of Meridian common stock underlying the Meridian restricted share unit. Such cash payments will be made promptly (and no later than 10 business days) following the effective time; provided, however, that the cash payments in respect of four restricted share unit grants made in connection with Meridian’s acquisition of EUPROTEIN Inc. in April 2022 will not accelerate in connection with the merger and will be paid out in substantially equal installments in accordance with the remaining vesting schedule.

Performance Share Units. Upon completion of the merger, each outstanding Meridian performance share unit granted under the Meridian stock plans will be converted into a right to receive the merger consideration in respect of a number of shares of Meridian common stock equal to the number of shares of Meridian common stock determined as if the applicable performance goals had been achieved for the measurement period at the target level of performance. Such cash payments will be made promptly (and no later than 10 business days) following the effective time.

Q:	Am I entitled to dissenters’ rights instead of receiving the merger consideration?

A:

Under Ohio law, holders of record of Meridian common stock who do not vote in favor of the adoption of the merger agreement and who properly demand payment of fair cash value of their shares are entitled to certain dissenters’ rights pursuant to Sections 1701.84 and 1701.85 of the OGCL if the merger is completed. Shareholders holding Meridian common stock considering seeking payment of the fair cash value of their shares should be aware that the fair cash value of their shares as determined pursuant to Section 1701.85 of the OGCL could be more than, the same as, or less than the value of the consideration they would receive pursuant to the merger if they did not seek payment of fair cash value of their shares. To be entitled to such payment, a shareholder must, among other things, deliver to Meridian a written demand for payment of the fair cash value of the shares held by such shareholder with the information provided for in Section 1701.85(A)(4) of the OGCL before the vote to adopt the merger agreement is taken, not vote in favor of the adoption of the merger agreement and otherwise comply with Section 1701.85 of the OGCL. Failing to vote does not waive a dissenting shareholder’s dissenters’ rights. However, a proxy submitted but not marked to specify voting instructions will be voted in favor of the adoption of the merger agreement and will be deemed a waiver of dissenters’ rights. Failure to comply strictly with the procedures set forth in Sections 1701.84 and 1701.85 of the OGCL will result in the loss of dissenters’ rights. Please see the section entitled “Dissenters’ Rights” and the text of the Ohio dissenters’ rights statute, Sections 1701.84 and 1701.85 of the OGCL, which is reproduced in its entirety as Annex C to this proxy statement. You are encouraged to read these provisions carefully and in their entirety.

Q:	What vote is required to adopt the merger agreement?

A:

The proposal to adopt the merger agreement requires the affirmative vote of the holders of at least two-thirds of the total outstanding shares of Meridian common stock. A failure to vote your shares of Meridian common stock or an abstention from voting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Q:	What vote is required to approve the compensation proposal?

A:

Assuming a quorum of Meridian shareholders is present at the special meeting, approval of the compensation proposal requires the affirmative vote of a majority of votes cast on the compensation proposal at the special meeting. Assuming a quorum is present, if you fail to vote your shares of Meridian common stock or abstain from voting, it will have no effect on the compensation proposal.

Q:	What vote is required to approve the adjournment proposal?

A:

Whether or not a quorum of Meridian shareholders is present at the special meeting, approval of the adjournment proposal requires the affirmative vote of a majority of votes cast on the adjournment proposal at the special meeting. If you fail to vote your shares of Meridian common stock or abstain from voting, it will have no effect on the adjournment proposal whether or not a quorum is present.

Q:

Why am I being asked to consider and cast a non-binding advisory vote to approve the compensation that may be paid or become payable to Meridian’s named executive officers that is based on or otherwise relates to the merger?

A:

The SEC’s rules require Meridian to seek approval on a non-binding, advisory basis with respect to certain payments that will or may be made to Meridian’s named executive officers in connection with the merger and the transactions contemplated by the merger agreement. For additional information, see the section entitled “Advisory Vote on the Compensation Proposal (Proposal 2).”

Q:	What will happen if Meridian shareholders do not approve the compensation proposal?

A:

The vote to approve the compensation proposal is a vote separate and apart from the vote to adopt the merger agreement. Approval of the compensation proposal is not a condition to completion of the merger, and it is advisory in nature only, meaning that it will not be binding on Meridian. Accordingly, while the Meridian Board intends to consider the vote resulting from this proposal, if the merger is completed, then the compensation that is related to the merger will be payable to the extent that Meridian is contractually obligated to pay such compensation, regardless of the outcome of the advisory vote.

Q:	When do you expect the merger to be completed?

A:

In order to complete the merger, the following conditions to closing must be satisfied: (i) Meridian must obtain the shareholder approval for adoption of the merger agreement, as described in this proxy statement, (ii) Meridian must receive the required regulatory approvals specified in the merger agreement, (iii) the DOJ has not indicted Meridian or any of its subsidiaries on one or more felony criminal charges as result of the

DOJ Investigation, other than in connection with a negotiated resolution of the DOJ Investigation by Meridian in connection with the entry into or proposed entry into a deferred prosecution agreement, and neither Meridian nor any of its subsidiaries has been excluded from any Federal health care program (each of which events must continue to be ongoing for the failure of this condition to be asserted), and neither of these two events are reasonably likely to occur, and (iv) certain other closing conditions under the merger agreement must be satisfied or waived by the parties. The parties to the merger agreement currently expect to complete the merger in the fourth calendar quarter of 2022, although Meridian cannot assure completion by any particular date, if at all. Because the merger is subject to a number of conditions, the exact timing of the merger cannot be determined at this time.

Q:	Do you expect the merger to be taxable to Meridian shareholders?

A:

The exchange of Meridian common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes. You should read the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” and consult your tax adviser regarding the particular tax consequences of the merger to you, including any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Q:	Who is entitled to vote at the special meeting?

A:

The record date for the special meeting is September 2, 2022. Only common shareholders of record at the close of business on that date, or their duly appointed proxies, are entitled to attend virtually and vote at the special meeting or any adjournment or postponement thereof. Each share of Meridian common stock is entitled to one vote on all matters that come before the meeting.

Q:	Who may attend the special meeting?

A:

Common shareholders of record as of the close of business on September 2, 2022, or their duly appointed proxies, may attend the meeting. “Street name” holders (those whose shares are held through a broker, bank or other nominee) should obtain a specific control number from, and follow the instructions provided by, their broker, bank or other nominee.

We believe that hosting a virtual meeting provides expanded access, improved communication and cost savings to our shareholders and Meridian, and aligns with our interests in the health and safety of our shareholders and employees during this time when COVID-19 remains a concern. As such, the special meeting will be held solely by means of remote communication rather than in person. You will be able to attend the special meeting online and to vote your shares electronically at the special meeting by visiting www.virtualshareholdermeeting.com/VIVO2022SM.

Q:	Who is soliciting my vote?

A:

The Meridian Board is soliciting your proxy, and Meridian will bear the cost of soliciting proxies. Morrow Sodali LLC, which we refer to as “Morrow Sodali,” has been retained to assist with the solicitation of proxies. Morrow Sodali will be paid a fee of approximately $25,000 and will be reimbursed for its reasonable out-of-pocket expenses for these and other advisory services in connection with the special meeting. Solicitation initially will be made by mail and email. Forms of proxies and proxy materials may also be distributed through brokers, custodians, and other like parties to the beneficial owners of shares of Meridian common stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail or other electronic medium by Morrow Sodali or, without additional compensation, by Meridian, or certain of Meridian’s directors, officers and employees.

Q:	What do I need to do now?

A:

Carefully read and consider the information contained in and incorporated by reference into this proxy statement, including its annexes. Whether or not you expect to attend the special meeting virtually, please submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the special meeting. A failure to vote your shares of Meridian common stock or an abstention from voting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Q:	How do I vote if my shares are registered directly in my name?

A:	If you are a shareholder of record, there are four methods by which you may vote at the special meeting:

•	Internet: To vote over the internet, follow the instructions printed on your proxy card. If you vote over the internet, you do not have to mail in a proxy card.

•	Telephone: To vote by telephone, follow the instructions printed on your proxy card. If you vote by telephone, you do not have to mail in a proxy card.

•

Mail: To vote by mail, complete, sign and date a proxy card and return it promptly in the postage paid envelope provided. If you return your signed proxy card to us before the special meeting, we will vote your shares as you direct.

•	Virtually: To vote virtually, attend the special meeting by visiting www.virtualshareholdermeeting.com/VIVO2022SM.

Whether or not you plan to attend the meeting virtually, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote virtually if you have already voted by proxy. Please choose only one method to cast your vote by proxy. We encourage you to vote over the internet or by telephone, both of which are convenient, cost-effective and reliable alternatives to returning a proxy card by mail.

Q:	How do I vote if my shares are held in the name of my broker (street name)?

A:

If your shares are held by your broker, bank or other nominee, often referred to as held in “street name,” you will receive a voting instruction form from your broker, bank or other nominee seeking instruction as to how your shares should be voted. You should contact your broker, bank or other nominee with questions about how to provide or revoke your instructions.

Q:	Can I change my vote after I submit my proxy?

A:

Yes. You can change or revoke your proxy at any time before the final vote at the special meeting. If you are the record holder of your shares, you may change or revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy bearing a later date, whether over the internet, by telephone or by mail, at any time before your proxy is exercised at the special meeting;

•

You may send a written notice that you are revoking your proxy to Meridian’s Vice President, Investor Relations at mbi@meridianbioscience.com or 3471 River Hills Dr. Cincinnati, Ohio 45244 provided such written notice is received before your proxy is exercised at the special meeting; or

•	You may attend the special meeting and revoke your proxy and vote virtually. Simply attending the special meeting virtually will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you will have to follow the instructions provided by your broker or bank to change or revoke your proxy.

If you have questions about how to vote or change your vote, you should contact our proxy solicitor:

509 Madison Avenue

New York, NY 10022

Email: VIVO@info.morrowsodali.com

Call toll-free at (800) 662-5200 (in North America)

or +1 (203) 658-9400 (outside of North America)

Q:	If the merger is completed, how do I obtain the per share merger consideration for my shares of Meridian common stock?

A:

Following the completion of the merger, your shares of common stock will automatically be converted into the right to receive your portion of the per share merger consideration. After the merger is completed, you will receive a letter of transmittal and related materials from the paying agent for the merger with detailed written instructions for exchanging your shares of common stock evidenced by stock certificates or book-entry shares for the per share merger consideration. If your shares of common stock are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares in exchange for the per share merger consideration.

Q:	Should I send in my stock certificates or other evidence of ownership now?

A:

No. You should not return your stock certificates or send in other documents evidencing ownership of common stock now or with your proxy card. If the merger is completed, the paying agent for the merger will send you a letter of transmittal and related materials and instructions for exchanging your shares of common stock for the per share merger consideration.

Q:	How many shares must be present to constitute a quorum for the special meeting?

A:

The presence at the special meeting, virtually or by proxy, of a majority of the shares of Meridian common stock issued and outstanding and entitled to vote on the record date will constitute a quorum. There must be a quorum for business to be conducted at the special meeting. Failure of a quorum to be present at the special meeting will necessitate an adjournment or postponement and will subject Meridian to additional expense.

Q:	What if I abstain from voting?

A:

If you attend the special meeting or send in your signed proxy card, but abstain from voting on any proposal, your shares will still be counted for purposes of determining whether a quorum exists. Abstentions and a failure to vote your shares of Meridian common stock (including the failure of a record owner to execute and return a proxy card and the failure of a beneficial owner of shares held in “street name” by a broker to give voting instructions to the broker) will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. However, if you fail to vote your shares of Meridian common stock or abstain from voting, it will have no effect on the outcome of the compensation proposal (assuming a quorum is present at the special meeting) or the adjournment proposal (whether or not a quorum is present at the special meeting). For shares of Meridian common stock held in “street name,” only shares of Meridian common stock affirmatively voted “FOR” the proposal to adopt the merger agreement will be counted as a vote in favor of such proposal.

Q:	Will my shares be voted if I do not sign and return my proxy card or vote by telephone, over the internet or virtually?

A:

If you are a registered shareholder and you do not sign and return your proxy card or vote by telephone, over the internet or virtually, your shares will not be voted at the special meeting and will not be counted for purposes of determining whether a quorum exists.

If your shares are held in street name and you do not issue instructions to your broker, your broker may vote your shares at its discretion on routine matters, but may not vote your shares on non-routine matters. Under applicable stock exchange rules, all of the proposals in this proxy statement are non-routine matters. Accordingly, if your shares are held in “street name” and you do not issue instructions to your broker, your shares will not be voted at the special meeting and will not be counted for purposes of determining whether a quorum exists.

You will have the right to receive the merger consideration if the merger is adopted by the Meridian shareholders and subsequently completed even if your shares are not voted at the special meeting.

Q:	What is a broker non-vote?

A:

Broker non-votes are shares held by brokers that are present virtually or by proxy at the special meeting, but with respect to which the broker is not instructed by the beneficial owner of such shares how to vote on a particular proposal and the broker does not have discretionary voting power on such proposal. Because brokers do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement, if a beneficial owner of shares of Meridian common stock held in “street name” does not give voting instructions to the broker, then those shares will not be present virtually or by proxy at the special meeting. Consequently, it is not expected that there will be any broker non-votes present at the special meeting. Broker non-votes, if any, will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement and will have no effect on the adjournment proposal or, assuming a quorum is present at the special meeting, the compensation proposal. For shares of Meridian common stock held in “street name,” only shares of common stock affirmatively voted “FOR” the proposal to adopt the merger agreement will be counted as a vote in favor of such proposal.

Q:	Will my shares held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?

A:

No. Because any shares you may hold in “street name” will be deemed to be held by a different shareholder than any shares you hold of record, any shares so held will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity. Shares held in an individual retirement account must be voted under the rules governing the account. Please vote each and every proxy you receive to ensure all your accounts are voted.

Q:	What does it mean if I receive more than one set of proxy materials?

A:

This means you own shares of Meridian common stock that are registered under different names or are in more than one account. For example, you may own some shares directly as a shareholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must vote, sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards that you receive in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope. If you submit your proxy by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q:	Can I participate if I am unable to attend the special meeting?

A:	If you are unable to attend the special meeting virtually, we encourage you to send in your proxy card or to vote by telephone or over the internet.

Q:	Where can I find the voting results of the special meeting?

A:

Meridian intends to announce preliminary voting results at the special meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the special meeting. All reports that Meridian files with the SEC are publicly available when filed.

Q:	What happens if the merger is not completed?

A:

If the merger agreement is not adopted by the Meridian shareholders or if the merger is not completed for any other reason, Meridian shareholders will not receive any payment for their shares of Meridian common stock in connection with the merger. Instead, Meridian will remain an independent public company and shares of Meridian common stock will continue to be listed and traded on the NASDAQ. The merger agreement provides that, upon termination of the merger agreement under certain circumstances, Meridian may be required to pay to Columbus Holding the termination fee. See the section entitled “The Merger Agreement—Termination Fee Payable by Meridian” for a discussion of the circumstances under which such a termination fee may be required to be paid.

Q:	How can I obtain additional information about Meridian?

A:

Meridian will provide copies of this proxy statement, documents incorporated by reference and its 2021 Annual Report to Shareholders, including its Annual Report on Form 10-K for the fiscal year ended September 30, 2021, without charge to any shareholder who makes a written request to Meridian’s Vice President, Investor Relations at mbi@meridianbioscience.com or 3471 River Hills Drive, Cincinnati, Ohio 45244. Meridian’s Annual Report on Form 10-K and other SEC filings may also be accessed at www.sec.gov or on Meridian’s Investor Relations website at investor.meridianbioscience.com. Meridian’s website address is provided as an inactive textual reference only. The information provided on or accessible through our website is not part of this proxy statement and is not incorporated in this proxy statement by this or any other reference to our website provided in this proxy statement.

Q:	How many copies of this proxy statement and related voting materials should I receive if I share an address with another shareholder?

A:

The SEC’s proxy rules permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. Meridian and some brokers may be householding our proxy materials by delivering a single set of proxy materials to multiple shareholders who request a copy and share an address, unless contrary instructions have been received from the affected shareholders. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker if your shares are held in a brokerage account or Meridian if you are a shareholder of record by sending a written request to Meridian’s Vice President, Investor Relations at mbi@meridianbioscience.com or 3471 River Hills Drive, Cincinnati, Ohio 45244, or by calling (513) 271-3700. In addition, Meridian will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the proxy statement.

Q:	Who should I contact if I have any questions?

A:

If you have questions about the merger or the other matters to be voted on at the special meeting or desire additional copies of this proxy statement or additional proxy cards or otherwise need assistance voting, you should contact:

509 Madison Avenue

New York, NY 10022

Email: VIVO@info.morrowsodali.com

Call toll-free at (800) 662-5200 (in North America)

or +1 (203) 658-9400 (outside of North America)

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement and any document to which Meridian refers in this proxy statement contains “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. Forward-looking statements can be identified by words such as “may,” “will,” “likely,” “should,” “expect,” “anticipate,” “future,” “plan,” “believe,” “intend,” “goal,” “seek,” “estimate,” “project,” “continue,” and variations of such words and similar expressions. Statements that are not historical facts are forward-looking statements. For example, forward-looking statements in this proxy statement include, without limitation: statements about the potential benefits of the merger, anticipated growth rates, Meridian’s plans, objectives, expectations, and the anticipated timing of the completion of the merger. Forward-looking statements are based on current beliefs and assumptions that are subject to known and unknown risks and uncertainties. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation:

1.	Economic or other conditions in the markets in which Meridian operates, including those as a result of the COVID-19 pandemic or the Russia-Ukraine conflict;

2.	The timing, receipt and terms and conditions of any required governmental and regulatory approvals of the merger that could reduce anticipated benefits or cause the parties to abandon the merger;

3.

The occurrence of any event, change or other circumstances that could give rise to a termination of the merger agreement, including the possibility that Meridian’s shareholders may not adopt the merger agreement, the occurrence of a specified outcome of Meridian’s current investigation by the United States Department of Justice, or the receipt of certain injunctions or orders making the completion of the merger illegal;

4.	The risk that the parties to the merger agreement may not be able to satisfy the conditions to the completion of the merger in a timely manner or at all;

5.	Risks related to distraction of Meridian’s management time from ongoing business operations due to the transactions contemplated by the merger agreement;

6.	The risk that any announcements relating to the merger could have adverse effects on the market price of Meridian’s common stock;

7.	The risk of any unexpected costs or expenses resulting from the proposed transaction or the delay thereof;

8.	The risk of litigation and/or regulatory actions related to the merger or unfavorable results from litigation and proceedings that could arise in connection with merger;

9.	The risk that Meridian may be adversely affected by other economic, business, or competitive factors;

10.

The effect of the announcement of the transaction on the ability of Meridian to retain and hire key personnel and maintain relationships with customers, suppliers and others with whom Meridian does business, or on Meridian’s operating results and business generally;

11.	Information technology system failures, data security breaches, data privacy compliance, network disruptions, and cybersecurity, malware or ransomware attacks;

12.	Significant transaction costs related to the merger; and

13.	Liquidity challenges.

Additional factors that may affect the future results of Meridian are set forth in its filings with the SEC, including Meridian’s most recently filed Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, including the information contained under the caption “Risk Factors,” and information in the consolidated financial statements and notes thereto, as well as Current Reports on Form 8-K and other filings with the SEC. The risks and uncertainties described above are not exclusive and further information concerning Meridian and its businesses, including factors that potentially could materially affect its businesses, financial condition or operating results, may emerge from time to time. Should one or more of these or other known or unknown risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by the forward-looking statements included in this proxy statement or any document to which Meridian refers in this proxy statement. Therefore, you should not place undue reliance on any of these forward-looking statements. The forward-looking statements in this proxy statement speak only as of the date of this proxy statement. Except as required by law, Meridian assumes no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

PARTIES TO THE MERGER

Meridian Bioscience, Inc.

3471 River Hills Drive

Cincinnati, OH 45244

Telephone No.: (513) 271-3700

Meridian, an Ohio corporation, is a fully integrated life science company with principal businesses in: (i) the development, manufacture, sale and distribution of diagnostic testing systems and kits, primarily for certain gastrointestinal and respiratory infectious diseases, and elevated blood lead levels; and (ii) the manufacture and distribution of bulk antigens, antibodies, immunoassay blocking reagents, specialized Polymerase Chain Reaction master mixes, and bioresearch reagents used by other diagnostic test manufacturers and researchers in immunological and molecular tests for human, animal, plant and environmental applications.

SD Biosensor, Inc.

Giheun ICT-Valley A-dong

58 Giheung-ro, Giheung-gu

Yongin, 16976, Korea

Telephone No.: +82-31-300-0400

SDB, a corporation organized under the laws of the Republic of Korea and publicly listed on the Korea Exchange, is a global in-vitro diagnostics company that contributes to improving quality of life by diagnosing diseases quickly and accurately. SDB is a total solutions provider in the in vitro diagnostics industry, developing and researching innovative diagnostic platforms while providing many kinds of diagnostic products to 126 countries around the world through 517 designated dealers. SDB has World Health Organization, International Organization for Standardization and Korea Good Manufacturing Practice approved top-tier production capacity in Korea, with additional manufacturing facilities in India, Indonesia and Brazil.

Columbus Holding Company

c/o SJL Partners, LLC

26F Seoul Finance Center

136 Sejong-daero, Jung-gu

Seoul, 04520, Korea

Telephone No.: +82-2-6911-9701

Columbus Holding, a Delaware corporation, was formed on June 30, 2022, solely for the purpose of engaging in the transactions contemplated by the merger agreement and has not engaged in any business activities other than as incidental to its formation and in connection with the transactions contemplated by the merger agreement and arranging of equity financing and the debt financing in connection with the merger.

Madeira Acquisition Corp.

c/o SJL Partners, LLC

26F Seoul Finance Center

136 Sejong-daero, Jung-gu

Seoul, 04520, Korea

Telephone No.: +82-2-6911-9701

Merger Sub, an Ohio Corporation, is a wholly owned subsidiary of Columbus Holding and was formed on July 1, 2022, solely for the purpose of engaging in the transactions contemplated by the merger agreement. Merger Sub has not engaged in any business activities other than as incidental to its formation and in connection with the transactions contemplated by the merger agreement and arranging of the equity financing and the debt financing in connection with the merger. Pursuant to the terms of the merger agreement, at the effective time, Merger Sub will be merged with and into Meridian, with Meridian surviving the merger as a direct wholly owned subsidiary of Columbus Holding.

THE SPECIAL MEETING

This proxy statement is being provided to the shareholders of Meridian as part of a solicitation of proxies by the Meridian Board for use at the special meeting to be held at the time and place specified below, and at any properly convened meeting following an adjournment or postponement thereof. This proxy statement provides shareholders of Meridian with the information they need to know to be able to vote or instruct their vote to be cast at the special meeting.

Date, Time and Place

The special meeting is scheduled to be held virtually via the Internet on October 10, 2022 at 10 a.m., Eastern Time.

We believe that hosting a virtual meeting provides expanded access, improved communication and cost savings to our shareholders and Meridian, and aligns with our interests in the health and safety of our shareholders and employees during this time when COVID-19 remains a concern. You will be able to attend the special meeting online, vote your shares electronically and submit your questions during the special meeting by visiting www.virtualshareholdermeeting.com/VIVO2022SM. There will not be a physical meeting location and you will not be able to attend the special meeting in person. We encourage you to access the special meeting prior to the start time leaving ample time for check in.

Purpose of the Special Meeting

At the special meeting, Meridian shareholders will be asked to consider and vote on the following proposals:

•	to adopt the merger agreement, which is further described in the sections entitled “The Merger (Proposal 1)” and “The Merger Agreement” of this proxy statement;

•

to approve on an advisory (non-binding) basis the compensation proposal, which is discussed under the section entitled “The Merger (Proposal 1)—Interests of Meridian’s Directors and Executive Officers in the Merger” of this proxy statement; and

•	to approve the adjournment proposal.

Meridian shareholders must adopt the merger agreement for the merger to occur. If Meridian shareholders fail to adopt the merger agreement, the merger will not occur, and the Meridian shareholders will not receive any payment for their shares of Meridian common stock in connection with the merger.

Meridian does not expect a vote to be taken on any other matters at the special meeting or any adjournment or postponement thereof. If any other matters are properly presented at the special meeting or any adjournment or postponement thereof for consideration, however, the holders of the proxies will have discretion to vote on these matters in accordance with their best judgment.

Recommendation of the Meridian Board of Directors

After careful consideration, the Meridian board unanimously: (i) determined that the terms of the merger agreement and the merger are fair to and in the best interests of Meridian and its shareholders; (ii) approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement; (iii) approved the execution and delivery of the merger agreement by Meridian; (iv) directed that the merger agreement be submitted to the Meridian shareholders for adoption; and (v) recommended that Meridian shareholders adopt the merger agreement. Certain factors considered by the Meridian Board in reaching its decision to adopt the merger agreement can be found in the section entitled “The Merger (Proposal 1)—Reasons for the Merger” of this proxy statement.

The Meridian Board unanimously recommends that the shareholders vote: (1) “FOR” the adoption of the merger agreement; (2) “FOR” the compensation proposal; and (3) “FOR” the adjournment proposal.

Record Date; Shareholders Entitled to Vote

Only holders of record of Meridian common stock at the close of business on September 2, 2022, the record date for the special meeting, will be entitled to notice of, and to vote at, the special meeting or any adjournments or postponements of the special meeting. At the close of business on the record date, 43,747,969 shares of Meridian common stock were issued and outstanding.

Holders of record of Meridian common stock are entitled to one vote for each share of Meridian common stock they own at the close of business on the record date.

Shares Held by Meridian’s Directors and Executive Officers

As of the record date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 832,849 shares of our common stock, representing approximately 1.88 percent of the shares of our common stock outstanding as of the record date. Meridian has not been informed that any of our directors and executive officers intend to vote any of their shares of our common stock other than: (1) “FOR” the adoption of the merger agreement; (2) “FOR” the compensation proposal; and (3) “FOR” the adjournment proposal.

For additional information regarding beneficial ownership of common stock, see the section of this proxy statement captioned “Security Ownership of Certain Beneficial Owners and Management.”

Quorum

The presence at the special meeting, virtually or by proxy, of the holders of a majority of the shares of Meridian common stock issued and outstanding will constitute a quorum. Any shares of Meridian common stock held by Meridian or by any of its subsidiaries are not considered to be outstanding for purposes of determining a quorum. There must be a quorum for business to be conducted at the special meeting; provided that Meridian shareholders present in person or by proxy, whether or not a quorum is present, may adjourn the meeting without notice, other than by announcement at the meeting. Failure of a quorum to be represented at the special meeting will necessitate an adjournment or postponement and will subject Meridian to additional expense. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established. If you submit a properly executed proxy card, even if you abstain from voting, your shares will be counted for purposes of calculating whether a quorum is present at the special meeting.

Required Vote

The proposal to adopt the merger agreement requires the affirmative vote of the holders of two-thirds of the issued and outstanding shares of Meridian common stock. Approval of each of the adjournment proposal and the compensation proposal requires the affirmative vote of a majority of votes cast on such proposal at the special meeting.

Abstentions

An abstention occurs when a shareholder of record attends a meeting, virtually or by proxy, but abstains from voting. At the special meeting, abstentions will be counted in determining whether a quorum is present. Abstentions and a failure to vote your shares of Meridian common stock (including the failure of a record owner to execute and return a proxy card and the failure of a beneficial owner of shares held in “street name” by a broker to give voting instructions to the broker) will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. However, abstentions or a failure to vote your Meridian common stock will have no effect on the outcome of the compensation proposal (assuming a quorum is present at the special meeting) or the adjournment proposal (whether or not a quorum is present at the special meeting). For shares of Meridian common stock held in “street name,” only shares of common stock affirmatively voted “FOR” the proposal to adopt the merger agreement will be counted as a vote in favor of such proposal.

If no instruction as to how to vote is given (including an instruction to abstain) in an executed, duly returned and not revoked proxy, the proxy will be voted: (i) FOR adoption of the merger agreement; (ii) FOR approval of the compensation proposal; and (iii) FOR approval of the adjournment proposal.

Broker Non-Votes

Broker non-votes are shares held by brokers that are present virtually or by proxy at the special meeting, but with respect to which the broker is not instructed by the beneficial owner of such shares how to vote on a particular proposal and the broker does not have discretionary voting power on such proposal. Meridian does not expect any broker non-votes at the special meeting because the rules applicable to banks, brokers and other nominees only provide them with discretionary authority to vote on proposals that are considered routine, whereas each of the proposals to be presented at the special meeting is considered non-routine. As a result, no bank, broker or other nominee will be permitted to vote your shares of Meridian common stock at the special meeting without receiving instructions. Failure to instruct your bank, broker or other nominee on how to vote your shares will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement and will have no effect on the adjournment proposal or, assuming a quorum is present, the compensation proposal. For shares of Meridian common stock held in “street name,” only shares of common stock affirmatively voted “FOR” the proposal to adopt the merger agreement will be counted as a vote in favor of such proposal.

Failure to Vote

If you are a registered shareholder and you do not sign and return your proxy card or vote by telephone, over the internet or virtually, your shares will not be voted at the special meeting and will not be counted for purposes of determining whether a quorum exists. A failure to vote your shares of Meridian common stock (including the failure of a record owner to execute and return a proxy card and the failure of a beneficial owner of shares held in “street name” by a broker to give voting instructions to the broker) will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement and will have no effect on the compensation proposal (assuming a quorum is present at the special meeting) or the adjournment proposal (whether or not a quorum is present at the special meeting).

Voting at the Special Meeting

The virtual special meeting will be held on October 10, 2022, at 10 a.m. Eastern Time at www.virtualshareholdermeeting.com/VIVO2022SM (unless the special meeting is adjourned or postponed). To vote during the special meeting, you must enter the 16-digit control number included in your proxy card or voting instruction form. Online access to the special meeting will open approximately 15 minutes prior to the start of the special meeting. If you encounter any difficulties accessing the virtual special meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual special meeting log-in page. Technical support will be available starting 15 minutes prior to the special meeting. If you have questions about your control number, please contact the bank, broker or other organization that holds your shares. Please note that if your shares of Meridian common stock are held by a broker, bank or other nominee, and you wish to vote at the special meeting and did not obtain a control number, you must contact your bank, broker or other nominee to obtain a control number to vote your shares by ballot at the special meeting.

You may also authorize the persons named as proxies on the proxy card to vote your shares by returning the proxy card by mail, through the internet, or by telephone. Although Meridian offers four different voting methods, Meridian encourages you to vote over the internet or by phone as Meridian believes they are the most cost-effective methods. We also recommend that you vote as soon as possible, even if you are planning to attend the special meeting, so that the vote count will not be delayed. Both the internet and the telephone provide convenient, cost-effective alternatives to returning your proxy card by mail. If you choose to vote your shares over the internet or by telephone, there is no need for you to mail back your proxy card.

To Vote Over the Internet:

Vote at www.proxyvote.com in advance of the special meeting. The Internet voting system is available 24 hours a day until 11:59 p.m. Eastern Time on October 9, 2022. Once you enter the Internet voting system, you can record and confirm (or change) your voting instructions. If you have any questions about www.proxyvote.com, please contact the bank, broker, or other organization that holds your shares. If you vote over the internet, you do not have to mail in a proxy card.

To Vote By Telephone:

Use the telephone number shown on your proxy card. The telephone voting system is available 24 hours a day in the United States until 11:59 p.m. Eastern Time on October 9, 2022. Once you enter the telephone voting system, a series of prompts will tell you how to record and confirm (or change) your voting instructions. If you vote by telephone, you do not have to mail in a proxy card.

To Vote By Proxy Card:

If you received a proxy card, mark your voting instructions on the card, complete and sign the proxy card and mail it to the address indicated on the proxy card.

If you sign and return your signed proxy card without indicating how you want your shares of Meridian common stock to be voted with regard to a particular proposal, or if you indicate that you wish to vote in favor of the proposal to adopt the merger agreement but do not indicate a choice on the compensation proposal or adjournment proposal, your shares of Meridian common stock will be voted in favor of each such proposal. Proxy cards that are returned without a signature will not be counted as present at the special meeting and cannot be voted.

If your shares are held in “street name” through your broker, bank or other nominee, you will receive a form from your broker, bank or other nominee seeking instruction as to how your shares should be voted. You should contact your broker, bank or other nominee with questions about how to provide or revoke your instructions. If such a service is provided, you may vote over the Internet or telephone through your bank, broker or other nominee by following the instructions on the voting form provided by your bank, broker or other nominee.

Revocation of Proxies

Any proxy given by a Meridian shareholder may be revoked at any time before it is voted at the special meeting by doing any of the following:

•

if a proxy was submitted by telephone or through the Internet, by submitting another proxy by telephone or through the Internet, in accordance with the instructions detailed in the section of this proxy statement captioned “The Special Meeting—Voting at the Special Meeting” at any time before your proxy is exercised at the special meeting;

•

by delivering a signed written notice of revocation bearing a date later than the date of the proxy to Meridian’s Vice President, Investor Relations at 3471 River Hills Dr., Cincinnati, Ohio 45244, stating that the proxy is revoked, provided such written notice is received before your proxy is exercised at the special meeting;

•	by submitting a later-dated proxy card relating to the same shares of Meridian common stock; or

•	by attending the special meeting and voting virtually (your attendance at the special meeting virtually will not, by itself, revoke your proxy; you must vote virtually at the special meeting).

“Street name” holders of Meridian common stock should contact their bank, broker, trust or other nominee to obtain instructions as to how to revoke or change their proxies.

Any adjournment, postponement or other delay of the special meeting, including for the purpose of soliciting additional proxies, will allow shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned, postponed or delayed.

Shares Held in Name of Broker

If your shares are held by your broker, bank or other nominee, often referred to as held in “street name,” you will receive a form from your broker, bank or other nominee seeking instruction as to how your shares should be voted. You should contact your broker, bank or other nominee with questions about how to provide or revoke your instructions.

Solicitation of Proxies

The Meridian Board is soliciting your proxy, and Meridian will bear the cost of soliciting proxies. Morrow Sodali has been retained to assist with the solicitation of proxies. Morrow Sodali will be paid a fee of approximately $25,000 and will be reimbursed for its reasonable out-of-pocket expenses for these and other advisory services in connection with the special meeting. Solicitation initially will be made by mail and email. Forms of proxies and proxy materials may also be distributed through brokers, custodians and other like parties to the beneficial owners of shares of Meridian common stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by Morrow Sodali or, without additional compensation, by Meridian or Meridian’s directors, officers and employees.

Adjournment

In addition to the proposal to adopt the merger agreement, Meridian shareholders are also being asked to approve a proposal that will give the Meridian Board authority to adjourn the special meeting for the purpose of soliciting additional proxies in favor of the proposal to adopt the merger agreement if there are not sufficient votes at the time of the special meeting to adopt the merger agreement. If this proposal is approved, the special meeting could be adjourned by the Meridian Board. In addition, the Meridian Board could postpone the meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons. If the special meeting is adjourned for the purpose of soliciting additional proxies, shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the proposal to adopt the merger agreement but do not indicate a choice on the adjournment proposal, your shares will be voted in favor of the adjournment proposal.

Other Matters

At this time, we know of no other matters to be voted on at the special meeting. If any other matters properly come before the special meeting, your shares of Meridian common stock will be voted in accordance with the discretion of the appointed proxy holders.

Other Information

You should not return your stock certificate or send documents representing Meridian common stock with the proxy card. If the merger is completed, the paying agent for the merger will send you a letter of transmittal and instructions for exchanging your shares of Meridian common stock for the merger consideration.

Questions and Additional Information

If you have any questions concerning the merger, the special meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of Meridian common stock, please contact our proxy solicitor:

509 Madison Avenue

New York, NY 10022

Email: VIVO@info.morrowsodali.com

Call toll-free at (800) 662-5200 (in North America)

or +1 (203) 658-9400 (outside of North America)

THE MERGER (PROPOSAL 1)

The discussion of the merger agreement and the merger in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and incorporated by reference into this proxy statement.

Effects of the Merger

Pursuant to the terms of the merger agreement, at the effective time, Merger Sub will be merged with and into Meridian, with Meridian surviving the merger as a direct wholly owned subsidiary of Columbus Holding.

Upon the terms and subject to the conditions of the merger agreement, at the effective time, each share of Meridian common stock issued and outstanding immediately prior to the effective time (other than excluded shares and dissenting shares) will be converted into the right to receive cash without interest in the amount of $34.00, subject to any required tax withholding. At the effective time, all of the shares of Meridian common stock will cease to be outstanding, will be cancelled and will cease to exist, and each certificate or book entry formerly representing any of the shares of Meridian common stock (other than excluded shares and dissenting shares) will thereafter represent only the right to receive the per share merger consideration of $34.00 for each such share upon surrender of either a stock certificate formerly representing such share or a book-entry share in the manner provided in the merger agreement.

Each excluded share will no longer be outstanding, will be cancelled and will cease to exist and no payment or other consideration will be made with respect to such shares.

Each share of common stock, without par value per share, of Merger Sub issued and outstanding immediately before the effective time will thereafter represent one validly issued, fully paid and nonassessable share of common stock, without par value per share, of the surviving company in the merger and, thereafter, will constitute the only outstanding shares of capital stock of the surviving company in the merger.

Upon completion of the merger, each outstanding and unexercised option to purchase Meridian common stock granted under the Meridian stock plans, whether vested or unvested, will be converted into the right to receive an amount in cash equal to the product of (i) the total number of shares of Meridian common stock subject to such option and (ii) the excess, if any, of the merger consideration over the exercise price per share of Meridian common stock set forth in such option. Such cash payments will be made promptly (and no later than 10 business days) following the effective time.

Upon completion of the merger, each outstanding Meridian restricted share unit granted under the Meridian stock plans will be converted into a right to receive the merger consideration in respect of a number of shares of Meridian common stock equal to the number of shares of Meridian common stock underlying such Meridian restricted share unit. Such cash payments will be made promptly (and no later than 10 business days) following the effective time; provided, however, that the cash payments in respect of four restricted share unit grants made in connection with Meridian’s acquisition of EUPROTEIN Inc. in April 2022 will not accelerate in connection with the merger and will be paid out in substantially equal installments in accordance with the remaining vesting schedule.

Upon completion of the merger, each outstanding Meridian performance share unit granted under the Meridian stock plans will be converted into a right to receive the merger consideration in respect of a number of shares of Meridian common stock equal to the number of shares of Meridian common stock determined as if the applicable performance goals had been achieved for the measurement period at the target level of performance. Such cash payments will be made promptly (and no later than 10 business days) following the effective time.

Effects on Meridian if the Merger Is Not Completed

If the merger agreement is not adopted by the Meridian shareholders or if the merger is not completed for any other reason, Meridian shareholders will not receive any payment for their shares in connection with the merger. Instead, Meridian will remain an independent public company. In addition, if the merger is not completed, Meridian expects that management will operate Meridian’s business in a manner similar to that in which it is being operated today and that Meridian shareholders will continue to be subject to the same risks and opportunities to which they are currently subject, including, without limitation, risks related to the competitive industry in which Meridian operates and adverse economic conditions.

Furthermore, if the merger is not completed, and depending on the circumstances that would have caused the merger not to be completed, it is likely that the price of Meridian common stock will decline significantly. If that were to occur, it is uncertain when, if ever, the price of Meridian common stock would return to the price at which it trades as of the date of this proxy statement.

Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of Meridian common stock. If the merger is not completed, the Meridian Board will continue to evaluate and review Meridian’s business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the merger agreement is not adopted by the Meridian shareholders or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to Meridian will be offered or that Meridian’s business, prospects or results of operation will not be adversely impacted.

In addition, if the merger agreement is terminated, under specified circumstances, Meridian may be required to pay Columbus Holding a termination fee in an amount equal to $45,960,000. See “The Merger Agreement—Termination Fee Payable by Meridian” for details.

Background of the Merger

As part of its ongoing evaluation of Meridian’s long-term strategic plans and goals, the Meridian Board and Meridian’s senior management periodically review and assess Meridian’s business, operations and financial performance, as well as the general state of the industries Meridian operates in, as they may affect those plans and goals. Such review and assessment has included, among other things, the consideration of potential opportunities for mergers, acquisitions and other business combinations, and other financial and strategic alternatives, some of which were proposed to Meridian from time to time by third parties on an unsolicited basis. In late 2019, Meridian began to consider the acquisition of Exalenz Bioscience Ltd. (which was announced on February 19, 2020) and the Meridian Board began to monitor whether Meridian could become subject to unsolicited takeover attempts or activist trading as a result of a decline in its stock price during 2019. In order to assist with the review and assessment of potential strategic and business alternatives, including the Exalenz acquisition, and evaluation of Meridian’s market trading, and their financial implications, Meridian engaged Rothschild & Co as Meridian’s financial advisor. On December 2, 2019, Meridian and Rothschild & Co entered into a letter agreement governing such engagement. The Meridian Board selected Rothschild & Co to serve as Meridian’s financial advisor due to, among other things, Rothschild & Co’s extensive experience in Meridian’s industry and its familiarity with Meridian’s business, together with the business of other strategic companies and financial sponsors that could be interested in acquiring Meridian.

Between December 2019 and April 2021, various financial sponsors periodically reached out to Meridian’s management and expressed interest in various business collaborations or potential strategic transactions with Meridian. In a number of those outreaches, the financial sponsors asked to partner with Meridian to acquire other companies or businesses.

In early April 2021, “Party A,” a financial sponsor with whom Meridian’s management had periodically had informal contacts during the previous months, reached out to Meridian’s management to discuss its interest in acquiring Meridian’s diagnostics business.

On April 26 and April 27, 2021, the Meridian Board held a meeting, during which members of Meridian’s management, representatives of Rothschild & Co and representatives of Keating Muething & Klekamp PLL, which we refer to as “KMK,” Meridian’s long-standing outside corporate legal counsel, were present. At the meeting, representatives from Rothschild & Co reviewed the outreach from Party A, the strategic transaction proposed by Party A involving a sale of Meridian’s diagnostics business, and a preliminary financial analysis. The Meridian Board also discussed then existing market dynamics and the increase in value attributed to companies in the life science sector, including as a result of the COVID-19 pandemic. Although the Meridian Board expressed the view that Meridian was not for sale at that time and that the Meridian Board was optimistic about Meridian’s standalone strategy and its prospects in the near and long-term, consistent with the exercise of its business judgement and fiduciary duties, the Meridian Board determined that if it were presented with a proposal that it believed was in the best interests of Meridian and its shareholders, which would likely need to provide for an acquisition of the entire company, then the Meridian Board would consider such an offer. To that effect, the Meridian Board instructed Meridian’s management to work with Rothschild & Co to perform a market check involving Party A and identified other financial sponsors to inquire whether they would have an interest in acquiring Meridian and, if so, to obtain an indication of the purchase price and other terms such parties would offer. We refer to this process as the “2021 market check.” Meridian refrained from including strategic operating companies in the 2021 market check at that time, because, up to that time, Meridian had only been contacted by financial sponsors and had not had any interactions with strategic companies that had expressed any interest in a potential acquisition of the company or other potential strategic transactions. In addition, the Meridian Board believed that strategic parties would not be interested in an acquisition of the whole company, including because of the disparate nature of the diagnostics and life science business.

Accordingly, in June 2021 and the following weeks, representatives of Rothschild & Co reached out to five other financial sponsors to inquire whether they would have an interest in exploring a potential strategic transaction with Meridian. Mr. Jack Kenny, Meridian’s Chief Executive Officer, and other members of Meridian’s senior management had introductory meetings with representatives of four of those financial sponsors and with representatives of Party A. In each of those meetings, Mr. Kenny and the other members of Meridian’s senior management provided a high-level overview of Meridian’s businesses based on publicly available information.

On July 28, 2021, representatives of Rothschild & Co had a call with Party A. Party A indicated that it may be interested in an acquisition of all of Meridian, rather than just its diagnostic business, but that to do so it would propose to partner with another financial sponsor, Party B. Following the introductory meetings, Meridian’s management, prepared a management presentation and financial projections for Meridian. Party A, Party B and “Party C,” another financial sponsor contacted during the 2021 market check, entered into confidentiality agreements with Meridian, and in August 2021, Meridian provided the management presentations and the financial projections to those three parties. Afterwards, Meridian’s management held additional meetings with those parties to provide additional information regarding Meridian’s businesses.

On September 14, 2021, Party C submitted a non-binding indicative proposal to acquire Meridian for $26.00 per share in cash. On September 14, 2021, Meridian’s closing stock price was $19.60 per share. The other parties contacted in the 2021 market check, including Party A and Party B, ultimately declined to submit any proposals for the acquisition of Meridian.

On September 16, 2021, the Meridian Board held a meeting, during which members of Meridian’s management and representatives of Rothschild & Co and KMK were present. At this meeting, the Meridian Board reviewed and discussed with Meridian’s management, and the representatives from Rothschild & Co and KMK the indicative proposal submitted by Party C and the broader outcome of the 2021 market check, including the fact that no other party had provided a proposal to acquire Meridian, and Meridian’s current strategy, plan and prospects as a standalone company. Following such discussions, the Meridian Board concluded that Party C’s proposal undervalued Meridian and, in consultation with Rothschild & Co, determined that it was very unlikely that Party C would improve its proposal to a purchase price that would be acceptable to the Meridian Board or that any of the other parties contacted in the 2021 market check would submit a proposal to acquire Meridian. Therefore, the Meridian Board decided to not engage further with Party C or any of the other parties at that time.

In December 2021, representatives from Piper Sandler & Co., which we refer to as “Piper Sandler,” contacted Mr. Kenny to discuss a potential strategic opportunity for Meridian. On December 20, 2021, members of Meridian’s senior management, including Mr. Kenny, held an initial call with representatives of Piper Sandler who indicated that a Korean party was interested in speaking with Meridian about potential business collaboration opportunities. In subsequent conversations with representatives of Piper Sandler, Meridian’s management learned that such Korean party was SDB, and that SDB was partnering with SJL to inquire as to whether Meridian was interested in considering strategic or business opportunities. On January 4, 2022, Meridian, SDB and SJL executed a confidentiality agreement. We refer to SDB and SJL collectively as the “buyer consortium.”

On January 11, 2022, Mr. Kenny and other members of Meridian’s senior management held an introductory meeting with representatives of the buyer consortium, including Dr. Young Shik Cho, Chairman of SDB, Mr. Steve Sukjung Lim, Chairman and Managing Partner of SJL, and Mr. Sungjae Lee, Managing Director of SJL. During this conversation, the representatives of the buyer consortium expressed a strong interest in some type of transaction or collaboration with Meridian, possibly a joint venture, a distribution partnership or an acquisition of Meridian. Meridian’s management made clear in that meeting that Meridian was not actively seeking to initiate a sales process for Meridian. At the conclusion of the meeting, the representatives of the buyer consortium requested additional conversations to learn more about Meridian’s business operations and in order to determine what type of transaction or collaboration, if any, the buyer consortium might want to propose.

On January 26, 2022, the Meridian Board held a meeting, during which members of Meridian’s management and representatives of KMK, were present. During such meeting, Mr. Kenny provided a summary of the introductory meeting of Meridian’s management team with representatives of the buyer consortium. The Meridian Board then discussed with Meridian’s management team the possible strategic opportunities and instructed Meridian’s management to further explore whether the buyer consortium was interested in an acquisition transaction, distribution partnership, joint venture or other type of transaction. During the discussion with Meridian’s management team regarding potential next steps, the Meridian Board expressed the view that Meridian was not for sale at that time and that the Meridian Board was optimistic about Meridian’s standalone strategy and its prospects in the near and long-term, but, consistent with the exercise of its business judgement and fiduciary duties, if the Meridian Board were presented with an acquisition offer that it believed was in the best interests of Meridian and its shareholders, then the Meridian Board would consider such an offer. The Meridian Board also requested that Meridian’s management be judicious in the use of its time engaging in discussions with the buyer consortium in order to avoid creating significant distractions from the day-to-day operation of Meridian’s business.

On February 3, 2022, Mr. Kenny and other members of Meridian’s management team held additional conversations via telephone with representatives of the buyer consortium and Piper Sandler to convey the message of the Meridian Board that Meridian was not for sale and that the Meridian Board had concerns about distractions for Meridian’s management. The representatives of the buyer consortium provided additional details regarding SDB’s business and indicated that they believed, based on the initial conversations, that Meridian would be a good strategic fit for the buyer consortium. At the conclusion of this meeting, the representatives of the buyer consortium expressed its preference for an acquisition of Meridian’s whole business, rather than a collaboration, distribution arrangement or acquisition of just certain assets or one of the business units, and requested an in-person meeting in mid-February 2022 to further discuss the buyer consortium’s interest. Following this conversation, Mr. Kenny informed John McIlwraith, the Chairman of the Meridian Board, about the outcome of the meeting and the buyer consortium’s interest in acquiring the entire company. Mr. McIlwraith then convened a call with the Meridian Board to discuss the buyer consortium’s interest and the desirability of an in-person meeting.

Following those conversations, on February 14, 2022, members of Meridian’s management consisting of Mr. Kenny, Mr. Tony Serafini-Lamanna, Executive Vice President, Diagnostics, Mr. Charles Wood, Vice President—Corporate Strategy, Business Development & Investor Relations, and Ms. Julie Smith, Senior Vice President, Controller & Principal Accounting Officer held a meeting with representatives of the buyer consortium and Piper Sandler and also provided a tour of Meridian’s facilities in Cincinnati, Ohio. At this meeting, the representatives of the buyer consortium expressed that Meridian was a strong strategic fit with SDB and its affiliate BioNote, and for that reason, the buyer consortium intended to submit a non-binding expression of interest for the acquisition of all issued and outstanding shares of Meridian. At this meeting, Mr. Kenny reiterated that Meridian was not for sale, but that he would bring the buyer consortium’s expression of interest to the Meridian Board for consideration.

On March 3, 2022, at Meridian’s request, the buyer consortium executed a new confidentiality agreement with Meridian on a form prepared by KMK. Mr. Kenny had informed Mr. McIlwraith about the execution of a new confidentiality agreement, which Meridian’s management deemed preferable before engaging in further discussions with the buyer consortium. This new form included a customary standstill provision that would fall away if Meridian entered into a definitive agreement providing for, among other things, a merger following which Meridian shareholders would own less than 50% of the voting securities of the surviving company. On March 5, 2022, members of Meridian’s management provided the buyer consortium with the financial projections for Meridian that were used in connection with the 2021 market check, but updated for Meridian’s actual financial performance for those periods that had then transpired. We refer to these financial projections as the “Preliminary Meridian projections.”

On March 18, 2022, the buyer consortium submitted a written, non-binding proposal (the “indicative proposal”) to Meridian under which the buyer consortium would acquire all of the outstanding equity interests of Meridian for a price in the range of $31.00 to $33.00 per share in cash. On March 17, 2022, the closing price of the Meridian common stock was $25.67 per share. The indicative proposal stated that the acquisition would be completed through a to be formed entity that would be owned approximately 60% by SDB and approximately 40% by SJL and that the offer was not subject to any financing contingencies as the buyer consortium had sufficient financial resources to consummate the proposed transaction. In its indicative proposal, the buyer consortium indicated additional key diligence materials that it would need to review to make a definitive proposal to acquire Meridian and noted that the valuation range reflected the buyer consortium’s limited insight into the growth assumptions underlying the Preliminary Meridian projections. The indicative proposal stated that if the buyer consortium could gain greater conviction regarding the Preliminary Meridian projections it could potentially offer a higher price.

Shortly after Meridian’s receipt of the indicative proposal, representatives of Piper Sandler reached out to representatives of Rothschild & Co to discuss the content of the indicative proposal and to ask about Meridian’s reaction to the indicative proposal.

On March 21, 2022, the Meridian Board held a meeting, during which members of Meridian’s management, and representatives of Rothschild & Co and KMK were present. At the meeting, representatives of KMK provided an overview of the directors’ fiduciary duties under Ohio law in the context of their consideration of a proposal to acquire Meridian. Mr. Kenny then summarized the indicative proposal, as well as previous interactions described above between Meridian’s senior management and representatives of the buyer consortium. The Meridian Board discussed the indicative proposal and potential responses, considering Meridian’s standalone plan, the uncertainty and challenges created by the current economic environment, and the uncertainties related to the COVID-19 pandemic, as well as potential short- and long-term execution risks to Meridian’s financial plan. Representatives of Rothschild & Co reviewed their preliminary perspectives on the financial aspects of the indicative proposal. The representatives of Rothschild & Co expressed the view that, from their initial review, the buyer consortium represented a credible group capable of completing a transaction of this size. The Meridian Board discussed potential next steps and directed Meridian’s senior management to work with Rothschild & Co and KMK to further evaluate the indicative proposal from a financial and legal perspective. The Meridian Board instructed the representatives of Rothschild & Co to respond to the buyer consortium that the indicative proposal did not sufficiently value Meridian, but that the Meridian Board would agree to provide the additional key due diligence information that had been requested so that the buyer consortium could increase its offer.

Following such meeting, on March 22, 2022, the representatives of Rothschild & Co contacted representatives of Piper Sandler to clarify the details of the indicative proposal, including key diligence information requested therein, to request further information relevant to transaction certainty, to convey the decision of the Meridian Board that the indicative proposal did not sufficiently value Meridian and to seek confirmation that the buyer consortium was willing and able to increase the purchase price above the price range included in the indicative proposal.

On March 25, 2022, the Meridian Board held a meeting, during which members of Meridian’s management and representatives of Rothschild & Co and KMK were present. In this meeting, representatives of Rothschild & Co reviewed their preliminary analysis of Meridian and the indicative proposal and their discussions with representatives of Piper Sandler. The representatives of Rothschild & Co reported further that the buyer consortium, through Piper Sandler, had clarified the financial data and projections that it was seeking from Meridian and indicated that on the basis of updated projections, additional information providing confidence that the underlying assumptions used in preparation of those projections were reasonable, and the receipt of additional financial and business diligence, including additional information regarding Meridian’s life science business and strategy, a further indicative offer would likely be at the higher end of the $31.00 to $33.00 per share range.

Following this discussion, the Meridian Board instructed Meridian’s management to inform the buyer consortium that the Meridian Board had considered the indicative proposal, that Meridian was not actively in a process to sell the company, and that the indicative proposal did not sufficiently value Meridian. The Meridian Board also instructed Meridian’s management to indicate that the Meridian Board would, together with Meridian’s management team and its outside advisors, analyze an improved offer from the buyer consortium. The Meridian Board further instructed Meridian’s management and representatives of Rothschild & Co to provide the key diligence information, including the updated management financial projections, requested by the buyer consortium in the indicative proposal so that the buyer consortium would be in a position to improve the indicative proposal.

In the same meeting, in order to provide a more efficient process for engaging with Meridian’s legal and financial advisors on day-to-day aspects of the engagement with buyer consortium, the Meridian Board formed and authorized a special committee of the Meridian Board, comprised of Mr. Anthony P. Bihl, Ms. Felicia Williams and Mr. John McIlwraith (the “special committee”), to act on behalf of the Meridian Board and Meridian in connection with the proposal by the buyer consortium and any other proposals to acquire the company, subject to continuing oversight by the full Meridian Board and without the power to approve a definitive transaction, which was reserved for the full Meridian Board.

Subsequent to the meeting, Meridian’s senior management prepared certain unaudited prospective financial information of Meridian, which were derived from the projections for Meridian’s business used during the 2021 market check and from regular updates regarding Meridian’s financial conditions and prospects that had been provided by Meridian’s management to the Meridian Board at prior meetings, and which we refer to as the “Updated Meridian projections.” As a result, the Meridian Board was familiar with the framework underlying the Updated Meridian projections that were later provided to the buyer consortium. Please see the section entitled “The Merger (Proposal 1)—Certain Financial Projections” for further information relating to a summary of the Updated Meridian projections.

On March 28, 2022, representatives of Rothschild & Co informed representatives of Piper Sandler that Meridian would be willing to engage with the buyer consortium on a limited basis by providing the additional key financial diligence information requested, including Meridian management financial projections, and making members of Meridian management available to meet with senior representatives of the buyer consortium, with the expectation that the buyer consortium would respond with an improved proposal, including robust deal certainty assurances. Following such conversation, on April 5, 2022, representatives of Rothschild & Co provided representatives of Piper Sandler with the Updated Meridian projections that had been prepared by Meridian’s management.

On April 7, 2022, Meridian’s management provided a detailed presentation to representatives of the buyer consortium and Piper Sandler, including a review of Meridian’s strategy for its life science and diagnostics business units and a discussion of the framework for potential synergies between Meridian and SDB and its subsidiaries. Representatives of Rothschild & Co also attended. During this meeting, Meridian’s management reiterated that the current proposal from the buyer consortium was not acceptable to the Meridian Board.

On April 11, 2022, representatives from Meridian’s management team met again with representatives of the buyer consortium and Piper Sandler to discuss some of the assumptions underlying the Updated Meridian projections. Representatives of Rothschild & Co also attended. During this meeting, representatives of the buyer consortium requested more detailed historical financial information for Meridian’s business.

On April 13, the special committee engaged Jones Day to represent Meridian, the special committee and the Meridian Board in connection with the potential sale of Meridian. The special committee selected Jones Day to serve as Meridian’s legal advisor in connection with the potential transaction due to, among other things, Jones Day’s extensive experience in Meridian’s industry and qualifications and deep expertise in merger transactions and the other matters that were to be considered by the Meridian Board.

Later in the day, the special committee held a meeting at which members of Meridian’s senior management and representatives of Rothschild & Co, KMK and Jones Day were present. Meridian’s management and representatives of Rothschild & Co summarized for the special committee the most recent interactions with the representatives of buyer consortium and Piper Sandler, and Mr. Kenny described the additional diligence requests made by the buyer consortium. Representatives of Rothschild & Co reported that the representatives of Piper Sandler had advised them that upon receipt of the additional information, the buyer consortium would be better enabled to justify and present a higher price range in a revised offer.

On April 14, 2022, representatives of Rothschild & Co contacted representatives of Piper Sandler to inform them that the Meridian Board was expecting a revised proposal from the buyer consortium that would include an increase in price based on the parties’ discussions of the Updated Meridian projections and underlying assumptions, and was seeking assurances that any remaining diligence requests would be limited.

On April 15, 2022, the buyer consortium submitted a written, non-binding proposal (the “revised proposal”) to Meridian under which the buyer consortium would acquire all of the outstanding equity interests of Meridian for a price in the range of $33.50 to 34.00 per share in cash. On April 14, 2022, the closing price of the Meridian common stock was $27.94. The revised proposal again confirmed that the offer was not subject to any financing contingencies, as SDB had sufficient financial resources to consummate the proposed transaction, and that although the transaction would be effected through a to be newly formed joint venture entity of SDB and SJL, SDB would fully backstop the obligations of the buyer consortium under the definitive merger agreement. The revised proposal indicated the buyer consortium’s expectation that consummation of the proposed transaction would be conditioned solely on receipt of the requisite approval the Meridian shareholders, receipt of regulatory approvals, including from the Committee on Foreign Investment in the United States, and customary antitrust clearances from necessary jurisdictions. The buyer consortium indicated its confidence that approval from the Committee on Foreign Investment in the United States would not likely be an impediment to completion of the transaction. The revised proposal reiterated the buyer consortium’s view that the diligence information provided by Meridian to date had continued to provide the buyer consortium with limited insight into the drivers of the growth assumptions underlying the Updated Meridian projections as well as product line profitability and indicated that access to further due diligence information requested in the revised proposal could allow the buyer consortium to provide a specific proposed purchase price, rather than the revised offer price range.

Later in the day, the Meridian Board held a meeting at which members of Meridian’s senior management and representatives of Rothschild & Co, Jones Day and KMK were present, to discuss the revised proposal in detail. Representatives of Rothschild & Co reviewed the terms of the revised proposal and its preliminary financial analysis of Meridian relative to the revised proposal. The Meridian Board, along with representatives of Jones Day and Rothschild & Co then discussed issues of transaction certainty, the remaining due diligence information requested by the buyer consortium, and the buyer consortium’s sources of funds, noting that SJL indicated it would seek to raise funds from current investors in addition to the $1.6 billion of cash SDB held at that time. Following this discussion, the consensus of the Meridian Board was that the revised proposal was not sufficiently compelling to warrant further negotiations with the buyer consortium. The Meridian Board directed representatives of Rothschild & Co to advise the buyer consortium of the Meridian Board’s decision to reject the $33.50 to $34.00 per share range as a basis for further negotiations, but also communicate that the Meridian Board would be open to the buyer consortium’s highest and best proposal.

On April 16, 2022, after representatives of Rothschild & Co conveyed the Meridian Board’s decision to reject the revised proposal, a representative of Piper Sandler sent an email to representatives of Rothschild & Co stating that based on the information previously provided by Meridian, the buyer consortium was not in a position to further increase the purchase price and was therefore terminating the discussions. The representative of Piper Sandler stressed that the buyer consortium’s strategic motivation remained strong and that they were disappointed that a transaction was not possible at that time.

On April 18, 2022, Mr. McIlwraith discussed Piper Sandler’s message with the other members of the special committee, Mr. Kenny, and representatives of Rothschild & Co and Jones Day. Based on those discussions, the special committee determined to not change the Meridian Board’s decision with respect to the revised proposal. Mr. McIlwraith instructed representatives of Rothschild & Co to convey to representatives of Piper Sandler that Meridian’s position remained unchanged and discuss with them whether there was a way to continue the discussions with the buyer consortium. Separately, Mr. Kenny called Mr. Lim to reiterate the special committee’s position and discuss perceived differences in valuation. At the conclusion of this conversation, Mr. Lim indicated he would reconsider and explore internally whether the buyer consortium could revert with a higher price range.

On April 22, 2022, the buyer consortium submitted a further revised written, non-binding proposal (the “further revised proposal”) to Meridian, under which the buyer consortium would acquire all of the outstanding equity interests of Meridian for a price in the range of $34.00 to $35.00 per share in cash. On April 21, 2022, the closing price of the Meridian common stock was $27.35. The further revised proposal was conditioned on the express understanding that the buyer consortium would receive the previously requested due diligence information and that the buyer consortium would be able to achieve a sufficient level of comfort that the Updated Meridian projections are reasonable and achievable on a stand-alone basis. In the further revised proposal, the buyer consortium requested that Meridian agree to a 40-day period during which Meridian would negotiate exclusively with the buyer consortium regarding a sale transaction.

On April 26, 2022, the Meridian Board held a meeting at which members of Meridian’s senior management, and representatives of Rothschild & Co, Jones Day, and KMK were present. At this meeting, the representatives of Jones Day discussed with the directors their fiduciary duties in the context of a potential strategic transaction. Meridian’s senior management, and representatives of Jones Day and Rothschild & Co then reviewed with the Meridian Board the further revised proposal in detail. The representatives of Rothschild & Co reviewed its preliminary financial analysis of Meridian relative to the financial terms of the further revised proposal. After a discussion among the Meridian Board, Meridian’s senior management and its advisors regarding the current status of discussions with the buyer consortium, the deal structure and the timeline of the possible transaction, the Meridian Board decided that in light of the revised offer range, Meridian should provide the requested further due diligence materials to the buyer consortium. The Meridian Board also discussed the buyer consortium’s request that Meridian agree to a 40-day exclusivity period. Consistent with the previous decision of the Meridian Board to not enter into exclusive negotiations with the buyer consortium, the Meridian Board determined that it would be more advantageous for Meridian and its shareholders and consistent with the Meridian Board’s exercise of its business judgement and fiduciary duties for Meridian to not enter into an exclusivity agreement with the buyer consortium at that point.

Following such meeting of the Meridian Board, representatives of Rothschild & Co conveyed to representatives of Piper Sandler the decisions taken by the Meridian Board in response to the further revised proposal, including that in light of the revised offer range, Meridian would provide the requested further due diligence materials to the buyer consortium, but continued to reject the buyer consortium’s request to enter into an exclusivity agreement with the buyer consortium.

On May 23, 2022 and May 24, 2022, Meridian’s management provided further presentations to representatives of the buyer consortium and Piper Sandler. Representatives of Rothschild & Co also attended. Topics covered included operations, R&D, and strategy of the diagnostics and life science businesses, description of Meridian’s human resources and regulatory capabilities, and details and assumptions underlying financial projections. Additionally, Meridian management and Jones Day presented details on the status and chronology of the DOJ Investigation relating to the Magellan LeadCare product line. Representatives of Paul Hastings were present during the May 23, 2022 presentation.

On May 25, 2022, Jones Day provided to Paul Hastings LLP, which we refer to as “Paul Hastings,” the buyer consortium’s legal advisor in connection with the potential transaction, a draft merger agreement governing the proposed acquisition of Meridian by the buyer consortium.

In the period from May 26, 2022 through June 23, 2022, members of the Meridian management team and representatives of Jones Day, Rothschild & Co and KMK held due diligence sessions with representatives of the buyer consortium, Paul Hastings and Piper Sandler on various topics, including financial, commercial and tax, the DOJ Investigation, trade and export control and other regulatory aspects of the proposed transaction, information technology and cybersecurity, data privacy, human resources and employee benefits.

From June 1, 2022 through June 3, 2022, Mr. Kenny, Mr. Andrew Kitzmiller, Meridian’s Chief Financial Officer and other members of Meridian’s senior management visited SDB’s headquarters in South Korea. The discussions during this visit were focused on SDB’s and BioNote’s businesses and to further assess the buyer consortium’s capabilities. Representatives of the buyer consortium also conducted a visit of SDB’s and BioNote’s facilities with Meridian’s management team and discussed the operating plan for the combined businesses going forward. During the course of these meetings, representatives of SJL requested that certain members of management agree to reinvest into the buyer a portion of the proceeds they would receive in connection with an acquisition of Meridian by the buyer consortium. The members of Meridian’s senior management indicated that they would be interested in remaining with Meridian in a long term role and would also be interested in potentially investing in Meridian, but that they could not agree to any proposals or arrangements at that time.

On June 6, 2022, the special committee held a meeting at which members of Meridian’s senior management team, and representatives of Rothschild & Co and Jones Day were present. At the meeting, Meridian’s senior management team provided to the special committee an update on their visit to SDB’s headquarters in South Korea. Representatives of Rothschild & Co provided an update of the buyer consortium’s diligence process and anticipated completion thereof. The special committee then discussed performing a further market check in advance of signing a definitive agreement with the buyer consortium. Representatives of Rothschild & Co reviewed with the special committee a list of certain potential strategic and financial buyers that had been previously discussed with Meridian’s senior management, and Meridian’s prior outreach to some of these parties in connection with the 2021 market check. The potential buyers on this list were selected based on their perceived likely interest in an acquisition of Meridian, and financial capability to complete a deal, as well as existing experience and activity in the industry, including taking into account that the transaction proposed by the buyer consortium was for all of Meridian and certain parties may only be interested in Meridian’s life science business or diagnostics business. After consulting with Meridian’s management and representatives of Rothschild & Co, the special committee instructed the representatives of Rothschild & Co to contact a specified subset of the potential parties and balancing the risk that reaching out to parties that may not be interested in, or able to complete a transaction with Meridian could put the sale process at risk if it was made public. The special committee then discussed: the risk of potential leaks; the potential that the buyer consortium would disengage if it learned that Meridian was in discussions with third parties; a no shop provision that the buyer consortium would likely require to be included in a definitive agreement; a termination fee that would likely be included in a definitive agreement; and the ability of potential acquirors to make offers after a definitive agreement has been signed and announced. The special committee determined that it was in Meridian’s and its shareholders’ best interest to authorize the representatives of Rothschild & Co to conduct a market check with the identified parties and instructed them to reach out to these parties, which comprised seven financial sponsors and six strategic operating companies. Rothschild & Co promptly began its market check efforts on behalf of Meridian.

On June 10, Jones Day received a revised draft of the merger agreement from Paul Hastings. Among other items, this draft included a request by the buyer consortium for certain members of Meridian’s management to enter into employment agreements with Meridian concurrently with the execution of the merger agreement and to reinvest into buyer a portion of the proceeds they would receive in connection with an acquisition of Meridian by the buyer consortium.

On June 13, Jones Day discussed with Meridian’s management the key issues arising from the revised draft of the merger agreement provided by the buyer consortium as well as potential reactions and responses.

On June 15, 2022, as part of a status update call between the parties, Messrs. Kenny and Kitzmiller discussed with Messrs. Lim and Lee some of the material issues identified by Jones Day in the revised draft of the merger agreement provided by Paul Hastings. Among the topics discussed were the potential treatment of the ongoing DOJ Investigation in the merger agreement, potential insurance coverage for the financial outcome of the DOJ Investigation, maintenance of broad-based employee benefits plans post-closing, treatment of all equity awards in connection with a transaction, and reconfirming that the transaction will not be subject to any financing contingencies. Messrs. Lim and Lee confirmed that the buyer consortium intended to deliver its binding offer by June 24, 2022 and indicated that they will remain within the price range ($34.00 to $35.00 per share) previously communicated. Mr. Lim also reiterated the buyer consortium’s request that certain members of Meridian’s senior management enter into a commitment to reinvest into buyer a portion of the proceeds they would receive in connection with an acquisition of Meridian by the buyer consortium. On this point, Messrs. Kenny and Kitzmiller again indicated that they were interested in remaining with Meridian in a long term role and that they would be interested in potentially investing a portion of their merger consideration in Meridian following the closing, but that they could not agree to any proposals or arrangements in this regard until, at the earliest, following execution of the merger agreement.

On June 16, 2022, the special committee held a meeting at which members of Meridian’s senior management and representatives of Rothschild & Co, Jones Day and KMK were present. Messrs. Kenny and Kitzmiller provided a summary of their discussion with Messrs. Lim and Lee. After discussing with representatives of Jones Day, the special committee determined and instructed that Meridian’s management should refrain from negotiating any post-closing employment arrangements, including any potential future equity participation in the combined entity or any of its affiliates by any of the members of Meridian’s management until, at the earliest, after the execution of any merger agreement. Jones Day then provided a detailed summary to the special committee of the revised draft of the merger agreement received from the buyer consortium. Jones Day reviewed with the special committee the key issues included therein and proposed responses, including in relation to the DOJ Investigation and the proposal regarding the level of efforts that the buyer consortium would commit to in order to obtain the required regulatory approvals.

During the June 16, 2022 meeting of the special committee, Mr. Kenny also updated the members of the special committee that “Party D,” a global life science investor, and its portfolio company, “Party E,” had reached out to Mr. Kenny and expressed interest in acquiring Meridian’s life science business. However, they did not indicate any interest in also acquiring Meridian’s diagnostics business. A discussion ensued whether Party D and Party E should be added to the market check process. The special committee discussed the value of Meridian as a whole compared to the values of the life science and diagnostic business units if they were to be sold separately, potential tax inefficiencies resulting from the separate sale of one of Meridian’s business units, and the fact that the remaining company comprised of only one of the two business units would not be large enough to be viable as a public company. Based on those considerations, the special committee expressed the view that the sale of Meridian as a whole would likely generate substantially more value for the Meridian shareholders than separate business unit sales and determined not to include Party D and Party E in the market check at that stage. The special committee determined to nonetheless keep the communication with Party D and Party E open in the event that they were to become open to an acquisition of the entire company.

On June 21, 2022, the special committee held a meeting at which representatives of Jones Day were present. The representatives of Jones Day reviewed the status of negotiations of the merger agreement, including, among other issues, whether SDB would be a party to the merger agreement or only provide a guaranty of the SDB/SJL joint venture that would be formed to acquire Meridian and regarding the treatment of governmental approvals necessary to complete an acquisition of Meridian. The representatives of Jones Day also discussed with members of the special committee various alternative approaches that could be taken in response to the buyer consortium’s positions. At the conclusion of these discussions, the special committee instructed Jones Day to respond to the buyer consortium’s draft of the merger agreement consistent with the special committee’s determinations.

Later on June 21, 2022, Jones Day provided a revised draft of the merger agreement to Paul Hastings reflecting, among other changes, the revised proposals for resolution of the key issues approved by the special committee.

On June 24, 2022, following the substantial completion of the buyer consortium’s due diligence, the buyer consortium submitted its written final proposal (the “final proposal”) to Meridian, under which the buyer consortium would acquire all of the outstanding equity interests of Meridian for a price of $34.00 per share in cash. The buyer consortium expressed in the final proposal that this price incorporated an estimated settlement amount (net of potential insurance reimbursements) relating to the DOJ Investigation. The buyer consortium also conceded in the final proposal to make SDB a party to the merger agreement, directly undertaking the obligation to pay, or cause to be paid, the merger consideration. The final proposal indicated that the buyer consortium intended to retain the current management team of Meridian and offer them a compensation program that is largely similar to Meridian’s existing compensation program, consisting of a base salary, annual cash-based incentives linked to performance and longer-term equity incentive opportunities that are in line with U.S. private equity standards. Shortly thereafter, representatives of Piper Sandler contacted representatives of Rothschild & Co to indicate that the buyer consortium would be providing a revised draft of the merger agreement with the buyer consortium’s proposed resolutions of the other remaining issues. On June 27, 2022, Jones Day received a revised draft of the merger agreement from Paul Hastings. This draft included the buyer consortium’s proposal to address risk allocation related to the DOJ Investigation as well as risk allocation on antitrust and foreign direct investment approvals, including approval from the Committee on Foreign Investment in the United States. Due to the subjectivity of the proposed language and the broad application of trigger events for a termination right of Columbus Holding, Jones Day was of the view that the approach introduced significant risk to deal certainty.

On June 28, 2022, the Meridian Board held a meeting at which members of Meridian senior management, and representatives of Jones Day, Rothschild & Co and KMK were present. At the meeting, representatives of Jones Day provided the Meridian Board with a presentation of the key outstanding issues presented in the most recent draft of the merger agreement provided by Paul Hastings. Representatives of Rothschild & Co reviewed its preliminary financial analysis of Meridian and the $34.00 per share offer price proposed by the buyer consortium. The representatives of Rothschild & Co indicated that for purposes of its preliminary financial analysis, Meridian’s management had instructed Rothschild & Co to use the Updated Meridian projections provided to the buyer consortium but revised by Meridian management for the periods through May 31, 2022 for Meridian’s actual performance, which was modestly lower than the Updated Meridian projections for such periods. Meridian management did not adjust the Updated Meridian projections for the month of June 2022, but because the Updated Meridian projections were prepared on a quarterly basis, used one-third of the projected amounts for the quarter ended June 30, 2022 for the month of June 2022. Meridian’s management had instructed Rothschild & Co to continue to use the forecasts included in the Updated Meridian projections for the fourth quarter of fiscal year 2022 and all following fiscal years included in the Updated Meridian projections. The Meridian Board discussed with representatives of Meridian management Meridian’s expected financial performance for the quarter ended June 30, 2022, challenges associated with Meridian achieving the Updated Meridian projections, and potential risks associated with the DOJ investigation. The Meridian Board then discussed potential strategies in responding to the most recent proposal of the buyer consortium on both price and legal terms, how various Meridian shareholders may view the offer price included in the final proposal and potential reasons that the buyer consortium had not provided an offer at the top end of their previously indicated range of $34.00 to $35.00. After discussion with representatives of Rothschild & Co and Jones Day, the Meridian Board instructed the representatives of Rothschild & Co to challenge some of the financial assumptions that had been made by the buyer consortium and, on that basis, ask that the buyer consortium increase its offer price to

$35.00 per share of Meridian common stock, the high end of the previously indicated price range. During the course of the discussions, the Meridian Board also further discussed the lack of closing certainty associated with the buyer consortium mark-up of the DOJ and antitrust portions of the merger agreement. It was the consensus of the Meridian Board that the special committee, working with Jones Day, should provide feedback to the buyer consortium indicating that the proposed treatment in the merger agreement of the DOJ Investigation and the antitrust and foreign direct investment matters was unacceptable as it failed to provide a sufficient level of closing certainty. The Meridian Board also authorized the special committee, working with Jones Day, to propose revised contractual provisions relating to the DOJ Investigation and the antitrust and foreign direct investment approvals to the buyer consortium.

At the June 28, 2022 Meridian Board meeting, Representatives of Rothschild & Co also reported to the Meridian Board that, by June 28, 2022, as part of the market check previously authorized by the Meridian Board, Rothschild & Co (on behalf of Meridian) had reached out to various potential counterparties that might be interested in acquiring Meridian, including seven financial sponsors, which, among others, included Party A, Party B and Party C that had also been included in the 2021 market check, and six strategic operating companies, to inquire whether they would have an interest in acquiring Meridian. Out of those parties, six financial sponsors, including Party A, Party B and Party C, and one strategic operating company, “Party F,” a large U.S.-based public company active in the same space as Meridian, executed confidentiality agreements with Meridian, while one financial sponsor and five strategic operating companies indicated for various reasons that they were not interested in an acquisition of Meridian. As part of the diligence that such potential counterparties performed, Meridian provided to those parties who executed confidentiality agreements, among other materials, a management presentation, certain financial information and the Updated Meridian projections. Due, however, to competitive sensitivity Meridian provided Party F with a summary of the Updated Meridian projections, rather than a fully detailed set of projections. Rothschild & Co received verbal feedback from Party C indicating that it would not be in a position to offer a price that would be materially higher than the $26.00 proposed in September 2021. Except for Party C and Party F, all potential counterparties ultimately indicated that they would not be interested in acquiring Meridian, with a majority citing concerns regarding Meridian’s near and medium-term financial performance as the COVID-19 pandemic matures and COVID-19-related testing continues to decline. Party F had requested additional diligence information that was broad in scope and competitively sensitive and Meridian’s management team reported that additional time to negotiate the scope of, and respond to Party F’s request would be needed.

On June 29, 2022, the special committee held a meeting at which representatives of Jones Day and Rothschild & Co were present. At the meeting, representatives of Jones Day reviewed with the special committee proposed responses to the material open issues discussed during the meeting of the Meridian Board the previous day, including with respect to the proposed price, approach to dealing with the DOJ Investigation and the insufficient proposal from the buyer consortium regarding the antitrust and foreign direct investment aspects of the merger agreement. The special committee discussed and determined proposed responses that would appropriately address the need for greater deal certainty and various strategic considerations and instructed the representatives of Jones Day to engage with representatives of Paul Hastings and respond as instructed by the special committee. The special committee separately instructed representatives of Rothschild & Co to provide a similar response on the key issues to representatives of Piper Sandler. The responses provided by Jones Day and Rothschild & Co included (i) tying any conditions to closing of the merger in relation to the DOJ Investigation to an objective standard of measure as to satisfaction and minimizing any such subjective standards of measure that could reduce deal certainty, (ii) the expectation that the buyer consortium commit to a level of efforts satisfactory to Meridian to obtain the required antitrust and foreign direct investment approvals and (iii) challenging the buyer consortium’s financial assumptions in proposing a $34.00 per share purchase price, and requesting that buyer consortium increase its purchase price to the higher end of the previously indicated price range. The special committee further instructed representatives of Rothschild & Co to request that the buyer consortium increase its offer price and propose its best price for the Meridian Board to consider.

Later on June 29, 2022, representatives of Rothschild & Co conveyed to representatives of Piper Sandler the message discussed with the special committee and shortly thereafter, representatives of Jones Day discussed the same issues with representatives of Paul Hastings.

Later on June 29, 2022, Messrs. Kenny and Kitzmiller held a call with Messrs. Lim and Lee, to convey Meridian’s responses on the key open issues discussed with the special committee. Messrs. Lim and Lee appeared to understand the Meridian Board’s focus on, and need for, deal certainty.

On June 30, 2022, Jones Day provided to Paul Hastings a revised draft of the merger agreement reflecting the points approved by the special committee.

In the morning of July 1, 2022, Mr. Lee, on behalf of the buyer consortium, responded to Meridian’s challenge to the assumptions of the buyer consortium in offering $34.00 per share and request that the buyer consortium increase its price to $35.00. Mr. Lee stated that the buyer consortium was unable to further increase the price per share above $34.00 based on the Updated Meridian projections, its assessment of the underlying assumptions of the Updated Meridian projections, and its own analysis. The buyer consortium further indicated to Meridian that it had concerns regarding Meridian’s ability to meet the financial projections that had been provided to the buyer consortium. In the interest of reaching an agreement with Meridian as soon as possible, however, the buyer consortium nonetheless decided to remain within the previously communicated price range of $34.00 to $35.00, which from a valuation standpoint the buyer consortium regarded as a “best and final” proposal.

Later in the morning of July 1, 2022, Paul Hastings, in accordance with the instructions provided by the buyer consortium, provided a revised proposal addressing the provisions of the merger agreement dealing with the DOJ Investigation, the antitrust and foreign direct investment control approvals and the actions and divestitures that the buyer consortium will be obligated to undertake to obtain the required governmental approvals necessary to complete an acquisition of Meridian.

On July 1, 2022, the special committee held a meeting at which members of Meridian’s senior management, and representatives of Jones Day and Rothschild & Co were present. The members of the special committee reviewed the revised proposal from the buyer consortium received earlier in the day from Paul Hastings. The special committee, working with representatives of Jones Day, discussed the risks posed by the construct regarding the closing condition and termination right associated with the DOJ Investigation proposed by the buyer consortium, including the nature of certain of the proposed events. Representatives of Rothschild & Co then joined the meeting and the special committee then discussed with representatives of Jones Day and Rothschild & Co the likely timing for execution of a transaction with the buyer consortium, the current trading price of Meridian’s stock and the response from the buyer consortium that it would be unwilling to increase its offer price above the existing $34.00 per share proposal. The special committee continued to be of the view that deal certainty was of paramount importance.

During the July 1, 2022, special committee meeting, the special committee and representatives of Rothschild & Co also discussed the status of the process with Party F. The special committee instructed the representatives of Rothschild & Co to request a revised question list from Party F and offer a time for a meeting during the week of July 4, 2022. The special committee concluded that it would be preferrable to meet with Party F in advance of executing a definitive agreement with the buyer consortium, if possible, but that transaction certainty was also of paramount concern. Members of Meridian’s management expressed concerns about Party F’s bona fide interest in acquiring the company based on the scope of the diligence requests and the lengthy period of time (almost three weeks) to enter into a confidentiality agreement with Meridian.

Between July 1, 2022 and July 4, 2022, representatives of Jones Day and representatives of Paul Hastings negotiated the outstanding issues to be reflected in the merger agreement.

On July 3, 2022, Mr. Lee sent a preliminary term sheet to Messrs. Kenny and Kitzmiller proposing a capital structure for the surviving company and that each of Messrs. Kenny, Kitzmiller, Serafini-Lamanna, and Dr. Lourdes Weltzien would invest 50% of such executive’s after-tax merger consideration into preferred stock of the surviving company at the same price as SJL would subscribe for shares of preferred stock in the surviving company, but such price was not proposed.

On July 4, 2022, the special committee held a meeting at which representatives of Jones Day and Rothschild & Co and members of Meridian’s senior management were present. The representatives of Jones Day reviewed in detail with the members of the special committee the revised proposals provided by the buyer consortium addressing the treatment of the DOJ Investigation and other matters, with a focus on the closing condition, and termination rights in favor of SDB. The special committee in coordination with Jones Day determined a counterproposal to the outstanding issues and instructed Jones Day to provide Paul Hastings with a revised draft of the merger agreement reflecting such counterproposal.

Later on July 4, 2022, Jones Day provided to Paul Hastings a revised proposal regarding the treatment of the DOJ Investigation. In the evening of July 4, 2022, Jones Day received a further revised draft of the merger agreement from Paul Hastings. Such revised draft accepted Meridian’s changes to the provisions of the merger agreement dealing with the DOJ Investigation.

On July 5, 2022, the special committee held a meeting at which representatives of Jones Day and Rothschild & Co were present. At the meeting, the special committee discussed that the buyer consortium had provided the term sheet on July 3, 2022 and again expressed a desire to discuss proposed employment and reinvestment terms with Meridian’s management. After discussing with representatives of Jones Day and consistent with the Meridian Board’s and the special committee’s prior directives, the special committee reiterated that Meridian’s management should not negotiate employment or post-closing reinvestment terms at least until after execution of a definitive merger agreement. The special committee and representatives of Jones Day also reviewed the proposed communications plan associated with the transaction and the most recent proposal from the buyer consortium regarding the antitrust provisions of the merger agreement. Consistent with the authorization of the Meridian Board at its June 28, 2022 meeting, the special committee then authorized Jones Day to respond to the proposal regarding the merger agreement.

Later on July 5, Jones Day provided to Paul Hastings a revised draft of the merger agreement, reflecting a few outstanding issues.

On July 6, 2022, the Meridian Board held a meeting (the “July 6 meeting”) at which members of Meridian’s senior management and representatives of Jones Day and Rothschild & Co were present. At the July 6 meeting, representatives of Jones Day again reviewed the directors’ fiduciary duties under Ohio law against the background of the final and best offer from the buyer consortium, the level of transaction certainty under the revised draft of the merger agreement, the results of the market check performed by Meridian with the assistance of Rothschild & Co and other relevant factors. The Meridian Board then reviewed the status of discussions with Party F. Representatives of Rothschild & Co reported that Party F had not responded to Rothschild & Co’s request to schedule a meeting with a revised agenda. Meridian’s senior management indicated that given the lack of a response from Party F to Rothschild & Co’s request to schedule a meeting and the time it took Party F to enter into a confidentiality agreement, they continued to have concerns about Party F’s bona fide interest in acquiring the company. After further discussions among the Meridian Board, including with members of Meridian’s senior management, and representatives of Jones Day and Rothschild & Co, the Meridian Board unanimously determined to not further pursue a potential transaction with Party F at this time, as it did not appear likely to the Meridian Board that Party F would provide a competitive offer to acquire the company on a timely basis, or at all.

In the July 6 meeting, representatives of Jones Day also provided to the members of the Meridian Board an overview of the key terms and conditions of, and the remaining open issues raised in, the revised draft of the merger agreement, and the most recent discussions regarding those issues between representatives of Jones Day and representatives of Paul Hastings, emphasizing the proposed resolutions reached between such representatives regarding the required antitrust and foreign direct investment approvals and the DOJ Investigation. The members of the Meridian Board concluded that the proposed provisions addressing the DOJ Investigation and the antitrust and foreign direct investment approvals constituted an acceptable compromise regarding these issues. The Meridian Board discussed with Meridian’s management and representatives of Jones Day the last remaining merger agreement issues and instructed the representatives of Jones Day on how they should resolve those issues with the buyer consortium and proceed to finalize the merger agreement.

In the July 6 meeting, representatives of Rothschild & Co also reviewed Rothschild & Co’s financial analysis of the Company and the proposed transaction with the buyer consortium. Rothschild & Co then rendered its oral opinion, which was subsequently confirmed by delivery of a written opinion dated July 6, 2022, to the Meridian Board to the effect that, as of that date and based upon and subject to the qualifications, limitations and assumptions stated in such opinion, the $34.00 in cash per share of Meridian common stock to be paid to the holders of shares of Meridian common stock (other than excluded shares and dissenting shares) pursuant to the merger agreement was fair from a financial point of view to such holders.

At the conclusion of the July 6 meeting, the Meridian Board unanimously (1) deemed it advisable and in the best interests of Meridian and the Meridian shareholders to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement, including the merger; (2) determined that the execution, delivery and performance of the merger agreement by Meridian are fair to and in the best interests of Meridian and the Meridian shareholders; and (3) recommended that the Meridian shareholders adopt the merger agreement.

Early in the morning on July 7, 2022, the parties executed and delivered the merger agreement, following which time the parties issued a press release announcing the transaction.

Reasons for the Merger

In evaluating the merger agreement and the merger, the Meridian Board consulted with Meridian’s management and its outside financial and legal advisors and, in reaching its unanimous decision to approve the merger agreement and the merger, the Meridian Board considered a variety of factors, including the following:

•	Meridian’s business, current and projected financial condition, earnings and prospects;

•

the Meridian Board’s belief that the $34.00 per share merger consideration exceeds Meridian’s likely value that could otherwise be achieved, including taking into account Meridian’s potential for, and risks to, future growth as well as the potential value that could be realized from alternatives reasonably available to Meridian, including, but not limited to, special dividends or distributions, leveraged stock repurchases, an acquisition or a series of acquisitions, an asset sale or divestiture of a business segment of Meridian and the continued operation of Meridian on a stand-alone basis;

•

the anticipated future trading prices of Meridian common stock on a standalone basis, based on management estimates and adjusted for different scenarios, and the uncertainties of continuing on a standalone basis as a public company;

•	the fact that the merger consideration consists solely of cash, providing Meridian shareholders with certainty of value and liquidity upon consummation of the merger;

•

recent and historical market prices for Meridian common stock, including the market performance of the Meridian common stock relative to those of other participants in Meridian’s sector and general market indices, and as compared to the merger consideration, including the fact that the merger consideration of $34.00 per share represents an approximate premium of:

•	32% to Meridian’s per share closing price of $25.67 on March 17, 2022 (which is the day immediately preceding the date on which the buyer consortium submitted the indicative proposal); and

•

16% to the $29.31 per share of Meridian common stock based on the one-month average price per share of Meridian common stock commencing on June 7, 2022, the date on which, at Meridian’s direction, Rothschild & Co began contacting certain potential other acquirors of Meridian to determine whether another party may be willing to pay more than the buyer consortium;

•

the opinion of Rothschild & Co, financial advisor to Meridian, that, as of July 6, 2022, and based upon and subject to the qualifications, limitations and assumptions stated in such opinion, the $34.00 in cash per share of Meridian common stock to be paid to the holders (other than excluded shares and dissenting shares) of shares of Meridian common stock pursuant to the merger agreement was fair from a financial point of view to such holders, and the financial analyses related thereto prepared by Rothschild & Co and described below under “The Merger (Proposal 1)—Opinion of Meridian’s Financial Advisor”;

•

the course and history of the negotiations between Meridian and Columbus Holding, as described under “The Merger (Proposal 1)—Background of the Merger,” including the Meridian Board’s and management’s belief that Columbus Holding’s offer of $34.00 per share was Columbus Holding’s best and final offer;

•

the fact that Columbus Holding, SDB and Merger Sub agreed to (and agreed to cause their controlled affiliates and SJL to) use their reasonable best efforts to obtain all necessary governmental approvals with respect to the merger, including divesting assets as necessary to obtain any such approval, subject to certain limitations;

•

the Meridian Board’s belief, after consultation with Meridian’s financial advisor, the 2021 and 2022 market checks conducted in the past two years, and its knowledge of the industry and the operations of Meridian, that it was unlikely that any other financial sponsor or strategic buyer (i) would be willing to acquire Meridian at a price in excess of $34.00 per share in cash, and (ii) would ultimately consummate the transaction on terms similar to or more favorable to Meridian than those set forth in the merger agreement, even if Meridian were to conduct other solicitations of alternative acquisition proposals, including:

•

that positive macroeconomic and industry factors had increased demand for Meridian’s products and services during and as a result of the COVID-19 pandemic, the risk that such demand could subside as the pandemic moves to an endemic phase, and internal factors, such as Meridian management’s valuation and projections, each suggested that this would be an opportune time to explore a sale process and obtain maximum value for Meridian shareholders;

•

that Meridian had conducted a lengthy and thorough process, both in 2021 and in 2022 since the buyer consortium submitted its initial offer to acquire Meridian, involving outreach to 13 potential acquirers, of which seven entered into non-disclosure agreements with Meridian and received due diligence, and no other potential acquiror provided an indication of interest or definitive proposal to acquire Meridian for $34.00 per share or more; and

•

that the financial projections set forth in the Updated Meridian projections were subject to certain market and sector risks not viewed by Meridian’s management as within the control of Meridian that, based upon the Meridian Board’s knowledge of Meridian’s business and that potential counterparties and market analysts had expressed views with respect to broader sector conditions and competitive dynamics that might adversely affect Meridian’s ability to realize the Updated Meridian projections;

•

the Meridian Board’s belief that the provisions of the merger agreement providing for the payment of a termination fee by Meridian, and other limitations applicable to, among other things, the ability of the Meridian Board to make a change of recommendation and review and consider unsolicited alternative acquisition proposals were reasonable and customary and would not preclude a serious and financially capable potential acquirer from submitting a proposal to acquire Meridian following the announcement of the merger;

•

the fact that Meridian’s outside financial and legal advisors were involved in the negotiations and updated the chairman of the Meridian Board, the special committee and the Meridian Board directly and regularly throughout the process, which provided oversight and additional perspectives on the negotiations in addition to those of Meridian’s management;

•

the fact that, under applicable Ohio law, the Meridian shareholders who do not vote in favor of the adoption of the merger agreement and otherwise comply with the requirements of Ohio law would have the right to pursue their dissenters’ rights under Ohio law if the merger is completed; and

•	the Meridian Board’s review of the structure of the merger and the financial and other terms of the merger agreement, including, among others, the following terms of the merger agreement:

•	the conditions to closing contained in the merger agreement, which the Meridian Board believed are reasonable and customary in number and scope and are reasonably likely to be satisfied;

•

representations from SDB and Columbus Holding that they will have available all funds necessary for the payment of the aggregate merger consideration, and the absence of a financing condition in the merger agreement;

•	a review of SDB’s balance sheet and consideration of its cash on hand and likely borrowing ability;

•

the ability of the Meridian Board, subject to certain conditions, to provide information to and engage in discussions or negotiations with a third party that makes an unsolicited acquisition proposal if the Meridian Board determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that such acquisition proposal constitutes or could reasonably be expected to result in a superior proposal, and that failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties;

•

the ability of the Meridian Board, subject to certain conditions, to change its recommendation that Meridian shareholders approve and adopt the merger agreement and, in addition, to cause Meridian to terminate the merger agreement in order to enter into an alternative acquisition agreement that constitutes a superior proposal, if the Meridian Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties;

•	the customary nature of the representations, warranties and covenants of Meridian in the merger agreement;

•

the fact that the terms and conditions of the merger agreement minimize, to the extent reasonably practical, the risk that a condition to closing would not be satisfied and also provide reasonable flexibility to operate Meridian’s business during the pendency of the merger, including with respect to actions in response to the COVID-19 pandemic; and

•

Meridian’s ability, under circumstances specified in the merger agreement, to specifically enforce SDB’s and Columbus Holding’s obligation to complete the merger and the other transactions contemplated by the merger agreement.

In the course of its deliberations, the Meridian Board, in consultation with Meridian’s management and Meridian’s outside financial and legal advisors, also considered a variety of risks and other potentially negative factors relating to the merger agreement and the merger, including the following:

•

the fact that, subsequent to completion of the merger, Meridian will no longer exist as a public company and that the nature of the transaction as a cash transaction would prevent Meridian shareholders from being able to participate in any value creation that Meridian could generate going forward, as well as any future appreciation in value of Meridian;

•

the covenants in the merger agreement prohibiting Meridian from soliciting other potential acquisition proposals, and restricting its ability to entertain other potential acquisition proposals, unless certain conditions are satisfied;

•

the fact that Meridian would be obligated to pay a termination fee of $45,960,000 under certain circumstances, including the potential impact of such termination fee on the willingness of other potential acquirers to propose alternative transactions, although the Meridian Board believed that the termination fee was reasonable and customary and would not preclude a serious and financially capable potential acquirer from submitting a proposal to acquire Meridian following the announcement of the merger;

•

the fact that Columbus Holding’s, SDB’s and Merger Sub’s obligation to consummate the merger are subject to conditions, and the possibility that such conditions may not be satisfied, including as a result of events outside of Meridian’s control, and the fact that, if the merger is not consummated:

•

Meridian’s directors, officers and other employees will have expended extensive time and effort and will have experienced significant distractions from their work during the pendency of the transaction, and Meridian will have incurred significant transaction costs attempting to consummate the transaction;

•	the market’s perception of Meridian’s continuing business could potentially result in a loss of customers, suppliers, distributors, business partners, collaboration partners and employees; and

•	the trading price of Meridian common stock could be adversely affected;

•

the potential negative effect of the pendency of the merger on Meridian’s business and relationships with customers, suppliers, distributors, business partners, collaboration partners and employees, including the risk that certain key members of Meridian management might choose not to remain employed with Meridian prior to the completion of the merger, regardless of whether or not the merger is completed;

•

the fact that Meridian is obligated to provide Columbus Holding with notice of any acquisition proposal and the opportunity within four business days of such notice, subject to extension under certain circumstances, to match any competing acquisition proposal that constitutes a superior proposal, although the Meridian Board believed this would not preclude a potential acquirer from submitting a proposal to acquire Meridian;

•

the fact that under the terms of the merger agreement, Meridian has agreed to restrictions on the conduct of its business before completion of the merger, generally requiring Meridian to use commercially reasonable efforts to carry on its business in all material respects in the ordinary course and, subject to specified exceptions, that Meridian will not take a number of actions related to the conduct of its business without Columbus Holding’s prior written consent, and the possibility these terms may limit the ability of Meridian to pursue business opportunities that it would otherwise pursue, which actions could create additional shareholder value;

•

the fact that certain of Meridian’s directors and executive officers may receive certain benefits that are different from, and in addition to, those of Meridian’s other shareholders. See “The Merger (Proposal 1)—Interests of Meridian’s Directors and Executive Officers in the Merger”;

•	the fact that Meridian has incurred and will continue to incur significant transaction costs and expenses in connection with the proposed transaction, regardless of whether the merger is consummated;

•	the fact that the exchange of Meridian common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes; and

•

the fact that the merger consideration represented a premium of 8.5% over the closing price of the Meridian shares on July 5, 2022, the day prior to the date on which the Meridian Board approved the merger agreement and the merger, which premium was lower than the premium to the price of the Meridian share at the time the buyer consortium provided the indicative proposal and lower than the premiums in certain other selected transactions.

After considering the foregoing potentially negative and potentially positive factors, the Meridian Board concluded that the potentially positive factors substantially outweighed the potentially negative factors.

The foregoing discussion of the information and factors considered by the Meridian Board is not exhaustive but is intended to reflect the material factors considered by the Meridian Board in its consideration of the merger. In view of the complexity and the large number of the factors considered, the Meridian Board, both individually and collectively, did not quantify or assign any relative or specific weight to the various factors. Rather, the Meridian Board based its recommendation on the totality of the information presented to and considered by it. In addition, individual members of the Meridian Board may have given different weights to different factors. The above factors are not presented in any order of priority. The foregoing discussion of the information and factors considered by the Meridian Board is forward-looking in nature. This information should be read in light of the factors set forth in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Recommendation of the Meridian Board

After careful consideration, the Meridian board unanimously: (i) determined that the terms of the merger agreement and the merger are fair to and in the best interests of Meridian and its shareholders; (ii) approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement; (iii) approved the execution and delivery of the merger agreement by Meridian; (iv) directed that the merger agreement be submitted to the Meridian shareholders for adoption; and (v) recommended that Meridian shareholders adopt the merger agreement.

The Meridian Board unanimously recommends that the Meridian shareholders vote “FOR” the proposal to adopt the merger agreement.

Opinion of Meridian’s Financial Advisor

As of December 2, 2019, Meridian retained Rothschild & Co as its financial advisor in connection with its evaluation of the potential sale, merger or other business/strategic combination involving Meridian, including, without limitation, with respect to the merger contemplated by the merger agreement. Meridian selected Rothschild & Co based on its qualifications, expertise and familiarity with Meridian’s business and industry. As part of its investment banking business, Rothschild & Co regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings and other transactions.

On July 6, 2022, at a meeting of the Meridian Board held to evaluate the proposed transaction contemplated by the merger agreement, Rothschild & Co delivered to the Meridian Board its oral opinion, which was subsequently confirmed by delivery to the Meridian Board of a written opinion dated July 6, 2022, to the effect that, as of such date and on the basis of and subject to the qualifications, limitations and assumptions set forth in the written opinion, the merger consideration payable to the holders of Meridian common stock (other than excluded shares and dissenting shares) in the merger pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of Rothschild & Co’s written opinion, dated July 6, 2022, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. Meridian shareholders are urged to read the opinion carefully and in its entirety. The summary of Rothschild & Co’s opinion contained in Annex B is qualified in its entirety by reference to the full text of such opinion.

Rothschild & Co’s opinion was provided for the benefit of the Meridian Board in connection with and for the purpose of its evaluation of the merger. Rothschild & Co’s opinion should not be construed as creating any fiduciary duty on Rothschild & Co’s part to any party. Rothschild & Co’s opinion was limited to the fairness, from a financial point of view, to the holders of the Meridian common stock of the merger consideration payable to such holders in the merger pursuant to the merger agreement. Rothschild & Co was not asked to, nor did it, offer any opinion as to the terms, other than the merger consideration to the extent expressly set forth in its opinion, of the merger, the merger agreement or any other agreement entered into in connection with the merger. Rothschild & Co expressed no opinion as to the price at which Meridian common stock would trade at any future time. In addition, Rothschild & Co did not express any opinion as to Meridian’s underlying business decision to engage in the merger or the relative merits of the merger as compared to any alternative transaction. Rothschild & Co’s opinion did not constitute a recommendation to the Meridian Board as to whether to approve the merger or a recommendation as to how any holder of Meridian common stock should vote or otherwise act with respect to the merger or any other matter. In addition, Rothschild & Co was not asked by the Meridian Board to address, nor did Rothschild & Co’s opinion address, (i) the fairness to, or any other consideration of, the holders of any class of securities, other than holders of Meridian common stock and then only to the extent expressly set forth in Rothschild & Co’s opinion, or creditors or other constituencies of Meridian or (ii) the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of SDB, SJL, Columbus Holding, Meridian, or any class of such persons, whether relative to the merger consideration pursuant to the merger agreement or otherwise.

In connection with its opinion, Rothschild & Co, among other things:

•	reviewed the draft of the merger agreement dated July 6, 2022 provided to the Meridian Board in connection with its meeting on July 6, 2022;

•

reviewed certain publicly available business and financial information that Rothschild & Co deemed to be generally relevant concerning Meridian and the industry in which it operates, including certain publicly available research analyst reports and the reported price and historical trading activity for the shares of Meridian common stock;

•

compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies Rothschild & Co deemed generally relevant and the consideration received in such transactions;

•

compared the financial and operating performance of Meridian with publicly available information concerning certain other public companies Rothschild & Co deemed generally relevant, including data relating to public market trading levels and implied trading multiples;

•

reviewed certain internal financial and operating information with respect to the business, operations and prospects of Meridian, including the Updated Meridian projections prepared by the management of Meridian. Please refer to the section under the heading “The Merger (Proposal 1)—Certain Financial Projections” for more details; and

•	performed such other financial studies and analyses and considered such other information as Rothschild & Co deemed appropriate for the purposes of its opinion.

In addition, Rothschild & Co held discussions with certain members of the management of Meridian regarding the merger, the past and current business operations and financial condition and prospects of Meridian, the Updated Meridian projections and certain other matters Rothschild & Co believed necessary or appropriate to its inquiry.

In arriving at its opinion, with Meridian’s consent, Rothschild & Co relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished or made available to Rothschild & Co by or on behalf of Meridian and its associates, affiliates and advisors, or otherwise reviewed by or for it, and Rothschild & Co did not assume any responsibility or liability therefor. Rothschild & Co did not conduct any valuation or appraisal of any assets or liabilities of Meridian, nor were any such valuations or appraisals provided to Rothschild & Co, and Rothschild & Co did not express any opinion as to the value of such assets or liabilities. Rothschild & Co did not evaluate the solvency or fair value of Meridian, SDB or Columbus Holding under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. In addition, Rothschild & Co did not assume any obligation to conduct any physical inspection of the properties or the facilities of Meridian, SDB or Columbus Holding. At the direction of the management of Meridian, Rothschild & Co used and relied upon the Updated Meridian projections for purposes of its opinion. In relying on the Updated Meridian projections, Rothschild & Co assumed, at the direction of Meridian, that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by Meridian’s management as to the expected future results of operations and financial condition of Meridian. Rothschild & Co did not express any view as to the reasonableness of the Updated Meridian projections and the assumptions on which they are based.

For purposes of rendering its opinion, Rothschild & Co assumed that the merger would be consummated as contemplated in the merger agreement without any waiver or amendment of any terms or conditions, including, among other things, that the parties would comply with all material terms of the merger agreement and that in connection with the receipt of all necessary governmental, regulatory or other approvals and consents required for the merger, no material delays, limitations, conditions or restrictions would be imposed. For purposes of rendering its opinion, Rothschild & Co assumed that there had not occurred any material change in the assets, financial condition, results of operations, business or prospects of Meridian since the date of the most recent financial statements and other information, financial or otherwise, relating to Meridian made available to Rothschild & Co, and that there was no information or any facts that would make any of the information reviewed by Rothschild & Co incomplete or misleading. Rothschild & Co did not express any opinion as to any tax or other consequences that may result from the merger, nor did its opinion address any legal, tax, regulatory or accounting matters. Rothschild & Co relied as to all legal, tax and regulatory matters relevant to rendering its opinion upon the assessments made by Meridian and its other advisors with respect to such issues. In arriving at its opinion, Rothschild & Co did not take into account any litigation, regulatory or other proceeding that was pending or may be brought against Meridian or any of its affiliates. In addition, Rothschild & Co relied upon and assumed, without independent verification, that the final form of the merger agreement would not differ in any material respect from the draft copy of the merger agreement reviewed by it. Rothschild & Co’s opinion was necessarily based on securities markets, economic, monetary, financial and other general business and financial conditions as they existed and could be evaluated on, and the information made available to Rothschild & Co as of, the date of the opinion and the conditions and prospects, financial and otherwise, of Meridian as they were reflected in the information provided to Rothschild & Co and as they were represented to Rothschild & Co in discussions with the management of Meridian. Although subsequent developments may affect Rothschild & Co’s opinion and the assumptions used in preparing it, Rothschild & Co does not have any obligation to update, revise, or reaffirm its opinion.

The following represents a summary of the material financial analyses performed by Rothschild & Co, each of which is a standard valuation methodology customarily undertaken in transactions of this type, in connection with providing its opinion, dated July 6, 2022, to the Meridian Board. The summary of these analyses is not a comprehensive description of all analyses and factors considered by Rothschild & Co. The preparation of a fairness opinion is a complex analytical process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. No one method of analysis should be regarded as critical to the overall conclusion reached by Rothschild & Co. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusion reached by Rothschild & Co was based on all analyses and factors taken as a whole and also on application of Rothschild & Co’s experience and judgment, which conclusion may involve significant elements of subjective judgment and qualitative analysis. Some of the summaries of financial analyses performed by Rothschild & Co include information presented in tabular format. In order to fully understand the financial analyses performed by Rothschild & Co, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Rothschild & Co. The order of analyses described below does not represent the relative importance or weight given to the analysis by Rothschild & Co.

As used in this section, (a) all references to “fully diluted” shares and phrases of similar import, when used in relation to Meridian, mean the number of fully diluted outstanding shares of Meridian common stock (including all performance-based restricted stock units, time-based restricted stock units, and stock options, calculated on a treasury stock method basis) based on the most recently available information as of July 6, 2022 as provided by the management of Meridian to Rothschild & Co, which number of fully diluted shares was equal to 45,058,656, (b) the “EV” of a company as of any given time refers to the enterprise value of such company (calculated as further discussed below) at such time, and (c) the “EBITDA” of a company for any given period means the earnings before interest, taxes, depreciation and amortization of such company during such period and includes the expense of stock-based compensation.

Selected Public Company Analysis

Rothschild & Co performed a selected public companies analysis in order to derive an implied per share equity value reference range for the Meridian common stock from the market value and trading multiples of other publicly traded companies and then compared this implied per share equity value reference range with the merger consideration provided for in the merger agreement. While none of the following companies are identical to Meridian, Rothschild & Co selected these companies because they operate in the life sciences or diagnostics industries, have publicly traded equity securities and were deemed by Rothschild & Co, based on its professional judgment and experience, for purposes of this analysis, to be similar to Meridian in one or more respects, including size, lines of business, business models, areas of diagnostic testing (including for detecting SARS-CoV-2) and end-market exposure. The publicly traded companies selected by Rothschild & Co for purposes of this analysis included the companies listed in the chart below, which Rothschild & Co refers to, collectively, as the “selected public companies.”

For purposes of its analysis of the selected public companies, Rothschild & Co (i) reviewed, among other things, for each of the selected public companies, the per share stock price of such selected public companies as of July 5, 2022, public filings made by such selected public companies for certain historical financial information and data for such selected public companies that Rothschild & Co obtained from broker research, (ii) calculated the EV of each of the selected public companies as a multiple of the estimated revenue for calendarized fiscal years ending September 30, 2022 and September 30, 2023, which multiple Rothschild & Co refers to as “EV/Revenue,” and (iii) calculated the EV of each of the selected public companies as a multiple of the estimated EBITDA for calendarized fiscal years ending September 30, 2022 and September 30, 2023, which multiple Rothschild & Co refers to as “EV/EBITDA.”

EV was calculated as fully diluted equity market value based on per share stock prices plus, with respect to each of the selected public companies, such company’s most recently disclosed net debt and other adjustments or with respect to Meridian, EV was calculated as Meridian’s fully diluted market valued based on its per Meridian common share prices plus Meridian’s debt, government grants, and other debt-like items, less Meridian’s consolidated cash and cash equivalents, each as of May 31, 2022 and as provided and approved for Rothschild & Co’s use by the management of Meridian. With respect to two of the selected publicly traded companies, R&D had been capitalized under International Financial Reporting Standards and Rothschild & Co adjusted their respective EVs as if R&D had been fully expensed. With respect to five of the eight peers, underfunded pensions were treated as debt-like items and added back to their respective EVs. With respect to Bio-Rad Laboratories, Inc., its 30% stake in Sartorius AG was treated as a cash equivalent for the purposes of calculating its respective EV.

The results of Rothschild & Co’s review of the EV/Revenue and EV/EBITDA are summarized in the charts below:

	EV/Revenue		EV/EBITDA
Company	2022E	2023E	2022E		2023E
QIAGEN N.V.	5.6x	5.6x	15.5x		15.7x
bioMériux SA	3.5x	3.4x	13.5x		14.0x
DiaSorin S.p.A.	6.6x	6.4x	18.5x		18.7x
Bio-Rad Laboratories, Inc.	2.4x	2.3x	10.3x		9.6x
Quidel Corporation	1.9x	3.2x	2.6x		n.a.	2
SD Biosensor, Inc.	1.0x	1.5x	2.2x		3.6x
Seegene, Inc.	1.3x	2.0x	2.9x		4.9x
OraSure Technologies, Inc.	0.4x	0.5x	n.m.	1	n.m.
Overall
3rd Quartile	4.0x	3.9x	14.5x		15.3x
Mean	2.8x	3.1x	9.4x		11.1x
Median	2.1x	2.8x	10.3x		11.8x
1st Quartile	1.2x	1.9x	2.7x		6.1x

1	n.m. denotes a revenue multiple above 40.0x, EBITDA multiple above 75.0x and negative EBITDA multiples.
2	n.a. denotes metrics that are not publicly available.

Based on the 2022E EV/Revenue and 2023E EV/Revenue multiples calculated above and on Rothschild & Co’s professional judgment, Rothschild & Co applied an illustrative range of EV/ Revenue of 2.25x to 3.75x and 2.75x to 3.75x to the estimated consolidated revenue of Meridian for its fiscal years 2022 and 2023, respectively, each as provided in the Updated Meridian projections, to reach a range of implied EVs for Meridian for fiscal years 2022 and 2023. Based on the 2022 estimated EV/EBITDA and 2023 estimated EV/EBITDA multiples calculated above and on Rothschild & Co’s professional judgment, Rothschild & Co applied an illustrative range of EV/EBITDA of 11.0x to 13.5x and 11.5x to 14.0x to the estimated EBITDA of Meridian for its fiscal years 2022 and 2023, respectively, each as provided in the Updated Meridian projections, to reach a range of implied EVs for Meridian for fiscal years 2022 and 2023. To calculate implied equity values, Rothschild & Co then subtracted from such implied EVs the amount of Meridian’s debt, government grants, and other debt-like items, and added to such implied EVs the amount of Meridian’s consolidated cash and cash equivalents, each as of May 31, 2022 and as provided and approved for Rothschild & Co’s use by the management of Meridian. Rothschild & Co then divided such implied equity values by the number of fully diluted outstanding shares of Meridian common stock, as provided by the management of Meridian and approved for Rothschild & Co’s use, to reach the following implied per share equity value reference ranges for Meridian, rounded to the nearest $0.05, as compared to the merger consideration:

Implied Per Share Equity Value Reference Range for Meridian	Merger Consideration
2022 Estimated Revenue $18.55 - $29.95
2023 Estimated Revenue $21.15 - $28.40
2022 Estimated EBITDA $26.10 - $31.70
2023 Estimated EBITDA $26.10 - $31.50
$34.00

Selected Precedent Transactions Analysis

Rothschild & Co performed a selected precedent transactions analysis in order to derive an implied per share equity value reference range for Meridian from implied transaction enterprise value multiples in merger or acquisition transactions involving other companies that occurred since 2010 and then compared this implied per share equity value reference range with the merger consideration provided for in the merger agreement. Using publicly available information, Rothschild & Co analyzed the enterprise value multiples in the 20 selected transactions listed in the table below involving target companies with business operations in the life sciences industry and the diagnostics industry that in Rothschild & Co’s view based on its professional judgement and experience generally reflected similar characteristics to Meridian’s business operations. In the table below, Rothschild & Co refers to “last twelve months” as “LTM” and “next twelve months” as “NTM.”

Announcement Date	Acquirer	Target	EV/LTM Revenue		EV/LTM EBITDA		EV/NTM Revenue	EV/NTM EBITDA
April 2021	DiaSorin	Luminex	4.2x		21.5x		3.7x	21.6x
March 2021	Roche	GenMark Dx	10.5x		n.m.	1	8.6x	n.m.
November 2020	PerkinElmer	Horizon Discovery	5.1x		n.m.		4.6x	n.m.
February 2019	Danaher	GE BioPharma	n.a.	2	n.a.		6.7x	17.0x
July 2017	Quidel	Alere Triage Assets	3.0x		n.a.		n.a.	n.a.
June 2017	PerkinElmer	EUROIMMUN	5.0x		22.5x		n.a.	n.a.
December 2016	Grifols	Hologic’s Blood Screening Business	8.3x		11.7x		7.7x	11.9x
September 2016	Danaher	Cepheid	7.0x		n.m.		5.9x	n.m.
February 2016	Abbott	Alere	3.2x		22.4x		3.2x	15.2x
November 2015	Consortium led by Mr. Li Xiting	Mindray	1.9x		12.8x		1.8x	12.6x
January 2014	Carlyle	Ortho Clinical Dx	2.2x		8.5x		n.a.	n.a.
September 2013	bioMérieux	BioFire	6.4x		n.a.		5.6x	n.a.
February 2013	Danaher	HemoCue	2.6x		13.0x		2.4x	11.8x
July 2012	Thermo Fisher	One Lambda	5.1x		10.9x		n.a.	n.a.
April 2012	Hologic	Gen-Probe	6.5x		20.4x		5.6x	16.8x
July 2011	TPG	Immucor	4.9x		11.3x		4.7x	11.1x
May 2011	Thermo Fisher	Phadia	6.7x		16.6x		n.a.	n.a.
September 2011	PerkinElmer	Caliper Life Sciences	4.1x		n.m.		3.7x	n.m.
February 2011	Danaher	Beckman Coulter	1.8x		10.5x		1.7x	11.0x
February 2010	Merck KGaA	Millipore	4.2x		17.0x		3.8x	n.a.
Overall 3rd Quartile			6.5x		20.4x		5.8x	16.8x
Mean			4.9x		15.3x		4.7x	14.3x
Median			4.9x		13.0x		4.6x	12.6x
1st Quartile			3.1x		11.3x		3.4x	11.8x

1	n.m. denotes a negative EBITDA multiple or an EBITDA multiple above 75.0x
2	n.a. denotes metrics that are not publicly available

Based on its professional judgment and experience, Rothschild & Co deemed these transactions relevant to consider in relation to Meridian and the merger. No company, business or transaction used in this analysis is identical or directly comparable to Meridian or the merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which Meridian or the merger was compared.

For purposes of this analysis, Rothschild & Co calculated the enterprise value of each of the target companies in the selected precedent transactions based on the market and financial data of the target companies as well as the following metrics:

•

the implied EV of the target company of the selected transaction as a multiple of the LTM Revenue, LTM EBITDA, NTM Revenue, and NTM EBITDA of the target company that was publicly disclosed at the time each such selected transaction was announced or, where available, as a multiple of the LTM Revenue and LTM EBITDA of the target company during the 12-month period ending closest to the date of announcement of the merger or acquisition for which such information was publicly available, which multiples Rothschild & Co refers to as EV/LTM Revenue and EV/LTM EBITDA, as a multiple of the NTM Revenue and NTM EBITDA of the target company during the 12-month period following closest to the date of announcement of the merger or acquisition for which such information was publicly available, which multiples Rothschild & Co refers to as EV/NTM Revenue and EV/NTM EBITDA; and

•	underfunded pensions were treated as debt-like items and added back to EV for precedent transactions involving a target that was public at the time of the merger or acquisition.

Based on the EV/LTM Revenue multiple calculated for the selected transactions and on Rothschild & Co’s professional judgment, Rothschild & Co applied an illustrative range of EV/LTM Revenue of 3.5x to 4.5x to the estimated LTM Revenue of Meridian for the period ended September 30, 2022, as provided in the Updated Meridian projections, to reach a range of implied EVs for Meridian. Based on the EV/LTM EBITDA multiple calculated for the selected transactions and on Rothschild & Co’s professional judgment, Rothschild & Co applied an illustrative range of EV/LTM EBITDA of 13.5x to 15.5x to the estimated LTM EBITDA of Meridian for the period ended September 30, 2022, as provided in the Updated Meridian projections, to reach a range of implied EVs for Meridian. Based on the EV/NTM Revenue multiple calculated for the selected transactions and on Rothschild & Co’s professional judgment, Rothschild & Co applied an illustrative range of EV/NTM Revenue of 3.5x to 4.5x to the estimated NTM Revenue of Meridian for the period ended September 30, 2023, as provided in the Updated Meridian projections, to reach a range of implied EVs for Meridian. Based on the EV/NTM EBITDA multiple calculated for the selected transactions and on Rothschild & Co’s professional judgment, Rothschild & Co applied an illustrative range of EV/NTM EBITDA of 12.0x to 14.5x to the estimated NTM EBITDA of Meridian for the period ended September 30, 2023, as provided in the Updated Meridian projections, to reach a range of implied EVs for Meridian. To calculate implied equity values, Rothschild & Co then subtracted from such implied EVs Meridian’s debt, government grants, and other debt-like items and added to such implied EVs, Meridian’s consolidated cash and cash equivalents, each as of May 31, 2022 and as provided and approved for Rothschild & Co’s use by the management of Meridian. Rothschild & Co then divided such implied equity values by the number of fully diluted outstanding shares of Meridian common stock, as provided by the management of Meridian and approved for Rothschild & Co’s use, to reach the following implied per share equity value reference ranges for Meridian, rounded to the nearest $0.05, as compared to the merger consideration:

Implied Per Share Equity Value Reference Range for Meridian	Merger Consideration
LTM Revenue $28.10 - $35.75
LTM EBITDA $31.50 - $35.90
NTM Revenue $26.35 - $33.45
NTM EBITDA $26.75 - $32.05	$34.00

Discounted Cash Flow Analysis

Rothschild & Co performed a discounted cash flow analysis for Meridian in order to derive an implied per share equity value reference range for the entire company if it were to remain an independent public company, and then compared this implied per share equity value reference range with the merger consideration provided for in the merger agreement. In this analysis, Rothschild & Co calculated a range of implied EVs for Meridian by adding (i) the estimated unlevered, after-tax free cash flows that Meridian was forecasted to generate from the four months ended September 30, 2022 through the end of fiscal year 2027 based on the Updated Meridian projections provided by the management of Meridian, discounted to present value, as of May 31, 2022, after the application of a range of illustrative discount rates, which were based on the estimated weighted average cost of capital, which Rothschild &Co refers to as “WACC,” for Meridian to (ii) the present value, as of May 31, 2022 of the implied terminal value of Meridian, after the application of a range of illustrative discount rates based on the estimated WACC for Meridian. Rothschild & Co estimated the terminal value of Meridian by applying an illustrative range of growth rates in perpetuity of 2.25% to 3.25%, which Rothschild & Co selected using its experience and professional judgment, to the estimated unlevered after-tax free cash flows included in the Updated Meridian projections for the terminal period, which resulted in a range of estimated terminal values, after the application of a range of illustrative discount rates, the midpoint of which was $1.087 billion.

Unlevered, after-tax free cash flows for the terminal period were calculated as net operating profit after taxes, which we refer to as “NOPAT,” after application of the illustrative range of growth rates described above, plus depreciation and amortization, less capital expenditures, less change in net working capital. Rothschild & Co used the mid-year discounting convention and applied a range of illustrative discount rates of 9.5% to 11.0%, based on an estimated WACC of 10.25%, which Rothschild & Co calculated using the traditional CAPM (capital asset pricing model).

Rothschild & Co calculated a range of implied equity values for Meridian by subtracting from the range of combined implied EVs the amount of Meridian’s debt and government grants as of May 31, 2022, and by adding to the range of combined implied EVs the amount of Meridian’s consolidated cash and cash equivalents as of May 31, 2022, each as provided and approved for Rothschild & Co’s use by the management of Meridian. Rothschild & Co then divided the ranges of implied equity values for Meridian by the number of fully diluted outstanding shares of Meridian common stock, as provided by the management of Meridian and approved for Rothschild & Co’s use. These analyses indicated the following implied per share equity value reference ranges for Meridian, rounded to the nearest $0.05, as compared to the merger consideration:

Implied Per Share Equity Value Reference Range for Meridian	Merger Consideration
$29.20 - $39.35	$34.00

Other Factors

In rendering its opinion, for illustrative purposes only and not relied upon in reaching its conclusion, Rothschild & Co also reviewed and considered other factors, including:

•

historic intraday prices, closing prices, and volume weighted average prices, which we refer to as “VWAPS,” of Meridian common stock, noting, as reference points that (i) the intraday price of Meridian common stock, ranged from $17.04 to $31.93 in the 52-week period preceding July 5, 2022, two trading days prior to public announcement of the transaction, with the merger consideration representing a premium range of 6.5% to 99.5%, (ii) the closing price of Meridian common stock on March 17, 2022, the day prior to the first offer from SDB and SJL, was $25.67, with the merger consideration representing a 32.5% premium, and the closing price of Meridian common stock on June 6, 2022, the day the Meridian Board authorized outreach by Rothschild & Co to potential acquirers, was $27.92, with the merger consideration representing a 21.8% premium, and (iii) the merger consideration provided for in the merger agreement as compared to various VWAPs of Meridian common stock represents a 14.4% premium to the 1-month VWAP of $29.72, a 19.7% premium to the 2-month VWAP of $28.41, a 21.6% premium to the 3-month VWAP of $27.95, and a 33.0% premium to the 6-month VWAP of $25.57, as of July 5, 2022; and

•

the premiums paid in selected precedent cash consideration transactions, involving U.S. listed targets announced since 2018 with implied enterprise values greater than $500 million, noting that the first (1st) and third (3rd) quartile of premiums paid in these selected transactions relative to the target company’s (i) closing stock price one day prior to announcement of the transaction ranged from 14.3% to 52.2% and when applied to the closing price of $31.35 per share of Meridian common stock on July 5, 2022, the resulting range of implied prices was $35.85 to $47.75 per share of Meridian common stock, (ii) average closing stock price for 20 trading days before transaction announcement ranged from 18.2% to 53.3% and when applied to the average closing price for 20 trading days prior to July 5, 2022 of $29.03 per share of Meridian common stock, the resulting range of implied prices was $34.30 to $44.50 per share of Meridian common stock, and (iii) 52-week high stock price prior to announcement of the transaction ranged from (7.8%) to 20.3% and when applied to the 52-week high price of $31.93 per share of Meridian common stock on June 27, 2022, the resulting range of implied prices was $29.45 to $38.40 per share of Meridian common stock, rounded to the nearest $0.05.

The valuation and financial analyses set out above are not a comprehensive description of all analyses and examinations actually conducted by Rothschild & Co in connection with its opinion and are qualified in their entirety by reference to the full text of the written opinion of Rothschild & Co attached to this proxy statement as Annex B.

Miscellaneous

The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant valuation and financial analyses and the application of those methods to the particular circumstances involved, and therefore a fairness opinion necessarily is not susceptible to partial analysis or summary description. Rothschild & Co believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all of the described analyses and factors, would create an incomplete view of the process underlying Rothschild & Co’s analyses and opinion. In arriving at its fairness determination, Rothschild & Co considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered. Rather, Rothschild & Co made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the analyses described above as a comparison is directly comparable to Meridian or the merger.

In performing its analyses, Rothschild & Co made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Meridian. Rothschild & Co’s analyses were based in part on the Updated Meridian projections and other third-party research analyst estimates, which are not necessarily indicative of actual values or actual future results, and which may be significantly more or less favorable than those suggested by Rothschild & Co’s analyses. These analyses were prepared solely as part of the analysis performed by Rothschild & Co with respect to the fairness, from a financial point of view, to the holders of Meridian common stock (other than excluded shares and dissenting shares) of the merger consideration payable to such holders in the merger pursuant to the merger agreement, and were provided to the Meridian Board in connection with the delivery of Rothschild & Co’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at any time in the future.

As described above, Rothschild & Co’s opinion, together with the financial analyses performed by Rothschild & Co in connection with its opinion and reviewed by the Meridian Board, were among the many factors that the Meridian Board took into consideration in making the recommendation of the Meridian Board described in “The Merger (Proposal 1)—Reasons for the Merger.” Rothschild & Co was not requested to, and did not, recommend any specific amount of consideration to the Meridian Board or that any specific amount of consideration constituted the only appropriate consideration in the merger. The amount and type of consideration payable in the merger was determined through arms-length negotiations between Meridian, on the one hand, and SDB and SJL, on the other hand. Consequently, Rothschild & Co’s opinion should not be viewed as determinative of the views of the Meridian Board or the management of Meridian with respect to the merger consideration or the merger, including whether the Meridian Board would have been willing to determine that a different merger consideration was fair.

Rothschild & Co is acting as financial advisor to Meridian with respect to the merger contemplated by the merger agreement and will receive an aggregate fee of approximately $22,200,000 from Meridian for its services, $1,500,000 of which became payable upon delivery of Rothschild & Co’s opinion and the balance of which (currently, approximately $20,700,000) is contingent upon the consummation of the merger. Meridian has also agreed to reimburse Rothschild & Co for certain expenses and to indemnify Rothschild & Co against certain liabilities arising out of its engagement.

During the two-year period ending on July 6, 2022, Rothschild & Co did not provide financial services to SDB, SJL, Columbus Holding or Meridian other than, in the case of Meridian, with respect to Rothschild & Co’s financial advisory services in connection with its evaluation of the potential sale, merger or other business/strategic combination involving Meridian, including, without limitation, with respect to the merger contemplated by the merger agreement. Rothschild & Co and its affiliates are engaged in a wide range of financial advisory and investment banking activities. Rothschild & Co or its affiliates may in the future provide financial services to Meridian, Columbus Holding, SDB, SJL and/or any of their respective affiliates in the ordinary course of Rothschild & Co’s businesses from time to time and may receive fees for the rendering of such services. In addition, in the ordinary course of their asset management, merchant banking and other business activities, affiliates of Rothschild & Co may trade in the securities of Meridian, Columbus Holding, SDB, SJL and any of their respective affiliates, for their own accounts or for the accounts of their affiliates and customers, and may at any time hold a long or short position in such securities.

Rothschild & Co’s opinion was given and speaks only as of its date. Rothschild & Co’s opinion was approved by the Global Advisory Commitment Committee of Rothschild & Co.

Certain Financial Projections

Except for annual guidance, Meridian does not, as a matter of course, make public projections as to future performance, and has refrained from making projections for extended periods, due to, among other reasons, the inherent difficulty of accurately predicting financial performance for future periods and the uncertainty of underlying assumptions and estimates. However, Meridian is including in this proxy statement the Meridian projections (as defined below), which are a summary of certain limited unaudited prospective financial information of Meridian on a standalone basis, without giving effect to the merger, in order to provide Meridian shareholders access to information that was made available to the Meridian Board in connection with its evaluation of the merger and the merger consideration. Preliminary Meridian projections were prepared by Meridian’s management and made available to the buyer consortium on March 5, 2022. Updated Meridian projections were subsequently prepared by Meridian’s management and made available to the buyer consortium on April 5, 2022, in connection with the buyer consortium’s due diligence review. We refer to the Preliminary Meridian projections provided on March 5, 2022 and the Updated Meridian projections provided on April 5, 2022 collectively as “the Meridian projections.”

The Updated Meridian projections were made available to potential counterparties who executed a confidentiality agreement with Meridian in connection with the market check performed by Meridian in June 2022 (see the section entitled “The Merger (Proposal 1)—Background of the Merger” for details regarding the market check). The Updated Meridian projections were also made available to Rothschild & Co in connection with its review and advice to the Meridian Board and special committee regarding the financial terms of the merger and transactions contemplated by the merger agreement. At the instruction of Meridian’s management, Rothschild & Co also used the Updated Meridian projections, as further updated for Meridian’s actual performance between April 5, 2022 and June 30, 2022 as further described in the tables below, in connection with the rendering of its opinion to the Meridian Board (see the section entitled “—Opinion of Meridian’s Financial Advisor” for details regarding Rothschild & Co’s opinion).

The Meridian projections shall be deemed to include for purposes of the disclaimers contained in this section, unless the context requires otherwise, other prospective financial information included below. Meridian advised the recipients of the Meridian projections that its internal financial forecasts are subjective in many respects. The inclusion of the Meridian projections should not be regarded as an indication that the Meridian Board, Rothschild & Co, Meridian or its management or any other recipient of this information considered, or now considers, it to be an assurance of the achievement of future results or an accurate prediction of future results, and they should not be relied on as such.

The Meridian projections and the underlying assumptions upon which the Meridian projections were based are subjective in many respects and are subject to multiple interpretations and frequent revisions attributable to the dynamics of Meridian’s industry and based on actual experience and business developments. The Meridian projections, while presented with numerical specificity, reflect numerous assumptions with respect to Meridian’s revenue, margin and expense, and other performance, industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are difficult to predict, subject to significant economic and competitive uncertainties and beyond Meridian’s control. Multiple factors, including those described in the section of this proxy statement entitled “Cautionary Statement Regarding Forward-Looking Statements” could cause the Meridian projections or the underlying assumptions to be inaccurate. As a result, there can be no assurance that the Meridian projections will be realized or that actual results will not be significantly higher or lower than projected. Because the Meridian projections cover multiple years, such information by its nature becomes less reliable with each successive year. The Meridian projections do not take into account any circumstances or events occurring after the date on which they were prepared, including the merger. Economic and business environments can and do change quickly, which adds an additional significant level of uncertainty as to whether the results portrayed in the Meridian projections will be achieved. As a result, the inclusion of the Meridian projections in this proxy statement does not constitute an admission or representation by Meridian or any other person that the information is material. The summary of the Meridian projections is not provided to influence Meridian shareholders’ decisions regarding whether to vote for the merger proposal or any other proposal. The Meridian projections should be evaluated, if at all, in conjunction with the historical financial statements and other information contained in Meridian’s public filings with the SEC.

The prospective financial information, including the Meridian projections, were not prepared with a view toward public disclosure or toward compliance with United States generally accepted accounting principles (“GAAP”), published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The prospective financial information, including the Meridian projections, included in this proxy statement have been prepared by, and are the responsibility of, Meridian’s management. Ernst & Young LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information, including the Meridian projections, and, accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto. Any Ernst & Young LLP report incorporated by reference in this proxy statement relates to Meridian’s previously issued financial statements. It does not extend to the prospective financial information, including the Meridian projections, and should not be read to do so.

The following is a summary for the Meridian fiscal periods shown of the Preliminary Meridian projections, with dollars in millions:

	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E
Life Science Revenue	$141	$157	$176	$196	$216	$238	$263	$290	$321
Diagnostics Revenue	$161	$173	$187	$201	$218	$229	$240	$252	$264
Total Revenue	$302	$330	$363	$397	$434	$467	$503	$542	$585
Gross Profit	$179	$199	$223	$248	$278	$304	$331	$357	$386
Adj. EBITDA (non-GAAP) (1)	$87	$102	$121	$138	$161	$181	$201	$220	$242

The following is a summary for the Meridian fiscal periods shown of the Updated Meridian projections, with dollars in millions:1

	2022E	2023E	2024E	2025E	2026E	2027E
Life Science Revenue	$199	$165	$185	$207	$230	$256
Diagnostics Revenue	$152	$161	$174	$187	$200	$214
Total Revenue	$351	$326	$359	$394	$430	$469
Gross Profit	$209	$196	$221	$248	$277	$305
Adj. EBITDA (non-GAAP) (1)	$108	$97	$117	$140	$163	$183

(1)

Adj. EBITDA (Non-GAAP) is a non-GAAP measure and means earnings before interest, taxes, depreciation and amortization. Adj. EBITDA (Non-GAAP) includes the expense of stock-based compensation and excludes acquisition and integration-related expenses or benefits, impairment charges, restructuring charges, significant litigation charges or benefits and legal costs.

The following table presents for the Meridian fiscal periods shown the estimated amounts of unlevered free cash flow and the net operating profit after tax of Meridian as calculated by Meridian management by using the Meridian projections and provided by Meridian management to Rothschild & Co for purposes of Rothschild & Co’s financial analyses described in the section entitled “The Merger (Proposal 1)—Opinion of Meridian’s Financial Advisor.” Meridian management also calculated an estimate of Meridian’s LTM EBITDA through May 31, 2022 of $101 million using the Meridian projections and provided such estimate to Rothschild & Co for purposes of Rothschild & Co’s financial analyses described in the section entitled “The Merger (Proposal 1)—Opinion of Meridian’s Financial Advisor.”

	June – Sept 2022E	2023E	2024E	2025E	2026E	2027E
Net Op. Profit After Taxes	$16	$61	$75	$92	$108	$124
Unlevered Free Cash Flow	$12	$74	$77	$92	$109	$122

Adjusted EBITDA (Non-GAAP), LTM EBITDA and Unlevered Free Cash Flow are non-GAAP financial measures within the meaning of the applicable rules and regulations of the SEC, which are financial measures that are not calculated in accordance with GAAP. These non-GAAP financial measures should not be viewed as a substitute for GAAP financial measures and may be different from non-GAAP financial measures used by other companies. Accordingly, these non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP. SEC rules that may otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure do not apply to non-GAAP financial measures provided to directors or a financial advisor (like the Meridian projections) in connection with a proposed transaction like the merger when the disclosure is included in a document like this proxy statement. In addition, reconciliations of non-GAAP financial measures to GAAP financial measures were not relied upon by

[1]

For purposes of Rothschild & Co preparing its opinion dated July 6, 2022, Meridian’s management instructed Rothschild & Co to use the Updated Meridian projections reflecting Meridian’s actual performance through May 31, 2022. Actual performance through May 31, 2022 was lower than the forecast for such time period included in the Updated Meridian projections. Meridian management did not adjust the Updated Meridian projections for the month of June 2022, but because the Updated Meridian projections were prepared on quarterly basis, used one-third of the projected amounts for the quarter ended June 30, 2022 for the month of June 2022. Using actual and estimated performance through June 30, 2022 resulted in (i) 2022E total revenue of $346 million (compared to $351 million in the Updated Meridian projections), (ii) gross profit of $202 million (compared to $209 million in the Updated Meridian projections) and (iii) adj. EBITDA (non-GAAP) of $102 million (compared to $108 million in the Updated Meridian projections). These actual and estimated financial performance numbers had no effect on the Updated Meridian projections for 2023E, 2024E, 2025E, 2026E, or 2027E.

Rothschild & Co for purposes of its opinion or by the Meridian Board in connection with its consideration of the merger. Accordingly, Meridian has not provided a reconciliation of the non-GAAP financial measures included in the Meridian projections to the relevant GAAP financial measures.

The Meridian projections do not take into account the possible financial and other effects on Meridian of the merger and do not attempt to predict or suggest future results following the merger. The Meridian projections do not give effect to the merger, including the impact of negotiating, executing, delivering or consummating the merger agreement, the expenses that may be incurred in connection with completing the merger, the effect on Meridian of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed or the effect of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed, but that were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the Meridian projections do not take into account the effect on Meridian of any possible failure of the merger to occur.

For the foregoing reasons, and considering that the special meeting will be held several months after any portion of the Meridian projections was prepared, as well as the uncertainties inherent in any forecasting information, readers of this proxy statement are cautioned not to place unwarranted reliance on the Meridian projections set forth above. No one has made or makes any representation to any investor or shareholder regarding the information included in the Meridian projections. Neither Meridian nor any of its affiliates assumes any responsibility for the validity, reasonableness, accuracy or completeness of the Meridian projections. Meridian urges all Meridian shareholders to review Meridian’s most recent SEC filings for a description of its reported financial results. In addition, the Meridian projections have not been updated or revised to reflect information or results after the date the Meridian projections were prepared or as of the date of this proxy statement, and except as required by applicable securities laws, Meridian does not intend to update or otherwise revise the Meridian projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error.

Interests of Meridian’s Directors and Executive Officers in the Merger

In considering the recommendation of the Meridian Board that you vote “FOR” the merger proposal and “FOR” the named executive officer merger-related compensation proposal on a non-binding advisory basis, you should be aware that our directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of Meridian shareholders generally, as more fully described below. The Meridian Board was aware of and considered these interests to the extent that they existed at the time, among other matters, in evaluating and negotiating the merger agreement and the merger, in approving the merger agreement and in recommending the applicable merger-related proposals.

The following discussion sets forth certain of these interests in the merger for each person who has served as an executive officer or non-employee director of Meridian at any time since October 1, 2020.

i.	Treatment of Meridian Equity Awards

If the merger is completed, Meridian equity awards held by Meridian’s executive officers, including the named executive officers, and directors will be cancelled and cashed out as follows:

1.	Stock Options

Upon completion of the merger, each outstanding and unexercised option to purchase Meridian common stock granted under the Meridian stock plans, whether vested or unvested, will be converted into the right to receive an amount in cash equal to the product of (i) the total number of shares of Meridian common stock subject to such option and (ii) the excess, if any, of the merger consideration over the exercise price per share of Meridian common stock set forth in such option. Such cash payments will be made to each named executive officer, other executive officer, and director promptly (and no later than 10 business days) following the effective time.

The number and value of outstanding Meridian stock options held by each named executive officer, other executive officer, and director of Meridian based on holdings as of September 2, 2022 is set forth below.

Name	Number of Shares Underlying Unexercised Options (#)	Value of Unexercised Options (1) ($)
Named Executive Officers
Jack Kenny	232,514	$4,128,848
Andrew S. Kitzmiller	5,000	$46,300
Lourdes G. Weltzien	36,276	$556,986
Tony Serafini-Lamanna	37,776	$666,456
Bryan T. Baldasare (2)	11,669	$176,435
Other Executive Officers
Julie Smith	2,000	$54,060
Non-Employee Directors
John C. McIlwraith	76,397	$1,392,681
James M. Anderson	95,397	$1,627,436
Anthony P. Bihl III	16,047	$196,451
Dwight (Dee) E. Ellingwood	82,897	$1,483,241
John M. Rice	32,192	$510,646
Catherine A. Sazdanoff	78,397	$1,435,081
Felicia Williams	49,397	$928,251
David C. Phillips (3)	89,741	$1,552,494

(1)

Represents the in-the-money value of the Meridian stock options based on the assumed value of Meridian common stock at the effective time of the merger ($34.00) and the applicable exercise price for each Meridian stock option.

(2)	Bryan T. Baldasare retired from his employment with Meridian on December 31, 2021.
(3)	David C. Phillips retired from the Meridian Board on January 26, 2022.

2.	Restricted Share Units

Upon completion of the merger, each outstanding Meridian restricted share unit granted under the Meridian stock plans will be converted into a right to receive the merger consideration in respect of a number of shares of Meridian common stock equal to the number of shares of Meridian common stock underlying such Meridian restricted share unit. Such cash payments will be made to each named executive officer, other executive officer, and director promptly (and no later than 10 business days) following the effective time.

The number and value of outstanding Meridian restricted share units held by each named executive officer, other executive officer, and director of Meridian based on holdings as of September 2, 2022 is set forth below.

Name	Number of Restricted Share Units (#)	Value of Restricted Share Units (1) ($)
Named Executive Officers
Jack Kenny	211,983	$7,207,422
Andrew S. Kitzmiller	7,500	$255,000
Lourdes G. Weltzien	41,996	$1,427,864
Tony Serafini-Lamanna	34,936	$1,187,824
Bryan T. Baldasare (2)	—	—
Other Executive Officers
Julie Smith	23,068	$784,312
Non-Employee Directors
John C. McIlwraith	3,012	$102,408
James M. Anderson	3,012	$102,408
Anthony P. Bihl III	3,012	$102,408
Dwight (Dee) E. Ellingwood	3,012	$102,408
John M. Rice	3,012	$102,408
Catherine A. Sazdanoff	3,012	$102,408
Felicia Williams	3,012	$102,408
David C. Phillips (3)	—	—

(1)

Represents the value of the Meridian restricted share units based on the assumed value of Meridian common stock at the effective time of the merger ($34.00). Note that certain of these executive officers hold Meridian restricted share units that may, in accordance with the applicable underlying award agreement, vest and be settled in shares of Meridian common stock prior to the effective time of the merger. For additional details with respect to such awards held by the named executive officers, see the section entitled “—Golden Parachute Compensation.”

(2)	Bryan T. Baldasare retired from his employment with Meridian on December 31, 2021.
(3)	David C. Phillips retired from the Meridian Board on January 26, 2022.

3.	Performance Share Units

Upon completion of the merger, each outstanding Meridian performance share unit granted under the Meridian stock plans will be converted into a right to receive the merger consideration in respect of a number of shares of Meridian common stock equal to the number of shares of Meridian common stock determined as if the applicable performance goals had been achieved for the measurement period at the target level of performance. Such cash payments will be made to each named executive officer and other executive officer promptly (and no later than 10 business days) following the effective time.

The number and value of outstanding Meridian performance share units held by each named executive officer and other executive officer based on holdings as of September 2, 2022, and assuming achievement of the performance goals at the target level of performance, is set forth below. No non-employee directors of Meridian hold any performance share units as of September 2, 2022.

Name	Number of Performance Share Units (Target Level) (#)	Value of Performance Share Units (1) ($)
Named Executive Officers
Jack Kenny	47,060	$1,600,040
Andrew S. Kitzmiller	7,945	$270,130
Lourdes G. Weltzien	7,945	$270,130
Tony Serafini-Lamanna	7,945	$270,130
Bryan T. Baldasare (2)	—	—
Other Executive Officers
Julie Smith	2,648	$90,032

(1)	Represents the value of the Meridian performance share units based on the assumed value of Meridian common stock at the effective time of the merger ($34.00).
(2)	Bryan T. Baldasare retired from his employment with Meridian on December 31, 2021.

ii.	Executive Officer Severance Arrangements

1.	Employment Agreement with Jack Kenny

As of October 1, 2019, Meridian entered into an amended and restated employment agreement with Jack Kenny (the “Kenny employment agreement”), pursuant to which Mr. Kenny serves as Meridian’s Chief Executive Officer. Mr. Kenny also serves as a member of the Meridian Board.

Under the Kenny employment agreement, in the event that Mr. Kenny’s employment is terminated by Meridian without “cause” or Mr. Kenny terminates his employment for “good reason” (each as defined in the Kenny employment agreement), Mr. Kenny will be entitled to (i) continued base salary at his then-current base salary rate for one year following such termination, payable in accordance with Meridian’s normal payroll practices and (ii) a lump sum payment in an amount equal to the pro-rata portion of Mr. Kenny’s target annual bonus during the year of such termination, payable on the date that annual bonuses are paid to similarly situated executives.

In addition, if, within 24 months following a “change in control” (as defined in the Kenny employment agreement and which includes the merger), Mr. Kenny’s employment is terminated by Meridian without cause or due to a failure of Meridian to renew the Kenny employment agreement, or if Mr. Kenny terminates employment for good reason, then upon such termination, Mr. Kenny will receive the following severance payments and benefits (in lieu of those mentioned above):

•	a lump sum payment equal to two times Mr. Kenny’s then-current annual base salary;

•

a lump sum payment equal to two times Mr. Kenny’s then-current annual target bonus amount (or, if higher, Mr. Kenny’s annual target bonus amount as in effect in the calendar year preceding the change in control); and

•	24 months’ continuation of such benefits and employment privileges and/or perquisites as are afforded to other senior officers of Meridian.

In the event that the severance and other benefits provided for in the agreement or otherwise payable to Mr. Kenny would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the benefits under the agreement will be either delivered in full or delivered to a lesser extent which would result in no portion of the benefits being subject to such excise tax, whichever is more beneficial to Mr. Kenny.

The receipt of any severance payments and benefits pursuant to the Kenny employment agreement is conditioned on Mr. Kenny signing and not revoking a general release of claims against Meridian. In addition, the Kenny employment agreement subjects Mr. Kenny to the following restrictive covenants: (i) perpetual confidentiality, (ii) perpetual non-disparagement and (iii) non-competition and non-solicitation during employment and for two years following any termination of employment.

For quantification of the value of the severance payments and benefits described above that would be payable to Mr. Kenny in the event of a qualifying termination immediately following the merger, see the section entitled “—Golden Parachute Compensation.”

2.	Change in Control Agreements

Meridian has entered into change in control agreements, which we refer to as “CIC agreements,” with the following executive officers: Dr. Lourdes Weltzien, Ph.D., Executive Vice President, Life Science; Mr. Tony Serafini-Lamanna, Executive Vice President, Diagnostics; and Mr. Andrew Kitzmiller, Chief Financial Officer (collectively, the “participating executives”). The agreements include an initial term that (i) ended December 31, 2016 for Dr. Weltzien, (ii) ended December 31, 2021 for Mr. Serafini-Lamanna, and (iii) ends December 31, 2022 for Mr. Kitzmiller, and, in each case, the term automatically renews for additional one year periods; provided, however, that in the event of a “change in control” (as defined in the CIC agreements and which includes the merger), the CIC agreements will expire no earlier than 24 months after the calendar month in which such change in control occurs.

Under the CIC agreements, if, within 24 months following a change in control, the executive’s employment with Meridian is terminated for any reason other than (a) by Meridian for “cause” (as defined in the CIC agreements), (b) by reason of the executive’s death or disability, or (c) by the executive without “good reason” (as defined in the CIC agreements), then, subject to the executive’s execution of a release of claims against Meridian, such executive is entitled to:

•

a lump sum cash payment equal to two times the executive’s then-current annual base salary (or, if higher and as applicable, the annual base salary as of immediately prior to the first occurrence of an event constituting good reason);

•	a lump sum cash payment equal to two times the executive’s then-current annual target bonus amount;

•	a lump sum cash payment for all of the executive’s earned but unused vacation time; and

•	24 months’ continuation of such benefits and employment privileges and/or perquisites as are afforded to other senior officers of Meridian.

The CIC agreements also provide that, upon any termination of employment following a change in control and during the term of the CIC agreement, each participating executive is entitled to such executive’s annual bonus for the previously completed fiscal year to the extent unpaid.

In the event that the severance and other benefits provided for in the CIC agreements or otherwise payable to a participating executive would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, such severance and/or benefits will be either delivered in full or delivered to a lesser extent which would result in no portion of the benefits being subject to such excise tax, whichever is more beneficial to the executive.

For quantification of the value of the severance payments and benefits described above that would be payable to Meridian’s applicable named executive officers in the event of a qualifying termination immediately following the merger, see the section entitled “—Golden Parachute Compensation.”

3.	Meridian Severance Practice

Meridian does not have a formal severance policy, but in accordance with Meridian’s past practice for executives at comparable levels, Meridian anticipates that Julie Smith would receive the following severance payments and benefits upon a qualifying termination, with the amounts of such benefits and the circumstances constituting a qualifying termination to be determined in the discretion of the Chief Executive Officer of Meridian:

•	a lump sum cash payment equal to a portion of her then-current annual base salary plus a prorated portion of her then-current annual target bonus;

•	outplacement services for a certain period of time, likely not exceeding 12 months; and

•	continuation of certain health and welfare benefits for a certain period of time, likely not exceeding 12 months.

iii.	Meridian Transaction Bonus Arrangements

In connection with the completion of the merger, Andrew Kitzmiller and Julie Smith will receive cash-based transaction bonuses payable at closing in amounts equal to $150,000 and $50,000, respectively.

iv.	Director and Officer Indemnification and Insurance

Pursuant to the terms of the merger agreement, the surviving company in the merger will assume all specified rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the effective time, existing in favor of Meridian’s directors and officers. For a period of six years after the effective time, Columbus Holding has agreed to, and has agreed to cause the articles of incorporation and code of regulations or similar organizational documents of the surviving company to contain provisions no less favorable to Meridian’s directors and officers with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of the merger agreement in Meridian’s constituent documents.

Columbus Holding, SDB and Merger Sub have agreed, and have agreed to cause the surviving company to indemnify and hold harmless each of Meridian’s directors and officers with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs and expenses incurred in connection with any claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative), for six years after the effective time (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request of or for the benefit of Meridian).

For a period of six years after the effective time, Columbus Holding, SDB and Merger Sub will cause to be maintained (or provide substitute policies) a six-year “tail policy” with reputable insurers on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Meridian and its subsidiaries as of the date the merger agreement.

Such indemnification, advancement of expenses and insurance coverage is further described in the section entitled “The Merger Agreement—Directors’ and Officers’ Indemnification and Insurance.”

v.	Golden Parachute Compensation

The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about certain compensation for each of Meridian’s named executive officers that is based on or otherwise relates to the merger, which we refer to as “merger-based compensation,” and assumes, among other things, that each named executive officer incurs a qualifying termination of employment immediately following completion of the merger. For additional details regarding the terms of the payments described below, see the discussion under the section entitled “The Merger (Proposal 1)—Interests of Meridian’s Directors and Executive Officers in the Merger.”

Please note that the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including assumptions described below, and do not reflect certain compensation actions that may occur before the completion of the merger. As a result, the actual amounts, if any, that may be paid or become payable to Meridian’s named executive officers may differ materially from the amounts set forth below. For purposes of calculating such amounts, rounded to the nearest whole dollar, we have assumed:

•	a hypothetical closing date of November 1, 2022 (solely for purposes of these calculations);

•	none of Meridian’s named executive officers receive any additional equity awards following September 2, 2022;

•	a termination of each named executive officer’s employment under circumstances entitling certain of the named executive officers to severance benefits immediately following the merger; and

•	a transaction price of $34.00 per share.

Golden Parachute Compensation

Named Executive Officer	Cash ($) (1)	Equity ($) (2)	Perquisites/ Benefits ($) (3)	Tax Reimbursements ($) (4)	Other ($) (5)	Total ($)
Jack Kenny	$2,801,801	$9,553,140	$52,689	—	—	$12,407,630
Chief Executive Officer

Andrew S. Kitzmiller	$1,195,549	$571,430	$26,621	—	$150,000	$1,943,600
Chief Financial Officer

Lourdes G. Weltzien	$1,265,903	$2,254,980	$37,366	—	—	$3,558,249
Executive Vice President, Life Science (6)

Tony Serafini-Lamanna	$1,210,923	$2,083,610	$41,803	—	—	$3,336,336
Executive Vice President, Diagnostics

Bryan T. Baldasare	—	$176,435	—	—	—	$176,435
Former Executive Vice President, Chief Financial Officer and Secretary (7)

(1)

Cash. Amounts in this column reflect the lump-sum severance payments that the named executive officers would be entitled to receive pursuant to either the Kenny employment agreement or a CIC agreement, each as applicable and described above in the section entitled “—Executive Officer Severance Arrangements.” These amounts are “double trigger” and become payable only upon a qualifying termination within 24 months following a change in control of Meridian in accordance with the provisions of the applicable agreement, subject to the execution of a release of claims. The amount for Mr. Kenny consists of a lump sum cash severance payment equal to the sum of (i) two times Mr. Kenny’s then-current annual base salary; and (ii) two times Mr. Kenny’s then-current annual target bonus amount (or, if higher, Mr. Kenny’s annual target bonus in effect in the calendar year preceding the change in control). Mr. Kenny would also be entitled to receive payment equal to the value of his earned but unused vacation time. The amounts for Mr. Kitzmiller, Dr. Weltzien and Mr. Serafini-Lamanna consist of a lump sum cash severance payment equal to the sum of (i) two times the executive officer’s then-current annual base salary (or, if higher and as applicable, the annual base salary as of immediately prior to the first occurrence of an event constituting good reason); (ii) two times the executive officer’s then-current annual target bonus amount; and (iii) the executive officer’s earned but unused vacation time.

For purposes of estimating the value of accrued but unused vacation time, the amounts included in the table below reflect a value equal to the product of (i) each named executive officer’s aggregate maximum potential hours of accrued but unused vacation and paid time off as of November 1, 2022, and (ii) such executive’s effective hourly pay rate.

The following table breaks down the estimated amounts in this column by type of payment:

Named Executive Officer	Base Salary Severance ($)	Bonus Severance ($)	Accrued but Unused Vacation ($)	Total ($)
Jack Kenny	$1,421,606	$1,350,526	$29,669	$2,801,801
Andrew S. Kitzmiller	$760,000	$418,000	$17,549	$1,195,549
Lourdes G. Weltzien	$799,996	$439,998	$25,909	$1,265,903
Tony Serafini-Lamanna	$763,848	$420,116	$26,959	$1,210,923
Bryan T. Baldasare	—	—	—	—

(2)

Equity. Amounts in this column reflect the lump sum payments due to the named executive officers in connection with the merger as a result of the cancellation of the outstanding Meridian equity awards, assuming solely for purposes of these calculations a hypothetical closing date of November 1, 2022 and a transaction price of $34.00 per share. These amounts are “single trigger” and payable upon completion of the merger pursuant to the provisions of the merger agreement and in accordance with or as permitted by, as applicable, the relevant Meridian plan documents and award agreements. As described in more detail above in the section entitled “The Merger (Proposal 1)—Treatment of Meridian Equity Awards,” all outstanding Meridian stock options, restricted share units and performance share units granted under the Meridian stock plans, including those held by the named executive officers will be converted into a right to receive (i) in the case of stock options, cash payment equal to the product of (x) the total number of shares of Meridian common stock subject to such option and (y) the excess, if any, of the merger consideration over the exercise price per share of Meridian common stock set forth in such option, (ii) in the case of restricted share units, the merger consideration in respect of a number of shares of Meridian common stock equal to the number of shares of Meridian common stock underlying such Meridian restricted share units, and (iii) in the case of performance share units, the merger consideration in respect of a number of shares of Meridian common stock equal to the number of shares of Meridian common stock determined as if the applicable performance goals had been achieved for the measurement period at the target level of performance.

The following table sets out the value payable to the named executive officers with respect to the cancellation of Meridian’s stock options, restricted share units and performance share units based on a transaction price of $34.00 per share. The values set forth below with respect to Jack Kenny and Tony Serafini-Lamanna do not include the value of certain Meridian restricted share units outstanding as of September 2, 2022, that, subject to each of Mr. Kenny and Mr. Serafini-Lamanna’s satisfaction of the terms of their applicable award agreements, will have vested in the ordinary course and have been settled in shares of Meridian common stock prior to a hypothetical closing date of November 1, 2022. Specifically, the amounts below do not include (i) a value of $3,383,170 with respect to 99,505 Meridian restricted share units held by Mr. Kenny that are scheduled to vest in the ordinary course on October 1, 2022 and (ii) a value of $40,800 with respect to 1,200 Meridian restricted share units held by Mr. Serafini-Lamanna that are scheduled to vest in the ordinary course on September 16, 2022, assuming for these purposes a value of $34.00 per share.

Named Executive Officer	Value of Payment for Stock Options ($)	Value of Payment for Restricted Share Units ($)	Value of Payment for Performance Share Units ($)	Total Value of Payment for Meridian Equity Awards
Jack Kenny	$4,128,848	$3,824,252	$1,600,040	$9,553,140
Andrew S. Kitzmiller	$46,300	$255,000	$270,130	$571,430
Lourdes G. Weltzien	$556,986	$1,427,864	$270,130	$2,254,980
Tony Serafini-Lamanna	$666,456	$1,147,024	$270,130	$2,083,610
Bryan T. Baldasare	$176,435	—	—	$176,435

(3)

Perquisites/Benefits. Amounts in this column reflect the estimated value of continued benefits to which the named executive officers may become entitled upon a qualifying termination of employment within 24 months following a change in control pursuant to either the Kenny employment agreement or a CIC agreement, as applicable (each as described above in the section entitled “—Executive Officer Severance Arrangements”). These amounts are “double trigger” and become payable only upon a qualifying termination within 24 months following a change in control of Meridian in accordance with the provisions of the applicable agreement, subject to the execution of a release of claims. This amount with respect to each of Mr. Kenny, Mr. Kitzmiller, Dr. Weltzien and Mr. Serafini-Lamanna includes the estimated value of 24 months of continued participation in medical, dental and vision benefits, which for purposes of the table below, was calculated using the applicable rates for each continued benefit in effect as of September 2, 2022. In addition, in accordance with its past practice, Meridian offers certain outplacement services to executive officers following a qualifying termination of employment. The following table includes estimates of the value of such health and welfare benefits and outplacement services.

Named Executive Officer	Value of Continued Medical/Dental/Vision Benefits ($)	Value of Outplacement Services ($)	Total ($)
Jack Kenny	$41,189	$11,500	$52,689
Andrew S. Kitzmiller	$15,121	$11,500	$26,621
Lourdes G. Weltzien	$25,866	$11,500	$37,366
Tony Serafini-Lamanna	$30,303	$11,500	$41,803
Bryan T. Baldasare	—	—	—

(4)

Tax Reimbursements. The named executive officers are not entitled to tax reimbursements or gross-ups in connection with the merger. The CIC agreements and the Kenny employment agreement contain elective net-better Section 280G cutback provisions, which provide that, in the event that the severance and other benefits provided for in the named executive officer’s applicable agreement or otherwise payable to such named executive officer would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, such severance and/or benefits will be either delivered in full or delivered to a lesser extent which would result in no portion of the benefits being subject to such excise tax, whichever is more beneficial to the named executive officer.

(5)	Other. Mr. Kitzmiller is entitled to a transaction bonus in an amount equal to $150,000, payable at closing.
(6)

The Golden Parachute Compensation Table includes values associated with certain equity arrangements held by Dr. Weltzien. Absent the merger and pursuant to Meridian’s retirement policy, Dr. Weltzien is retirement eligible and would be entitled to vest in all of her outstanding equity awards upon her retirement.

(7)

Mr. Baldasare retired from his employment with Meridian on December 31, 2021. In connection with the merger, Mr. Baldasare will become entitled to a cash payment in an amount equal to $176,435 with respect to his 11,669 unexercised Meridian stock options (for more details regarding the treatment of Meridian stock options in the merger, see the section entitled “The Merger (Proposal 1)—Treatment of Meridian Equity Awards”). Mr. Baldasare is not otherwise entitled to any additional compensation or benefits in connection with the merger.

vi.	Potential Future Employment

The buyer consortium has proposed, on a preliminary basis, to each of Messrs. Kenny, Kitzmiller, Serafini- Lamanna, and Dr. Weltzien continued employment with the surviving company after the closing of the merger as well as an opportunity to invest a certain amount of such executive officers’ after-tax merger consideration into preferred stock of the surviving company. Consequently, if the buyer consortium and such executive officers of Meridian finalize the terms of those proposals and such executive officers of Meridian enter into arrangements with the buyer consortium or their affiliates, they will be employed with the surviving company following the closing of the merger and may have the right to purchase or participate in the equity of the surviving company.

Financing of the Merger

The completion of the merger is not subject to any financing conditions or contingencies. SDB has represented in the merger agreement that it had, as of the date of the merger agreement, and will have, on the closing date, sufficient funds available to it to pay the aggregate consideration payable pursuant to the merger agreement and all other amounts, fees and expenses payable by SDB, Columbus Holding or Merger Sub under or as contemplated by the merger agreement. We anticipate that the total funds needed to complete the merger, including the funds needed to pay our shareholders (and holders of our other equity-based interests) pursuant to the terms of the merger agreement and to pay all related expenses, will be approximately $1.53 billion based upon the shares of Meridian common stock (and our other equity-based interests) outstanding as of September 2, 2022.

Regulatory Clearances and Approvals Required for the Merger

HSR Act and U.S. Antitrust Matters. The merger is subject to the requirements of the HSR Act, which prevents Meridian and SDB from completing the merger until required information and materials are furnished to the Antitrust Division of the DOJ and the FTC and the HSR Act waiting period is terminated or expires. Meridian and SDB submitted the requisite notification and report forms under the HSR Act on July 21, 2022. The parties withdrew and resubmitted the merger control filing to the FTC and DOJ on August 22, 2022. The waiting period will expire at 11:59 PM on September 21, 2022.

CFIUS Approval. The merger is subject to CFIUS approval, which requires that Meridian and Columbus Holding: have received written notice from CFIUS pursuant to Section 721 of the DPA, indicating that (i) CFIUS has concluded all action with respect to the transactions contemplated by the merger agreement, or (ii) CFIUS has sent a report to the President of the United States requesting the President’s decision on the CFIUS notice submitted by Meridian and Columbus Holding and either (A) the period under the DPA during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the transactions contemplated by the merger agreement has expired without any such action being threatened, announced or taken or (B) the President has announced a decision not to take any action to suspend, prohibit or place any limitations on the transactions contemplated by the merger agreement. The parties submitted a formal draft filing relating to the merger to CFIUS on August 19, 2022, and received comments from CFIUS on August 30, 2022.

Foreign Regulatory Clearances. The parties have also filed merger notifications on August 19, 2022, pursuant to foreign antitrust and foreign investment laws and completion of the merger is further conditioned upon:

•

receipt of a clearance or non-objection from the German Federal Cartel Office and the Romanian Competition Council, or expiration of the applicable waiting periods, or alternatively, if the matter is referred to the European Union, receipt of clearance or non-objection from the European Union, or expiration of the applicable waiting period;

•

the approval or notification of non-objection to the merger from the Department for Business, Energy & Industrial Strategy in the United Kingdom under the UK National Security and Investment Act 2021; and

•

receipt of a certificate of non-objection from the German Federal Ministry for Economic Affairs and Climate Action pursuant to the German Foreign Trade and Payment Ordinance of 2 August 2013, as amended by Article 2 of the Ordinance of 25 August 2021.

At any time, non-U.S. regulatory bodies and U.S. state attorneys general could take action under the laws of their jurisdictions, which could include seeking to enjoin the completion of the merger or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful. For more information about regulatory approvals relating to the merger, see the section entitled “The Merger Agreement—Conditions to the Completion of the Merger.”

Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained or obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the merger, including the requirement to divest assets, create or modify contractual rights or obligations or enter into supply or services agreements. These conditions could result in the conditions to the merger not being satisfied.

Accounting Treatment

The merger is expected to be accounted for as a purchase transaction for financial accounting purposes.

Material U.S. Federal Income Tax Consequences of the Merger

The exchange of Meridian common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger”) who receives cash in the merger in exchange for shares of Meridian common stock will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares.

You should read the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” and consult your tax adviser regarding the particular tax consequences of the merger to you, including any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Delisting and Deregistration of Meridian Common Stock

Upon completion of the merger, Meridian common stock currently listed on the NASDAQ will cease to be listed on the NASDAQ and will subsequently be deregistered under the Exchange Act.

Litigation Relating to the Merger

As of September 2, 2022, no lawsuits have been filed by Meridian shareholders in connection with the merger. However, lawsuit arising out of the merger may be filed in the future.

Dissenters’ Rights

Under Ohio law, holders of record of Meridian common stock who do not vote in favor of the adoption of the merger agreement and who properly demand payment of fair cash value of their shares are entitled to certain dissenters’ rights pursuant to Sections 1701.84 and 1701.85 of the OGCL if the merger is completed. Shareholders holding Meridian common stock considering seeking payment of the fair cash value of their shares should be aware that the fair cash value of their shares as determined pursuant to Section 1701.85 of the OGCL could be more than, the same as, or less than the value of the consideration they would receive pursuant to the merger if they did not seek payment of fair cash value of their shares. To be entitled to such payment, a Meridian shareholder must, among other things, deliver to Meridian a written demand for payment of the fair cash value of the shares held by such shareholder with the information provided for in Section 1701.85(A)(4) of the OGCL before the vote to adopt the merger agreement is taken, not vote in favor of the adoption of the merger agreement, and otherwise comply with Section 1701.85 of the OGCL. Failure to comply strictly with the procedures set forth in Sections 1701.84 and 1701.85 of the OGCL will result in the loss of dissenters’ rights. Please see the section entitled “Dissenters’ Rights” and the text of the Ohio dissenters’ rights statute, Sections 1701.84 and 1701.85 of the OGCL, which is reproduced in its entirety as Annex C to this proxy statement. You are encouraged to read these provisions carefully and in their entirety.

THE MERGER AGREEMENT

The following is a summary of the material terms and conditions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This summary is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference into this proxy statement. We encourage you to read the merger agreement carefully and in its entirety because it is the legal document that governs the merger.

Explanatory Note Regarding the Merger Agreement

The following summary of the merger agreement, a copy of which is attached hereto as Annex A to this proxy statement, is intended solely to provide investors with information regarding the terms of the merger agreement and is not intended to modify or supplement any factual disclosures about Meridian in its public reports filed with the SEC. In particular, the merger agreement and the related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to the parties or any of their subsidiaries or affiliates. The merger agreement contains representations and warranties by Meridian, SDB, Columbus Holding and Merger Sub. The representations, warranties and covenants in the merger agreement were made solely for the benefit of the parties to the merger agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by the disclosure letter to the merger agreement made for the purposes of allocating contractual risk between the parties to the merger agreement, and may apply contractual standards of materiality or material adverse effect that generally differ from those applicable to investors. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in Meridian’s public disclosures. You should not rely on the covenants in the merger agreement as actual limitations on the respective businesses of Meridian, SDB, SJL or Columbus Holding, because the parties may take certain actions that are either expressly permitted in the disclosure letter to the merger agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public.

Additional information about Meridian may be found elsewhere in this proxy statement and Meridian’s other public filings. See “Where You Can Find More Information.”

Structure of the Merger

At the effective time, Merger Sub will be merged with and into Meridian. Meridian will continue as the surviving company such that following the merger, Meridian will continue its corporate existence under Ohio law as a direct wholly owned subsidiary of Columbus Holding. Upon completion of the merger, we anticipate that SDB will own approximately 60% of Columbus Holding and SJL will control (directly or through its affiliate) a special purpose vehicle that will own approximately 40% of Columbus Holding. The articles of incorporation and the code of regulations of Meridian as in effect immediately prior to the effective time, will be amended and restated as of the effective time, in the case of the articles of incorporation, to be the form attached as an exhibit to the merger agreement, and in the case of the code of regulations, to be in the form of the code of regulations of Merger Sub, and as so amended will be the code of regulations of the surviving company except that all references therein to Merger Sub will be automatically amended and will become references to the surviving company. The directors of Merger Sub immediately prior to the effective time will be, as of the effective time, the directors of the surviving company until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal. The officers of Meridian immediately prior to the effective time will be, as of the effective time, the officers of the surviving company until their respective successors are duly appointed and qualified or until their earlier death, resignation or removal.

Closing and Effective Time of the Merger

Unless otherwise mutually agreed in writing by Meridian and Columbus Holding, the closing of the merger will be held and conducted remotely by exchange of documents and signatures (or their electronically delivered counterparts and countersignatures), in no event later than the fifth business day following the satisfaction or waiver of the conditions set forth in the merger agreement and described in the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” (other than those conditions that by their nature are to be satisfied or waived at the closing, but subject to the satisfaction or waiver of such conditions).

The merger will become effective at such date and time as the certificate of merger is filed with the Secretary of State of the State of Ohio or at such later date or time as may be agreed by Meridian and Columbus Holding in writing and specified in the certificate of merger in accordance with the relevant provisions of the OGCL.

As of the date of this proxy statement, we expect to complete the merger in the fourth calendar quarter of 2022. However, completion of the merger is subject to the satisfaction or waiver of the conditions to the completion of the merger, which are described below and include various regulatory clearances and approvals, and it is possible that factors outside the control of Meridian or Columbus Holding could delay the completion of the merger, or prevent it from being completed at all. There may be a substantial amount of time between the special meeting and the completion of the merger. We expect to complete the merger promptly following the receipt of all required approvals.

Effect of the Merger on Meridian’s Common Stock

At the effective time, each share of Meridian common stock issued and outstanding immediately prior to the effective time (other than shares that are cancelled under the merger agreement, any options or other rights granted under Meridian stock plans, or dissenting shares), will be cancelled, extinguished, and converted into the right to receive $34.00 per share of Meridian common stock in cash, without interest. All such shares, when so converted, will no longer be outstanding and will be automatically cancelled, retired and cease to exist.

At the effective time, each share of Meridian common stock held in the treasury of Meridian, each share of Meridian common stock owned by Columbus Holding, Merger Sub or Meridian or any of their respective direct or indirect wholly owned subsidiaries immediately before the effective time, and any dissenting shares will be cancelled and extinguished, and no payment or other consideration will be made with respect to such shares (other than payments in respect of dissenting shares). Shares of Meridian common stock owned by Meridian shareholders who have not voted in favor of or consented to the adoption of the merger agreement and who are entitled to demand and have properly demanded appraisal and payment of the fair cash value of such shares pursuant to, and who comply in all respects with, Sections 1701.84 and 1701.85 of the OGCL, will not be converted into the right to receive the merger consideration. Such Meridian shareholders will instead be entitled to the dissenters’ rights granted by Section 1701.85 of the OGCL, as described in more detail in the section entitled “Dissenters’ Rights.”

Each share of common stock of Merger Sub issued and outstanding immediately before the effective time will, after the effective time, represent one share of common stock of the surviving company and will constitute the only outstanding shares of capital stock of the surviving company.

Procedures for Surrendering Shares for Payment

Columbus Holding will deposit or cause to be deposited, in trust, with Meridian’s paying agent (or another U.S. national bank or trust company that is reasonably satisfactory to Meridian) and pursuant to a paying agent agreement in a form and substance reasonably acceptable to Columbus Holding and Meridian, cash in immediately available funds in an amount equal to the aggregate merger consideration to which the holders of shares of Meridian common stock and other equity-based awards are entitled at the effective time.

As soon as reasonably practicable after the effective time, and in any event within two business days thereafter, the paying agent will mail to each holder whose shares were converted into the right to receive the merger consideration a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the certificates will pass, only upon proper delivery of the certificates to the paying agent or for book-entry shares, upon adherence to the procedures set forth in the letter of transmittal which will be in customary form) and instructions for use in effecting the surrender of the certificates or for book-entry shares, the surrender of such book-entry shares via an “agent’s message” in customary form in exchange for the merger consideration. Each holder of record of one or more certificates may thereafter surrender such certificates to the paying agent under cover of the letter of transmittal, as agent for such holder. Each holder of one or more book-entry shares may thereafter surrender such book-entry shares upon delivery to the paying agent of an “agent’s message” in customary form (or such other evidence, if any, as the paying agent may reasonably request).

If any certificate representing shares of Meridian common stock has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Columbus Holding or the surviving company, as the case may be, the posting by such person of an indemnity agreement or, at the election of Columbus Holding or the paying agent, a bond in such customary amount as indemnity against any claim that may be made against it or SDB with respect to such certificate, the paying agent will, if such holder has otherwise delivered a properly completed and duly executed letter of transmittal, issue in exchange for such lost, stolen, or destroyed certificate, the merger consideration that would be payable in respect thereof pursuant to the merger agreement.

No interest will accrue or be paid on any cash or other consideration payable pursuant to the merger agreement or otherwise upon the surrender of certificates or book-entry shares that immediately before the effective time represented shares of Meridian common stock. Any portion of the funds deposited with the paying agent for payment to Meridian shareholders that remains undistributed to the former Meridian shareholders for one year after the effective time will, upon Columbus Holding’s demand to the paying agent, be delivered to Columbus Holding. Any former holder of Meridian common stock will thereafter look only to Columbus Holding for payment of the merger consideration.

Withholding

Each of the surviving company, Columbus Holding, Meridian, Merger Sub, and paying agent are entitled to deduct and withhold from any amounts otherwise payable pursuant to the merger agreement such amounts as are required to be withheld or deducted under the code, the rules and regulations promulgated thereunder, or any provision of federal, state, local or foreign tax law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable governmental entity, such amounts will be treated as having been paid to the person in respect of which such deduction or withholding was made.

Treatment of Meridian Equity Awards

i.	Stock Options

Upon completion of the merger, each outstanding and unexercised option to purchase Meridian common stock granted under the Meridian stock plans, whether vested or unvested, will be converted into the right to receive an amount in cash equal to the product of (i) the total number of shares of Meridian common stock subject to such option and (ii) the excess, if any, of the merger consideration over the exercise price per share of Meridian common stock set forth in such option. Such cash payments will be made promptly (and no later than 10 business days) following the effective time.

ii.	Restricted Share Units

Upon completion of the merger, each outstanding Meridian restricted share unit granted under the Meridian stock plans will be converted into a right to receive the merger consideration in respect of a number of shares of Meridian common stock equal to the number of shares of Meridian common stock underlying such Meridian restricted share unit. Such cash payments will be made promptly (and no later than 10 business days) following the effective time; provided, however, that the cash payments in respect of four restricted share unit grants made in connection with Meridian’s acquisition of EUPROTEIN Inc. in April 2022 will not accelerate in connection with the merger and will be paid out in substantially equal installments in accordance with the remaining vesting schedule.

iii.	Performance Share Units

Upon completion of the merger, each outstanding Meridian performance share unit granted under the Meridian stock plans will be converted into a right to receive the merger consideration in respect of a number of shares of Meridian common stock equal to the number of shares of Meridian common stock determined as if the applicable performance goals had been achieved for the measurement period at the target level of performance. Such cash payments will be made promptly (and no later than 10 business days) following the effective time.

Representations and Warranties

Meridian’s representations and warranties to Columbus Holding and Merger Sub in the merger agreement relate to, among other things: the organization, qualification and good standing of each of Meridian and its subsidiaries; the corporate power and authority to execute, deliver and perform its obligations under the merger agreement and to consummate the transactions contemplated by the merger agreement, including the required shareholder vote; the required consents and approvals; the capital structure of Meridian and its subsidiaries; the documents required to be filed by Meridian with the SEC and the accuracy of the information contained in those documents, as well as compliance with the Sarbanes-Oxley Act of 2002, as amended; the absence of certain changes; the absence of certain undisclosed material liabilities; compliance with certain laws and orders, including environmental and regulatory laws; certain material contracts of Meridian and its subsidiaries; the accuracy of information included in this proxy statement; the absence of certain material litigation, actions, proceedings, orders, judgments or investigations; employee compensation and benefits plans; labor matters related to Meridian and its subsidiaries; the real property of Meridian and its subsidiaries; the ownership of or rights to the intellectual property of Meridian and its subsidiaries; compliance with data privacy and security practices from contractual obligations and other data protection requirements; the payment of taxes, the filing of tax returns and other tax matters related to Meridian and its subsidiaries; the receipt of the opinion of Rothschild & Co with respect to the fairness of the merger consideration; the brokers’ and finders’ fees and other expenses payable by Meridian or any of its subsidiaries; the inapplicability of takeover statutes; the insurance policies and surety bonds carried by or covering Meridian and its subsidiaries; the lack of transactions, arrangements, or contracts between Meridian and its subsidiaries and its affiliates; the significant customers and suppliers of Meridian and its subsidiaries; the warranties with respect to products and services provided by Meridian and its subsidiaries; and acknowledgment that none of Meridian, any of its affiliates or any of their respective representatives makes any representations or warranties other than those included in the merger agreement.

SDB’s, Columbus Holding’s and Merger Sub’s representations and warranties to Meridian in the merger agreement relate to, among other things: the organization, qualification and good standing of each of SDB, Columbus Holding and Merger Sub; the corporate power and authority of each of them to execute, deliver and perform the merger agreement and to consummate the transactions contemplated by the merger agreement; the required consents and approvals; the lack of ownership of Meridian common stock by SDB, Columbus Holding, Merger Sub or SJL, subject to certain exceptions; and the accuracy of information supplied by or on behalf of SDB, Columbus Holding, Merger Sub or SJL and included in this proxy statement; the availability of funds for SDB and Columbus Holding to satisfy all of their obligations under the merger agreement; the absence of obligations and liabilities, and lack of engagement in any business or activities of any type or kind, by Columbus Holding and Merger Sub; the absence of certain material litigation, actions, proceedings, orders, judgments or investigations; the solvency of SDB, Columbus Holding and Merger Sub; no vote of the shareholders of SDB, Columbus Holding or its affiliates being required to consummate the merger and the other transactions contemplated by the merger agreement; the brokers’ and finders’ fees and other expenses payable by Columbus Holding or Merger Sub; and acknowledgment that none of SDB, Columbus Holding, Merger Sub, or any of their respective affiliates or representatives makes any representations or warranties other than those included in the merger agreement.

None of the representations and warranties in the merger agreement or any other document delivered pursuant to the merger agreement survives the effective time.

Definition of Company Material Adverse Effect

Many of the representations and warranties in the merger agreement are qualified by a company material adverse effect standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct has had or would reasonably be expected to have a company material adverse effect). For purposes of the merger agreement, a “company material adverse effect” means any fact, circumstance, event, change, effect or occurrence that has had a material adverse effect on the assets, liabilities, business, results of operations or financial condition of Meridian or its subsidiaries, taken as a whole, but will not include facts, circumstances, events, changes, effects or occurrences, either individually or in the aggregate, to the extent attributable to:

•	any changes in general economic conditions, or changes in conditions in the global, international or regional economy generally;

•	any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any governmental entity;

•	changes or proposed changes in law or GAAP or accounting methods;

•	changes in financial, credit or capital markets;

•	changes in conditions in the principal industries in which Meridian and its subsidiaries conduct business;

•	any geopolitical conditions, the outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions;

•

natural disasters, weather conditions, epidemics, pandemics or disease outbreaks (including COVID-19) or any COVID-19 measures (i.e., quarantine, “shelter in place,’’ “stay at home,” workforce reduction, social distancing, etc.), or harm to any or other restrictions that relate to, or arise out of, any epidemic, pandemic or disease outbreak (including COVID-19) or material worsening of such conditions and other force majeure events;

•

the negotiation, execution, delivery or performance of the merger agreement or the announcement of the merger agreement or the pendency or completion of the transactions, including the impact on the relationships of Meridian and its subsidiaries with third parties;

•

any action taken or not taken by Meridian or any of its subsidiaries at the written request of Columbus Holding or which Columbus Holding has expressly approved or consented to in writing following the date of the merger agreement or which Meridian or such subsidiary of Meridian did not take on account of withheld consent from Columbus Holding where Columbus Holding’s consent is required by the express terms of the merger agreement;

•	any failure by Meridian or its subsidiaries to meet any projections, forecasts, estimates or predictions in respect of Meridian’s financial performance or results of operations for any period;

•	any decline in the market price of Meridian common stock;

•

the identity of, or any facts or circumstances relating to, SDB, SJL, Columbus Holding or Merger Sub, or their affiliates, the financing sources or respective plans thereof with respect to Meridian, its subsidiaries or their business;

•	any breach of the merger agreement by SDB, Columbus Holding or Merger Sub;

•	any litigation arising from allegations of any breach of fiduciary duty or violation of applicable law relating to the merger agreement or the transactions; and

•	the availability or cost of equity, debt or other financing to SDB, Columbus Holding or Merger Sub, or their affiliates;

except, in each case of the first seven bullets, to the extent that such fact, circumstance, event, change, effect or occurrence has had a disproportionate adverse effect on Meridian and its subsidiaries, taken as a whole, relative to other companies operating in the industries, geographies or segments in which Meridian and its subsidiaries operate, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a company material adverse effect has occurred.

Conduct of the Business Pending the Merger

Meridian has agreed to certain covenants in the merger agreement restricting the conduct of its business between the date of the merger agreement and the effective time (or any earlier termination of the merger agreement). In general, except as required by applicable law or to comply with COVID-19 measures (or otherwise taken or not taken by Meridian or any of its subsidiaries reasonably and in good faith to respond to COVID-19, COVID-19 measures; provided that Meridian or any of its subsidiaries use commercially reasonably efforts to provide advance notice and consult with Columbus Holding (if reasonably practicable) prior to taking such actions), as contemplated by the merger agreement or as set forth on the disclosure letter to the merger agreement, or consented to in writing by Columbus Holding, Meridian will, and will cause each of its subsidiaries to, use commercially reasonable efforts to conduct its business in all material respects in the ordinary course of business and in compliance in all material respects with all material applicable laws, and will, and will cause each of its subsidiaries to, use its commercially reasonable efforts to preserve intact its present business organization, keep available the services of its directors, officers and employees and consistent with prior practice maintain existing relations and goodwill with others having material business associations with it or its subsidiaries.

In addition, Meridian (on behalf of itself and its subsidiaries) agreed to restrictions between the date of the merger agreement and the effective time (or any earlier termination of the merger agreement) to, among other things and with certain exceptions (including if required by applicable law or to comply with COVID-19 measures, as contemplated by the merger agreement or as set forth on the disclosure letter to the merger agreement, or consented to in writing by Columbus Holding):

•	amend its articles of incorporation or regulations;

•	declare, set aside, make or pay any dividend or other distribution with respect to any of its capital stock;

•

issue, sell, transfer, pledge, dispose of, grant, encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock or other rights of Meridian or any of its subsidiaries;

•

split, combine, subdivide or reclassify the shares or any other outstanding capital stock of Meridian or any of its subsidiaries or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution therefor;

•	redeem, purchase or otherwise acquire, directly or indirectly, any capital stock or other rights of Meridian or any of its subsidiaries;

•

enter into, pay, grant, or provide any change of control agreements, retention, severance or termination payments or benefits, or any other similar arrangements to any member of the Meridian Board or to any executive officer, consultant or employee of Meridian or any of its subsidiaries; materially increase the benefits of, pay any bonus, incentive or retention payments to, or make any new equity awards to any covered employee; establish or adopt any company labor agreement or amend the terms of any outstanding equity-based awards; accelerate the vesting or payment, or fund or in any other way secure the payment, of any material compensation or benefits under any company plan other than in the ordinary course of business consistent with past practice; forgive any material loans to any covered employee; hire or terminate without cause the employment of any executive officer or any employee with annual base compensation in excess of $250,000, other than to fill positions that become vacant after the date of the merger agreement;

•

other than in ordinary course of business, draw from certain credit agreements of Meridian, or make any loans, advances or capital contributions to, or guarantees of or investments in any other entity;

•	make any capital expenditures that, in the aggregate, exceed, by an amount in excess of $1,000,000, the amount of the capital expenditures as contemplated by Meridian’s existing capital budget;

•

waive, release, settle or compromise any pending or threatened action against Meridian or its subsidiaries, other than settlements or compromises of any action in which the amount paid by or on behalf of Meridian or any of its subsidiaries in settlement or compromise does not exceed $1,000,000 provided that such settlement or compromise does not include any obligation that would impose any material restrictions on the business or operations of Meridian or its subsidiaries after the effective time or any admission of wrongdoing by Meridian or any of its subsidiaries that would be reasonably expected to negative affect Meridian or any of its subsidiaries in material respect beyond the making of any such payment;

•	unless required by a change in generally accepted accounting principles or law, change any material accounting methods, principles, or practices;

•

adopt a plan of complete or partial reorganization; acquire assets, businesses, or capital stock; transfer options, or cancel or abandon any material assets or material properties of Meridian or its subsidiaries, including capital stock of any of Meridian’s subsidiaries;

•	enter into, amend, assign, transfer, terminate, waive or accelerate any material debts or rights under, certain categories of material contracts;

•

make, change or revoke any material tax election; change any annual tax accounting period or adopt or change any method of accounting for tax purposes; file any material tax return, settle or compromise or abandon any claim or assessment for a material amount of taxes, enter into certain closing agreements, surrender any right to claim a material tax refund, or consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to a material amount of taxes;

•	enter into any joint venture, partnership, participation or other similar arrangement;

•	enter into any interest rate swaps, foreign exchange or commodity agreements or other similar hedging arrangements; or

•	agreeing to take any of the foregoing actions.

Board Obligation to Call a Shareholders’ Meeting

Subject to certain exceptions relating to a termination of the merger agreement by Meridian to accept a superior proposal, Meridian has agreed in the merger agreement to take all actions in accordance with its constituent documents, the rules of NASDAQ, and applicable law, duly call, give notice of, convene and hold as promptly as reasonably practicable following the mailing of this proxy statement, a meeting of the Meridian shareholders to adopt the merger agreement.

Non-Solicitation Covenant

Subject to certain exceptions, Meridian has agreed that prior to the effective time it will not, and will cause each of its subsidiaries and use its reasonable best efforts to cause its and their respective representatives not to, directly or indirectly:

•

solicit, initiate, knowingly encourage, knowingly induce, knowingly assist, or knowingly facilitate any inquiries regarding, or the submission or announcement by any person of, any proposal, indication of interest or offer that constitutes, or would reasonably be expected to lead to, the submission of any takeover proposal;

•

furnish any information regarding Meridian or any of its subsidiaries to any person, or afford access to Meridian’s or its subsidiaries’, books, records or property in connection with a takeover proposal;

•

engage in, enter into, continue or otherwise participate in any discussions or negotiations with any person with respect to any takeover proposal or any inquiry, proposal or offer that would reasonably be expected to lead to any takeover proposal;

•

adopt, approve or enter into any letter of intent, agreement in principle, memorandum of understanding, merger agreement, purchase agreement, or similar document, agreement, or commitment with respect to any takeover proposal, other than an acceptable confidentiality agreement; or

•	agree to do any of the foregoing actions.

Notwithstanding the forgoing, none of Meridian nor any of its subsidiaries is prohibited from amending, modifying or granting any waiver or release under any standstill, confidentiality or similar agreement of Meridian or any of its subsidiaries, but solely to the extent necessary to allow for a takeover proposal to be made to Meridian or the Meridian Board, if the Meridian Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with the fiduciary duties of the Meridian Board under applicable law.

Notwithstanding anything to the contrary contained in the merger agreement, if Meridian receives a bona fide written takeover proposal after the date of the merger agreement that did not result from a breach of the merger agreement, then Meridian and its representatives may make inquiries solely to ascertain facts regarding, and clarify the terms of, such written takeover proposal for the purpose of the Meridian Board informing itself about such takeover proposal and the person making it.

Meridian also agreed to, agreed to cause its subsidiaries to, and agreed to use its reasonable best efforts to cause its and their respective representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any person, conducted on or prior to the date of the merger agreement with respect to any takeover proposal.

Prior to obtaining shareholder approval of the adoption of the merger agreement, Meridian and its representatives may, following execution of an acceptable confidentiality agreement with such person(s), engage or otherwise participate in discussions or negotiations with, and provide any information to, any person(s) (or their representatives and financing sources) that has made a bona fide written takeover proposal after the date of the merger agreement that did not result from a material breach of the merger agreement, if, prior to taking any such action, Meridian or any duly constituted and authorized committee thereof determines in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with the fiduciary duties of the Meridian Board under applicable law and that such takeover proposal constitutes or would reasonably be expected to lead to a superior proposal. Substantially contemporaneously with providing any nonpublic information to such person(s), Meridian will make such non-public information available to Columbus Holding if it has not already been made.

Meridian will inform Columbus Holding promptly (and in any event within 48 hours of receipt thereof) of its receipt of any written inquiry, proposal or offer with respect to any takeover proposal received after the date of the merger agreement and any written request for non-public information in connection therewith (indicating the identity of the person making the inquiry or proposal and the material terms of any such proposal, including providing copies of any company acquisition agreement and any other relevant transaction documents) and thereafter will keep Columbus Holding reasonably informed of any material developments regarding any takeover proposal on a prompt basis (and in any event within 48 hours of any material development). In the event that any person modifies its takeover proposal in any material respect, Meridian will notify Columbus Holding in writing within 48 hours of receipt of such modification of the fact that such takeover proposal has been modified and the terms of such modification (including, if applicable, providing copies of written documentation reflecting such modification). Meridian has agreed that it and its subsidiaries will not enter into any confidentiality agreement with any person subsequent to the date of the merger agreement which prohibits Meridian from providing any information to Columbus Holding in accordance with the merger agreement.

For purposes of the merger agreement, “superior proposal” means a bona fide written takeover proposal (except that, for purposes of this definition, the references in the definition of “takeover proposal” to “20%” are replaced by “60%”) made by a person on terms that the Meridian Board or a duly formed and authorized committee thereof determines in its good faith judgment, after consultation with financial advisors and outside legal counsel, taking into account all factors and matters deemed relevant in good faith by the Meridian Board, including financial, legal, regulatory and any other aspects of the transaction described in such proposal (including any termination fees, expense reimbursement provisions and conditions to completion), would, if completed, result in a transaction that is more favorable from a financial point of view to the holders of Meridian common stock than the transactions.

For purposes of the merger agreement, “takeover proposal” means, other than the transactions, any offer or proposal (other than from Columbus Holding, Merger Sub, SDB, SJL, or any of their respective affiliates) relating to, in a single transaction or series of related transactions, (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of Meridian and its subsidiaries or 20% or more of any class of equity or voting securities of Meridian or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of Meridian, (ii) any tender offer or exchange offer that, if completed, would result in a person or group beneficially owning 20% or more of any class of equity or voting securities of Meridian or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of Meridian, or (iii) a merger, consolidation, share exchange, business combination, asset sale, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Meridian or any of its subsidiaries pursuant to which any person or group would own, directly or indirectly, 20% or more of the aggregate voting power of the surviving entity in a merger involving Meridian or the resulting direct or indirect parent of Meridian or such surviving entity (or any securities convertible into, or exchangeable for, securities representing such voting power) after giving effect to the completion of such transaction.

Changes in Meridian Board Recommendation

Except as provided in the paragraphs below, under the terms of the merger agreement, neither the Meridian Board nor any committee thereof will (i) fail to include the company recommendation in this proxy statement, (ii) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Columbus Holding, the company recommendation, (iii) make any recommendation or public statement in connection with any tender offer or exchange offer for the Shares other than a recommendation against such offer or a temporary “stop, look and listen” communication by the Meridian Board pursuant to Rule 14d-9(f) of the Exchange Act, (iv) fail to publicly recommend against any takeover proposal or reaffirm the company recommendation, in each case, within 10 business days after Columbus Holding so requests in writing (or such fewer number of days as remains prior to the shareholders meeting, but in no event shall the Meridian Board or any committee thereof be required to act on less than two business days’ notice) following a publicly announced takeover proposal, provided that Columbus Holding may only make such request once with respect to any particular takeover proposal or any material publicly announced or disclosed amendment or modification thereto, (v) adopt, approve or recommend to the Meridian shareholders, or publicly propose to approve or recommend to the Meridian shareholders a takeover proposal, or (vi) resolve, publicly propose or agree to do any of the foregoing (the actions described in clauses (i) through (vi) above being referred to as a “change of recommendation”).

Notwithstanding anything in the merger agreement to the contrary, the Meridian Board may make a change in recommendation and/or terminate the merger agreement if:

•	an unsolicited bona fide written takeover proposal is made and is not withdrawn;

•

the Meridian Board has concluded in good faith (after consultation with its financial advisor and outside legal counsel) that a failure to take such action would be reasonably likely to be inconsistent with the Meridian Board’s fiduciary duties, and such takeover proposal constitutes a superior proposal;

•

four business days have elapsed since Meridian has given written notice to Columbus Holding identifying the person making such superior proposal, advising Columbus Holding that the Meridian Board intends to make a change in recommendation or terminate the merger agreement and specifying in reasonable detail the reasons therefor, including the terms and conditions of such superior proposal and providing a copy of any written company acquisition agreement and other definitive transaction agreements proposed to be entered into in connection therewith, including any definitive financing commitments relating thereto;

•

during such four-business day period Meridian has negotiated, and has caused its representatives to negotiate, in good faith with Columbus Holding to the extent Columbus Holding wishes to negotiate, to enable Columbus Holding to propose in writing an offer binding on Columbus Holding to effect revisions to the terms of the merger agreement such that it would cause such superior proposal to no longer constitute a superior proposal;

•

following the end of such four business day period, the Meridian Board or any duly constituted and authorized committee thereof has considered in good faith any such binding offer from Columbus Holding, and has determined in good faith, after consultation with its financial advisor and outside legal counsel, that the superior proposal continues to constitute a superior proposal if the revisions proposed in such binding offer were to be given effect; provided, however, that if, during such four business day period, any material revisions are made to the superior proposal, the Meridian Board will give a new written notice to Columbus Holding and will comply with the requirements of the merger agreement with respect to such new written notice (provided, that the notice period will be two business days instead of four business days), and

•

prior to taking such action, at the end of such notice period, the Meridian Board or any duly constituted and authorized committee thereof has considered in good faith any such binding offer, and has determined in good faith, based on the information then available and after consultation with its financial advisor and outside legal counsel, that failure to make such change in recommendation or terminate the merger agreement due to the superior proposal would be reasonably likely to be inconsistent with the Meridian Board’s fiduciary duties.

Prior to the time shareholder approval for the adoption of the merger agreement is obtained, the Meridian Board may fail to include the company recommendation in this proxy statement or change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Columbus Holding, the company recommendation if:

•

the Meridian Board or any duly constituted and authorized committee thereof has determined in good faith, after consultation with its financial advisor and outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with the Meridian Board’s fiduciary duties under applicable law;

•	such action is not in response to the receipt, existence of or terms of a takeover proposal or a superior proposal or any inquiry related thereto or the consequences thereof;

•

such action is in response to a material development, fact, change, event, effect, occurrence, circumstance, or consequence that is not known or reasonably foreseeable to the Meridian Board as of the date of the merger agreement and becomes known to the Meridian Board prior to the time of receiving shareholder approval for the adoption of the merger agreement, does not result from any breach of the merger agreement by Meridian or any of its subsidiaries, and does not relate to the receipt, existence or terms of a takeover proposal (an “intervening event”); and

•

prior to taking such action, (w) the Meridian Board has given Columbus Holding at least four business days’ prior written notice of its intention to take such action absent any revision to the terms and conditions of the merger agreement, which notice describes the intervening event (including the material facts and circumstances thereof) and the reasons for such intended change in recommendation in reasonable detail, (x) Meridian has negotiated, and has caused its representatives to negotiate, in good faith with Columbus Holding during such notice period after giving any such notice, to the extent Columbus Holding wishes to negotiate, to enable Columbus Holding to propose in writing an offer binding on Columbus Holding, Merger Sub, and SDB to effect revisions to the terms of the merger agreement and (y) at the end of such notice period, the Meridian Board or any duly constituted and authorized committee thereof has considered in good faith any such binding offer, and has determined in good faith, based on the information then available and after consultation with its financial advisor and outside legal counsel, that failure to make such change in recommendation due to the intervening event would be reasonably likely to be inconsistent with the Meridian Board’s fiduciary duties under applicable law.

Required Efforts to Consummate the Merger

Subject to certain exceptions described below, SDB, Columbus Holding, Merger Sub and Meridian have agreed to (and to cause their respective subsidiaries to) use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to cause each of the conditions in the merger agreement to be satisfied and consummate and make effective in the most expeditious manner possible, and prior to the outside date, the transactions, including (i) the preparation and filing of all forms, registrations and notices required to be filed with any governmental entity to consummate the transactions, (ii) taking all actions necessary to obtain any consent, authorization, order or approval of, or any exemption by, any governmental entity to be obtained or made by the parties or any of their respective subsidiaries in connection with the transactions or the taking of any action contemplated by the merger agreement, (iii) the execution and delivery of any additional instruments necessary to consummate the transactions and to fully carry out the purposes of the merger agreement, and (iv) taking all actions reasonably necessary to avoid that the transactions are unwound after the effective time.

Additionally, none of SDB, Columbus Holding, Merger Sub and Meridian will, and each of them will cause their respective subsidiaries not to, and SDB and Columbus Holding will cause SJL not to, take any action, or authorize or agree to take or make any commitment to take any action or enter into any contract that would reasonably be expected to materially impede, materially interfere with, or materially delay the completion of the merger or the other transactions, including:

•	(i) acquiring any other person or business (other than pursuant to the merger agreement) or any material assets or properties of any other person or

•

(ii) making any material investment in any other person or business either by purchase of stock or securities, contributions to capital, property transfers or purchase of assets or properties of any person, except in each case of the foregoing clauses for acquisitions or investments that would not reasonably be expected to materially impede, materially interfere with or materially delay the completion of the merger or the other transactions.

Meridian and Columbus Holding have agreed to:

•

use their reasonable best efforts to file, as promptly as reasonably practicable, but in any event no later than 10 business days after the date of the merger agreement, notifications under the HSR Act;

•

use their respective reasonable best efforts to file, as promptly as reasonably practicable, but in any event no later than the earlier of 30 business days after the date of the merger agreement or the date as required by applicable law, and in each case, if applicable, requesting early termination of any waiting period with respect to the transactions;

•

file as soon as practicable any other applicable notifications or other forms and documentation necessary to obtain any consents, clearances or approvals under or in connection with any applicable antitrust law or applicable foreign direct investment laws or in connection with the approval or authorization of or filings with any governmental entity required to be obtained or made by the parties or any of their respective affiliates in connection with the transactions or the taking of any action contemplated by the merger agreement the failure of which to obtain or be made would result in the failure of a closing condition set forth in the merger agreement to be satisfied; and

•

use their reasonable best efforts to respond, as promptly as practicable, to all inquiries and requests for additional information and documentation received from a governmental entity in connection with approvals or filings pursuant to antitrust laws and foreign direct investment laws or approvals of, or filings with, any other governmental entity required to be obtained or made by the parties or any of their respective affiliates in connection with the completion of the transactions or the taking of any action contemplated by the merger agreement the failure of which to obtain or be made would result in the failure of a closing condition.

In addition, each of SDB, Columbus Holding and Merger Sub will, and will cause their controlled affiliates and SJL to, take any and all actions required to obtain all required approvals under the HSR Act and other approvals under applicable antitrust laws and foreign direct investment laws necessary to satisfy the conditions to closing set forth in the merger agreement, including the proposal, negotiation and acceptance (including through order, consent decree, settlement or otherwise) prior to the outside date of (i) any and all divestitures of their businesses or assets or, following the closing, of Meridian or any of its subsidiaries, (ii) any agreement to hold any of their assets or, following the closing, of Meridian or any of its subsidiaries separate, (iii) any agreement to license any portion of their business or assets or, following the closing, of Meridian or any of its subsidiaries, (iv) any limitation to or modification of any of their businesses, services or operations or, following the closing, of Meridian or any of its subsidiaries, and (v) any other action (including any action that limits the freedom of action, ownership or control with respect to, or ability to retain or hold, any of their businesses, assets, product lines, properties or services or, following the closing, of Meridian or any of its subsidiaries), in each case, as may be required by any applicable governmental entity in order to obtain approval for the merger prior to the outside date, except that none of SDB, Columbus Holding or Merger Sub (nor any of their respective affiliates or SJL) are required to commit to or effect:

•

any sale, divestiture, lease, holding separate pending a sale or other transfer or disposal of Meridian’s and its subsidiaries’ non-molecular assay business line, molecular reagent business line or immunological reagent business line or a sale or other transfer or disposal of any assets, properties, businesses or product lines of SDB, Columbus Holding and Merger Sub or their respective subsidiaries representing, in the aggregate, more than $100,000,000 of annual revenue generated during the fiscal year ended December 31, 2021; or

•

any restriction or action that, individually or taken together with all sales, divestitures, leases, holding separate pending a sale, transfers, disposals and other restrictions and actions, in the aggregate would, or would reasonably be expected to, have a materially adverse effect on Meridian and its subsidiaries, taken as a whole, or SDB, Columbus Holding and Merger Sub and their subsidiaries, taken as a whole.

Employee Benefits Matters

Columbus Holding has agreed for a one-year period, beginning at the closing date, to provide or cause one of its affiliates to provide to each current employee of Meridian and its subsidiaries who continues in employment with Columbus Holding or one of its affiliates following the effective time of the merger (each, a “company employee”) (i) cash compensation that is no less favorable, in the aggregate, than the cash compensation provided to each such company employee immediately before the effective time, which shall be increased to reflect the annual grant value of any equity compensation that such company employee was eligible to receive prior to the closing to the extent comparable long-term incentive compensation is not provided to such company employee following the closing, (ii) health, welfare and retirement benefits that are no less favorable, in the aggregate, than the health, welfare and retirement benefits provided to each such company employee immediately before the effective time, and (iii) severance benefits upon a termination without cause and subject to a release of claims that are no less favorable, in the aggregate, than the severance benefits provided to each such company employee immediately before the effective time.

Columbus Holding has agreed to maintain in effect and make payment under all annual bonus plans that were in effect as of immediately prior to the closing for the fiscal year in which the closing occurs without modification of the terms or performance criteria related thereto. Columbus Holding has also agreed to maintain in effect Meridian’s defined contribution 401(k) plan in accordance with past practice for the fiscal year in which the closing occurs, including approving and effecting an employer profit sharing contribution for such fiscal year in an amount equal to 1.5% of adjusted operating income, to be allocated among eligible participants in accordance with the plan’s provisions.

For purposes of vesting, eligibility to participate and benefit accrual (other than for purposes of benefit accruals under any defined benefit pension plan sponsored by Columbus Holding or its subsidiaries (other than Meridian and its subsidiaries)) under the employee benefit plans of Columbus Holding and its subsidiaries providing benefits to any company employees after the effective time (the “new plans”), each company employee will be credited with his or her years of service with Meridian and its subsidiaries or predecessors before the effective time, to the same extent as such company employee was entitled, before the effective time, to credit for such service under any similar employee benefit plan of Meridian or its subsidiaries in which such company employee participated or was eligible to participate immediately prior to the effective time; provided that the foregoing will not apply to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing:

•

(1) each company employee will be immediately eligible to participate, without any waiting time, in any and all new plans to the extent coverage under such new plan is comparable to a company plan in which such company employee participated immediately before the completion of the transactions (such plans, collectively, the “old plans”); and

•

(2) for purposes of each new plan providing medical, dental, pharmaceutical and/or vision benefits to any company employee, Columbus Holding will cause all pre-existing condition exclusions and actively-at-work requirements of such new plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of Meridian or its subsidiaries in which such employee participated immediately prior to the effective time, and Columbus Holding will cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the old plan ending on the date such employee’s participation in the corresponding new plan begins to be taken into account under such new plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such new plan.

Directors’ and Officers’ Indemnification

Columbus Holding and Merger Sub have agreed that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the effective time, existing in favor of the indemnified parties, as the case may be, of Meridian or its subsidiaries as provided in their respective constituent documents or in any written contract described on the Company disclosure letter or filed as an exhibit to any document with the SEC. For a period of six years from the effective time, Columbus Holding has agreed to, and has agreed to cause the articles of incorporation and code of regulations or similar organizational documents of the surviving company to contain provisions no less favorable to the indemnified parties with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of the merger agreement in Meridian’s constituent documents.

Columbus Holding, SDB and Merger Sub have agreed, and have agreed to cause the surviving company to indemnify and hold harmless each indemnified party with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs and expenses incurred in connection with any claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative), for six years from and after the effective time (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request of or for the benefit of Meridian).

For a period of six years from the effective time, Columbus Holding, SDB and Merger Sub will cause to be maintained (or provide substitute policies) a six-year “tail policy” with reputable insurers on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Meridian and its subsidiaries as of the date the merger agreement, with respect to matters arising on or before the effective time, covering without limitation the merger and the other transactions contemplated by the merger agreement. If Meridian obtains such prepaid “tail policy” prior to the effective time, it will be deemed to satisfy all obligations to obtain the “tail policy” and the surviving company have agreed to use its reasonable best efforts to cause such policy to be maintained in full force and effect, for its full term, and to honor all of its obligations hereunder. However, after the effective time, Columbus Holding, SDB and Merger Sub will not be required to pay annual premiums in excess of 300% of the last annual premium paid by Meridian prior to the date the merger agreement in respect of the coverage required by the merger agreement, but in such case will purchase as much coverage as reasonably practicable for such amount. If the surviving company purchases a “tail policy” and the same coverage costs on an annual basis more than 300% of such last annual premium, the surviving company will purchase the maximum amount of coverage that can be obtained for 300% of such last annual premium.

Financing and Financing Cooperation

Columbus Holding and Merger Sub have represented and warranted that they will have available at the effective time, all funds necessary for the payment of the aggregate merger consideration and sufficient for the satisfaction of all of Columbus Holding’s and Merger Sub’s obligations under the merger agreement, including any other amounts payable by Columbus Holding, Merger Sub, the surviving company or any of their respective subsidiaries in connection with the merger agreement and the transactions contemplated thereby. The obligations of Columbus Holding and Merger Sub under the merger agreement are not subject to any financing condition.

Subject to certain exceptions described below, Meridian has agreed to, and will use commercially reasonably efforts to cause its subsidiaries and their respective directors, officers and employees to, use commercially reasonable efforts, at Columbus Holding’s, SDB and Merger Sub’s sole cost and expense, and as is reasonably requested by Columbus Holding in connection with a third-party financing to finance the Transaction (a “financing”). Such cooperation may include: (i) having Meridian’s senior officers participate in a reasonable number of telephonic meetings with the financing sources and their respective advisors at times to be mutually agreed; (ii) deliver possessory collateral within its possession to the financing sources; (iii) facilitate the pledging of collateral for any such financing; (iv) request payoff letters, lien terminations and instruments of discharge, to be delivered on the closing date, of all indebtedness of the company and its subsidiaries to be paid off on the closing date (including with respect to the company credit agreement) in a customary form; (v) furnish to Columbus Holding, and their financing sources all reasonable documentation and other information required by governmental entities with respect to such financing under applicable “know your customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended, at least three business days prior to the closing, to the extent requested in writing at least ten business days prior to the closing; and (vi) execute and deliver credit agreements, notes, pledge and security documents, landlord waivers, estoppels, consents, and approvals and other definitive financing documents or other requested certificates or documents (excluding solvency certificates) requested by Columbus Holding in connection with the closing of any such financing.

Meridian, its subsidiaries and their respective directors, officers and employees shall not be required: (i) to take any action or provide any assistance to Columbus Holding, SDB and Merger Sub that would unreasonably interfere with the ongoing operations of Meridian and its subsidiaries in Meridian’s reasonable judgment; (ii) to execute or deliver any certificate, document, instrument or agreement (other than customary authorization and representation letters) that is effective prior to the closing (other than W-9s and other documents necessary to satisfy PATRIOT Act requirements); (iii) to pay any commitment or other fee, make any other payment, reimburse any expenses or otherwise incur any liabilities or give any indemnities in connection with the financing prior to the closing; (iv) to take any action or provide any information that will conflict with or violate its organizational documents, any contract by which such person is bound or is not otherwise required to be provided or delivered pursuant to the merger agreement or that is subject to attorney-client privilege; (v) to take any action or provide any assistance that would reasonably be expected to result in personal liability to a director, officer or employee or cause any representation or warranty of Meridian in the merger agreement to be breached or to become inaccurate; (vi) to take any action or provide any assistance that involves preparing or providing to Columbus Holding, SDB, Merger Sub or any financing sources any financial statements or other information that is not reasonably available to, or may not be readily produced from their books and records, or obtainable by, Meridian; or (vii) to provide, and Columbus Holding, SDB and Merger Sub shall be solely responsible for, certain financial information. Columbus Holding, SDB and Merger Sub will also indemnify Meridian and its subsidiaries from and against all damages, expenses, liabilities and costs incurred in connection with the financing or any cooperation or information provided in connection therewith.

Meridian’s and its subsidiaries’ compliance with this covenant is not a condition to closing unless Meridian has willfully and materially breached such obligations and such willful and material breach is the primary cause of the Financing not being obtained and that is not cured within five business days after Columbus Holding delivers to Meridian a written notice of such breach describing in reasonable detail the circumstances of such breach.

For purposes of the merger agreement, “financing source” means each person (including each agent and arranger, but excluding the SDB, Columbus Holding, Merger Sub, SJL, any guarantor of their obligations, and any of their respective affiliates or representatives), that has committed to provide, arrange or otherwise entered into agreements in connection with such financing, including any commitment letters, engagement letters, credit agreements, loan agreements or indentures relating thereto;

For purposes of the merger agreement, “financing source party” means each financing source together with each former, current and future affiliate thereof and each former, current and future officer, director, manager, employee, partner, controlling person, advisor, attorney, agent and representative thereof and the heirs, executors, successors and assigns of any of the foregoing.

Other Covenants

The merger agreement contains other covenants relating to access to confidentiality, publicity, compliance, employee matters, merger sub approval, takeover statutes, shareholder litigation, stock exchange delisting, deregistration and financing cooperation.

Conditions to the Completion of the Merger

The obligations of Meridian, SDB, Columbus Holding and Merger Sub to effect the merger are subject to the satisfaction or waiver (to the extent permitted by applicable law) at or prior to the effective time of each of the following conditions:

•	adoption of the merger agreement by the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of Meridian common stock;

•

the absence of any injunction or order of any governmental entity of competent jurisdiction preventing completion of the merger in those jurisdictions in which Meridian or SDB has material business operations and the absence of any law enacted or promulgated by a governmental entity of competent jurisdiction which prohibits or makes illegal the completion of the merger in those jurisdictions in which Meridian or SDB has material business operations;

•	the receipt of the regulatory clearances and approvals described under “The Merger (Proposal 1)—Regulatory Clearances and Approvals Required for the Merger”; and

•

making any other filing and obtaining any other permit imposed or required by any governmental entity in connection with the completion of the merger and the other transactions contemplated by the merger agreement, other than such filings and permits the failure of which to be made or obtained would not, individually or in the aggregate, be materially adverse to Meridian and its subsidiaries, taken as a whole, or SDB and its subsidiaries, taken as a whole.

The obligations of SDB, Columbus Holding and Merger Sub to effect the merger are also subject to the fulfillment of the following conditions:

•

Each of Meridian’s representations and warranties in the merger agreement are true and correct in all respects (without giving effect to any materiality or company material adverse effect qualifications contained therein) at and as of the closing date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have or result in, individually or in the aggregate, a company material adverse effect, other than the representations and warranties regarding organization, authorization, Rothschild & Co’s opinion, brokers or finders, state takeover statutes, which must be true and correct in all material respects as of and as though made on the closing date (except for any representations and warranties that are expressly stated to have been made as of an earlier date, in which case as of such earlier date), and the representations and warranties regarding Meridian’s capitalization, which must be true and correct in all respects other than de minimis inaccuracies;

•

the performance by Meridian of, and its compliance with, in all material respects, all covenants and agreements contained in the merger agreement to be performed or complied with by Meridian prior to the effective time;

•	the absence of a company material adverse effect since the date of the merger agreement that is continuing;

•

the delivery by Meridian to Columbus Holding of a certificate, dated the closing date and signed by its chief executive officer or another senior officer, certifying that the conditions set forth in the above bullets have been satisfied;

•	in relation to the DOJ Investigation, Meridian has received the DOJ’s position of the potential liability Meridian may face as a result of the DOJ Investigation; and

•

the DOJ has not indicted Meridian or any of its subsidiaries on one or more felony criminal charges as result of the DOJ Investigation, other than in connection with a negotiated resolution of the DOJ Investigation by Meridian in connection with the entry into or proposed entry into a deferred prosecution agreement, and neither Meridian nor any of its subsidiaries has been excluded from any Federal health care program (each of which events must continue to be ongoing for the failure of this condition to be asserted), and neither of the events described in this bullet point is reasonably likely to occur.

The obligations of Meridian to effect the merger are also subject to the fulfillment of the following conditions:

•

each of Columbus Holding, SDB and Merger Sub’s representations and warranties are true and correct in all respects (without giving effect to any materiality or parent material adverse effect qualifications) at and as of the closing date, as if made at and as of such time, except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have or result in, individually or in the aggregate, a parent material adverse effect, other than the representations and warranties related to organization, authorization, no required vote of SDB’s or Columbus Holding’s, shareholders, and brokers or finders, which must be true and correct in all material respects as of and as though made on the closing date;

•

the performance and compliance by SDB, Columbus Holding and Merger Sub in all material respects with the covenants and agreements contained in the merger agreement to be performed or complied with by them prior to the closing date; and

•

the delivery by each of SDB, Columbus Holding, and Merger Sub to Meridian of a certificate, dated the closing date and signed by its chief executive officer, certifying that the conditions set forth in the above bullets have been satisfied.

Termination of the Merger Agreement

Mutual Termination Right

The merger agreement may be terminated and abandoned at any time prior to the effective time by the mutual written consent of Meridian and Columbus Holding.

Termination Rights Exercisable by Either Meridian or Columbus Holding

The merger agreement may be terminated prior to the effective time by either Meridian or Columbus Holding if:

•

the merger has not been completed on or before 11:59 p.m. Eastern Time on January 6, 2023 (the “outside date”) provided, that if, on the outside date, all of the closing conditions (except those relating to antitrust or foreign direct investment approvals) have been satisfied or waived, then the outside date will automatically be extended to 11:59 p.m. Eastern Time on April 6, 2023, which we refer to as “first outside date extension”; provided, further, that if, on the first outside date extension, all of the closing conditions (except those relating to antitrust or foreign direct investment approvals) have been satisfied or waived, then the outside date will be further extended to 11:59 p.m. Eastern Time on July 6, 2023, and such date as so extended will be the outside date; provided, however, that the right to terminate the merger agreement will not be available to any party that has breached any provision of the merger agreement; and provided, further, that such breach primarily caused the failure to consummate the merger;

•

any temporary restraining order, preliminary or permanent injunction, judgement, decree or other order of any governmental entity, which is final and nonappealable, has been issued or taken, which restraint is permanently restraining or otherwise prohibiting or making illegal the completion of the merger, such that the corresponding condition set forth in the merger agreement cannot be satisfied; or

•	the shareholders’ meeting (including any adjournments or postponements thereof) concluded without obtaining the required shareholder approval for adoption of the merger agreement.

Meridian Termination Rights

Meridian may also terminate the merger agreement:

•

prior to the receipt of shareholder approval for adoption of the merger agreement, in order to concurrently enter into an acquisition agreement with respect to a superior proposal; provided that Meridian has complied with its obligations in the merger agreement in connection with such superior proposal in all material respects, and paid the termination fee to Columbus Holding pursuant to the terms of the merger agreement;

•

if there has been a breach of any of the covenants or failure to be true of any of the representations or warranties on the part of Columbus Holding, which breach or failure to be true, either individually or in the aggregate (1) would result in a failure of the conditions to SDB’s or Columbus Holding’s obligations to complete the merger to be satisfied and (2) which is not cured prior to the earlier of (a) the outside date or (b) 30 days following written notice of such breach to Columbus Holding; provided that (i) Meridian has given Columbus Holding written notice, delivered at least 30 days prior to such termination (or promptly, if such notice is given within 30 days prior to the outside date), stating Meridian’s intention to terminate the merger agreement pursuant thereto and the basis for such termination and (ii) Meridian will not have the right to terminate the merger agreement if Meridian is then in material breach of any of its representations, warranties, covenants or agreements contained in the merger agreement; or

•

if (1) the conditions relating to SDB’s or Columbus Holding’s obligations to complete the merger (other than those conditions that by their nature are to be satisfied by actions taken at the closing; provided that each such condition is then capable of being satisfied at a closing on such date, assuming for purposes hereof that the date of termination is the closing date), have been satisfied or waived, (2) Meridian has confirmed to Columbus Holding in writing that Meridian is ready, willing and able to consummate the merger, and (3) Columbus Holding, SDB and Merger Sub fail to consummate the merger within five business days after the later of (a) the date the closing should have occurred and (b) the delivery by Meridian to Columbus Holding of such notice.

Columbus Holding Termination Rights

Columbus Holding may also terminate the merger agreement:

•

if the Meridian Board or committee thereof has made a change in recommendation (with such termination right only exercisable within 10 business days after such change in recommendation and prior to the time at which Meridian shareholders adopt the merger agreement);

•

if there has been a breach of any of the covenants or failure to be true of any of the representations or warranties on the part of Meridian which breach or failure to be true, either individually or in the aggregate (1) would result in a failure of the conditions to Meridian’s obligations to complete the merger to be satisfied and (2) which is not cured prior to the earlier of (a) the outside date or (b) 30 days following written notice of such breach to Meridian; provided that (i) Columbus Holding has given Meridian written notice, delivered at least 30 days prior to such termination (or promptly, if such notice is given within 30 days prior to the outside date), stating Columbus Holding’s intention to terminate the merger agreement pursuant thereto and the basis for such termination and (ii) Columbus Holding will not have the right to terminate the merger agreement if Columbus Holding is then in material breach of any of its representations, warranties, covenants or agreements contained in the merger agreement; or

•

the DOJ has indicted Meridian or any of its subsidiaries on one or more felony criminal charges as result of the DOJ Investigation, other than in connection with a negotiated resolution of the DOJ Investigation by Meridian in connection with the entry into or proposed entry into a deferred prosecution agreement, or Meridian or any of its subsidiaries has been excluded from any Federal health care program; provided, that in the event that Meridian provides written notice to Columbus Holding of such occurrence, this termination right must be exercised within five business days following the receipt of such notice by Columbus Holding.

A terminating party must provide written notice of termination to the other parties specifying with reasonable particularity the reason for such termination. If more than one termination provision of the merger agreement is available to a terminating party in connection with a termination, a terminating party may rely on any and all such available provisions for any such termination.

Termination Fee Payable by Meridian

Meridian has agreed to pay to Columbus Holding the termination fee if the merger agreement is terminated:

•

by Columbus Holding if, before Meridian receives the requisite shareholder approval for adoption of the merger agreement, the Meridian Board or committee thereof has made a change in recommendation (with such right of termination exercisable by Columbus Holding for a period of 10 business days after such change in recommendation), or if either Columbus Holding or Meridian terminates the merger agreement for any reason at such time as Columbus Holding could have terminated the merger agreement in the foregoing circumstances described in this bullet point;

•

by Columbus Holding if Meridian has breached its non-solicitation covenants in the merger agreement described under “The Merger Agreement—Non-Solicitation Covenant,” in a manner that would result in a failure of a condition to the completion of the merger, and such breach is not cured prior to the earlier of the outside date and 30 days following Columbus Holding providing written notice to Meridian stating its intention to terminate the merger agreement and the basis for such termination (except that Columbus Holding may not terminate the merger agreement under these circumstances if it is then in material breach of any of its representations, warranties, covenants or agreements in the merger agreement);

•

by Meridian prior to the adoption of the merger agreement by Meridian shareholders, in order to concurrently enter into an acquisition agreement with respect to a superior proposal, provided that Meridian has complied with its non-solicitation covenants in connection with such superior proposal in all material respects; or

•

by either Columbus Holding or Meridian under certain circumstances if the merger has not been completed on or before the outside date or if the shareholders’ meeting (including any adjournments or postponements thereof) concluded without obtaining the required vote for Meridian shareholder adoption of the merger agreement, and in the case of such termination (1) prior to such termination any person publicly announces a takeover proposal or a takeover proposal becomes publicly known (which prior to such termination, in the case of a termination due to the merger not being completed prior to the outside date, or at least three business days prior to the special meeting, in the case of a termination due to shareholder approval of the adoption of the merger agreement not being obtained, has not been withdrawn), and (2) at any time on or prior to the 12-month anniversary of such termination Meridian consummates a transaction that constitutes a takeover proposal relating to 50% of Meridian’s shares or assets with the person that made the takeover proposal or enters into a definitive agreement with respect to a takeover proposal relating to 50% of Meridian’s shares or assets with the person that made the takeover proposal.

In the case of termination by Columbus Holding, the termination fee shall be paid within two business days after such termination. In the case of termination by Meridian, the termination fee shall be paid prior to or substantially concurrently with such termination; provided, however, in the case of the last bullet above, the Company will pay the termination fee upon the first to occur of the completion of, or entry into a definitive agreement with respect to, the applicable takeover proposal. In no event will Meridian be obligated to pay the termination fee on more than one occasion.

Further, Columbus Holding’s receipt of the termination fee from Meridian will constitute liquidated damages, and from and after payment of such termination fee, Meridian will not have further liability of any kind for any reason in connection with the merger agreement or the termination contemplated thereby.

Exclusive Remedy

The merger agreement provides that each party to the merger agreement will be entitled to injunctions, specific performance, or other equitable relief to prevent breaches of the merger agreement and/or seek damages should such other party breach its obligations under the merger agreement.

Fees and Expenses

Except as otherwise provided in the merger agreement, all fees, costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement generally will be paid by the party incurring such fess, costs or expenses. Columbus Holding will pay all filing fees to any government entity pursuant to antitrust or foreign direct investment laws.

Amendments, Waivers

At any time prior to the closing date, whether before or after the adoption of the merger agreement by the shareholders of Meridian and Merger Sub, the parties may amend the merger agreement, by a signed written instrument, subject to applicable law and in accordance with rules and regulations of NASDAQ. At any time prior to the effective time, any party may, by a written instrument signed by the party or parties to be bound, (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties of another party contained in the merger agreement or in any document delivered pursuant to the merger agreement, and (iii) subject to the requirements of applicable law, waive compliance by another party with any of the agreements or conditions in the merger agreement.

Governing Law and Venue, Waiver of Jury Trial

The parties agreed that Article I and Article II in the merger agreement will be governed by and construed in accordance with Ohio law, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction. Except as set forth in the preceding sentence, the merger agreement and all disputes, claims, controversies or causes of action based upon, arising out of or relating to the merger agreement or to the negotiation, execution, breach, termination, enforcement, interpretation or validity of the merger agreement are governed by and will be construed in accordance with New York law, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than New York law. Each party agrees that all disputes, claims, controversies or causes of action based upon, arising out or relating to the merger agreement or to the negotiation, execution, breach, termination, enforcement, interpretation or validity of the merger agreement will be determined by binding arbitration seated in New York City, New York.

Each party agrees that all disputes, claims, controversies or causes of action (whether in tort, contract or otherwise) based upon, arising out or relating to the merger agreement or to the negotiation, execution, breach, termination, enforcement, interpretation or validity of the merger agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with the merger agreement) and including the determination of the scope or applicability of the merger agreement to arbitrate, will be determined by binding arbitration seated in New York City, New York. The arbitration will be conducted in English in accordance with the Rules of Arbitration of the International Chamber of Commerce, as modified in the merger agreement.

Specific Performance

Each of Meridian, SDB, Columbus Holding and Merger Sub will be entitled to an injunction, specific performance or other equitable relief to prevent breaches of the merger agreement, and agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of the merger agreement, and to specifically enforce the terms and provisions of the merger agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations under the merger agreement.

NON-BINDING ADVISORY VOTE ON THE COMPENSATION PROPOSAL (PROPOSAL 2)

The Dodd-Frank Wall Street Reform and Consumer Protection Act and Rule 14a-21(c) promulgated under the Exchange Act requires that Meridian seek a non-binding advisory vote from Meridian shareholders to approve the merger-related compensation described in this proxy statement/prospectus under “The Merger (Proposal 1)—Interests of Meridian’s Directors and Executive Officers in the Merger” beginning on page 62, and including the table therein titled “Golden Parachute Compensation” (as well as the other supporting footnotes and tables therein) intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about compensation for each Meridian named executive officer that is based on or otherwise relates to the merger and will or may become payable by Meridian. This proposal is commonly known as “say-on-golden-parachutes,” and we refer to it as the named executive officer merger-related compensation proposal.

The Meridian Board unanimously recommends that the Meridian shareholders approve the following resolution:

“RESOLVED, that the shareholders of Meridian Bioscience, Inc. (“Meridian”) approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the named executive officers of Meridian that is based on or otherwise relates to the merger, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading ‘The Merger (Proposal 1)—Interests of Meridian’s Directors and Executive Officers in the Merger’.”

Approval of the named executive officer merger-related compensation proposal is not a condition to completion of the merger, and the vote with respect to the named executive officer merger-related compensation proposal is advisory only and will not be binding on Meridian. If the merger proposal is adopted by the Meridian shareholders and the merger is completed, the merger-related compensation will be payable to Meridian’s named executive officers, subject only to the conditions applicable thereto, regardless of the outcome of the vote on the named executive officer merger-related compensation proposal.

The affirmative vote of holders of a majority of the outstanding shares of Meridian common stock present or represented by proxy at the Meridian special meeting and entitled to vote thereon is required to approve the advisory (non-binding) named executive officer merger-related compensation proposal.

The Meridian Board unanimously recommends that the Meridian shareholders approve, on a non-binding advisory basis, the compensation proposal by voting “FOR” the compensation proposal.

VOTE ON ADJOURNMENT (PROPOSAL 3)

Meridian shareholders are being asked to approve a proposal that will give us authority to adjourn the special meeting for the purpose of soliciting additional proxies in favor of the proposal to adopt the merger agreement if there are not sufficient votes at the time of the special meeting to adopt the merger agreement. If this adjournment proposal, after consultation with Columbus Holding, is approved, the special meeting could be adjourned by the Meridian Board to any date, but in no event will the adjournment or postponement will exceed 20 business days in a single period. In addition, the Meridian Board could postpone the special meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons. If the special meeting is adjourned for the purpose of soliciting additional proxies, shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you sign and return a proxy and you indicate that you wish to vote in favor of the proposal to adopt the merger agreement but do not indicate a choice on the adjournment proposal, your shares will be voted in favor of the adjournment proposal. Meridian does not intend to call a vote on this proposal if Proposal 1 has been approved at the special meeting.

Whether or not a quorum is present, the holders of a majority of the shares of Meridian common stock present and entitled to vote at the special meeting, virtually or by proxy, may adjourn the special meeting to another place, date or time.

The Meridian Board unanimously recommends a vote “FOR” the adjournment proposal.

DISSENTERS’ RIGHTS

Under Ohio law, if the merger agreement is adopted by Meridian’s shareholders, Meridian shareholders who do not vote in favor of the adoption of the merger agreement and who properly demand payment of fair cash value of their shares are entitled to certain dissenters’ rights pursuant to Sections 1701.84 and 1701.85 of the OGCL. Section 1701.85 of the OGCL generally provides that Meridian shareholders will not be entitled to such rights without strict compliance with the procedures set forth in Section 1701.85 of the OGCL, and failure to timely take any one of the required steps may result in the termination or waiver of such rights. Specifically, any Meridian shareholder who is a record holder of Meridian common stock on September 2, 2022, the record date for the special meeting, and whose shares are not voted in favor of the adoption of the merger agreement may be entitled to be paid the fair cash value of such shares after the completion of the merger in lieu of any applicable merger consideration.

To perfect dissenters’ rights, a dissenting shareholder must satisfy each of the following conditions and otherwise comply with Section 1701.85 of the OGCL:

•

Must be a shareholder of record. A dissenting shareholder must be a record holder of the shares as to which such shareholder seeks to exercise dissenters’ rights on the record date. Because only share-holders of record on the record date may exercise dissenters’ rights, any person or entity who beneficially owns shares that are held of record by a bank, broker, trust, fiduciary, 401(k) Plan, nominee or other holder and who desires to exercise dissenters’ rights must, in all cases, instruct the record holder of the shares to satisfy all of the requirements outlined under Section 1701.85 of the OGCL. Meridian may make a written request for evidence of authority if the dissenting demand is executed by a signatory who was designated and approved by the shareholder. The shareholder must provide the evidence within a reasonable time to Meridian but not sooner than 20 days after receipt of Meridian’s written request.

•

Must not vote in favor of adopting the merger agreement. A dissenting shareholder must not vote his, her or its shares in favor of the adoption of the merger agreement at the special meeting. Failing to vote does not waive a dissenting shareholder’s dissenters’ rights. However, a proxy submitted but not marked to specify voting instructions will be voted in favor of the adoption of the merger agreement and will be deemed a waiver of dissenters’ rights. A dissenting shareholder may revoke his, her or its proxy at any time before its exercise by filing with Meridian an instrument revoking it, delivering a duly executed proxy bearing a later date, voting by telephone or via the Internet at a later date than the date of the previous proxy or by attending and giving notice of the revocation of the proxy at the special meeting.

•

Must file a written demand. A dissenting shareholder must deliver a written demand for payment of the fair cash value of such shareholder’s shares to Meridian prior to the shareholder vote on the merger agreement at the special meeting (a “written demand”). Any written demand must specify the shareholder’s name and address, the number and class of the shares held by the shareholder on the record date, and the amount claimed by the shareholder as the fair cash value of the dissenting shares. Voting against the merger agreement is not a written demand as required under Section 1701.85 of the OGCL. Because the written demand must be delivered to Meridian prior to the shareholder vote at the special meeting, it is recommended, although it is not required, that a shareholder use certified or registered mail, return receipt requested, to confirm that the shareholder has made a timely delivery.

•

Upon request, must deliver certificates for placement of a legend. If Meridian sends a request to a dissenting shareholder at the address specified in the written demand for the certificates representing the dissenting shares, the dissenting shareholder, within 15 days from the date on which Meridian sends such request, must deliver to Meridian the certificates requested so that Meridian may endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. Such a request is not an admission by Meridian that a dissenting shareholder is entitled to relief. Meridian will promptly return the endorsed share certificates to the dissenting shareholder. At the option of Meridian, a dissenting shareholder who fails to deliver his, her or its share certificates upon request from Meridian may have his, her or its dissenters’ rights terminated upon de-livery by Meridian of written notice to such dissenting shareholder within 20 days after the lapse of the 15-day period, unless a court for good cause shown otherwise directs.

Meridian and a dissenting shareholder may come to an agreement as to the fair cash value of the dissenting shares. If Meridian and the dissenting shareholder cannot agree upon the fair cash value of the dissenting shares, then either Meridian or the dissenting shareholder may, within three months after service of the written demand by the dissenting shareholder, file a complaint in the Court of Common Pleas of Cuyahoga County, Ohio for a determination of whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. The complaint must contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. If the court finds the dissenting shareholder is entitled to be paid the fair cash value of any dissenting shares, the court may appoint one or more appraisers to receive evidence and recommend a decision on the amount of the fair cash value. The court will then make a finding as to the fair cash value of a share and will render judgment against Meridian for the payment of it. Interest on the fair cash value and the costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, will be assessed as the court considers equitable.

Fair cash value for purposes of Section 1701.85 of the OGCL is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event will the fair cash value exceed the amount specified in the written demand of the dissenting shareholder. The fair cash value is to be determined as of the day prior to the vote of Meridian’s shareholders on the adoption of the merger agreement. For shares listed on a national securities exchange (such as the NASDAQ, on which the Meridian common stock is currently listed), the fair cash value will be the closing sale price of the shares as of the close of trading on the day before the vote of Meridian’s shareholders on the adoption of the merger agreement. Investment banker opinions to company boards of directors regarding the fairness from a financial point of view of the consideration payable in a transaction, such as the merger, are not opinions regarding, and do not address, fair cash value under Section 1701.85 of the OGCL. Shareholders holding Meridian common stock considering seeking payment of the fair cash value of their shares should be aware that the fair cash value of their shares as determined pursuant to Section 1701.85 of the OGCL could be more than, the same as, or less than the value of the consideration they would receive pursuant to the merger if they did not seek payment of fair cash value of their shares.

Unless a dissenting shareholder’s rights to receive the fair cash value of its shares is terminated, payment of the fair cash value must be made within 30 days after the later of the final determination of such value or the effective time of the merger. Such payment must be made only upon simultaneous surrender to Meridian of the dissenting shareholder’s share certificates for which such payment is made.

A dissenting shareholder’s rights to receive the fair cash value of his, her or its shares will automatically terminate if:

•	The dissenting shareholder has not complied with Section 1701.85 of the OGCL, unless the Meridian Board waives such non-compliance;

•	The merger is abandoned or is finally enjoined or prevented from being carried out, or Meridian shareholders rescind their adoption of the merger agreement;

•	The dissenting shareholder withdraws his, her or its demand with the consent of the Meridian Board; or

•

The dissenting shareholder and Meridian have not agreed on the fair cash value per share and neither has filed a timely complaint in the Court of Common Pleas of Cuyahoga County, Ohio within three months after the dissenting shareholder delivered a written demand.

All rights accruing to holders of shares, including voting and dividend or distribution rights, are suspended from the time a dissenting shareholder submits a written demand with respect to any dissenting shares until the termination or satisfaction of the rights and obligations of the dissenting shareholder and Meridian arising from the written demand or the purchase of the shares by Meridian. During this period of suspension, any dividend or distribution paid on the dissenting shares will be paid to the record owner as a credit upon the fair cash value thereof. If dissenters’ rights are terminated other than by purchase by Meridian of the dissenting shares, then at the time of termination all rights will be restored and all distributions that would have been made, but for suspension, will be made.

If you wish to exercise your dissenters’ rights, you should carefully review the text of Sections 1701.84 and 1701.85 of the OGCL set forth in Annex C to this proxy statement and consider consulting your legal advisor.

If you fail to timely and properly comply with the requirements of Sections 1701.84 and 1701.85 of the OGCL, your dissenters’ rights will be lost. To exercise such dissenters’ rights with respect to your shares, you must:

•

NOT vote your shares in favor of the adoption of the merger agreement (failing to vote does not waive a dissenting shareholder’s dissenters’ rights, however, a proxy submitted but not marked to specify voting instructions will be voted in favor of the adoption of the merger agreement and will be deemed a waiver of dissenters’ rights);

•	deliver to Meridian a written demand for appraisal of your shares before the taking of the vote on the proposal to adopt the merger agreement at the special meeting, as described further below;

•	continuously hold your shares through the effective time of the merger; and

•	otherwise comply with the procedures set forth in Sections 1701.84 and 1701.85 of the OGCL.

All written demands for appraisal should be addressed to Meridian Corporation at 3471 River Hills Dr., Cincinnati, Ohio, 45244. Such demand must specify the shareholder’s name and address, that the shareholder intends thereby to demand dissenters’ rights of such shareholder’s shares, the number and class of Meridian shares held by such shareholder on the record date and the amount claimed by such shareholder as the fair cash value of the dissenting shares. Voting against the merger agreement is not a written demand as required under Section 1701.85 of the OGCL.

If a dissenting holder of Meridian common stock withdraws its demand for appraisal or fails to perfect or otherwise loses its right of appraisal pursuant to the OGCL, then the right of such shareholder to be paid the fair cash value of such Meridian common stock shall cease, and such holder’s Meridian common stock shall be deemed to be converted into the right to receive the merger consideration.

The foregoing description of the procedures to be followed in exercising dissenters’ rights available to shareholders holding Meridian common stock pursuant to Sections 1701.84 and 1701.85 of the OGCL may not be complete and is qualified in its entirety by reference to the full text of Sections 1701.84 and 1701.85 of the OGCL, which is attached as Annex C to this proxy statement and incorporated herein by reference. The foregoing summary does not constitute any legal or other advice and does not constitute a recommendation that shareholders exercise their dissenters’ rights under the OGCL.

Failure to comply strictly with all of the procedures set forth in Sections 1701.84 and 1701.85 of the OGCL may result in the loss of a shareholder’s dissenters’ rights.

In view of the complexity of Sections 1701.84 and 1701.85 of the OGCL, Meridian shareholders who may wish to pursue dissenters’ rights should consult their legal and financial advisors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

This table shows, as of September 2, 2022, certain information regarding beneficial ownership of Meridian common stock by: (1) beneficial holders of more than five percent of Meridian common stock, based on information provided in their most recent filings with the SEC; (2) the named executed officers and directors of Meridian; and (3) all executive officers and directors of Meridian as a group, as reported by each person. Except as otherwise indicated, the address of each person or group is 3471 River Hills Dr., Cincinnati, Ohio 45244. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted, each person or group has sole voting and investment power over the shares shown in this table. For each individual and group included in the table below, the percentage ownership is calculated by dividing the number of shares beneficially owned by the person or group, which includes the number of shares of common stock that the person or group had the right to acquire on or within 60 days after September 2, 2022, by the sum of the 43,747,969 shares of common stock outstanding on September 2, 2022, plus the number of shares of common stock that the person or group had the right to acquire on or within 60 days after September 2, 2022.

	Common Stock Beneficially Owned
	Number of Shares Beneficially Owned (1)	Percent of Class
Shareholders
BlackRock, Inc. (2)	7,405,925	16.93%
The Vanguard Group, Inc. (3)	4,876,942	11.15%
Impactive Capital LP (4)	3,540,541	8.09%
Royce & Associates, LP (5)	2,195,634	5.02%

Directors and Named Executive Officers
Jack Kenny	218,692	*
Andrew S. Kitzmiller (6)	4,028	*
Bryan T. Baldasare (7)	51,121	*
Lourdes G. Weltzien	53,552	*
Tony Serafini-Lamanna	16,468	*
James M. Anderson	111,453	*
Anthony P. Bihl	22,787	*
Dwight E. Ellingwood	91,519	*
John C. Mcllwraith	89,453	*
John M. Rice	50,973	*
Catherine A. Sazdanoff	86,153	*
Felicia Williams	51,003	*
All directors and executive officers as a group (12 persons) (8)	832,849	1.88%

*	The percentage of shares of common stock beneficially owned does not exceed one percent of the shares of common stock outstanding on September 2, 2022.
(1)

Includes shares underlying options and restricted stock units currently exercisable and/or exercisable or vesting within 60 days of September 2, 2022, as follows: Mr. Kenny (165,544); Mr. Baldasare (11,669); Dr. Weltzien (12,500); Mr. Serafini-Lamanna (11,200); Mr. Anderson (89,741); Mr. Bihl (10,391); Mr. Ellingwood (77,241); Mr. McIlwraith (70,741); Dr. Rice (26,536); Ms. Sazdanoff (72,741); and Ms. Williams (43,741).

(2)

Information is based on a Schedule 13G/A filed with the SEC by BlackRock, Inc. (“BlackRock”) on January 27, 2022. BlackRock reported sole voting power over 7,293,877 shares and sole dispositive power over 7,405,925 shares. The address of BlackRock is 55 East 52nd Street, New York, NY 10055.

(3)

Information is based on a Schedule 13G/A filed with the SEC by The Vanguard Group, Inc. (“Vanguard”) on February 10, 2022. Vanguard reported shared voting power over 39,431 shares, sole dispositive power over 4,802,687 shares and shared dispositive power over 74,255 shares. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(4)

Information is based on a Schedule 13D/A filed with the SEC by Impactive Capital LP (“Impactive”) and certain affiliates on September 7, 2022. Impactive reported shared voting and dispositive power over 3,540,541 shares. The address of Impactive is 152 West 57th Street, 17th Floor, New York, NY 10019.

(5)	Information is based on a Schedule 13G filed with the SEC by Royce & Associates, LP (“RALP”) on January 21, 2022. The address of RALP is 745 Fifth Avenue, New York, NY 10151.
(6)	Andrew S. Kitzmiller was appointed as the Chief Financial Officer of Meridian, effective as of February 21, 2022.
(7)	Bryan T. Baldasare retired from his employment with Meridian on December 31, 2021.
(8)

Group consists of Mr. Kenny, Mr. Kitzmiller, Dr. Weltzien, Mr. Serafini-Lamanna, Mr. Anderson, Mr. Bihl, Mr. Ellingwood, Mr. McIlwraith, Dr. Rice, Ms. Sazdanoff, Ms. Williams and Julie Smith. For Ms. Smith, includes 35,568 shares held and 1,200 shares underlying options and restricted stock units currently exercisable and/or exercisable or vesting within 60 days of September 2, 2022.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a general discussion of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Meridian common stock whose shares are exchanged for the merger consideration pursuant to the merger. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations, judicial opinions, and administrative rulings and published positions of the Internal Revenue Service, each as in effect as of the date hereof. These authorities are subject to change, possibly on a retroactive basis, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Meridian common stock that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•

a trust if (1) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

This discussion applies only to U.S. holders of shares of Meridian common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a holder in light of its particular circumstances, or that may apply to a holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, controlled foreign corporations, passive foreign investment companies, dealers or brokers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting, U.S. holders that have a functional currency other than the U.S. dollar, tax-exempt organizations, governmental agencies or instrumentalities, banks and certain other financial institutions, mutual funds, certain expatriates, partnerships, S corporations, or other pass-through entities or partners, shareholders or other owners or investors in partnerships or such other pass-through entities, holders who hold shares of Meridian common stock as part of a hedge, straddle, constructive sale or conversion transaction, and holders who acquired their shares of Meridian common stock through the exercise of employee stock options or other compensation arrangements). This discussion also does not address any tax consequences arising under the alternative minimum tax, the Medicare tax on net investment income or the Foreign Account Tax Compliance Act (including the Treasury Regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith). In addition, no information is provided with respect to any tax consequences under state, local, or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Meridian common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding shares of Meridian common stock, you should consult your tax advisor.

Holders of Meridian common stock should consult their own tax advisors to determine the particular tax consequences to them of the merger, including the applicability and effect of the alternative minimum tax, the unearned income Medicare contribution tax and any state, local, foreign or other tax laws.

Consequences to U.S. Holders

The receipt of the merger consideration by U.S. holders in exchange for shares of Meridian common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder who receives the merger consideration in exchange for shares of Meridian common stock pursuant to the merger will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the U.S. holder’s adjusted tax basis in such shares.

If a U.S. holder’s holding period in the shares of Meridian common stock surrendered in the merger is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of a capital loss recognized on the exchange is subject to limitations. If a U.S. holder acquired different blocks of Meridian common stock at different times or different prices, such U.S. holder must determine its adjusted tax basis and holding period separately with respect to each block of Meridian common stock.

Information Reporting and Backup Withholding

Payments made in exchange for shares of Meridian common stock pursuant to the merger may be subject, under certain circumstances, to information reporting and backup withholding (currently, at a rate of 24%). To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption should complete and return Internal Revenue Service Form W-9, certifying under penalties of perjury that such U.S. holder is a “United States person” (within the meaning of the Code), the taxpayer identification number provided is correct and such U.S. holder is not subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the Internal Revenue Service in a timely manner.

MULTIPLE SHAREHOLDERS SHARING ONE ADDRESS

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single annual report or proxy statement, as applicable, addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies.

Meridian and some brokers may be householding our proxy materials by delivering a single set of proxy materials to multiple shareholders who request a copy and share an address, unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or Meridian if you are a shareholder of record. You can notify us by sending a written request to Meridian’s Vice President, Investor Relations at mbi@meridianbioscience.com or 3471 River Hills Dr. Cincinnati, Ohio, 45244, or by calling (513) 271-3700. Shareholders who share a single address, but receive multiple copies of the proxy statement, may request that in the future they receive a single copy by notifying Meridian at the telephone, email or address set forth in the prior sentence. In addition, Meridian will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the documents was delivered pursuant to a prior request.

DEADLINE FOR SHAREHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

Meridian’s 2023 Annual Meeting

If the merger is completed prior to Meridian’s 2023 annual meeting of shareholders, Meridian will not hold an annual meeting of shareholders in 2023 and there will be no public participation in any future meetings of Meridian’s shareholders because, following the merger, Meridian common stock will be delisted from the NASDAQ and will be deregistered under the Exchange Act, and Meridian will no longer be a publicly held company. However, if the merger is not completed prior to Meridian’s 2023 annual meeting of shareholders, the following deadlines apply to the submission of shareholder proposals to be considered at Meridian’s 2023 annual meeting of shareholders.

Inclusion in Meridian’s 2023 Proxy Statement

To be included in the proxy statement for the 2023 annual meeting, Meridian must have received proposals no later than August 17, 2022. Proposals for inclusion in the proxy statement must comply with applicable requirements under the Exchange Act, including Rule 14a-8, as well as with Meridian’s bylaws.

Presentation at Meridian’s 2023 Annual Meeting

Pursuant to Meridian’s bylaws, shareholders may present director nominations or other proposals that are proper subjects for consideration at an annual meeting. Meridian’s bylaws require all shareholders who intend to make nominations or proposals at an annual shareholders meeting to submit their nominations or proposals to Meridian not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 90th day prior to such annual meeting. To be eligible for consideration at the currently planned 2023 annual meeting, such proposals that have not been submitted by the deadline for inclusion in the proxy statement must be received by Meridian between August 22, 2022 and October 21, 2022.

Compliance with Universal Proxy Rules for Director Nominations

In addition to satisfying applicable requirements under Meridian’s bylaws, to comply with the SEC’s universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than Meridian’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, which notice must be postmarked or transmitted electronically to Meridian at its principal executive offices no later than 60 calendar days prior to the anniversary date of Meridian’s 2022 annual meeting (for the 2023 annual meeting, no later than November 27, 2022). However, if the date of Meridian’s 2023 annual meeting is changed by more than 30 calendar days from such anniversary date, then notice must be provided by the later of 60 calendar days prior to the date of the 2023 annual meeting or the 10th calendar day following the day on which public announcement of the date of the 2023 annual meeting is first made by Meridian.

WHERE YOU CAN FIND MORE INFORMATION

Meridian is subject to the reporting requirements of the Exchange Act. Accordingly, Meridian files annual, quarterly and current reports, proxy statements and other information with the SEC. Meridian’s SEC filings are available to the public at the internet website maintained by the SEC at www.sec.gov. Meridian also makes available free of charge through its website its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, its definitive proxy statements and Section 16 reports on Forms 3, 4 and 5, as soon as reasonably practicable after it electronically files such reports or amendments with, or furnishes them to, the SEC. Meridian’s internet website address is investor.meridianbioscience.com. The information located on, or hyperlinked or otherwise connected to, Meridian’s website is not, and shall not be deemed to be, a part of this proxy statement or incorporated into any other filings that we make with the SEC.

The SEC allows Meridian to “incorporate by reference” the information we file with the SEC into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except that information that we file later with the SEC will automatically update and supersede this information. This proxy statement incorporates by reference the documents listed below that have been previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Meridian’s Annual Report on Form 10-K for the fiscal year ended September 30, 2021, filed on November 23, 2021;

•

Meridian’s Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 2021, filed on February 4, 2022, March  31, 2022, filed on May 6, 2022 and June  30, 2022, filed on August 5, 2022; and

•	Meridian’s Current Reports on Form 8-K filed on October 29, 2021, December 2, 2021, January 27, 2022, February 22, 2022, May 2, 2022, July 7, 2022, and July 29, 2022.

We also incorporate by reference into this proxy statement additional documents that Meridian may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, from the date of this proxy statement until the date of the special meeting; provided, however, that we are not incorporating by reference any additional documents or information furnished and not filed with the SEC.

You may request a copy of documents incorporated by reference at no cost, by writing or telephoning the office of Meridian’s Vice President, Investor Relations at mbi@meridianbioscience.com, 3471 River Hills Dr. Cincinnati, Ohio, 45244, or (513) 271-3700.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED SEPTEMBER 8, 2022. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

SD BIOSENSOR, INC.,

COLUMBUS HOLDING COMPANY,

MADEIRA ACQUISITION CORP.,

and

MERIDIAN BIOSCIENCE, INC.

dated as of

July 7, 2022

Annex A-i

Annex A-ii

Exhibit A – Form of Articles of Incorporation of the Surviving Company

Annex A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 7, 2022 (the “Agreement Date”), by and among, SD Biosensor, Inc., a corporation with limited liability organized under the laws of the Republic of Korea (“SDB”), Columbus Holding Company, a corporation organized under the Laws of Delaware (“Parent”), and Madeira Acquisition Corp., a corporation organized under the Laws of Ohio and a direct wholly owned Subsidiary of Parent (“Merger Sub, and together with SDB and Parent, the “Parent Parties”), on the one hand, and Meridian Bioscience, Inc., a corporation organized under the Laws of Ohio (the “Company”), on the other hand. As the context of this Agreement so requires, each of the Company and each Parent Party may be referred to herein individually as a “Party” and collectively as the “Parties”. Certain capitalized terms used herein have the meanings ascribed thereto in Section 10.2.

RECITALS

WHEREAS, the Parties intend that Merger Sub be merged with and into the Company (the “Merger”) on the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Ohio General Corporation Law (as amended, the “OGCL”), with the Company surviving such Merger as a direct wholly owned Subsidiary of Parent (the “Surviving Company”);

WHEREAS, in the Merger, each outstanding share of Company Common Stock (other than Cancelled Shares) will be converted into the right to receive the Merger Consideration, on the terms and subject to the conditions set forth herein;

WHEREAS, the board of directors of the Company (the “Company Board”) has (i) approved, and deemed it advisable and in the best interests of the Company’s shareholders to enter into this Agreement, and, on the terms and subject to the conditions set forth in this Agreement, consummate the Merger, and (ii) has resolved (subject to Section 5.2) to recommend that the shareholders of the Company adopt this Agreement;

WHEREAS, the board of directors of SDB has taken all actions required for the execution and delivery of this Agreement by SDB, and to approve this Agreement and the consummation by SDB of the Transactions;

WHEREAS, the board of directors of Parent has (i) determined that it is in the best interests of Parent and its stockholders, and adopted a resolution declaring it advisable, to enter into this Agreement and (ii) duly and validly approved the execution, delivery and performance of this Agreement and the consummation of the Transactions, including the Merger;

WHEREAS, the board of directors of Merger Sub has (i) approved, and deemed it advisable and in the best interests of Merger Sub’s shareholder to enter into this Agreement, and, on the terms and subject to the conditions set forth in this Agreement, consummate the Merger, and (ii) has resolved to recommend to Parent as its sole shareholder the adoption of this Agreement;

WHEREAS, SJL Partners, LLC (“SJL”), as the sole shareholder of Parent, has unanimously taken all actions required for the execution and delivery of this Agreement by Parent and to approve this Agreement and the consummation by Parent of the Transactions, including the Merger;

WHEREAS, Parent, as the sole shareholder of Merger Sub, will immediately following the execution of this Agreement by Merger Sub, take all actions required for the shareholders of Merger Sub to approve this Agreement and to approve the consummation by Merger Sub of the Transactions, including the Merger, and to adopt this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and set forth herein in connection with this Agreement.

Annex A-1

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the OGCL, at the Effective Time, Merger Sub will be merged with and into the Company. As a result of the Merger, the separate existence of Merger Sub will cease, and the Company will continue as the Surviving Company, such that following the Merger, the Surviving Company will be a direct wholly owned subsidiary of Parent. The Merger will have the effects provided in this Agreement and as specified in the OGCL.

Section 1.2 Closing. The consummation of the Merger (the “Closing”) will be held and conducted remotely by exchange of documents and signatures (or their electronically delivered counterparts and countersignatures), in no event later than the fifth Business Day after all the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) have been satisfied or waived by the Party entitled to the benefit of the same, or at such other date and time to be specified in writing by the Parties (the date on which the Closing actually occurs, the “Closing Date”).

Section 1.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company and Parent will cause the Merger to be consummated and the Company and Merger Sub will file with the Secretary of State of the State of Ohio a certificate of merger (the “Certificate of Merger”), executed in accordance with, and containing such information as is required by, the relevant provisions of the OGCL in order to effect the Merger. The Merger will become effective at such time as the Certificate of Merger has been filed with the Secretary of State of the State of Ohio or at such later time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the relevant provisions of the OGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.4 Effect of the Merger. The Merger will have the effects set forth in this Agreement and the relevant provisions of the OGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises and authority of the Company and Merger Sub will vest in the Surviving Company and all debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Company.

Section 1.5 Articles of Incorporation and Regulations of the Surviving Company. At the Effective Time, the Company’s Amended Articles of Incorporation (“Articles of Incorporation”) and the Company’s Amended and Restated Code of Regulations (“Regulations”), as in effect immediately prior to the Effective Time, will be amended and restated as of the Effective Time (a) in the case of the Articles of Incorporation, to be in the form set forth in Exhibit A, and as so amended will be the articles of incorporation of the Surviving Company until thereafter amended as provided therein or by applicable Law, subject to Section 6.7, and (b) in the case of the Regulations, to be in the form of the code of regulations of Merger Sub, and as so amended will be the code of regulations of the Surviving Company until thereafter amended as provided therein or by applicable Law, subject to Section 6.7, except that all references therein to Merger Sub will be automatically amended and will become references to the Surviving Company.

Section 1.6 Directors and Officers of the Surviving Company.

(a) The board of directors of the Surviving Company effective as of, and immediately following, the Effective Time shall consist of the members of the board of directors of Merger Sub immediately prior to the

Annex A-2

Effective Time, to hold office until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and code of regulations of the Surviving Company.

(b) From and after the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company, to hold office until their respective successors are duly appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and code of regulations of the Surviving Company.

Section 1.7 Subsequent Actions. If, at any time after the Effective Time, the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company, its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub vested in or to be vested in the Surviving Company as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each such corporation or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Parent Parties, the Company or the holders of Shares or securities of the Parent Parties:

(a) Each Share issued and outstanding immediately prior to the Effective Time (such Shares, other than any Shares to be cancelled pursuant to Section 2.1(b), any Options or Share Units, which will each be treated as set forth in Section 2.3, and Dissenting Shares, which will be treated as set forth in Section 2.4, the “Eligible Shares”) will be cancelled, extinguished, and converted into the right to receive $34.00 in cash, without interest (the “Merger Consideration”) upon surrender of either a certificate formerly representing such Share (a “Certificate”) or a book-entry Share (a “Book-Entry Share”) in the manner provided in Section 2.2. All such Eligible Shares, when so converted, will no longer be outstanding and will be automatically cancelled, retired and cease to exist. Upon the surrender of such Certificates or Book-Entry Shares in accordance with Section 2.2, each holder of such Certificates or Book-Entry Shares will cease to have any rights with respect to such Eligible Shares, except the right to receive the Merger Consideration in respect of the Eligible Shares represented by such Certificates or Book-Entry Shares in accordance with Section 2.2, without interest.

(b) Each (i) Share held in the treasury of the Company, (ii) Share owned by Parent, Merger Sub or the Company or any of their respective direct or indirect wholly owned Subsidiaries immediately before the Effective Time, and (iii) Dissenting Share (clauses (i)-(iii) collectively, the “Cancelled Shares”) will be cancelled and extinguished, and no payment or other consideration will be made with respect to such shares subject, in the case of Dissenting Shares, to the right of the holder thereof to receive any payment under Section 2.4. This Section 2.1(b) will not apply to Shares held in trust by the Company, any of the Parent Parties or any of their respective Subsidiaries or any Shares that are otherwise set aside from Shares held in the Company’s treasury pursuant to a Company Plan.

(c) Each share of common stock, without par value per share, of Merger Sub issued and outstanding immediately before the Effective Time will thereafter represent one validly issued, fully paid and nonassessable share of common stock, without par value per share, of the Surviving Company and, thereafter, will constitute the only outstanding shares of capital stock of the Surviving Company.

Annex A-3

Section 2.2 Payment; Surrender of Shares; Stock Transfer Books.

(a) Prior to the Effective Time, Parent will enter into an agreement with the Company’s transfer agent (or another U.S. national bank or trust company that is reasonably satisfactory to the Company) to act as agent for the holders of Eligible Shares in connection with the Merger (the “Paying Agent”) and to receive the Merger Consideration necessary to make the payments contemplated by Section 2.1(a). The Paying Agent will also act as the agent for the holders of Eligible Shares for the purpose of receiving and holding their Certificates or Book-Entry Shares but will acquire no rights or interests in Shares represented thereby. The Paying Agent agreement pursuant to which Parent appoints the Paying Agent will be in a form and substance reasonably acceptable to the Company and Parent.

(b) Prior to the Effective Time, Parent will deposit or cause to be deposited, in trust, with the Paying Agent, in a separate account for the benefit of holders of Eligible Shares, for issuance in accordance with this Article II through the Paying Agent, cash in immediately available funds in an amount equal to the aggregate Merger Consideration to which such holders are entitled at the Effective Time pursuant to Section 2.1(a). With respect to any Dissenting Shares, Parent will be required to deposit or cause to be deposited with the Paying Agent funds sufficient to pay the aggregate Merger Consideration payable in respect of such Dissenting Shares if the holder thereof fails to perfect or effectively withdraws or losses its appraisal rights under the OGCL. As promptly as practicable following the Effective Time, Parent will cause the Paying Agent to pay, and the Paying Agent will pay, the Merger Consideration contemplated to be paid in respect of Eligible Shares pursuant to this Agreement out of the Payment Fund upon satisfaction by a holder of Eligible Shares of its obligations pursuant to Section 2.2(d). The Payment Fund will not be used for any other purpose, except as expressly provided for in this Agreement. Any cash deposited with the Paying Agent will hereinafter be referred to as the “Payment Fund.”

(c)

(i) As soon as reasonably practicable after the Effective Time, and in any event within two Business Days thereafter, Parent will cause the Paying Agent to mail to each holder of record of a Certificate whose Shares were converted into the right to receive the Merger Consideration (A) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu of Certificates as provided in Section 2.2(g)) to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal, and such letter of transmittal will be in customary form) and (B) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu of Certificates as provided in Section 2.2(g)) or, in the case of Book-Entry Shares, the surrender of such Book-Entry Shares via an “agent’s message” in customary form in exchange for the Merger Consideration. Each holder of record of one or more Certificates may thereafter surrender such Certificates to the Paying Agent under cover of the letter of transmittal, as agent for such holder. Each holder of one or more Book-Entry Shares may thereafter surrender such Book-Entry Shares upon delivery to the Paying Agent of an “agent’s message” in customary form (or such other evidence, if any, as the Paying Agent may reasonably request). Upon delivery of a valid letter of transmittal and the surrender of Certificates (or affidavits of loss in lieu of Certificates as provided in Section 2.2(g) or surrender of Book-Entry Shares, the Surviving Company will, subject to Section 2.2(e)), cause the Paying Agent to pay to each such holder of Eligible Shares immediately available funds in the form of a check or wire transfer (as specified in the applicable letter of transmittal) in the amount equal to the portion of the Merger Consideration that such holder has the right to receive pursuant to Section 2.1(a) in respect of the surrendered Shares represented by such Certificates (or affidavits of loss in lieu of Certificates as provided in Section 2.2(g)) or Book-Entry Shares. Until so surrendered, Certificates or Book-Entry Shares (other than Certificates or Book-Entry Shares representing Cancelled Shares) will represent solely the right to receive the aggregate Merger Consideration relating to the Shares represented by such Certificates (or affidavits of loss in lieu of Certificates as provided in Section 2.2(g)) or Book-Entry Shares.

(ii) The payment of Merger Consideration or any other amount under this Article II that is to be made to a Person other than the Person in whose name the applicable surrendered Certificate is registered, is

Annex A-4

conditioned on (A) the Certificate so surrendered being properly endorsed or otherwise in proper form for transfer and (B) the Person requesting such payment having paid any transfer and other Taxes required by reason of such payment being made in a name other than that of the registered holder of such Certificate or having established to the satisfaction of the Paying Agent that such Tax has been paid or is not applicable. The payment of any transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes and fees incurred by a holder of Shares in connection with the Merger, and the filing of any related Tax Returns and other documentation with respect to such Taxes and fees, will be the sole responsibility of such holder. With respect to Book-Entry Shares, delivery of the aggregate Merger Consideration will be made to the Person in whose name such Book-Entry Shares are registered in the stock transfer books of the Company as of the Effective Time; provided, however, that, notwithstanding the foregoing, in the event of a transfer of ownership of Book-Entry Shares that is not registered in the stock transfer books of the Company as of the Effective Time, the Paying Agent may make payment of the proper amount of aggregate Merger Consideration to such transferee if written instructions authorizing the transfer of the Book-Entry Shares are presented to the Paying Agent together with all documents required to evidence and effect such transfer and to evidence that any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of such Book-Entry Share have been paid or sufficient to establish to the satisfaction of the Paying Agent that such Tax is not applicable.

(d) The Merger Consideration paid upon the surrender for exchange of Eligible Shares in accordance with the terms of this Article II will be deemed to have been paid in full satisfaction of all rights pertaining to such Eligible Shares. At the Effective Time, the stock transfer books of the Company will be closed immediately and there will not be any further registration of transfers on the stock transfer books of the Surviving Company of any shares of the Company’s capital stock outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates and Book-Entry Shares will cease to have any rights with respect to any Shares, except as otherwise provided for in this Agreement or by applicable Law. If, after the Effective Time, Certificates (other than Certificates representing Cancelled Shares, except for Dissenting Shares which will be treated in accordance with Section 2.4) or Book-Entry Shares (other than Book-Entry Shares representing Cancelled Shares, except for Dissenting Shares which will be treated in accordance with Section 2.4) are presented to the Surviving Company, they will be cancelled and exchanged for Merger Consideration as provided in this Article II. No interest will accrue or be paid on any cash or other consideration payable pursuant to this Article II. or otherwise upon the surrender of Certificates or Book-Entry Shares which immediately before the Effective Time represented the Shares.

(e) Any portion of the Payment Fund that remains undistributed to the former holders of Eligible Shares after the date that is the 12-month anniversary of the Effective Time will, upon Parent’s demand to the Paying Agent, be delivered to Parent, and any such former holders of Eligible Shares who have not theretofore complied with this Article II will thereafter look only to Parent for payment of the Merger Consideration payable in respect of their Eligible Shares (subject to abandoned property, escheat or similar Laws) only as general creditors of Parent with respect to the Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares, without any interest on such Merger Consideration. Notwithstanding the foregoing, none of the Parent Parties, the Surviving Company or the Paying Agent will be liable to any holder of Certificates or Book-Entry Shares for Merger Consideration delivered to a Governmental Entity pursuant to any applicable abandoned property, escheat or similar Law.

(f) Notwithstanding any provision in this Agreement to the contrary, each of the Surviving Company, Parent, the Company, Merger Sub and the Paying Agent will be entitled to deduct and withhold from any amounts otherwise payable under this Agreement such amounts as are required to be withheld or deducted under the Code, the rules and regulations promulgated thereunder, or any provision of federal, state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity, such withheld or deducted amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

Annex A-5

(g) If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Company, as the case may be, the posting by such Person of an indemnity agreement or, at the election of Parent or the Paying Agent, a bond in such customary amount as indemnity against any claim that may be made against it or SDB with respect to such Certificate, the Paying Agent will, if such holder has otherwise delivered a properly completed and duly executed letter of transmittal, issue in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration with respect to the number of Shares formerly represented by such lost, stolen or destroyed Certificate as contemplated by this Article II.

(h) The Paying Agent will invest all cash included in the Payment Fund as directed by Parent; provided, however, that any investment of such cash will be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by the United States of America; in commercial paper obligations rated not less than two of P-1, A-1 or F-1 or better by Moody’s Investors Service, Inc., Standard & Poor’s Corporation or Fitch’s Ratings, Inc., respectively, or investments in certificates of deposit, banker’s acceptances and time deposits and money market deposit accounts issued or offered by any commercial bank organized under the law of the United States of America or any state thereof which has (A) not less than two of the following short-term deposit ratings – P-1 from Moody’s Investor Service, Inc., A1 from Standard & Poor’s Corporation, and F-1 from Fitch Ratings, Inc. and (B) a combined capital and surplus and undivided profits of not less than $10,000,000,000 (based on the most recent financial statements of such bank that are then-publicly available) and, in any such case, no such instrument will have a maturity exceeding three months, provided further, that no such investment or loss thereon will affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article II. Any interest and other income resulting from such investments will become part of the Payment Fund, and any amounts in excess of the amounts payable hereunder will, at the discretion of Parent, be promptly returned to Parent or the Surviving Company pursuant to Section 2.2(f). To the extent that there are losses with respect to such investments, or the Payment Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, Parent will promptly replace or restore the portion of the Payment Fund lost through investments or other events so as to ensure that the Payment Fund is, at all times, maintained at a level sufficient to make such payments.

Section 2.3 Treatment of Company Stock Plans.

(a) Each option to purchase shares of Company Common Stock granted under the Company Stock Plans (an “Option”) that is outstanding and unexercised as of the Effective Time (whether vested or unvested) will be converted into the right of the holder to receive from the Surviving Company an amount in cash equal to the product of (i) the total number of shares of Company Common Stock subject to such Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock set forth in such Option, less any required withholding Taxes (the “Option Cash Payment”), and as of the Effective Time each holder of an Option will cease to have any rights with respect thereto, except the right to receive the Option Cash Payment. The Option Cash Payment will be made promptly (and no later than 10 Business Days) following the Effective Time.

(b) Each award of a right under any Company Stock Plan (other than awards of Options, the treatment of which is specified in Section 2.3(a)) entitling the holder thereof to shares of Company Common Stock or cash equal to or based on the value of Shares (a “Share Unit”) that is outstanding or payable as of the Effective Time will be converted into the right of the holder to receive from the Surviving Company the Merger Consideration, less any required withholding Taxes in respect of a number of shares of Company Common Stock determined as follows (clauses (i) and (ii), collectively, the “Share Unit Payment”) (i) in the case of Share Units subject to performance-based vesting conditions, the target number of shares of Company Common Stock, and (ii) in the case of Share Units not subject to performance-based vesting conditions, the total number of shares of Company Common Stock underlying such Share Units. As of the Effective Time each holder of a Share Unit will cease to have any rights with respect thereto, except the right to receive the Share Unit Payment. The Share Unit Payment

Annex A-6

will be made promptly (and no later than 10 Business Days) following the Effective Time, other than payment with respect to the Share Units set forth on Section 2.3(b) of the Company Disclosure Letter, which shall be paid on the terms and conditions set forth on such Section of the Company Disclosure Letter.

(c) Prior to the Effective Time, the Company will take lawful actions as may be necessary (which include satisfying the requirements of Rule 16b-3(e) promulgated under the Exchange Act), without incurring any liability in connection therewith, to provide for and give effect to the transactions contemplated by this Section 2.3.

Section 2.4 Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, Shares that have not been voted in favor of, or consented to, the adoption of this Agreement and that are held by any Person who is entitled to demand and properly demands appraisal and payment of the fair cash value of such Shares pursuant to, and who complies in all respects with, Sections 1701.84 and 1701.85 of the OGCL (“Dissenting Shares”) will not be converted into the right to receive Merger Consideration as provided in Section 2.1(a), but at the Effective Time shall instead be cancelled, extinguished and converted solely into the right to receive such consideration as may be determined to be due to the holder of such Dissenting Shares in accordance with Section 1701.85 of the OGCL. If the holder of such Dissenting Shares withdraws its demand for appraisal or fails to perfect or otherwise loses its right of appraisal pursuant to the OGCL with respect to such Dissenting Shares, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 1701.85 of the OGCL, such Shares shall be deemed not to be Dissenting Shares and shall be deemed to have been Eligible Shares that were cancelled, extinguished and converted as of the Effective Time into the right to receive the Merger Consideration for each such Share, without interest, subject to any required withholding of Taxes, and subject to Section 2.2. The Company will provide prompt notice to Parent of any demands received by the Company for appraisal of any Shares received by the Company, withdrawals of such demands and any other instruments served on the Company pursuant to Section 1701.85 of the OGCL, and Parent will have the right to participate in all negotiations and Actions with respect to such demands. Prior to the Effective Time, the Company will not, without the prior written consent of Parent, make any payment with respect to, or settle or offer or commit to settle, any such demands, or agree to do any of the foregoing.

Section 2.5 Adjustments. If, at any time during the Interim Period, any change in the outstanding shares of capital stock, or securities convertible or exchangeable into or exercisable for shares of capital stock, of the Company occurs as a result of any merger, business combination, reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Merger Consideration and any other similarly dependent items, as the case may be, will be appropriately adjusted, without duplication, to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 2.5 will be construed to permit the Company to take any action with respect to its securities that is otherwise prohibited by the terms of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the disclosure letter that has been prepared by the Company and delivered to the Parent Parties in connection with the execution and delivery of this Agreement (the “Company Disclosure Letter”) (it being acknowledged and agreed that (i) disclosure of any item in any section of the Company Disclosure Letter will be deemed disclosed with respect to any other Section or subsection of this Agreement to the extent that the relevance of such item to such section or subsection is reasonably apparent on its face; provided that nothing in the Company Disclosure Letter is intended to or will broaden the scope of any representation or warranty of the Company made herein and (ii) no reference to or disclosure of any item or other matter in the Company Disclosure Letter will be construed as an admission or indication that (A) such item or other matter is material or (B) any breach or violation of applicable Laws or any contract, agreement,

Annex A-7

arrangement or understanding to which the Company or any of its Subsidiaries is a party exists or has actually occurred), or (b) as disclosed in publicly available Company SEC Documents filed with, or furnished to, as applicable, the SEC prior to the Agreement Date (but excluding any disclosures contained in such documents under the heading “Risk Factors” or in any other section thereof to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), the Company represents and warrants to the Parent Parties as follows:

Section 3.1 Organization.

(a) Each of the Company and its Subsidiaries is a corporation, partnership or other entity duly organized and validly existing under the Laws of the jurisdiction of its incorporation or organization.

(b) Each of the Company and its Subsidiaries has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power and authority would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(c) Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified, licensed or in good standing would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(d) Prior to the Agreement Date, the Company has made available to the Parent Parties correct and complete copies of the Company’s and its Subsidiaries’ certificates of incorporation and by-laws or comparable governing documents, each as amended to the Agreement Date (subject to the amendment to the Regulations contemplated in Section 3.2(c)), and each as so provided is in full force and effect and neither the Company nor any of its Subsidiaries are in violation of any of the provisions of such documents, except where the failure to be in full force and effect or such violation would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.2 Authorization; Validity of Agreement; Company Action.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions subject, in the case of the Merger, to the receipt of the Shareholder Approval. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly and validly authorized by the Company Board, and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement, the performance of its obligations hereunder and the consummation by it of the Transactions, except that the consummation of the Merger requires the Shareholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Agreement by each of the Parent Parties, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (the “General Enforceability Exceptions”).

(b) Assuming the accuracy of the representations and warranties in Section 4.4, the adoption of this Agreement by the affirmative vote of the holders of at least two-thirds of the issued and outstanding Shares (the “Shareholder Approval”) is the only vote or consent of the holders of any class or series of the Company’s capital stock, or any of them, that is necessary in connection with the consummation of the Merger.

Annex A-8

(c) As of the Agreement Date, the Company Board at a meeting duly called and held (i) determined that the Merger is fair to and in the best interests of the Company and its shareholders, (ii) authorized, approved and declared advisable the execution, delivery and performance of this Agreement and the consummation of the Transactions, including the Merger, and (iii) resolved (subject to Section 5.2) to recommend to the Company’s shareholders that they adopt this Agreement (such recommendation, the “Company Recommendation”) and directed that such matter be submitted for consideration of the Company’s shareholders at the Shareholders Meeting.

Section 3.3 Consents and Approvals; No Violations.

(a) Except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Ohio pursuant to the OGCL, (ii) the receipt of the Shareholder Approval and (iii) Permits, Orders, filings, declarations and registrations as may be required (A) under the Exchange Act, including the filing with the SEC of the preliminary proxy statement, the Proxy Statement and any related filings under Section 14 of the Securities Exchange Act, (B) under the Securities Act, including pursuant to the Securities Act to deregister the Company’s securities that are registered under the Exchange Act, (C) pursuant to the rules and regulations of the Nasdaq Stock Market (“Nasdaq”), (D) by the SEC, (E) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any other applicable Antitrust Laws and FDI Laws and (F) under the Takeover Statutes and state securities and “blue sky” laws, no Permits or Orders of, or filings, declarations or registrations with, any federal, state, provincial, local, municipal, foreign or other governmental body or instrumentality or any court, tribunal, administrative or regulatory agency, governmental or regulatory committee or commission or other similar governmental entity under or for the account of any of the foregoing, including any subdivisions of the foregoing, domestic or foreign (each a “Governmental Entity”), are necessary for the consummation by the Company of the Transactions, other than such other Permits or Orders of, or filings, declarations or registrations with, a Governmental Entity that, if not obtained, made or given, would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Transactions by the Outside Date.

(b) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Articles of Incorporation or its Regulations or any of the similar organizational documents of any of its Subsidiaries or (ii) assuming that the consents, approvals, filings, declarations and registrations referred to in Section 3.3(a) are duly obtained or made, (x) violate any Order or Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets in a material respect, or (y) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right to termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract or Company Permit, except, in the case of clause (i) (with respect to any of the Company’s Subsidiaries), clause (ii)(x) and clause (ii)(y) above, for such violations, conflicts, breaches, defaults, losses, terminations of rights thereof, accelerations or Encumbrance creations which would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Transactions by the Outside Date.

Section 3.4 Capitalization.

(a) The authorized capital stock of the Company consists of 1,000,000 shares of Preferred Stock, without par value (the “Company Preferred Stock”), and 71,000,000 shares of Company Common Stock, without par value. As of the close of business on July 5, 2022 (the “Company Measurement Date”), (i) no shares of Company Preferred Stock were issued and outstanding, (ii) 43,737,184 shares of Company Common Stock were

Annex A-9

issued and outstanding, (iii) 9,655 shares of Company Common Stock were held in the treasury of the Company, (iv) 2,294,563 shares of Company Common Stock were reserved for issuance under the Company Stock Plans in respect of future awards, assuming the issuance of the target number of shares of Company Common Stock subject to such Share Units, (v) 970,091 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding Options, (vi) 718,588 shares of Company Common Stock were reserved for issuance under Share Units under the Company Stock Plans that are not subject to performance-based vesting conditions, and (vii) 105,319 shares of Company Common Stock were reserved for issuance under Share Units under the Company Stock Plans that are subject to performance-based vesting conditions, assuming the issuance of the target number of shares of Company Common Stock subject to such Share Units and 210,638 shares of Company Common Stock were reserved for issuance under the Share Units under the Company Stock Plans that are subject to performance-based vesting conditions, assuming the issuance of the maximum number of shares of Company Common Stock subject to such Share Units. Except as set forth in this Section 3.4(a), and for changes since the Company Measurement Date resulting from the exercise of Options or the vesting of Shares Units outstanding as of the Company Measurement Date, there are no (i) shares of capital stock or other equity interests or voting securities of the Company authorized, issued or outstanding, (ii) existing options, warrants, calls, preemptive rights, subscription or other rights, agreements, arrangements or commitments of any character, obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interests or voting security in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares of capital stock or other equity interests or voting securities, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, preemptive right, subscription or other right, agreement, arrangement or commitment, (iii) outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares, or the capital stock or other equity interests or voting securities of the Company or any of its Subsidiaries or (iv) issued or outstanding performance awards, units, rights to receive Shares on a deferred basis, or rights to purchase or receive Shares or other equity interests or voting securities issued or granted by the Company or any of its Subsidiaries to any current or former director, officer, employee or consultant of the Company (the items referred to in clauses (i) through (iv) of or with respect to any Person, collectively, “Rights”).

(b) All of the Shares are, and all shares of Company Common Stock which may be issued pursuant to the exercise of outstanding Options, or with respect to Share Units will be, when issued in accordance with the terms of the Options or the Share Units, duly authorized, validly issued, fully paid and non-assessable and are not subject to and were not issued in violation of any preemptive (or similar right), purchase option, call or right of first refusal or similar right.

(c) The Company and its Subsidiaries do not have outstanding any bonds, debentures, notes or other Indebtedness, in each case, that are linked to, or the value of which is in any way based upon or derived from, the value of the Company, any of its Subsidiaries or any part thereof, or any dividends or other distributions declared or paid on any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries, or which have or which by their terms may have at any time (whether actual or contingent) the right to vote (or that are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company or any of its Subsidiaries on any matter. No Subsidiary of the Company owns any Shares.

(d) The Rights granted under a Company Stock Plan were approved by the Company Board or a duly authorized committee or subcommittee thereof and were granted in compliance with all applicable Laws and the terms and conditions of the Company Stock Plan pursuant to which it was issued in all material respects.

(e) All of the outstanding shares of capital stock and other Rights of each of the Company’s Subsidiaries are owned beneficially or of record by the Company, directly or indirectly, and all such shares and Rights have been duly authorized, validly issued and are fully paid and nonassessable and are not subject to (or issued in violation of) any preemptive (or similar right), purchase option, call or right of first refusal or similar right, and are free and clear of any Encumbrances other than those restrictions on transfer imposed by applicable securities Laws. Section 3.4(e) of the Company Disclosure Letter sets forth as of the Agreement Date (x) the

Annex A-10

jurisdiction of incorporation or organization each Company Subsidiary, (y) the ownership interest of the Company or another Subsidiary of the Company in each such Subsidiary and (z) the Company’s and its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person other than securities held for investment by the Company or any of its Subsidiaries and consisting of less than 5% of the outstanding capital stock or other equity interest of such Person.

(f) There are no voting trusts or other Contracts to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock and other Rights of the Company or any of its Subsidiaries.

(g) Section 3.4(g) of the Company Disclosure Letter contains a correct and complete list of the Rights outstanding as of the Agreement Date under the Company Stock Plans, including, for each Option, the holder of such Option, the number of Shares subject thereto and the exercise price thereof, and the date of grant or issuance. All Options are evidenced by award agreements in the forms that have been provided to the Parent Parties.

Section 3.5 SEC Reports and Financial Statements.

(a) The Company has filed with or furnished to the SEC, on a timely basis, all forms, reports, schedules, statements and other documents required to be filed or furnished by it since October 1, 2019 (the “Applicable Date”), under the Exchange Act or the Securities Act (collectively, together with any such form, report, schedule, statement or other document required to be filed with or furnished to the SEC subsequent to the Agreement Date, including any amendments thereto, the “Company SEC Documents”). As of its respective date or, if amended, as of the date of the last such amendment, each Company SEC Document (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Document or necessary in order to make the statements in such Company SEC Document, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 (“SOX”), as the case may be, and the applicable rules and regulations of the SEC under the Exchange Act, the Securities Act and SOX, as the case may be, each as in effect on the date so filed. None of the Company’s Subsidiaries is, or at any time since the Applicable Date, has been, required to file any forms, reports or other documents with the SEC. As of the Agreement Date, there are no outstanding or unresolved comments received from the SEC with respect to the Company SEC Documents. Each of the consolidated financial statements included in the Company SEC Documents (the “Company Financial Statements”) (i) complies in all material respects with the applicable accounting standards and with the published rules and regulations of the SEC, the Exchange Act and the Securities Act with respect to such requirements, (ii) has been prepared in accordance with the United States’ generally accepted accounting principles (“GAAP”), in all material respects, applied on a consistent basis during the periods involved (except as may be indicated in the Company Financial Statements or in the notes to the Company Financial Statements and subject, in the case of unaudited statements, to normal year-end audit adjustments and limitations on footnote disclosure as contemplated by Article X of Regulation S-X), and (iii) fairly presents, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries as of the date and for the periods referred to in the Company Financial Statements.

(b) Neither the Company nor any of the Company’s Subsidiaries is a party to, or has any commitment to become a party to, any off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand) or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such arrangement is to avoid having any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries reflected or disclosed in the Company’s or such Subsidiary’s financial statements or other Company SEC Documents.

Annex A-11

(c) Each of the principal executive officer of the Company and the principal financial officer of the Company has made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents, and the statements contained in such certifications are accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” have the meanings given to such terms in SOX.

(d) The Company maintains disclosure controls and procedures that have been designed by, or under the supervision of, their respective principal executive and principal financial officers, or persons performing similar functions, required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting provides reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with authorizations of management and the directors of the Company and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s and its Subsidiaries’ assets that could have a material effect on the Company’s financial statements. The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the Agreement Date, to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies or material weakness in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, all of which information described in clauses (A) and (B) above has been disclosed to the Parent Parties prior to the Agreement Date. Since the Applicable Date, neither the Company nor its Subsidiaries has received any credible written or, to the Knowledge of the Company, oral complaint, allegation, assertion or claim of any material improper activity regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its Subsidiaries or their respective internal accounting controls.

Section 3.6 Absence of Certain Changes. Since March 31, 2022, except as otherwise required or contemplated by this Agreement, (i) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice in all material respects, excluding any deviations therefrom taken as a result of, or in reaction to, COVID-19 or COVID-19 Measures and (ii) the Company and its Subsidiaries have not taken or failed to take any action that, had such action been taken or failed to have been taken after the date hereof, would (without the consent of the Parent) have constituted a breach of any of covenants set forth in Section 5.1(b)(ii)(A), Section 5.1(b)(vii) or Section 5.1(b)(viii). Since March 31, 2022 and prior to the Agreement Date, there has not been any event, circumstance, change, occurrence, state of facts or effect that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.7 No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries, whether accrued, absolute, determined or contingent or otherwise that would be required to be reflected or reserved against on a consolidated statement of financial position of the Company and its consolidated Subsidiaries prepared in accordance with GAAP or disclosed in the notes thereto, except for (i) liabilities or obligations disclosed in the balance sheets included in the Company Financial Statements (or in the notes thereto) and publicly available prior to the Agreement Date, (ii) liabilities or obligations incurred in connection with the Transactions, (iii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since March 31, 2022, and (iv) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Annex A-12

Section 3.8 Compliance with Laws and Orders.

(a) The Company and each of its Subsidiaries is and, since the Applicable Date, has been in compliance with, and, to the Knowledge of the Company, is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable Law or Order, except for failures to comply or violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries hold all Orders, and all governmental licenses, authorizations, permits, consents, approvals, clearances, variances, and exemptions (each, a “Permit”) necessary for the operation of the businesses of the Company and its Subsidiaries, taken as a whole (the “Company Permits”), except where such failure would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries is in compliance with the terms of the Company Permits, except for failures to comply that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) None of the Company, any of its Subsidiaries, nor any of its or their respective directors, officers, employees or, to the Knowledge of the Company, agents acting in such capacity and on behalf of the Company, is a Person that is (i) designated on, or that is owned or controlled by a Person that is designated on, any list of sanctioned parties maintained by the United States, Canada, the United Kingdom or the European Union, including the list of Specially Designated Nationals and Blocked Persons maintained by OFAC or (ii) located, organized, or resident in a country or territory that is, or whose government is, the target of comprehensive sanctions imposed by the United States, Canada, the European Union or the United Kingdom (including Cuba, Iran, North Korea, Syria and the Crimea, Donetsk, and Luhansk regions of Ukraine) (a “Sanctioned Jurisdiction”) (the foregoing clauses (i)-(ii), collectively, “Sanctioned Persons”). In the last five years, neither the Company nor any of its Subsidiaries or, to the Knowledge of the Company, any of its or their respective directors, officers, employees, or agents acting in such capacity have participated or otherwise engaged in any transaction with any such Sanctioned Person or in any such Sanctioned Jurisdiction or dealt with any Sanctioned Person, in each case, in violation of any applicable Law or Order.

(c) In the last five years, none of the Company, any of its Subsidiaries, or any of its or their respective directors, officers, employees or, to the Knowledge of the Company, agents acting in such capacity and on behalf of the Company, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (ii) violated any applicable money laundering or anti-terrorism Law or unlawfully lent, contributed to or provided any funds to any Person for the purpose of financing the activities of any Sanctioned Person, or (iii) to the Knowledge of the Company, received notice or communication from any Person that alleges potential violation of Improper Payment Laws or constitutes a request from any Governmental Entity for information regarding compliance with Improper Payment Laws. In the last five years, the Company and its Subsidiaries, and each of its and their respective directors, officers, employees, and, to the Knowledge of the Company, agents acting in such capacity and on behalf of the Company have complied with: (i) all Improper Payment Laws; and (ii) all applicable International Trade Laws. The Company and its Subsidiaries have instituted and maintain policies and procedures that are designed to provide reasonable assurance of continued compliance with any such applicable Improper Payment Laws, anti-money laundering, anti-terrorism and International Trade Laws.

Section 3.9 Material Contracts.

(a) As of the Agreement Date, neither the Company nor any of its Subsidiaries is a party to or bound by any of the following (but excluding any Company Plan):

(i) any Contract that would be required to be filed by the Company pursuant to Item 601(b)(10) of Regulation S-K;

(ii) any Contract (other than this Agreement, purchase orders entered into in the ordinary course of business, or agreements between the Company and any of its wholly owned Subsidiaries or between any of

Annex A-13

the Company’s wholly owned Subsidiaries), including any manufacturing, supply or distribution agreement, that resulted in the payment or delivery of cash or other consideration by or to the Company or any of its Subsidiaries in an amount in excess of $2,000,000 in the fiscal year ending September 30, 2021 or that to the Company’s Knowledge would reasonably be expected to result in the payment or delivery of cash or other consideration by or to the Company or any of its Subsidiaries in an amount in excess of $2,000,000 in the fiscal year ending September 30, 2022, in each case that cannot be cancelled by the Company or any such Subsidiary on less than 90 days’ notice without material payment or penalty;

(iii) any Contract providing for the acquisition or disposition of assets or securities by the Company or any of its Subsidiaries from or to any Person (or any Contract providing for an option, right of first refusal or offer or similar rights with respect to any of the foregoing) (A) entered into since the Applicable Date that involved the payment prior to the Agreement Date of consideration in excess of $1,000,000 in the aggregate with respect to such Contract or series of related Contracts, or (B) that contains (or would contain, in the case of an option, right of first refusal or offer or similar rights) ongoing representations, warranties, covenants, indemnities or other obligations (including “earn-out”, contingent value rights or other contingent payment or value obligations) that, to the Company’s Knowledge, would reasonably be expected to involve or may require the receipt or making of payments or the issuance of any securities of the Company or any of its Subsidiaries in excess of $1,000,000 in the fiscal year ended September 30, 2022 or any fiscal year thereafter;

(iv) any Contract pursuant to which the Company or one of its Subsidiaries has incurred Indebtedness (other than such Indebtedness between the Company or one of its wholly owned Subsidiaries), in each case in excess of $1,000,000 (whether incurred, assumed or guaranteed);

(v) any settlement agreement or similar agreement with a Governmental Entity or Order to which the Company or any of its Subsidiaries is a party involving future performance after the Agreement Date by the Company or any of its Subsidiaries;

(vi) any Contract (other than this Agreement) providing for indemnification (including any obligations to advance funds for expenses) of the current or former directors or officers of the Company or any of its Subsidiaries;

(vii) any Contract that is a partnership, limited liability company, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of a joint venture or similar arrangement;

(viii) any Contract that contains (A) any covenant that purports to materially limit or otherwise restrict the ability of the Company or any of its Subsidiaries to compete in any business or geographic area (except where bound by geographic restrictions set forth in relevant reseller or distributor Contracts with the Company or any of its Subsidiaries), (B) a “most favored nation” status in respect of financial terms that is reasonably likely to be material to the Company or (C) a right of first refusal or right of first offer or similar right to purchase any material asset of the Company or its Subsidiaries;

(ix) any Contract between the Company or any of its Subsidiaries, on the one hand, and any director or officer of the Company or their immediate family members, on the other hand (other than Contracts relating to a director’s or officer’s service as such with the Company or its Subsidiaries, including indemnification agreements);

(x) any Contract, the ultimate contracting party of which is, to the Knowledge of the Company, a Governmental Entity and that would reasonably be expected to involve payments to or from the Company or its Subsidiaries in an amount having an expected value in excess of $1,000,000 in the fiscal year ending September 30, 2022;

(xi) any Contract pursuant to which (A) the Company or any of its Subsidiaries grants to any third party any license, release, covenant not to sue or similar right with respect to any Intellectual Property or (B) the Company or any of its Subsidiaries receives a license, release, covenant not to sue or similar right

Annex A-14

with respect to any Intellectual Property owned by a third party, in each case of clause (A) and clause (B), excluding Incidental IP Contracts;

(xii) any Contract (other than an entity’s articles of incorporation, code of regulations or equivalent governing documents) restricting the payment of dividends or the making of distributions to shareholders or restricting the repurchase or redemption of the Shares by the Company or any equity securities of any of the Subsidiaries of the Company by such Subsidiary;

(xiii) any Contract that contains any provision expressly requiring the Company or any of its Subsidiaries to purchase or sell any material goods or services exclusively to or from another Person or that otherwise purports to limit either (x) the type of business in which the Company or its Subsidiaries may engage, (y) the manner or locations in which any of them may so engage in any business or (z) the rights of the Company or any of its Subsidiaries to make, sell or distribute any Company Products or services, in each case, in any material respect; or

(xiv) any Contract with any Significant Customer or Significant Supplier.

Any such Contract described in clauses (i)-(xiv) is a “Material Contract”.

(b) A true and correct copy of each Material Contract has been made available to the Parent Parties prior to the Agreement Date (except with such redactions as may be clearly marked on such copy) and each Material Contract is valid and binding on the Company or its Subsidiaries, as the case may be, and, to the Knowledge of the Company, each other party thereto, subject to the General Enforceability Exceptions, and is in full force and effect in all material respects. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries is (and, to the Knowledge of the Company, no other party is) in default under any Material Contract, (ii) the Company and its Subsidiaries have performed all obligations required to be performed by them to date under the Material Contracts and are not (with or without the lapse of time or the giving of notice, or both) in breach thereunder, and (iii) neither the Company nor any of its Subsidiaries has received any written notice of termination with respect to, and, to the Knowledge of the Company, no party has threatened in writing to terminate, any Material Contract.

Section 3.10 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement relating to the Shareholders Meeting (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”) will, at the date it is first mailed to the Company’s shareholders or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied in writing by or on behalf of a Parent Party for inclusion or incorporation by reference in any of the foregoing documents. Notwithstanding the foregoing provisions of this Section 3.10, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Proxy Statement which were not supplied by or on behalf of the Company.

Section 3.11 Litigation.

(a) As of the Agreement Date, there are no Actions pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that would reasonably be expected to, individually or in the aggregate, (i) prevent, materially delay or materially impair the ability of the Company to comply with its obligations under this Agreement or to consummate the Transactions or (ii) have a Company Material Adverse Effect.

Annex A-15

(b) None of the Company nor any of its Subsidiaries is party to, is subject to or is in default under the provisions of any Order, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.12 Employee Compensation and Benefit Plans; ERISA.

(a) As used herein, the term “Benefit Plan” means each material employee benefit plan (including “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), and each other material plan, practice, agreement, program, policy or Contract, (i) under which any current or former employee, officer, director, individual contractor or consultant of the Company or any of its Subsidiaries (“Covered Employees”) has, or would reasonably be expected to have, any present or future right to benefits and (ii) which are entered into, contributed to, sponsored by or maintained by the Company or any of its Subsidiaries; provided, however, that in no event shall “Benefit Plan” include any arrangement maintained or required to be maintained by a Governmental Entity to which the Company or any of its Subsidiaries is required to contribute under applicable Law. Each Benefit Plan that is sponsored or maintained in the United States is referred to herein as a “Company Plan”, and each Benefit Plan that is sponsored or maintained outside the United States is referred to herein as a “Non-US Plan”. Section 3.12(a)(i) of the Company Disclosure Letter sets forth a list of all Company Plans in effect as of the Agreement Date and Section 3.12(a)(ii) of the Company Disclosure Letter sets forth a list of all Non-US Plans in effect as of the Agreement Date.

(b) With respect to each material Company Plan in effect as of the Agreement Date, the Company has, prior to the Agreement Date, made available to the Parent Parties, to the extent applicable, true, correct and complete copies of (1) all documents embodying such Company Plan, including all amendments thereto and all related trust documents, insurance contracts or other funding vehicles, (2) written descriptions of any Company Plans that are not set forth in a written document, (3) the most recent summary plan description for each such Company Plan, together with the summary or summaries of material modifications thereto, (4) the most recent determination or opinion letter issued by the IRS with respect to any such Company Plan intended to be qualified under Section 401(a) of the Code, (5) the two most recent annual reports (Form 5500 or 990 series and all schedules and financial statements attached thereto) where applicable, and (6) copies of any material non-routine written correspondence to or from any Governmental Entity with respect to any Company Plan received by the Company since the Applicable Date.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Plan is now and has been established, operated, documented, funded, and administered in all material respects and complies with all applicable Laws, including ERISA and the Code.

(d) Each Company Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination or opinion letter to that effect from the IRS and, to the Knowledge of the Company, no event has occurred since the date of such determination or opinion that would reasonably be expected to adversely affect such determination.

(e) There have been no (i) prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to any of the Company Plans that would reasonably be expected to result in any material liability or material excise Tax under ERISA or the Code being imposed on the Company or any of its Subsidiaries or (ii) breaches of any of the fiduciary responsibility standards imposed by Section 404 of ERISA with respect to any of the Company Plans.

(f) Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any member of the Controlled Group currently has an obligation to contribute to a “defined benefit plan” (as defined in Section 3(35) of ERISA), a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” (as defined in Section 3(37) of ERISA

Annex A-16

or Section 414(f) of the Code) or a “multiple employer plan” (within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code).

(g) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Actions are pending or, to the Knowledge of the Company, threatened with respect to any Company Plan (other than routine claims for benefits).

(h) Except as set forth on Section 3.12(h) of the Company Disclosure Letter, no Company Plan provides medical or welfare benefits beyond termination of service or retirement other than (i) coverage mandated by COBRA or similar state Law or (ii) death or retirement benefits under any Company Plan that is intended to be qualified under Section 401(a) of the Code.

(i) Except as expressly provided in this Agreement, the execution of this Agreement and the consummation of the Transactions will not, either alone or in combination with another event, (i) entitle any Covered Employee to any severance pay, material unemployment compensation or any other material payment, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due any Covered Employee, or result in any funding (through a grantor trust or otherwise) of compensation or benefits under any of the Company Plans, or (iii) result in any violation or breach of, or a default (with or without notice or lapse of time or both) under, or limit to the Company’s or any of its Subsidiaries’ ability to amend, modify or terminate, any Company Plan.

(j) The Rights with respect to the Options granted under a Company Stock Plan have exercise prices per share of Company Common Stock equal to or greater than the fair market value of a Share on the date of the grant.

(k) No amount, economic benefit or other entitlement that will be received (whether in cash or property or the vesting of property) as a result of any of the Transactions either individually or in combination with any other event (other than any such amount, economic benefit or entitlement that is solely an obligation of Parent or one of its Subsidiaries or Affiliates and that is unrelated to any pre-existing obligation of the Company or one of its Subsidiaries) by any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) with respect to the Company or any of its Subsidiaries under any employment, severance or termination agreement, other compensation arrangement or Company Plan in effect as of the Closing Date would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(l) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Non-US Plan (i) has been registered, approved, and operated in compliance with its terms, any applicable collective bargaining or other works council agreements, and the applicable Laws relating to such plans in the jurisdictions in which such Non-US Plan is primarily maintained; (ii) has obtained from the Governmental Entity having jurisdiction with respect to such Non-US Plan any required determinations, if any, that such Non-US Plan is in compliance with the applicable Laws of the relevant jurisdiction if such determinations are required in order to give effect to such Non-US Plan; (iii) if required to be funded and/or book-reserved, is fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions; and (iv) intended to qualify for special Tax treatment meets all material requirements for such treatment. None of the Non-US Plans is a defined benefit pension plan or scheme. There are no unfunded liabilities for deferred compensation, pension benefits, pension schemes and termination indemnities related to any period of time prior to the Closing under any Non-US Plan or with respect to any employees of the Company or any of its Subsidiaries employed outside of the United States, except for any liabilities reflected on the Company Financial Statements.

(m) Each Company Plan that constitutes a nonqualified deferred compensation plan as defined in Section 409A of the Code has been documented, operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder and no amount under any such plan has been subject to the interest or additional tax set forth under Code Section 409A(a)(1)(B).

Annex A-17

Section 3.13 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is (i) a party to or otherwise bound by any Company Labor Agreement, and (ii) the subject of any material Action that asserts that the Company or any of its Subsidiaries has committed an unfair labor practice or that seeks to compel it to bargain with any labor union or labor organization. There is no pending or, to the Knowledge of the Company, threatened, labor strike or lock-out or any material dispute, walk-out, work stoppage or slow-down, picketing, or concerted refusals to work overtime involving the Company or any of its Subsidiaries, and there have been no such actions in the past five years. To the Knowledge of the Company, as of the Agreement Date there are no material organizing efforts with respect to the formation of a collective bargaining unit involving any current or former employee, officer or director of the Company or any of its Subsidiaries (collectively, “Employees”).

(b) As of the Agreement Date, neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreements, material labor agreements or other material Contract with a labor union, works council or labor organization.

(c) The Company and each of its Subsidiaries is in compliance with all applicable Laws respecting labor, employment, fair employment practices (including equal employment opportunity laws), terms and conditions of employment, workers’ compensation, occupational safety and health, affirmative action, immigration, classification and wages and hours, health and safety, working conditions, meal and break periods, collective bargaining, background checks, drug testing, whistleblowers, retaliation, unemployment insurance, child labor, civil rights, pay equity, worker classification, plant closing, mass layoff, relocations, employment eligibility verification, immigration, employment and reemployment rights of members of uniformed services, leaves of absence, and the collection and payment of withholding and/or social security Taxes, employment discrimination, disability rights or benefits, and the WARN Act and any similar state or local Laws relating to plant closures and layoffs except where non-compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is delinquent in any payments to their respective employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for the Company or any of its Subsidiaries in any material respect. Since the Applicable Date, neither the Company nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder or any similar state or local Law that remains unsatisfied.

(d) Since the Applicable Date, to the Knowledge of the Company no written allegations of sexual harassment or other sexual misconduct or race discrimination have been made against any employee of the Company or any of its Subsidiaries with the title of senior vice president (or the equivalent title based on role, responsibility or pay grade) or above through any formal human resources communication channels at the Company or any of its Subsidiaries. As of the Agreement Date there are no Actions or Company-internal investigations pending related to any allegations of sexual harassment other sexual misconduct or race discrimination by any employee of the Company or any of its Subsidiaries with senior vice president (or the equivalent title based on role, responsibility or pay grade) or above. Since the Applicable Date, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has entered into any settlement agreements related to allegations of sexual harassment, other sexual misconduct or race discrimination by any employee of the Company or any of its Subsidiaries with the title of senior vice president (or the equivalent title based on role, responsibility or pay grade) or above.

(e) Section 3.13(e) of the Company Disclosure Letter lists all of the following for the Company and its Subsidiaries since March 1, 2020 in response to or in connection with COVID-19 or business circumstances related thereto: (A) employee furloughs; (B) reductions in employee salary, other compensation, benefits or hours; and (C) employee lay-offs or terminations.

(f) Except as set forth in Section 3.13(f) of the Company Disclosure Letter, (i) all individuals classified and treated by the Company and its Subsidiaries as consultants, temporary workers or independent contractors,

Annex A-18

on a full-time or part-time basis, are properly classified and treated as such under all applicable Laws, and (ii) all employees of the Company and its Subsidiaries characterized and treated as exempt under the Fair Labor Standards Act or any other applicable wage and hour Law are properly classified as such, except in each case regarding the foregoing clauses (i) and (ii), where non-compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g) To the Knowledge of the Company, no employee of the Company or any of its Subsidiaries is subject to a Contract that prohibits or materially restricts such employee’s employment with or performance of duties for the Company or its Subsidiaries. As of the Agreement Date, no current employee of the Company at the level of Vice President or above has provided written notice to the Company of their intention to terminate employment with the Company or any of its Subsidiaries within the period ending on the 24-month anniversary of the Agreement Date.

Section 3.14 Properties.

(a) Section 3.14(a)(i) of the Company Disclosure Letter sets forth as of the Agreement Date a true, complete and accurate list of all Owned Real Property (including the address or location and use within the businesses of the Company and its Subsidiaries) which is material to the business operations of the Company and its Subsidiaries, taken as a whole. Section 3.14(a)(ii) of the Company Disclosure Letter sets forth a true, complete and accurate list of all Leases, including the address or location of the subject Leased Real Property, that are material to the business operations of the Company and its Subsidiaries, taken as a whole as of the Agreement Date. True, complete and accurate copies of all Leases set forth on Section 3.14(a)(ii) of the Company Disclosure Letter for Leased Real Property located in the United States have been made available to the Parent Parties prior to the Agreement Date.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of its Subsidiaries has good and marketable fee simple title to all Owned Real Property and valid leasehold estates in all Leased Real Property free and clear of all Encumbrances, except Permitted Encumbrances. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of its Subsidiaries has exclusive possession of each Owned Real Property and Leased Real Property, other than any use and occupancy rights granted to third-party owners, tenants or licensees pursuant to Contracts with respect to such real property entered in the ordinary course of business. Other than as listed in Section 3.14(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a lessor or grantor under any material lease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Owned Real Property or material Leased Real Property.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each lease for the Leased Real Property is in full force and effect and is valid, binding and enforceable in accordance with its terms, subject to the General Enforceability Exceptions, (ii) there is no default under any Lease for the Leased Real Property either by the Company or its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default by the Company or its Subsidiaries thereunder, (iii) as of the Agreement Date, the Company’s or Subsidiary’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed, and to the Knowledge of the Company, there are no disputes with respect to such Lease, and (iv) as of the Agreement Date, neither the Company nor any Subsidiary of the Company owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to such Lease.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there are no pending or, to the Knowledge of the Company, threatened (x) condemnation or eminent domain proceedings that affect any Owned Real Property or Leased Real Property or (y) Actions to change the zoning classification, variance, special use, or other applicable land use Law of any

Annex A-19

portion or all of the Owned Real Property or the Leased Real Property, (ii) the Company has not received any written notice of the intention of any Governmental Entity or other Person to take or condemn any Owned Real Property or Leased Real Property, (iii) to the Knowledge of the Company, each of the premises included in the Owned Real Property has sufficient parking spaces, loading docks and other facilities to comply with zoning laws, ordinances and regulations applicable to such parcel of Owned Real Property, and (iv) the Company’s use or occupancy of the Leased Real Property or any portion thereof or the operation of the business as currently conducted is not dependent on a “permitted non-conforming use” or “permitted non-conforming structure” or similar variance, exemption or approval from any Governmental Entity.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Improvements on any parcel of Owned Real Property encroach on any land which is not included in the Owned Real Property or on any easement affecting such Owned Real Property or violate any building lines or set-back lines, and there are no encroachments onto any of the Owned Real Property or any portion thereof, which encroachment would interfere in any material respect with the use or occupancy of such Owned Real Property or the continued operation of the business.

Section 3.15 Intellectual Property.

(a) Section 3.15(a) of the Company Disclosure Letter sets forth a true, accurate and complete list of all Owned Intellectual Property that is registered with, or the subject of a pending application before, any Governmental Entity or Internet domain name registrar. The Company or one of its Subsidiaries owns or has the right to use all material Intellectual Property and material IT Assets used in the operation of their businesses as presently conducted. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Owned Intellectual Property is valid, subsisting and enforceable. The Owned Intellectual Property is not subject to any outstanding Order that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries have used commercially reasonable business practices to preserve and maintain each material item of Owned Intellectual Property. The Company or one of its Subsidiaries solely owns all Owned Intellectual Property, free and clear of all Encumbrances, except Permitted Encumbrances.

(b) The operation of the Company’s and its Subsidiaries’ businesses as conducted in the past six years and as currently conducted, including the licensing and other disposition of its products and services, have not in the past six years violated, misappropriated or infringed, and do not currently violate, misappropriate or infringe, upon the Intellectual Property of any other Person, except for any such matters that have not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since the Applicable Date, neither the Company nor any of its Subsidiaries has received any written notice of any actual or threatened claims (including in the form of offers or invitations to license), and as of the Agreement Date, there are no pending Actions alleging a violation, misappropriation or infringement of the Intellectual Property rights of any other Person by the Company or any of its Subsidiaries or pertaining to or challenging the validity or enforceability of any Owned Intellectual Property (other than ongoing patent and/or trademark prosecution), except for any such matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, no other Person has in the past six years violated, misappropriated, or infringed upon, or is currently violating, misappropriating, or infringing upon, any Owned Intellectual Property, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(c) The Company and its Subsidiaries have taken reasonable measures to protect and maintain the confidentiality of all material Trade Secrets that are owned by the Company or its Subsidiaries, as applicable, and to the Knowledge of the Company, since the Applicable Date, there has been no unauthorized disclosure by the Company or any of its Subsidiaries of any such material Trade Secrets.

(d) The IT Assets owned, used or held for use by the Company and its Subsidiaries operate and perform in accordance with their documentation and functional specifications and otherwise as required by the

Annex A-20

Company and its Subsidiaries in connection with their respective businesses, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries have implemented commercially reasonable backup and disaster recovery technology in connection with their respective businesses, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) To the Knowledge of the Company, no funding, facilities, or personnel of any university, institution, or Governmental Entity were used, directly or indirectly, to develop or create, in whole or in part, any material Owned Intellectual Property.

(f) Each Person who is or was involved in the creation or development of any material Owned Intellectual Property since the Applicable Date has signed a valid agreement containing an assignment of the applicable Owned Intellectual Property to the Company or its Subsidiaries and reasonable confidentiality provisions protecting such Owned Intellectual Property, and, to the Knowledge of the Company, no Person has breached any such agreement.

Section 3.16 Data Privacy.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have data privacy and security practices with respect to its collection, use, sharing, transfer and storage of Personal Information from employees, consumers or other individuals that comply, and since the Applicable Date have complied, in all material respects, with (i) material contractual obligations to which the Company and its Subsidiaries are subject and (ii) applicable Data Protection Requirements. To the Knowledge of the Company, the execution, delivery and performance of this Agreement will not cause, constitute, or result in a breach or violation in any material respect of applicable Data Protection Requirements. To the Knowledge of the Company, since the Applicable Date, the Company has presented a Privacy Policy to individuals prior to the collection of any Personal Information from such individuals, and all such Privacy Policies have been, at the times they were so presented, in compliance, in all material respects, with Data Protection Requirements.

(b) The Company and its Subsidiaries maintain commercially reasonable physical and electronic security measures to protect the Personal Information it collects, uses, shares, transfers or stores from employees, consumers or other individuals in a manner appropriate to the risks involved in the processing of the Personal Information, and designed to be compliant, in all material respects, with any material contractual obligations to which the Company and its Subsidiaries are subject, and with applicable Data Protection Requirements to which the Company and its Subsidiaries are subject. The Company has in place commercially reasonable incident response and disaster recovery plans, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since the Applicable Date, to the Knowledge of the Company, the Company and its Subsidiaries have not suffered, and are not suffering, a Security Breach of Personal Information resulting in the requirement under applicable Data Protection Laws to notify any Governmental Entity or the individuals whose Personal Information were affected. Since the Applicable Date, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity regarding any actual, alleged or potential violation of, or failure to comply with, any applicable Data Protection Laws, nor, to the Knowledge of the Company, has any Person initiated or pursued any Action relating to actual or alleged non-compliance by the Company or any of its Subsidiaries with respect to applicable Data Protection Laws.

Section 3.17 Environmental Laws.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have since the Applicable Date complied with all applicable Environmental Laws, and possess and, since the Applicable Date, have complied with all applicable all permits, licenses, registrations, and other authorizations required under such Environmental Laws to operate

Annex A-21

the businesses of the Company and its Subsidiaries as currently operated; (ii) there are no, and there have not been any, Materials of Environmental Concern at any property currently or, to the Knowledge of the Company, formerly owned or operated by the Company or its Subsidiaries, under circumstances that have resulted in or are reasonably likely to result in liability of the Company or its Subsidiaries under any applicable Environmental Laws; (iii) as of the Agreement Date, the Company has not received any written notification, claim or request for information, alleging (A) liability pursuant to any applicable Environmental Law, concerning any release of, threatened release of, or exposure to, any Materials of Environmental Concern at any location, or (B) noncompliance with any applicable Environmental Law except with respect to any such notification, claim or request for information in the case of either (A) or (B) to the extent such matter has been fully resolved with the appropriate Governmental Entity or Person; (iv) neither the Company nor any Subsidiary is subject to any Order by any Governmental Entity or any indemnity in favor of any third party relating to liability or obligations concerning any Environmental Laws; and (v) as of the Agreement Date, there are no Actions arising under Environmental Laws pending or, to the Knowledge of the Company, threatened against the Company. The Company has disclosed all written, material environmental assessments or audits, health and safety audits, or other material environmental reports or documents prepared by or for the Company or any Subsidiary, in each case to the extent relating to the Owned Real Property and prepared within the last five years prior to the Agreement Date.

(b) Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in Section 3.3, Section 3.6, Section 3.7 and this Section 3.17 constitute the sole representations and warranties in this Agreement with respect to Environmental Laws.

Section 3.18 Taxes.

(a) The Company and each of its Subsidiaries have timely filed all income and other material Tax Returns that the Company or any of its Subsidiaries was required to file and have timely paid all income and other material Taxes shown thereon as due and owing and all other income and other material Taxes required to be paid by the Company or any of its Subsidiaries. All such Tax Returns are correct and complete in all material respects.

(b) No audit or other proceeding with respect to any material amount of Taxes due from the Company or any of its Subsidiaries, or any material Tax Return of the Company or any of its Subsidiaries, is pending or threatened in writing by any Governmental Entity. Each assessed deficiency relating to a material amount of Taxes by any Governmental Entity has been timely paid and there is no assessed deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any material amount of Taxes due and owing by the Company or any of its Subsidiaries.

(c) Neither the Company nor any of its Subsidiaries has requested or agreed to any extension or waiver of the statute of limitations applicable to any material Tax Return, or agreed to any extension of time with respect to an assessment or deficiency for a material amount of Taxes, which period (after giving effect to such extension or waiver) has not yet expired.

(d) The Company and each of its Subsidiaries has withheld and remitted all material amounts of Taxes required to have been withheld and remitted under applicable Law in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, member or other party and has each complied in all material respects with all Tax information reporting provisions of all applicable Laws.

(e) There are no material Encumbrances for unpaid (or allegedly unpaid) Taxes on the assets of the Company or any of its Subsidiaries, except for Permitted Encumbrances.

(f) Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated, consolidated, combined, unitary, or similar group of corporations for income Tax purposes (other than a group

Annex A-22

the common parent of which is or was the Company or any of its Subsidiaries), or (ii) has any liability for Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), by Contract, operation of Law, or as a transferee or successor.

(g) Within the last three years, neither the Company nor any of its Subsidiaries has received a written claim by a Governmental Entity in a foreign jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(h) Neither the Company nor any of its Subsidiaries was a “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the past two years.

(i) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code, Treasury Regulations Section 1.6011-4(b)(2) or any similar provision of state, local or foreign Law.

(j) Neither the Company nor any of its Subsidiaries has made an election under Section 965(h) of the Code.

(k) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) beginning after the Closing Date as a result of: (i) any change in method of accounting for any taxable period ended prior to the Closing; (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) executed prior to the Closing; (iii) any installment sale or open transaction disposition made prior to the Closing; (iv) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) existing prior to the Closing; or (v) any prepaid amount or deferred revenue received prior to the Closing.

(l) Neither the Company nor any of its Subsidiaries has requested or received a Tax ruling from any Governmental Entity or signed any Tax abatement, Tax reduction, payment in lieu of Taxes or other similar binding agreement with any Governmental Entity that might impact the amount of Tax due from the Parent or its Affiliates (including following the Closing, for the avoidance of doubt, the Company or its Subsidiaries) after the Closing Date.

(m) Neither the Company nor any of its Subsidiaries is party to any Tax sharing, Tax allocation, or Tax indemnification agreement or other similar agreement (other than (A) customary Tax indemnification provisions in commercial agreements not primarily relating to Taxes, or (B) any agreement solely between or among the Company and/or any of its Subsidiaries).

(n) Neither the Company nor any of its Subsidiaries has deferred any Taxes under the CARES Act (or any similar order, guidance, declaration or Law) that will be due following the Closing.

Section 3.19 Regulatory Matters.

(a) The Company and its Subsidiaries are, and since the Applicable Date have been, in compliance with all Health Care Laws applicable to them or any assets owned by them, and neither the Company nor any of its Subsidiaries has received any written communication from a Governmental Entity that remains uncured or unresolved and that alleges that the Company or any of its Subsidiaries is not in compliance with any Health Care Law, except, in each case, where any noncompliance on the part of the Company or any its Subsidiaries would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. As of the Agreement Date, neither the Company nor any of its Subsidiaries is a party to or has any ongoing reporting obligations pursuant to or under any corporate integrity agreements, deferred or non-prosecution agreements,

Annex A-23

monitoring agreements, consent decrees or other injunctions, settlement orders, product seizures or detentions, import alerts, plans of correction or similar agreements with or imposed by any Governmental Entity. In the last six years, neither the Company nor any of its Subsidiaries or any of their respective employees, officers, directors or, to the Knowledge of the Company, agents acting in such capacity and on the Company’s behalf (A) has been excluded, suspended or debarred from participation in any U.S. state or federal health care program, (B) has been convicted of any felony or misdemeanor, or (C) to the Knowledge of the Company, has engaged in any conduct that would reasonably be expected to result in debarment, suspension, or exclusion.

(b) The Company and each of its Subsidiaries has, maintains and since the Applicable Date, has been operating in material compliance with, and all Company Products have been designed, manufactured, imported, exported, processed, developed, labeled, stored, tested and marketed in material compliance with, all Permits of the United States Food and Drug Administration (“FDA”) and comparable Governmental Entities which are required for the conduct of its business as currently conducted (collectively, the “FDA Permits”), and all such FDA Permits are valid, subsisting, and in full force and effect. Since the Applicable Date, neither the Company or any of its Subsidiaries has received written notice of any pending or threatened Action (other than FDA audits) from the FDA, any Governmental Entity, any qui-tam relator or applicable foreign Governmental Entity alleging that any operation or activity of such party or any of its Subsidiaries is in material violation of any applicable Health Care Law, except where any non-compliance on the part of the Company or its Subsidiaries would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. All of the Company’s Products which are the subject of premarket notification under Section 510(k) of the Federal Food, Drug and Cosmetic Act and which subsequently have been modified in all material respects satisfy applicable requirements to the extent required by Law.

(c) Since the Applicable Date, (i) all reports, documents, claims, adverse event or medical device reports, notices, registrations and applications required to be filed, maintained or furnished to FDA or any other Governmental Entity by the Company and the Company Subsidiaries have been so timely filed, maintained or furnished and (ii) all such reports, documents, claims, adverse event or medical device reports, notices, registrations and applications were complete and accurate on the date filed (or were corrected in or supplemented by a subsequent filing), except where any noncompliance on the part of the Company or any its Subsidiaries would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(d) As of the Agreement Date, neither the Company nor any of its Subsidiaries is subject to any active written notice of any pending or threatened Action by any Governmental Entity alleging that any Company Product, operation or activity of the Company or any of its Subsidiaries is in material violation of any applicable Health Care Laws, or otherwise (i) proposing to modify, suspend, revoke or withdraw a material FDA Permit or (ii) contesting the clearance, approval or marketing of any Company Product.

(e) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, all applications, notifications, submissions, information, claims, reports and statistics, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any requests for an FDA Permit from the FDA or other Governmental Entity relating to the Company or any of its Subsidiaries, businesses or products, when submitted to the FDA or other Governmental Entity were true, complete and correct as of the date of submission and any necessary or required updates, changes, corrections or modification to such applications, submissions, information and data have been submitted to the FDA or such other Governmental Entity.

(f) Since the Applicable Date, the Company and each of its Subsidiaries have not had any product or manufacturing site subject to a shutdown or import or export prohibition imposed by a Governmental Entity (including the FDA), nor received any FDA Form 483 or other Governmental Entity notice of inspectional observations, “warning letters,” “untitled letters” or requests or requirements to make changes to the Company Products, or similar correspondence or notice from the FDA or other Governmental Entity alleging or asserting noncompliance with any applicable Law, Permit or such requests or requirements of a Governmental Entity. To

Annex A-24

the Company’s Knowledge, none of its respective contract manufacturers of finished Company Products, is or has since the Applicable Date been subject to a shutdown, import or export prohibition, warning letter or other regulatory limitation imposed or requested by FDA or another Governmental Entity.

(g) Section 3.19(g) of the Company Disclosure Letter sets forth a list of (i) all material recalls, removals, seizures, detentions, field notifications, field corrections, market withdrawals or replacements, corrective actions, warnings, warning letters, “dear doctor” letters, investigator notices, safety alerts or other notice of action relating to an alleged lack of safety, efficacy, or regulatory compliance (collectively, “Safety Notices”) with respect to the Company Products, from the Applicable Date to the Agreement Date and (ii) the date on which any such Safety Notice was resolved or closed (to the extent applicable). To the Knowledge of the Company, (A) since the Applicable Date, there have been no material complaints with respect to the Company Products that are currently unresolved, and (B) there are no facts that would be reasonably likely to result in (x) a material Safety Notice with respect to the Company Products, (y) a material change in marketing classification or labeling of any Company Products, or (z) a termination or suspension of marketing or testing of any of the Company Products.

(h) Neither the Company nor any of its Subsidiaries is the subject of any pending or, to the Knowledge of the Company, threatened investigation in respect of the Company, its Subsidiaries or the Company Products, by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Since the Applicable Date, neither the Company nor any of the Company Subsidiaries, nor, to the Knowledge of the Company, any officer, employee or agent of the Company or any of the Company Subsidiaries, has made an untrue statement of a material fact or a fraudulent statement to any Governmental Entity, failed to disclose a material fact required to be disclosed to any Governmental Entity, or committed an act, made a statement, or failed to make a statement, in each such case, related to the business of the Company or any of its Subsidiaries, that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for any other Governmental Entity to invoke any similar policy. Neither the Company, nor any of its officers, employees or agents (within the meaning of the applicable Law) has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in a debarment or exclusion under (i) 21 U.S.C. Section 335a or (ii) any similar Law. As of the Agreement Date, no Actions that would reasonably be expected to result in such a debarment or exclusion are pending or, to the Knowledge of the Company, threatened against the Company, its Subsidiaries, or any of their respective officers, employees or agents.

(i) Since the Applicable Date, all studies, tests and preclinical and clinical trials being conducted by or on behalf of or sponsored by the Company or its Subsidiaries, or in which the Company or its Subsidiaries has participated, were and, if still pending, are being conducted in material compliance with applicable Health Care Laws, including 21 C.F.R. Parts 50, 54, 56, 58, 312, and 812 and informed consent, in compliance with applicable Health Care Laws, has been obtained from all subjects enrolled in each study where required. The Company has made all such filings and obtained all such approvals, authorizations or exemptions as may be required by the FDA or any other similar Governmental Entity for the conduct of such tests or studies. Since the Applicable Date, the Company and its Subsidiaries, have not received any written notices, correspondence or other communication from any institutional review board or ethics committee, the FDA or any other Governmental Entity, recommending or requiring the termination, suspension, or material modification of any ongoing studies or tests conducted or proposed to be conduct by, or on behalf of, or supervised by the Company or its Subsidiaries, or in which the products or investigational products of the Company or its Subsidiaries have participated.

(j) All advertising or promotional material used by or on behalf of the Company or its Subsidiaries is consistent in all material respects with the Company Product information as authorized, approved or cleared by the FDA or other Governmental Entity in the country or jurisdiction where the material has been or is used.

Annex A-25

Section 3.20 Opinion of Financial Advisor. The Company Board has received the opinion of Rothschild & Co US Inc. (“Rothschild & Co”) to the effect that, as of the date of the opinion and subject to the qualifications, assumptions and limitations set forth therein, the Merger Consideration to be received by the holders of Company Common Stock is fair, from a financial point of view, to such holders. A complete and executed copy thereof has been or will be delivered to Parent promptly following receipt thereof by the Company. It is agreed and understood that such opinion is for the information of the Company Board and may not be relied upon by Parent or Merger Sub.

Section 3.21 Brokers or Finders. Except for Rothschild & Co, no broker, investment banker or financial advisor or other Person serving in a similar capacity has been engaged with respect to the Transactions by the Company or its Subsidiaries or its officers or will otherwise be entitled to any broker’s commission, financial advisory fee or finder’s fee or any other such commission or similar fee from the Company or any of its Subsidiaries in connection with any of the Transactions.

Section 3.22 State Takeover Statutes. Assuming the representations and warranties in Section 4.4 are true and correct, the adoption and approval by the Company Board of this Agreement, the Merger and the other Transactions represent all the actions necessary to render inapplicable to this Agreement, the Merger and the other Transactions, the provisions of Sections 1704.01–1704.07 and 1704.831 of the OGCL and any “moratorium”, a “fair price”, “control share acquisition” or similar anti-takeover provisions or similar Laws of any jurisdiction (the “Takeover Statutes”) or similar provisions contained in the governing documents of the Company and its Subsidiaries.

Section 3.23 Insurance. Section 3.23 of the Company Disclosure Letter sets forth a true, complete and accurate list of all insurance policies and surety bonds carried by or covering the Company and its Subsidiaries, which are reasonably likely to be material to the business operations of the Company and its Subsidiaries, taken as a whole. Such insurance policies are in such amounts and cover such losses and risks as, in the good faith judgment of senior management of the Company, are adequate to reasonably protect the properties and businesses of the Company and its Subsidiaries and all material premiums due thereunder have been paid. Neither the Company nor any of its Subsidiaries has received written notice of any pending or threatened cancellation with respect to any such insurance policy, and each of the Company and its Subsidiaries is in compliance in all respects with all conditions contained therein, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the Agreement Date, there are no material claims under any such insurance policy for which coverage has been denied or disputed by the applicable insurance carrier.

Section 3.24 Affiliate Transactions. As of the Agreement Date, there are no transactions, arrangements or Contracts between the Company and its Subsidiaries, on the one hand, and its Affiliates (other than its wholly owned Subsidiaries) or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 3.25 Significant Customers and Suppliers. Section 3.25 of the Company Disclosure Letter sets forth the ten largest customers of the Company and its Subsidiaries (by total aggregate annual revenue received by the Company and its Subsidiaries in the fiscal year ended September 30, 2021) (the “Significant Customers”) and the ten largest suppliers to the Company and its Subsidiaries (by total aggregate annual spend amounts paid to such supplier by, or on behalf of, the Company and its Subsidiaries in the fiscal year ended September 30, 2021) (the “Significant Suppliers”). As of the Agreement Date, no Significant Customer or Significant Supplier has provided written notice of cancellation, termination or adverse modification of its Contracts with the Company or its Subsidiaries, or threatened in writing to do so.

Section 3.26 Product Warranties. In the five-year period ending on the Agreement Date, all products and other materials sold, manufactured or distributed by the Company and its Subsidiaries, which include the Company Products, have been sold, manufactured or distributed, as applicable, in compliance, in all material respects, with all applicable Laws, warranties and guarantees issued by the Company.

Annex A-26

Section 3.27 No Other Representations or Warranties. Except for the express representations and warranties made by the Company in this Article III, none of the Company, any of its Affiliates, any of its or their Representatives, or any other Person on behalf of any of them has made or is making any express or implied, at law or in equity, representation or warranty with respect to or on behalf of the Company or any of its Affiliates, their businesses, operations, assets, liabilities, financial condition or results of operations or the accuracy or completeness of any information regarding the Company or its Affiliates or their respective businesses or operations or any other matter notwithstanding the delivery or disclosure to the Parent Parties, or any of their respective Representatives or Affiliates of any documentation or other information by the Company or any of its Affiliates or any of its or their Representatives in expectation of, or in connection with, this Agreement or the Transactions or with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered or made available to the Parent Parties or any of their respective Representatives or Affiliates. The Company, its Affiliates and its or their Representatives hereby disclaim any other representations or warranties, whether made by the Company, its Affiliates, or its or their Representatives. Except for the express representations and warranties made by the Parent Parties in Article IV, the Company hereby acknowledges and agrees that none of the Parent Parties, any of their Affiliates, any of their Representatives, or any other Person has made or is making, any express or implied representation or warranty with respect to or on behalf of the Parent Parties or any of their respective Affiliates, and the Company hereby expressly disclaims reliance upon any representations or warranties with respect to or on behalf of the Parent Parties or any of their respective Affiliates, whether made by the Parent Parties, their respective Affiliates or their respective Representatives, except for the express representations and warranties made by the Parent Parties in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES

The Parent Parties each hereby represent and warrant, jointly and severally, to the Company as follows:

Section 4.1 Organization.

(a) Each of the Parent Parties is a corporation, limited liability company or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization.

(b) Each of the Parent Parties has the requisite corporate, limited liability company or similar power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power and authority would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

(c) Merger Sub is a wholly owned Subsidiary of Parent. As of the date hereof, SJL owns all of the issued and outstanding capital of Parent; provided, however, as of immediately prior to the Effective Time, SDB and SJL will collectively own all of the issued and outstanding capital stock of Parent. Parent owns all of the issued and outstanding capital stock of Merger Sub.

(d) Each of the Parent Parties is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed or in good standing would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

(e) Prior to the Agreement Date, each of the Parent Parties has made available to the Company correct and complete copies of, in respect of Parent, its certificate of incorporation and bylaws, in respect of Merger Sub,

Annex A-27

its articles of incorporation and code of regulations, and in respect of SDB, its equivalent organizational documents, each as amended to the Agreement Date, and each as so provided is in full force and effect and none of the Parent Parties is in violation of any of the provisions of such Person’s organizational documents.

Section 4.2 Authorization; Validity of Agreement; Necessary Action. Each of the Parent Parties has full corporate or other organizational power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions (other than the adoption of this Agreement by Parent as sole shareholder of Merger Sub, which will occur immediately after the execution and delivery of this Agreement by Merger Sub). The execution, delivery and performance by the Parent Parties of this Agreement, and the consummation of each of the Transactions have been duly and validly authorized by the respective boards of directors (or equivalent corporate bodies) of each Parent Party and will be duly and validly authorized by Parent as the sole shareholder of Merger Sub immediately following the execution and delivery of this Agreement by Merger Sub, and no other corporate or other organizational action on the part of any Parent Party (including the vote or approval of the holders of any class or series of a Parent Party’s capital stock or equity interests) is necessary to authorize the execution, delivery and performance by each Parent Party of this Agreement and the consummation by each of them of the Transactions. This Agreement has been duly executed and delivered by each Parent Party and, assuming the due and valid authorization, execution and delivery of this Agreement by the Company, is a valid and binding obligation of each Parent Party enforceable against each of them in accordance with its terms, subject to the General Enforceability Exceptions.

Section 4.3 Consents and Approvals; No Violations.

(a) Except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Ohio pursuant to the OGCL, (ii) clearance of (A) the Parent Guarantee Report from the Bank of Korea and (B) the Overseas Investment Report from a designated foreign exchange bank, in each case, pursuant to the Foreign Exchange Transactions Act of Korea and regulations thereunder, (iii) Permits, Orders, filings, declarations and registrations as may be required (A) under the Exchange Act, (B) under the Securities Act, (C) pursuant to the rules and regulations of Nasdaq, (D) by the SEC, (E) under the HSR Act and any other applicable Antitrust Laws and FDI Laws, and (F) under the Takeover Statutes and state securities and “blue sky” Laws, and (iv) notifications to be made by SDB (A) under the Financial Investment Services and Capital Markets Act of Korea and regulations promulgated thereunder, and (B) to the Korea Exchange or the Financial Supervisory Service of Korea, no Permits or Orders of, or filings, declarations or registrations with, any Governmental Entity are necessary for the consummation by the Parent Parties of the Transactions, other than such other Permits or Orders of, or filings, declarations or registrations with, a Governmental Entity that, if not obtained, made or given, would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) Neither the execution and delivery of this Agreement by the Parent Parties nor the consummation by any Parent Party of the Transactions, nor compliance by any Parent Party with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the organizational documents of any Parent Party or of the Parent Parties’ respective Subsidiaries or (ii) assuming that the consents, approvals, filings, declarations and registrations referred to in Section 4.3(a) are duly obtained or made, (x) violate any Order or Law applicable to any of the Parent Parties, or any of the Parent Parties’ respective Subsidiaries or any of their respective properties or assets in a material respect, or (y) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right to termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the respective properties or assets of a Parent Party or any of the Parent Parties’ respective Subsidiaries under, any of the terms, conditions or provisions of any Contract to which any Parent Party, or any of the Parent Parties’ Subsidiaries, is a party, or by which they or any of their respective properties or assets may be bound, except, in the case of clause (i) (with respect to any of the Parent Parties’ respective Subsidiaries), clause (ii)(x) and clause (ii)(y) above, for such violations, conflicts, breaches, defaults, losses, terminations of rights thereof, accelerations or Encumbrance creations which would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

Annex A-28

Section 4.4 Ownership of Company Common Stock. None of the Parent Parties or SJL or any of their respective Subsidiaries is, and at no time during the past three years has any Parent Party or SJL or any of their respective Subsidiaries been, an “interested shareholder” of the Company as defined in Section 1704.01 of the OGCL. None of the Parent Parties or SJL or any of their respective Subsidiaries owns (directly or indirectly, beneficially or of record), or is a party to any Contract for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of the Company (other than as contemplated by this Agreement).

Section 4.5 Information Supplied. None of the information supplied or to be supplied by any Parent Party (including regarding SJL and its business) for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s shareholders or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing provisions of this Section 4.5, no representation or warranty is made by any Parent Party with respect to information or statements made or incorporated by reference in the Proxy Statement which were not supplied by or on behalf of a Parent Party or SJL.

Section 4.6 Availability of Funds.

(a) SDB currently has, and at the Closing, will have, and will cause Parent to have, subject only to Closing and no other conditions or contingencies, sufficient funds available to it to pay, when required by this Agreement, the aggregate Merger Consideration pursuant to Section 2.2(b) and all other amounts payable by any of the Parent Parties under or as contemplated by this Agreement, together with any fees and expenses to be borne by a Parent Party in accordance with this Agreement.

(b) In no event will the receipt by, or the availability of any funds or financing to, a Parent Party or any of their respective Affiliates or any other financing be a condition to obligations of the Parent Parties to consummate the Transactions.

Section 4.7 No Prior Activities. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the Transactions, neither Parent nor Merger Sub has incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever.

Section 4.8 Litigation.

(a) As of the Agreement Date, there are no Actions pending or, to the Knowledge of the Parent Parties, threatened against a Parent Party or any of their respective Subsidiaries that would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) None of the Parent Parties nor any of their respective Subsidiaries is party to, is subject to or is in default under the provisions of any Order, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.9 Solvency. After giving effect to the Transactions and the payment of the aggregate Merger Consideration pursuant to the terms of this Agreement, and assuming (i) the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions to the Parent Parties’ obligation to consummate the Merger, (ii) any repayment or refinancing of borrowed money in connection with this Agreement and (iii) the payment of all fees and expenses related to the foregoing provisions of this Section 4.9, each of the Parent Parties will be Solvent as of the Effective Time and immediately after the consummation of the Transactions.

Section 4.10 No Vote of Parent Party Stockholders; No Voting Interest. Except for the adoption of this Agreement by Parent as the sole shareholder of Merger Sub, which will occur immediately after the execution

Annex A-29

hereof by Parent, and the approval of the execution and performance of this Agreement by SJL as the sole shareholder of Parent, which has been provided prior to the Agreement Date and have not been rescinded or modified, no vote of the stockholders of the Parent Parties or the holders of any other securities of any of the Parent Parties (equity or otherwise) is required by any applicable Law, the certificate of incorporation or by-laws, or equivalent organizational documents of the Parent Parties or such holders, in order for the Parent Parties to consummate the Transactions.

Section 4.11 Brokers or Finders. Except for Piper Sandler & Co. (the fees of which will be paid by Parent or a Subsidiary of Parent), no broker, investment banker or financial advisor or other Person serving in a similar capacity has been engaged with respect to the Transactions by a Parent Party, SJL or any of their respective Subsidiaries or officers or will otherwise be entitled to any broker’s commission, financial advisory fee or finder’s fee or any other such commission or similar fee from a Parent Party, SJL or any of their respective Subsidiaries in connection with any of the Transactions.

Section 4.12 No Other Representations or Warranties. Except for the representations and warranties made by the Parent Parties in this Article IV, none of the Parent Parties, any of their respective Affiliates, any of their respective Representatives, or any other Person on behalf of any of them has made or is making any express or implied, at law or in equity, representation or warranty with respect to or on behalf of the Parent Parties or any of their respective Affiliates, their respective businesses, operations, assets, liabilities, financial condition or results of operations or the accuracy or completeness of any information regarding the Parent Parties or their respective Affiliates or any other matter notwithstanding the delivery or disclosure to the Company, or any of its Representatives or Affiliates of any documentation or other information by the Parent Parties or any of their respective Affiliates or any of their respective Representatives in expectation of, or in connection with, this Agreement or the Transactions. The Parent Parties and their respective Affiliates hereby disclaim any other representations and warranties, whether made by the Parent Parties or any of their respective Affiliates or Representatives. Except for the express representations and warranties made by the Company in Article III, the Parent Parties hereby acknowledge and agree that none of the Company, any of its Affiliates, any of its or their Representatives, or any other Person has made or is making any express or implied representation or warranty with respect to or on behalf of the Company or any of its Affiliates, and the Parent Parties hereby expressly disclaim reliance upon any representations or warranties with respect to or on behalf of the Company or any of its Affiliates, whether made by the Company or any of its Affiliates or its or their Representatives, except for the express representations and warranties made by the Company in Article III. Without limiting the generality of the foregoing, and notwithstanding the delivery or disclosure to the Parent Parties or SJL or any of their respective Representatives or Affiliates of any documentation or other information by the Company or any of its Affiliates or any of its or their Representatives with respect to any one or more of the following, the Parent Parties, on their own behalf and on behalf of SJL, hereby acknowledge and agree that neither the Company nor any other Person makes, and the Parent Parties, on their own behalf and on behalf of SJL, hereby expressly disclaim reliance upon, any express or implied representation or warranty with respect to or on behalf of the Company or any other Person with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered or made available to the Parent Parties or SJL or any of their respective Representatives or Affiliates.

ARTICLE V

COVENANTS

Section 5.1 Interim Operations of the Company.

(a) From the Agreement Date and until the Effective Time or the earlier termination of this Agreement in accordance with its terms (the “Interim Period”), except as (v) otherwise contemplated by this Agreement,

Annex A-30

(w) set forth in the applicable subsection of Section 5.1 of the Company Disclosure Letter, (x) required by applicable Law, (y) required to comply with COVID-19 Measures or otherwise taken (or not taken) by the Company or any of its Subsidiaries reasonably and in good faith to respond to COVID-19, COVID-19 Measures; provided that prior to taking any action in reliance on this clause (y) that would otherwise be prohibited by any provision of this Agreement, the Company will use commercially reasonable efforts to provide advance notice to and consult with Parent (if reasonably practicable) with respect thereto, or (z) consented to in writing by Parent (which consent will not be unreasonably withheld, conditioned or delayed), the Company will, and will cause each of its Subsidiaries to, use its commercially reasonable efforts to conduct its business in all material respects in the ordinary course of business and in compliance in all material respects with all material applicable Laws, and will, and will cause each of its Subsidiaries to, use its commercially reasonable efforts to preserve intact its present business organization, keep available the services of its directors, officers and employees and consistent with prior practice maintain existing relations and goodwill with customers, distributors, lenders, partners, suppliers and others having material business associations with it or its Subsidiaries; provided, however, that (1) the failure to take any action prohibited by Section 5.1(b) will not be a breach by the Company or any of its Subsidiaries of the covenants and agreements set forth in this Section 5.1(a) and (2) no action taken by the Company or any of its Subsidiaries that is specifically addressed by any of the subclauses in Section 5.1(b) and taken in compliance with the provisions of such subclause will be deemed a breach by the Company or any of its Subsidiaries of the covenants and agreements set forth in this Section 5.1(a).

(b) Subject to the exceptions set forth in the foregoing clauses (v), (w), (x), (y) and (z) (provided that the parenthetical set forth in clause (z) providing that Parent’s consent shall not be unreasonably withheld, conditioned or delayed shall only apply to subsections (iii), (iv), (v), (vi), (ix), (x), (xii) and (xiii) of this Section 5.1(b), and, insofar as it relates to the forgoing subsections, subsection (xiv) of this Section 5.1(b)) of Section 5.1(a), during the Interim Period, the Company will not and will cause its Subsidiaries not to:

(i) amend its Articles of Incorporation or Regulations;

(ii) (A) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for cash dividends paid by any direct or indirect wholly owned Subsidiary (x) to the Company, or (y) to any other direct or indirect wholly owned Subsidiary of the Company, in each case, consistent in all material respects with past practice) or enter into any Contract with respect to voting of its capital stock, (B) issue, sell, transfer, pledge, dispose of, grant, encumber or agree to issue, sell, transfer, pledge, dispose of, grant or encumber, any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock or other Rights of the Company or any of its Subsidiaries (other than the issuance of shares of the Company’s capital stock reserved for issuance on the Agreement Date and issued pursuant to the awards under the Company Stock Plans outstanding as of the Agreement Date or as would be permitted pursuant to Section 5.1(b)(iii)), (C) split, combine, subdivide or reclassify the Shares or any other outstanding capital stock of the Company or any of its Subsidiaries or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution therefor, or (D) redeem, purchase or otherwise acquire, directly or indirectly, any capital stock or other Rights of the Company or any of its Subsidiaries, except for repurchases, redemptions or acquisitions required by the terms of its capital stock or any securities outstanding on the Agreement Date or for the acquisition or acceptance of Shares by the Company upon the exercise of Options or the vesting of Share Units for withholding Taxes in the ordinary course of business;

(iii) except as required pursuant to Contracts and Company Plans in effect prior to the Agreement Date, (A) enter into, pay, grant or provide any change of control agreements, retention, severance or termination payments or benefits, or any other similar arrangements to any member of the Company Board or to any executive officer, consultant or employee of the Company or any of its Subsidiaries; (B) materially increase the compensation, bonus or pension, welfare, or other benefits of, pay any bonus, incentive or retention payments to, or make any new equity awards to any Covered Employee, except for increases in base salary in the ordinary course of business consistent with past practice; (C) establish or adopt, any

Annex A-31

Company Labor Agreement or amend the terms of any outstanding equity-based awards; (D) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of any material compensation or benefits under any Company Plan other than in the ordinary course of business consistent with past practice; (E) forgive any material loans to any Covered Employee; or (F) hire or terminate without cause the employment of any executive officer or any employee with annual base compensation in excess of $250,000, other than to fill positions that become vacant after the Agreement Date;

(iv) (A) other than in the ordinary course of business (which will in no event exceed $10,000,000 in the aggregate), draws from the Company Credit Agreement in effect as of the Agreement Date, or in respect of intercompany borrowing solely among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries in the ordinary course of business, guarantee, issue, assume or incur any Indebtedness, or (B) except as permitted by Section 5.1(b)(v), make any loans, advances or capital contributions to, or guarantees of or investments in (including by purchase of stock or securities, property transfers or purchase of property or assets of any Person) any other Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company) other than (1) any routine travel, relocation (of non-executive employees) and business advances in the ordinary course of business to the Company’s or its Subsidiaries’ employees and (2) trade credit to customers, in either case, made in the ordinary course of business;

(v) make any capital expenditures that, in the aggregate, exceed, by an amount in excess of $1,000,000, the amount of the capital expenditures as contemplated by the Company’s existing capital budget made available to the Parent Parties prior to the Agreement Date;

(vi) waive, release, settle or compromise any pending or threatened Action against the Company or any of its Subsidiaries, other than settlements or compromises of any Action in which the amount paid by or on behalf of the Company or any of its Subsidiaries (net of any available third party insurance proceeds) in settlement or compromise does not exceed $1,000,000; provided that such settlement or compromise does not include (A) any obligation that would impose any material restrictions on the business or operations of the Company or its Subsidiaries after the Effective Time or (B) any admission of wrongdoing or similar admission by the Company or any of its Subsidiaries that would be reasonably expected to negatively affect the Company or any of its Subsidiaries in a material respect beyond the making of any such payment;

(vii) change any of the material accounting methods, principles or practices used by it unless required by a change in GAAP or Law (including, for purposes of this Section 5.1(b)(vii), any changes of SEC rules and regulations or Regulation S-X of the Exchange Act and, in each case, authoritative interpretations thereof);

(viii) (A) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, business combination, restructuring, recapitalization or other reorganization (other than this Agreement) of the Company or any of its Subsidiaries, (B) other than as would be permitted pursuant to Section 5.1(b)(v) and except for the purchase of inventory or other assets in the ordinary course of business consistent with past practice, acquire assets, businesses, or capital stock (whether by merger, tender offer, consolidation, purchase of property or otherwise) or (C) transfer, sell, lease, license (other than non-exclusive licenses of Intellectual Property granted in the ordinary course of business consistent with past practice), mortgage, pledge, surrender, grant any option thereon, subject to any other Encumbrance (other than Permitted Encumbrances), cancel, abandon or allow to lapse or expire any material assets or material properties (including any material Owned Intellectual Property) of the Company or its Subsidiaries, including capital stock of any of the Company’s Subsidiaries, except (x) in the ordinary course of business consistent with past practice, (y) for the sale, cancellation, lapse, expiration or abandonment of obsolete assets, or (z) for the expiration in accordance with the applicable terms governing any such assets or properties;

(ix) other than in the ordinary course of business (A) enter into any Contract that would have been a Material Contract set forth in Section 3.9(a)(i), (ii), (iii), (viii)(A) or (B), (x), or (xiii), or a Material Lease had it been entered into prior to this Agreement, (B) amend, modify, assign, transfer or terminate (other than a termination upon the expiration of the term thereof) any Material Contract set forth in Section 3.9(a)(i),

Annex A-32

(ii), (iii), (viii)(A) or (B), (x), or (xiii), or Material Lease (or any Contract that would have been a Material Contract set forth in Section 3.9(a)(i), (ii), (iii), (viii)(A) or (B), (x), or (xiii), or a Material Lease had it been entered into prior to this Agreement), or (C) amend, cancel, modify, assign, transfer, waive, accelerate or defer any material debts or rights under any Material Contract set forth in Section 3.9(a)(i), (ii), (iii), (viii)(A) and (B), (x), or (xiii), or a Material Lease (or any Contract that would have been a Material Contract set forth in Section 3.9(a)(i), (ii), (iii), (viii)(A) or (B), (x), or (xiii), or a Material Lease had it been entered into prior to this Agreement), provided that, to the extent that the Parent has received written request from the Company in respect of the taking of any action contemplated by this Section 5.1(b)(ix) and Parent has not responded to the Company in writing within five Business Days of Parent receiving such written request, Parent will be deemed to have consented to the relevant action;

(x) (A) enter into any Contract that would have been a Material Contract set forth in in Section 3.9(a)(viii)(C), (ix), or (xii) had it been entered into prior to this Agreement, (B) amend, modify, assign, transfer or terminate (other than a termination upon the expiration of the term thereof) any Material Contract set forth in Section 3.9(a)(viii)(C), (ix), or (xii), (or any Contract that would have been a Material Contract set forth in Section 3.9(a)(viii)(C), (ix), or (xii) had it been entered into prior to this Agreement), or (C) amend, cancel, modify, assign, transfer, waive, accelerate or defer any material debts or rights under any Material Contract set forth in Section 3.9(a)(viii)(C), (ix), or (xii) (or any Contract that would have been a Material Contract set forth in Section 3.9(a)(viii)(C), (ix), or (xii) had it been entered into prior to this Agreement);

(xi) (A) make, change or revoke any material Tax election, (B) change any annual Tax accounting period or adopt or change any method of accounting for Tax purposes, (C) file any material amended Tax Return, (D) settle, concede, compromise or abandon any claim or assessment for a material amount of Taxes, (E) enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law) or any Tax sharing or similar agreement, or request any Tax ruling, (F) surrender any right to claim a material Tax refund, or (G) consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to a material amount of Taxes;

(xii) enter into any joint venture, partnership, participation or other similar arrangement;

(xiii) other than in the ordinary course of business, enter into any interest rate swaps, foreign exchange or commodity agreements or other similar hedging arrangements; or

(xiv) authorize or agree to take or make any commitment to take any of the actions prohibited by this Section 5.1(b) or enter into any Contract with respect to any of the foregoing actions.

(c) Nothing contained in this Agreement will give any Parent Party or the Company, directly or indirectly, the right to control or direct the other Party’s operations prior to the Effective Time. Prior to the Effective Time, the Parent Parties, on the one hand, and the Company and its Subsidiaries, on the other hand, will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations. Notwithstanding anything to the contrary set forth in this Agreement, no consent of Parent or the Company will be required with respect to any matter set forth in this Section 5.1 or elsewhere in this Agreement to the extent that the requirement of such consent would, upon the advice of outside legal counsel, violate applicable Antitrust Law.

Section 5.2 No Solicitation by the Company.

(a) From the Agreement Date until the Effective Time, except as expressly permitted by this Section 5.2, the Company will not, and the Company will cause each of its Subsidiaries and use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly (i) solicit, initiate, knowingly encourage, knowingly induce, knowingly assist, or knowingly facilitate any inquiries regarding, or the submission or announcement by any Person of, any proposal, indication of interest or offer that constitutes, or would reasonably be expected to lead to, the submission of any Takeover Proposal (provided, however, that the

Annex A-33

Company, its Subsidiaries, and its and their Representatives may refer the Person making such proposal or offer to the provisions of this Section 5.2); (ii) furnish any information regarding the Company or any of its Subsidiaries to any Person, or afford access to the Company’s or its Subsidiaries’, books, records or property in connection with a Takeover Proposal; (iii) engage in, enter into, continue or otherwise participate in any discussions or negotiations with any Person with respect to any Takeover Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to any Takeover Proposal (provided, however, that the Company and its Representatives may refer the Person making any such inquiry, proposal or offer to the provisions of this Section 5.2); (iv) adopt, approve or enter into any letter of intent, agreement in principle, memorandum of understanding, merger agreement, purchase agreement, or similar document, agreement, or commitment with respect to any Takeover Proposal (a “Company Acquisition Agreement”), other than an Acceptable Confidentiality Agreement; or (v) agree to do any of the foregoing; provided, however, that the foregoing clauses (i) through (v) will not prohibit the Company or any of its Subsidiaries from amending, modifying or granting any waiver or release under any standstill, confidentiality or similar agreement of the Company or any of its Subsidiaries, but solely to the extent necessary to allow for a Takeover Proposal to be made to the Company or the Company Board, if the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with the fiduciary duties of the Company Board under applicable Law. Notwithstanding anything to the contrary contained in this Agreement, if the Company receives a written bona fide written Takeover Proposal after the Agreement Date that did not result from a breach of this Section 5.2(a), then the Company and its Representatives may make inquiries of such Person making such Takeover Proposal (and its Representatives) solely to ascertain facts regarding, and clarify the terms of, such written Takeover Proposal for the purpose of the Company Board informing itself about such Takeover Proposal and the Person making it.

(b) Subject to the remainder of this Section 5.2, the Company will, and will cause its Subsidiaries and use its reasonable best efforts to cause its and their respective Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Person, conducted on or prior to the Agreement Date with respect to any Takeover Proposal.

(c) Notwithstanding anything to the contrary contained in this Agreement, including Section 5.2(a), prior to obtaining the Shareholder Approval, the Company and its Representatives may following execution of an Acceptable Confidentiality Agreement with such Person(s), engage or otherwise participate in discussions or negotiations with, and provide any information to, any Person or group of Persons (or its or their Representatives and financing sources) that has made a bona fide written Takeover Proposal after the Agreement Date that did not result from a material breach of Section 5.2(a) if prior to taking any such action, the Company Board or any duly constituted and authorized committee thereof determines in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with the fiduciary duties of the Company Board under applicable Law and that such Takeover Proposal constitutes or would reasonably be expected to lead to a Superior Proposal. Substantially contemporaneously with providing any non-public information to such Person or group of Persons, the Company will make such non-public information available to Parent (to the extent such non-public information has not been previously made available to the Parent Parties).

(d) The Company will inform Parent promptly (and in any event within 48 hours of receipt thereof) of its receipt of any written inquiry, proposal or offer with respect to any Takeover Proposal received after the Agreement Date and any written request for non-public information in connection therewith (indicating the identity of the Person making the inquiry or proposal and the material terms of any such proposal, including providing copies of any Company Acquisition Agreement and any other relevant transaction documents) and thereafter will keep Parent reasonably informed of any material developments regarding any Takeover Proposal on a prompt basis (and in any event within 48 hours of any material development). In the event that any Person modifies its Takeover Proposal in any material respect (it being understood that any change in financial terms and any formal written modification shall be deemed material), the Company will notify Parent in writing within 48 hours of receipt of such modification of the fact that such Takeover Proposal has been modified and the terms

Annex A-34

of such modification (including, if applicable, providing copies of written documentation reflecting such modification). The Company agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the Agreement Date which prohibits the Company from providing any information to Parent in accordance with Section 5.2(c) or this Section 5.2(d).

(e) Except as expressly permitted by Section 5.2(f) or Section 5.2(g), neither the Company Board nor any committee thereof will (i) fail to include the Company Recommendation in the Proxy Statement, (ii) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Parent, the Company Recommendation, (iii) make any recommendation or public statement in connection with any tender offer or exchange offer for the Shares other than a recommendation against such offer or a temporary “stop, look and listen” communication by the Company Board pursuant to Rule 14d-9(f) of the Exchange Act, (iv) fail to publicly recommend against any Takeover Proposal, or fail to publicly reaffirm the Company Recommendation, in each case, within 10 Business Days after Parent so requests in writing (or such fewer number of days as remains prior to the Shareholders Meeting, but in no event shall the Company Board or any committee thereof be required to act on less than two Business Days’ notice) following a publicly announced Takeover Proposal, provided that Parent may only make such request once with respect to any particular Takeover Proposal or any material publicly announced or disclosed amendment or modification thereto, (v) adopt, approve or recommend to shareholders of the Company, or publicly propose to approve or recommend to shareholders of the Company a Takeover Proposal, or (vi) resolve, publicly propose or agree to do any of the foregoing (the actions described in the foregoing clauses (e)(i) – (e)(vi) being referred to as a “Change in Recommendation”).

(f) Notwithstanding anything in this Agreement to the contrary, including Section 5.2(e), the Company Board may make a Change in Recommendation and/or terminate this Agreement pursuant to Section 8.1(c), if: (i) an unsolicited bona fide written Takeover Proposal (that did not result from a material breach of Section 5.2(a)) is made and is not withdrawn, (ii) the Company Board has concluded in good faith (after consultation with its financial advisor and outside legal counsel) that (x) a failure to take such action would be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law, and (y) such Takeover Proposal constitutes a Superior Proposal, (iii) four Business Days have elapsed since the Company has given written notice to Parent identifying the Person making such Superior Proposal, advising Parent that the Company Board intends to make a Change in Recommendation or terminate this Agreement and specifying in reasonable detail the reasons therefor, including the terms and conditions of such Superior Proposal and providing a copy of any written Company Acquisition Agreement and other definitive transaction agreements proposed to be entered into in connection therewith, including any definitive financing commitments relating thereto, (iv) during such four Business Day period the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent to the extent Parent wishes to negotiate, to enable Parent to propose in writing an offer binding on Parent to effect revisions to the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, (v) following the end of such four Business Day period, the Company Board or any duly constituted and authorized committee thereof has considered in good faith any such binding offer from Parent, and has determined in good faith, after consultation with its financial advisor and outside legal counsel, that the Superior Proposal continues to constitute a Superior Proposal if the revisions proposed in such binding offer were to be given effect; provided, however, that if, during such four Business Day period, any material revisions are made to the Superior Proposal (it being understood that a material revision will include any change in the purchase price or form of consideration in such Superior Proposal and any formal written modification to any other material term of such Superior Proposal), the Company Board will give a new written notice to Parent and will comply with the requirements of this Section 5.2(f) with respect to such new written notice (provided, that the notice period will be two Business Days instead of four Business Days), and (vi) prior to taking such action, at the end of such notice period, the Company Board or any duly constituted and authorized committee thereof has considered in good faith any such binding offer, and has determined in good faith, based on the information then available and after consultation with its financial advisor and outside legal counsel, that failure to make such Change in Recommendation or terminate this Agreement due to the Superior Proposal would be reasonably likely to be inconsistent with the

Annex A-35

Company Board’s fiduciary duties under applicable Law. The actions of the Company Board or any duly constituted and authorized committee thereof in making a determination that a Takeover Proposal constitutes a Superior Proposal and the Company’s authorizing and providing the notices to Parent required by this Section 5.2(f), will not in and of itself, constitute a Change in Recommendation, a violation of this Section 5.2 or a termination of this Agreement.

(g) Prior to the time the Shareholder Approval is obtained, the Company Board may effect a Change in Recommendation of the type described in Section 5.2(e)(i) or Section 5.2(e)(ii) if: (i) the Company Board or any duly constituted and authorized committee thereof has determined in good faith, after consultation with its financial advisor and outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law; (ii) such action is not in response to the receipt, existence of or terms of a Takeover Proposal or a Superior Proposal or any inquiry related thereto or the consequences thereof (which is governed by Section 5.2(f)); (iii) such action is in response to a material development, fact, change, event, effect, occurrence or circumstance that (A) is not known or reasonably foreseeable or, if known (or reasonably foreseeable), the consequences of which are not known or reasonably foreseeable, to the Company Board as of the Agreement Date and becomes known to the Company Board prior to the time of the Shareholder Approval, (B) does not result from any breach of this Agreement by the Company or any of its Subsidiaries, and (C) does not relate to the receipt, existence or terms of a Takeover Proposal (an “Intervening Event”); and (iv) prior to taking such action, (w) the Company Board has given Parent at least four Business Days’ prior written notice of its intention to take such action absent any revision to the terms and conditions of this Agreement, which notice describes the Intervening Event (including the material facts and circumstances thereof) and the reasons for such intended Change in Recommendation in reasonable detail, (x) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period after giving any such notice, to the extent Parent wishes to negotiate, to enable Parent to propose in writing an offer binding on the Parent Parties to effect revisions to the terms of this Agreement and (y) at the end of such notice period, the Company Board or any duly constituted and authorized committee thereof has considered in good faith any such binding offer, and has determined in good faith, based on the information then available and after consultation with its financial advisor and outside legal counsel, that failure to make such Change in Recommendation due to the Intervening Event would be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law. The actions of the Company Board or any duly constituted and authorized committee thereof in making a determination that an Intervening Event necessitates a Change in Recommendation and the Company’s authorizing and providing the notices to Parent required by this Section 5.2(g), will not in and of itself, constitute a Change in Recommendation, a violation of this Section 5.2 or a termination of this Agreement.

(h) Notwithstanding any provisions thereof, nothing contained in this Section 5.2 or in Section 6.6 will prohibit the Company or the Company Board from (i) taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or from making any other disclosure to the Company’s shareholders if, in the Company Board’s determination in good faith after consultation with outside counsel, such disclosure is required under applicable Law or (ii) issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act; provided, however, that if any such disclosure pursuant to the foregoing clauses (i) or (ii) does not reaffirm the Company Recommendation, it will be deemed to be a Change in Recommendation.

(i) Notwithstanding any Change in Recommendation, unless this Agreement is validly terminated, (x) this Agreement, the Merger and the principal terms thereof shall be submitted by the Company to the holders of Shares at the Shareholders Meeting for the purpose of obtaining the Shareholder Approval, and nothing contained herein shall be deemed to relieve the Company of such obligation and (y) the Company and the Company Board shall not submit to the holders of Shares any Takeover Proposal or propose to do so.

(j) The Company agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with such Person’s consideration of an acquisition of the Company or

Annex A-36

any of its Subsidiaries return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries or any of their respective Representatives and the Company will immediately terminate all physical and electronic data room access for any such Person and any of its Representatives to diligence or other information regarding the Company or any of its Subsidiaries.

(k) Any violation of the restrictions set forth in this Section 5.2 by any Subsidiary or Representative of the Company shall be deemed to be a breach of this Section 5.2 by the Company.

Section 5.3 DOJ Investigation. The Company shall (i) consult with Parent regarding proposals to, and material negotiations with, the DOJ regarding the DOJ Investigation and (ii) provide prompt notice to Parent of (A) any material development with the DOJ regarding the DOJ Investigation and (B) the occurrence of any Specified Outcome.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Preparation of Proxy Statement.

(a) As promptly as reasonably practicable following the Agreement Date, the Company will prepare and file with the SEC the preliminary form of the Proxy Statement. The Company shall use reasonable best efforts to cause the Proxy Statement to comply as to form and substance in all material respects with the requirements of applicable Law. The Parent Parties and the Company will reasonably cooperate with one another in connection with the preparation of the Proxy Statement. The Parent Parties will furnish all information concerning the Parent Parties, SJL and their Affiliates as is required to be included in the Proxy Statement. The Company will use reasonable best efforts to cause the Proxy Statement to be mailed to the shareholders of the Company as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC. Subject to Section 5.2, the Proxy Statement will contain the Company Recommendation.

(b) Each of the Parent and the Company will as promptly as reasonably practicable notify the other of (i) the receipt of any comments from the SEC and all other written correspondence and oral communications with the SEC relating to the Proxy Statement, and (ii) any request by the SEC for any amendment or supplement to the Proxy Statement or for additional information with respect thereto.

(c) The Parent Parties and the Company will each use reasonable best efforts to efforts to respond as promptly as reasonably practicable to any (written or oral) comments of the SEC with respect to the Proxy Statement. Except with respect to any disclosure or communication that relates to a Takeover Proposal or a Change in Recommendation, the Company will provide Parent a reasonable opportunity to review and comment on the Proxy Statement and any amendment or supplement thereto or any substantive response to comments received from the SEC in respect thereof (including the proposed final version of such document or response), in each case, prior to the mailing or submission thereof, and will give reasonable and good faith consideration to any comments thereon made by Parent or its counsel.

(d) Until the Shareholder Approval is obtained, if any information relating to the Company, a Parent Party, SJL or any of their respective Affiliates, directors or officers, is discovered by the Company or a Parent Party that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information will promptly notify the other Parties. The Company will promptly prepare and file with the SEC an appropriate amendment or supplement describing such information and, to the extent required by applicable federal securities Laws, disseminate such amendment to the holders of Shares as of the record date established for the Shareholders Meeting.

Annex A-37

Section 6.2 Shareholders Meeting.

(a) Subject to Section 5.2, the Company will, in accordance with its constituent documents, the rules of Nasdaq, and applicable Law, duly set a record date and duly call, give notice of, convene and hold as promptly as reasonably practicable following the date the definitive Proxy Statement is disseminated to the holders of Shares, a meeting of the holders of Shares for the purpose of obtaining the Shareholder Approval (including any adjournment or postponement thereof, the “Shareholders Meeting”). The Company will consult with Parent regarding the record date and date for holding the Shareholders Meeting. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with Parent, may adjourn or postpone the Shareholders Meeting (i) in the absence of a quorum (in person or by proxy) to convene the Shareholders Meeting, (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company Board has determined in good faith after consultation with outside legal counsel is reasonably necessary under applicable Law for such supplemental or amended disclosure to be disseminated and reviewed by the holders of Shares prior to the Shareholders Meeting, (iii) for a single period not to exceed 20 Business Days to allow reasonable additional time to solicit additional proxies to the extent the Company reasonably believes necessary in order to obtain the Shareholder Approval, or (iv) if otherwise reasonably required by applicable Law or upon a request by the SEC.

(b) Without the prior written consent of Parent or as required by applicable Law, (i) the adoption of this Agreement will be the only matter (other than a non-binding advisory proposal regarding compensation that may be paid or become payable to the named executive officers of the Company in connection with the Transactions and matters of procedure) that the Company will propose to be acted on by the shareholders of the Company at the Shareholders Meeting and the Company will not submit any other proposal to such shareholders in connection with the Shareholders Meeting or otherwise (including any proposal inconsistent with the adoption of this Agreement or the consummation of the Transactions) (other than, (A) if the Shareholders Meeting is also the Company’s annual shareholder meeting, proposals customarily brought in connection with the Company’s annual shareholder meeting, and (B) any matters that are proposed by a shareholder of the Company in accordance with the provisions of the Regulations in effect on the Agreement Date) and (ii) the Company will not call any meeting of the shareholders of the Company other than the Shareholders Meeting (other than, if the Company Shareholders Meeting is not combined with the Company’s annual shareholder meeting, the Company’s annual shareholder meeting). The Company will provide updates to Parent with respect to the proxy solicitation for the Shareholders Meeting (including interim results) as reasonably requested by Parent.

(c) The Parent Parties will vote, or cause to be voted, all of the Shares then beneficially owned by them, SJL or any of their Subsidiaries or Affiliates in favor of the adoption of this Agreement.

Section 6.3 Reasonable Best Efforts.

(a) The Parties will use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to cause each of the conditions in Article VII to be satisfied and consummate and make effective in the most expeditious manner possible, and prior to the Outside Date, the Transactions (and not have the Transactions unwound after the Effective Time), including (i) the preparation and filing of all forms, registrations and notices required to be filed with any Governmental Entity to consummate the Transactions, (ii) taking all actions necessary to obtain (and to cooperate with each other in obtaining) any consent, authorization, Order or approval of, or any exemption by, any Governmental Entity (which actions will include furnishing all information required under the HSR Act, and any other Antitrust Laws or FDI Laws listed in Section 7.1(b) of the Company Disclosure Letter and in connection with approvals of or filings required by any other Governmental Entity) to be obtained or made by the Parties or any of their respective Subsidiaries in connection with the Transactions or the taking of any action contemplated by this Agreement, (iii) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement, and (iv) taking all actions reasonably necessary to avoid that the Transactions are unwound after the Effective Time. Additionally, the Parties will not, will cause their Subsidiaries to not, and SDB and Parent will cause SJL to not, take any action, or authorize or

Annex A-38

agree to take or make any commitment to take any action or enter into any Contract that would reasonably be expected to materially impede, materially interfere with, or materially delay the consummation of the Merger or the other Transactions, including (x) acquiring any other Person or business (other than pursuant to this Agreement) or any material assets or properties of any other Person (whether by merger, tender offer, consolidation, purchase of property or otherwise) or (y) making any material investment in any other Person or business either by purchase of stock or securities, contributions to capital, property transfers or purchase of assets or properties of any Person, except in each case of the foregoing clauses (x) or (y) for acquisitions or investments that would not reasonably be expected to materially impede, materially interfere with or materially delay the consummation of the Merger or the other Transactions. For purposes of this Section 6.3, Parent and SDB will cause SJL to take all actions that it would be required to take as though it were a Parent Party under this Agreement.

(b) The Parties will promptly consult with each other with respect to and, to the extent permitted by applicable Law, promptly provide each other any relevant information with respect to (and, in the case of correspondence, provide each other (or their counsel) copies of), and keep each other apprised of the status of, all filings made by such Party with any Governmental Entity or any other information supplied (except with respect to any disclosure or communication that relates to a Takeover Proposal or a Change in Recommendation), by such Party to, or correspondence with, a Governmental Entity in connection with this Agreement and the Transactions; provided, however, that the Parties may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided under this Section 6.3 as “Outside Counsel Only Material.” Such materials designated “Outside Counsel Only Material” and the information contained therein will be given only to the outside antitrust or FDI counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the Party that provided the materials or its legal counsel. Anything to the contrary contained in this Section 6.3 notwithstanding, materials provided pursuant to this Section 6.3 may be redacted (i) to remove references concerning the valuation of Parent, the Company and the Merger and other confidential information, (ii) as necessary to comply with contractual arrangements, and (iii) as necessary to address reasonable privilege or personal privacy concerns. Each Party will promptly inform the other Parties of any communication (excluding administrative, non-substantive communications) received by it from any Governmental Entity regarding any of the Transactions. If any Party or any Representative of such Party receives a request for additional information or documentary material from any Governmental Entity with respect to the Transactions, then such Party will use its reasonable best efforts to make, or cause to be made, promptly and, to the extent permitted by Law, after consultation with the other Parties and permitting counsel to the other Parties reasonable opportunity to review in advance, an appropriate response to such request. Each Party agrees that it will not participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the performance of its obligations pursuant to this Section 6.3 unless it consults, in the case of the Company, with Parent, and in the case of a Parent Party, with the Company, in advance and, to the extent not prohibited by such Governmental Entity, gives such other Party the opportunity to attend and participate. Notwithstanding the foregoing, in the event of any dispute between the Parties relating to the strategy or appropriate course of action or content of any submission made in connection with obtaining any clearances under applicable Antitrust Laws and applicable FDI Laws with respect to the Transactions, the Parties will escalate such dispute to the chief executive officers of the Company and SDB for resolution. If such dispute is not resolved pursuant to the preceding sentence, the Company and the Parent shall jointly devise the strategy and direct all matters for obtaining clearances, approvals or waiting-period expirations under Antitrust Laws and applicable FDI Laws, including any filings, notifications, submissions and communication with or to any Governmental Entity in connection therewith. Notwithstanding anything to the contrary in this Section 6.3 or in any other provision of this Agreement, the Parent Parties will consult with the Company prior to taking any material substantive position in any written submissions or, to the extent practicable, discussions with any Governmental Entity.

(c) The Parties will use their reasonable best efforts to file, as promptly as reasonably practicable, but in any event no later than 10 Business Days after the Agreement Date, notifications under the HSR Act, and the

Annex A-39

Parties will use their respective reasonable best efforts to file, as promptly as reasonably practicable, but in any event no later than the earlier of 30 Business Days after the Agreement Date or the date as required by applicable Law, any other filings and/or notifications under the Antitrust Laws and FDI Laws listed in Section 7.1(b) of the Company Disclosure Letter, and in each case, if applicable, requesting early termination of any waiting period with respect to the Transactions, and to file as soon as practicable any other applicable notifications or other forms and documentation necessary to obtain any consents, clearances or approvals under or in connection with any applicable Antitrust Law or applicable FDI Laws listed in Section 7.1(b) of the Company Disclosure Letter or in connection with the approval or authorization of or filings with any Governmental Entity required to be obtained or made by the Parties or any of their respective Affiliates in connection with the Transactions or the taking of any action contemplated by this Agreement the failure of which to obtain or be made would result in the failure of a closing condition set forth in Article VII to be satisfied. The Parties will use their reasonable best efforts to respond, as promptly as practicable, to any inquiries and requests received from the Federal Trade Commission, the Antitrust Division of the Department of Justice, CFIUS, or any other Governmental Entity concerning applicable Antitrust Laws or FDI Laws for additional information or documentation. The Parties will use their reasonable best efforts to respond, as promptly as practicable, to all inquiries and requests for additional information and documentation received from any state Attorney General or any other Governmental Entity in connection with approvals or filings pursuant to the Antitrust Laws and FDI Laws listed in Section 7.1(b) of the Company Disclosure Letter or approvals of, or filings with, any other Governmental Entity required to be obtained or made by the Parties or any of their respective Affiliates in connection with the consummation of the Transactions or the taking of any action contemplated by this Agreement the failure of which to obtain or be made would result in the failure of a closing condition set forth in Article VII to be satisfied.

(d) The Parties will use their reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the Transactions under applicable Antitrust Laws or FDI Laws. Without limiting the foregoing provisions of this Section 6.3, in the event that the Parties receive a request for information or documentary material pursuant to the HSR Act (a “Second Request”), the Parties will use their respective reasonable best efforts to respond to such Second Request as promptly as practicable, and counsel for each of the Parties will closely cooperate during the entirety of any such Second Request review process. Further, and for purposes of clarity, the Parent Parties will not propose or consent to any voluntary extension of any statutory deadline or waiting period, or propose or consent to any voluntary delay of the Transactions, including not extending any waiting period under the HSR Act (by pull and refile, or otherwise) or any other Antitrust Laws or FDI Laws or enter into any agreement with any Governmental Entity not to consummate the Merger, except with the prior written consent of the Company. If any Action is instituted (or threatened to be instituted) challenging any of the Transactions as violative of the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act or any other United States federal or state or foreign Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”) or otherwise challenged by any Governmental Entity (excluding under any applicable FDI Laws), the Parties will cooperate with each other and use their reasonable best efforts to vigorously contest and resist any such Action, and to have vacated, lifted, reversed, or overturned any Order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any other Transactions, including by vigorously pursuing all available avenues of administrative and judicial appeal. The Parties will use their reasonable best efforts to take such action as may be required to cause the expiration of the notice periods or clearances under the HSR Act or other applicable Antitrust Laws or applicable FDI Laws with respect to the Transactions as promptly as possible after the execution of this Agreement.

(e) Notwithstanding anything to the contrary set forth in this Agreement, the Parent Parties will, and will cause their controlled Affiliates and SJL to, take any and all actions required to obtain all required approvals under the HSR Act and other approvals under applicable Antitrust Laws and FDI Laws necessary to satisfy the conditions set forth in Article VII, including the proposal, negotiation and acceptance (including through Order, consent decree, settlement or otherwise) prior to the Outside Date of (i) any and all divestitures of their businesses or assets or, following the Closing, of the Company or any of its Subsidiaries, (ii) any agreement to hold any of their assets or, following the Closing, of the Company or any of its Subsidiaries separate, (iii) any

Annex A-40

agreement to license any portion of their business or assets or, following the Closing, of the Company or any of its Subsidiaries, (iv) any limitation to or modification of any of their businesses, services or operations or, following the Closing, of the Company or any of its Subsidiaries, and (v) any other action (including any action that limits the freedom of action, ownership or control with respect to, or ability to retain or hold, any of their businesses, assets, product lines, properties or services or, following the Closing, of the Company or any of its Subsidiaries), in each case, as may be required by any applicable Governmental Entity in order to obtain approval for the Transactions prior to the Outside Date. Notwithstanding the provisions of this Section 6.3(e), neither any of the Parent Parties nor any of their respective Affiliates or SJL are required to commit to or effect (A) any sale, divestiture, lease, holding separate pending a sale or other transfer or disposal or (B) any other restriction or action contemplated by this Section 6.3(e) if:

(I) in the case of clause (A), such action would require the sale, divestiture, lease, holding separate pending a sale or other transfer or disposal of the Company’s and its Subsidiaries’ non-molecular assay business line, molecular reagent business line or immunological reagent business line or a sale or other transfer or disposal of any assets, properties, businesses or product lines of the Parent Parties or their respective Subsidiaries representing, in the aggregate, more than $100,000,000 of annual revenue generated during the fiscal year ended December 31, 2021; or

(II) in the case of clause (B), such restriction or action, individually or taken together with all sales, divestitures, leases, holding separate pending a sale, transfers, disposals and other restrictions and actions contemplated by this Section 6.3(e), in the aggregate would, or would reasonably be expected to, have a materially adverse effect on the Company and its Subsidiaries, taken as a whole, or the Parent Parties and their Subsidiaries, taken as a whole.

Notwithstanding the provisions of this Section 6.3, neither a Parent Party nor the Company will be required to agree to any term or take any action in connection with receipt of consents under applicable Antitrust Laws or FDI Laws that is not conditioned upon consummation of the Merger.

Section 6.4 Notification of Certain Matters. Subject to applicable Law, the Company will give prompt notice to the Parent Parties, and the Parent Parties will give prompt notice to the Company of (a) the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be reasonably likely to cause any condition to the Merger of the Party receiving such notice to be unsatisfied and (b) any material failure of the Company or any Parent Party, as the case may be, or any Representative of the Company or Parent Party, as applicable, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it under this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.4 will not limit or otherwise affect the remedies available under this Agreement to the Party receiving such notice. The Company will promptly notify Parent of any written notice from any Person alleging that the consent of such Person in connection with a Material Contract is or may be required in connection with the Transactions.

Section 6.5 Access; Confidentiality. Subject to the Confidentiality Agreement and applicable Law relating to the sharing of information, the Company agrees to provide, and will cause its Subsidiaries to provide, Parent and its Representatives, from time to time during the Interim Period, reasonable access during normal business hours to (a) the Company’s and its Subsidiaries’ respective properties (but excluding for purposes of any invasive, soil sample or below ground testing), books, Tax Returns and Tax records, Contracts, commitments, personnel and records and (b) such other information as Parent reasonably requests with respect to the Company and its Subsidiaries and their respective businesses, financial condition and operations, in each case, to the extent related to the consummation of the Transactions or the ownership or operation of the respective businesses of the Company and its Subsidiaries from and after the Closing. Notwithstanding the foregoing, neither the Company nor its Subsidiaries will be required to provide the Parent Parties or their Representatives with access to or to disclose information (i) that would result in the disclosure of any Trade Secrets of the Company or any of its Subsidiaries or third parties, (ii) that would result in the disclosure of competitively sensitive sales or marketing information of third parties or violate any of the Company’s or its Subsidiaries’ obligations with respect to confidentiality that is subject to the terms of a confidentiality or other agreement with a third party (provided that

Annex A-41

the Company notifies Parent of such confidentiality restrictions and, if requested by Parent, uses commercially reasonable efforts to cooperate with Parent to provide the information, in whole or in part, in a manner that would not violate the underlying confidentiality agreement), (iii) the disclosure of which would violate any Law (provided, that, if requested by Parent, the Company will use commercially reasonable efforts to cooperate with Parent to allow for such access or disclosure in a manner that does not result in such violation), (iv) that would result in the loss of attorney-client or other legal privilege (provided that, if requested by Parent, the Company will use commercially reasonable efforts to cooperate with Parent to provide the information in a manner that does not result in such loss of privilege), (v) that is competitively sensitive to the Company or its Subsidiaries (provided that the Parties will attempt to establish a clean team process to share such materials in a commercially reasonable manner) or (vi) except as otherwise expressly required by this Agreement, information that relates to (1) the negotiation of this Agreement, (2) the amount of the Merger Consideration or the valuation of the Company in connection with this Agreement, the Transactions or any other financial or strategic alternatives considered by the Company Board, (3) any Takeover Proposal, (4) any process the Company has conducted with any financial advisor or other communications with any Persons in connection therewith prior to the Agreement Date, or (5) the minutes of the meetings of the Company Board or any committee thereof discussing the Transactions or any similar transaction between the Company and any other Person (including any presentations or other materials prepared by or for the Company Board or any committee thereof, whether in connection with a specific meeting thereof or otherwise relating to such subject matter). The Company and its Subsidiaries will not be required to provide information in any format other than as then exists, or otherwise to manipulate or reconfigure any data regarding the Company’s or any of its Subsidiaries’ business, assets, financial performance or condition or operations. Notwithstanding anything contained in this Agreement to the contrary, (x) the Company will not be required to provide any access or make any disclosure pursuant to this Section 6.5 to the extent such access or information is reasonably pertinent to an Action where the Company or any of its Affiliates, on the one hand, and Parent, Merger Sub or any of their respective Affiliates, on the other hand, are adverse parties or reasonably likely to become adverse parties and (y) the Company may satisfy its obligations set forth above by electronic means if physical access is not reasonably feasible or would not be permitted under applicable Law or as a result of COVID-19 or any COVID-19 Measures. No representation or warranty as to the accuracy of information provided pursuant to this Section 6.5 is made and the Parent Parties may not rely on the accuracy of such information except to the extent expressly set forth in the representations and warranties included in Article III. All information provided will be governed by the terms of the Confidentiality Agreement.

Section 6.6 Publicity. The initial press release regarding the Merger will be a joint press release in a form previously agreed to by Parent and the Company and issued promptly after the execution and delivery of this Agreement by the Parties. Neither the Company nor the Parent Parties will (and Parent will cause SJL to not) issue or cause the publication of any press release or other public announcement or disclosure with respect to this Agreement or the Transactions without the prior consultation of the other Party (with such consultation to include giving the other Party the opportunity to review and comment on such press release or other announcement and for the Party making such disclosure to consider in good faith the comments of such other Party), except (a) to the extent required by Law, (b) with respect to communications by the Company with any Company employees, (c) in connection with any dispute between the Parties regarding this Agreement or the Transactions, or (d) required by any listing agreement with or rules of any applicable national securities exchange, trading market or listing authority, or as may be requested by a Governmental Entity; provided, however, that the Company will not be required by this Section 6.6 to provide any such review or comment to the Parent Parties in connection with the receipt and existence of, or public release with respect to, a Takeover Proposal or a Change in Recommendation and matters related thereto. Notwithstanding anything to the contrary set forth in this Agreement, a Party may, without consultation with the other Party, issue one or more press releases or public statements and respond to questions by the press, analysts, investors or those participating in investor calls or industry conferences, so long as such press releases, public statements or other statements consist solely of information previously disclosed in previous press releases, public disclosures or public statements made by the Company or Parent Parties in compliance with this Section 6.6 that are consistent with prior press releases issued or public statements made in compliance with this Section 6.6 or any communication plan or strategy previously agreed to by Parent and the Company. For the avoidance of doubt, nothing in this Section 6.6 will prevent Parent

Annex A-42

Parties or the Company from issuing any press release or making any public statement in the ordinary course that does not relate specifically to this Agreement or the Transactions.

Section 6.7 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the Parent Parties will, and will cause the Surviving Company to, indemnify and hold harmless each present and former director or officer of the Company and each of its Subsidiaries, or any other Person that is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Company, together with such person’s heirs, executors or administrators, (the “Indemnified Party”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including reasonable fees and expenses of legal counsel) incurred in connection with any claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (i) the fact that an Indemnified Party was a director, officer, employee or agent of the Company or any of its Subsidiaries (including in connection with serving at the request of the Company or any such Subsidiary as a director, officer, employee, agent, trustee or fiduciary of another Person) or (ii) acts or omissions by such Indemnified Party in the Indemnified Party’s capacity as a director or officer of the Company or a Subsidiary of the Company or taken at the request of the Company or any of its Subsidiaries, in each case under (i) or (ii), at, or at any time prior to, the Effective Time (including any Action relating in whole or in part to the Merger or the enforcement of this provision or any other indemnification or advancement right of any Indemnified Party), to the fullest extent permitted or required by applicable Law or that the Company would have been required under its articles of incorporation or code of regulations in effect on the Agreement Date (and made available to the Parent Parties), to indemnify such Indemnified Party. In addition, from the Effective Time until six years from the Effective Time, the Parent Parties will, and will cause the Surviving Company to, advance any expenses (including reasonable fees and expenses of legal counsel) of any Indemnified Party under this Section 6.7 (including in connection with enforcing the indemnity and other obligations referred to in this Section 6.7) as incurred to the fullest extent that the Company would have been required under its articles of incorporation or code of regulations, in each case, as in effect on the Agreement Date, if the individual to whom expenses are advanced provides an undertaking to repay such advances if it is determined that such person is not entitled to be indemnified pursuant to this Section 6.7(a).

(b) From and after the Effective Time, the Surviving Company will assume all obligations of the Company and any of its Subsidiaries in respect of rights of exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, existing in favor of the Indemnified Parties as provided in the respective constituent documents of the Company or any of its Subsidiaries or in any written Contract described on the Company Disclosure Letter or filed as an exhibit to any document filed with the SEC; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made in accordance with the applicable provisions thereof will continue until the disposition of such Action or resolution of such claim. Without limiting the foregoing, the Parent Parties, from and after the Effective Time until six years from the Effective Time, will cause, unless otherwise required by Law, the articles of incorporation and code of regulations or similar organizational documents of the Surviving Company to contain provisions no less favorable to the Indemnified Parties with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the Agreement Date in the Company’s constituent documents, which provisions will not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnified Parties.

(c) For a period of six years from the Effective Time, the Parent Parties will either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries, or provide substitute policies or purchase or cause the

Annex A-43

Surviving Company to purchase, a “tail policy” with reputable insurers, in each case of at least the same coverage and scope, and in amounts, and containing terms and conditions, that are no less favorable to such individuals than such policy in effect on the Agreement Date, with respect to matters arising on or before the Effective Time covering without limitation the Merger and the other transactions contemplated hereby; provided, however, that after the Effective Time, the Parent Parties will not be required to pay annual premiums in excess of 300% of the last annual premium paid by the Company prior to the Agreement Date in respect of the coverage required to be obtained pursuant hereto, but in such case will purchase as much coverage as reasonably practicable for such amount; and provided further, that if the Surviving Company purchases a “tail policy” and the same coverage costs on an annual basis more than 300% of such last annual premium, the Surviving Company will purchase the maximum amount of coverage that can be obtained for 300% of such last annual premium. The Company may prior to the Effective Time purchase a six-year prepaid “tail policy” on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to matters existing or occurring prior to the Effective Time, covering without limitation the Merger and the transactions contemplated hereby; provided, however, that the Company will not pay an aggregate amount for such policy in excess of 300% of the current aggregate annual premium paid by the Company for the existing policy, and the Company will reasonably consult with Parent regarding the purchase of such “tail policy” prior to the purchase of such “tail policy”. If such prepaid “tail policy” has been obtained by the Company, it will be deemed to satisfy all obligations to obtain insurance pursuant to this Section 6.7(c) and the Surviving Company will use its reasonable best efforts to cause such policy to be maintained in full force and effect, for its full term, and to honor all of its obligations thereunder.

(d) The provisions of this Section 6.7 will survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each Indemnified Party, and his or her heirs and his or her representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the Company’s constituent documents, by Contract or otherwise. The obligations of the Parent Parties and the Surviving Company under this Section 6.7 may not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party to whom this Section 6.7 applies unless (i) such termination or modification is required by applicable Law or (ii) the affected Indemnified Party has consented in writing to such termination or modification (it being expressly agreed that the Indemnified Parties to whom this Section 6.7 applies will be third party beneficiaries of this Section 6.7).

(e) In the event Parent, the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving company or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision will be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, assume the obligations set forth in this Section 6.7.

Section 6.8 Parent and Company Compliance. Whenever this Agreement requires SJL to take any action or refrain from taking an action, such requirement will be deemed to include an undertaking on the part of each of the Parent Parties to cause SJL to take such action or refrain from such action. For purposes of this Section 6.8, SDB and Parent will be deemed to have the ability to control SJL and to cause it to take an action required to be taken under this Agreement. Whenever this Agreement requires Parent or Merger Sub to take an action or refrain from taking an action, such requirement will be deemed to include an undertaking on the part of SDB to cause each of Parent and Merger Sub (including by causing SJL to cause each of Parent or Merger Sub, as applicable) to take such action or refrain from such action and shall ensure that each of Parent and Merger Sub have sufficient resources in connection therewith. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement will be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Company to cause such Subsidiary to take such action.

Annex A-44

Section 6.9 Employee Matters.

(a) From the Effective Time until the first anniversary of the Closing Date, Parent will provide, or will cause to be provided, to each employee of the Company or any of its Subsidiaries who was an employee of the Company or its Subsidiaries as of immediately prior to the Effective Time (the “Company Employees”) (i) cash compensation that is no less favorable, in the aggregate, than the cash compensation provided to each such Company Employee immediately before the Effective Time, which shall be increased to reflect the annual grant value of any equity compensation that such Company Employee was eligible to receive prior to the Closing to the extent comparable long-term incentive compensation is not provided to such Company Employee following the Closing, (ii) health, welfare and retirement benefits that are no less favorable, in the aggregate, than the health, welfare and retirement benefits provided to each such Company Employee immediately before the Effective Time, and (iii) severance benefits upon a termination without cause and subject to a release of claims that are no less favorable, in the aggregate, than the severance benefits provided to each such Company Employee immediately before the Effective Time.

(b) Parent will, and will cause the Surviving Company and its Subsidiaries to, maintain in effect and make payment under all annual bonus plans that were in effect as of immediately prior to the Closing for the fiscal year in which the Closing occurs without modification of the terms or performance criteria related thereto.

(c) Parent will cause the Surviving Company to maintain in effect the Company’s defined contribution 401(k) plan in accordance with past practice for the fiscal year in which the Closing occurs, including approving and effecting an employer profit sharing contribution for such fiscal year in an amount equal to 1.5% of adjusted operating income, to be allocated among eligible participants in accordance with the plan’s provisions.

(d) From and after the Closing, Parent will cause the Surviving Company to assume and perform the Company’s obligations under the Contracts set forth on Section 6.9(d) of the Company Disclosure Letter.

(e) For purposes of vesting, eligibility to participate and benefit accrual (other than for purposes of benefit accruals under any defined benefit pension plan sponsored by Parent or its Subsidiaries (other than the Company and its Subsidiaries)) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time (the “New Plans”), each Company Employee will be credited with his or her years of service with the Company and its Subsidiaries or predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar employee benefit plan of the Company or its Subsidiaries in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing will not apply to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing: (i) each Company Employee will be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to a Company Plan in which such Company Employee participated immediately before the consummation of the Transactions (such plans, collectively, the “Old Plans”); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent will cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of the Company or its Subsidiaries in which such employee participated immediately prior to the Effective Time, and Parent will cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(f) Nothing in this Section 6.9 will (i) be treated as an amendment of, or undertaking to amend, any employee benefit plan or (ii) prohibit Parent or any of its Affiliates, including the Surviving Company, from

Annex A-45

amending or terminating any specific employee benefit plan or terminating the employment of any individual at any time and for any reason. The provisions of this Section 6.9 are solely for the benefit of the respective Parties and nothing in this Section 6.9, express or implied, will confer upon any Covered Employee, Company Employee, or any other Person (other than the Parties), any third party beneficiary or other rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement.

Section 6.10 Merger Sub Approval. Immediately following the execution of this Agreement, Parent will execute and deliver, in accordance with Section 1701.54 of the OGCL and in its capacity as the sole shareholder of Merger Sub, a written consent adopting the plan of merger contained in this Agreement.

Section 6.11 Takeover Statutes. If any Takeover Statute is or may become applicable to the Transactions, the Company Board or a duly authorized committee thereof will grant such approvals and will use reasonable best efforts to take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise use reasonable best efforts to act to eliminate or minimize the effects of such statute or regulation on the Transactions.

Section 6.12 Shareholder Litigation. In the event that any shareholder litigation related to this Agreement or the Transactions is brought, or, to the Knowledge of the Company, threatened, against the Company and/or the members of the Company Board prior to the Effective Time, the Company will (i) promptly notify Parent and keep Parent informed with respect to the status thereof and (ii) provide Parent with the opportunity to participate (but not control) in the defense or settlement of such litigation and the right to review and comment on all material filings or responses to be made by the Company in connection with any such shareholder action.

Section 6.13 Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company will cooperate with Parent and use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law and the rules and regulations of Nasdaq to cause (a) the delisting of the Company Common Stock from Nasdaq as promptly as practicable after the Effective Time and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

Section 6.14 Section 16 Matters. The Company will use its commercially reasonable efforts to cause any dispositions of shares of Company Common Stock (including derivative securities) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

Section 6.15 Financing Cooperation.

(a) Subject to the provisions of Section 6.15(b), the Company shall, and shall use commercially reasonable efforts to cause its Subsidiaries and their respective directors, officers and employees to, use commercially reasonable efforts, at the Parent Parties’ sole cost and expense, and as is reasonably requested by Parent in connection with a third party financing by a Parent Party to finance the Transaction (a “Financing”), to provide the following cooperation to the Parent Parties: (i) have the Company’s Chief Executive Officer, Chief Financial Officer or other appropriate senior officers participate in a reasonable number of telephonic meetings with the Financing Sources (and their respective advisors) at times to be mutually agreed, (ii) deliver possessory collateral (such as certificated equity and promissory notes) within its possession to the Financing Sources, subject to the occurrence of the Closing, (iii) facilitate the pledging of collateral for any such Financing, subject to the occurrence of the Closing, (v) request payoff letters, lien terminations and instruments of discharge, to be delivered on the Closing Date, of all Indebtedness of the Company and its Subsidiaries to be paid off on the Closing Date (including with respect to the Company Credit Agreement) in a customary form, (vi) furnish to the Parent Parties and their Financing Sources all reasonable documentation and other information required by

Annex A-46

Governmental Entities with respect to such Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended, at least three Business Days prior to the Closing, to the extent requested in writing at least ten Business Days prior to the Closing, and (vii) execute and deliver credit agreements, notes, pledge and security documents, landlord waivers, estoppels, consents, and approvals and other definitive financing documents or other requested certificates or documents (excluding solvency certificates) requested by Parent in connection with the closing of any such Financing (in each case, subject to the occurrence of the Closing). The Company hereby consents to the use of the logos of the Company and its Subsidiaries in connection with a Financing; provided, however, that such logos are used solely in a manner that is neither intended, nor reasonably likely, to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries or their respective marks.

(b) Notwithstanding anything to the contrary in this Agreement, the Company, its Subsidiaries and their respective directors, officers and employees shall not be required (i) to take any action or provide any assistance to the Parent Parties that would unreasonably interfere with the ongoing operations of the Company and its Subsidiaries in the Company’s reasonable judgment; (ii) to execute or deliver any certificate, document, instrument or agreement (other than customary authorization and representation letters) that is effective prior to the Closing (other than W-9s and other documents necessary to satisfy PATRIOT Act requirements); (iii) to pay any commitment or other fee, make any other payment, reimburse any expenses or otherwise incur any liabilities or give any indemnities in connection with the Financing prior to the Closing; (iv) to take any action or provide any information that will conflict with or violate its organizational documents, any Contract by which such Person is bound or is not otherwise required to be provided or delivered pursuant to Section 6.5 or that is subject to attorney-client privilege); (v) to take any action or provide any assistance that would reasonably be expected to result in personal liability to a director, officer or employee or cause any representation or warranty of the Company in this Agreement to be breached or to become inaccurate; (vi) to take any action or provide any assistance that involves preparing or providing to the Parent Parties or any Financing Sources any financial statements or other information that is not reasonably available to, or may not be readily produced from their books and records, or obtainable by, the Company; or (vii) to provide, and Parent shall be solely responsible for, (A) the preparation of pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information, (B) any description of all or any component of the Financing, including any such description to be included in any liquidity or capital resources disclosure or any “description of notes”, (C) any projections, risk factors or other forward-looking statements relating to all or any component of the Financing, (D) any subsidiary financial statements or any other information of the type required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X, (E) any Compensation Disclosure and Analysis required by Item 402(b) of Regulation S-K, or (F) any solvency certificate or similar certification or representation. The Parent Parties shall (1) promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket external attorneys’ fees) incurred by the Company, any of its Subsidiaries, or any of its or their respective directors, officers or employees in connection with providing the assistance contemplated by this Section 6.15 and (2) indemnify and hold harmless the Company, each Subsidiary of the Company, and its and their respective Representatives from and against any and all liabilities, costs and losses suffered or incurred in connection with (x) the arrangement of the Financing and any information used in connection therewith, including providing the cooperation contemplated by this Section 6.15, and (y) any misuse of the logos or marks of the Company or any of its Subsidiaries, whether by the Parent Parties, a Financing Source, any of their respective Representatives, or any other Person in connection with the Financing. Notwithstanding anything to the contrary set forth in this Agreement, in no event will the Parent Parties have any recourse for a breach of this Section 6.15 by the Company, any of its Subsidiaries or any of its or their respective directors, officers or employees, including the ability to assert a breach of this Section 6.15 as the basis of the failure of a condition to the Closing set forth in Article VII, other than a willful and material breach that has been the primary cause of the Financing not being obtained and that is not cured within 5 Business Days after Parent delivers to the Company a written notice of such breach describing in reasonable detail the circumstances of such breach. For purposes of this Agreement (i) “Financing Source” means each Person (including each agent and

Annex A-47

arranger, but excluding the Parent Parties, SJL, any guarantor of the obligations of any of the Parent Parties, and any of their respective Affiliates or Representatives), that has committed to provide, arrange or otherwise entered into agreements in connection with such Financing, including any commitment letters, engagement letters, credit agreements, loan agreements or indentures relating thereto; and (ii) “Financing Source Party” means each Financing Source together with each former, current and future Affiliate thereof and each former, current and future officer, director, manager, employee, partner, controlling person, advisor, attorney, agent and representative thereof and the heirs, executors, successors and assigns of any of the foregoing. Notwithstanding anything to the contrary set forth in this Agreement, in no event shall any of the Parent Parties, SJL, or any guarantor of the obligations of any of the Parent Parties, or any of their respective Affiliates or Representatives constitute Financing Source Parties.

ARTICLE VII

CONDITIONS

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each Party to effect the Merger will be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by the Company and the Parent to the extent permitted by applicable Law:

(a) Shareholder Approval. The Shareholder Approval has been obtained.

(b) Governmental Approvals. (i) The waiting period (including any extension thereof) applicable to the consummation of the Merger under the HSR Act and under any Antitrust Laws applicable to the Merger in the jurisdictions set forth in Section 7.1(b) of the Company Disclosure Letter has expired or been terminated, (ii) all filings with Governmental Entities set forth in Section 7.1(b) of the Company Disclosure Letter have been made and all Permits and Orders set forth in Section 7.1(b) of the Company Disclosure Letter have been obtained and (iii) all other filings, Permits, Orders, and expirations of waiting periods, in each case, that are imposed or required by any Governmental Entity under Antitrust Laws or FDI Laws in connection with the consummation of the Merger and the other transactions contemplated by this Agreement shall have been made, obtained or lapsed, as applicable, other than such filings, Permits, Orders and expirations the failure of which to be made, obtained or lapsed, as applicable, would not, individually or in the aggregate, be materially adverse to (A) the Company and its Subsidiaries, taken as a whole, or (B) SDB and its Subsidiaries taken as a whole.

(c) No Injunctions or Restraints. (i) There shall not have been issued by a Governmental Entity of competent jurisdiction, and remain in effect, any temporary restraining Order, preliminary or permanent injunction or other Order (“Restraint”) preventing consummation of the Merger in those jurisdictions in which the Company or SDB has material business operations and (ii) no Law shall have been enacted or promulgated by any Governmental Entity of competent jurisdiction which prohibits or makes illegal the consummation of the Merger in those jurisdictions in which the Company or SDB has material business operations.

Section 7.2 Conditions to Obligations of the Parent Parties. The obligation of the Parent Parties to effect the Merger is further subject to the satisfaction, or waiver by the Parent to the extent permitted by applicable Law, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth herein are true and correct in all respects (without giving effect to any materiality or Company Material Adverse Effect qualifications contained therein) at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have or result in, individually or in the aggregate, a Company Material Adverse Effect, other than the representations and warranties set forth in (i) Section 3.1(a) (Organization), Section 3.2 (Authorization; Validity of Agreement;

Annex A-48

Company Action), Section 3.20 (Opinion of Financial Advisor), Section 3.21 (Brokers or Finders) and Section 3.22 (State Takeover Statutes), which must be true and correct in all material respects as of and as though made on the Closing Date (except for any representations and warranties that are expressly stated to have been made as of an earlier date, in which case as of such earlier date), and (ii) Section 3.4(a) (Capitalization), which must be true and correct in all respects (other than any such failure to be so true and correct that is de minimis in nature and extent) as of and as though made on the Closing Date (except for any representations and warranties that are expressly stated to have been made as of an earlier date, in which case as of such earlier date).

(b) Performance of Obligations of the Company. The Company has performed or complied in all material respects with the covenants and agreements contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect.

(d) Officer’s Certificate. The Company has furnished the Parent Parties with a certificate dated the Closing Date signed on its behalf by its chief executive officer or another senior executive officer to the effect that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied.

(e) DOJ Investigation. (i) No Specified Outcome shall have occurred and is continuing to occur and no Specified Outcome is reasonably likely to occur, and (ii) the Company or its Representatives shall have received the DOJ’s position (either in writing or orally) of the potential liability, including the potential causes of actions, the Company or any its Subsidiaries may face as a result of the DOJ Investigation.

Section 7.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction, or waiver by the Company to the extent permitted by applicable Law, on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Parent Parties set forth herein are true and correct in all respects (without giving effect to any materiality or Parent Material Adverse Effect qualifications contained therein) at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have or result in, individually or in the aggregate, a Parent Material Adverse Effect, other than the representations and warranties set forth in Section 4.1(a), (Organization), Section 4.2 (Authorization; Validity of Agreement; Necessary Action), Section 4.10 (No Vote of Parent Party Stockholders; No Voting Interest) and Section 4.11 (Brokers or Finders), which must be true and correct in all material respects as of and as though made on the Closing Date (except for any representations and warranties that are expressly stated to have been made as of an earlier date, in which case as of such earlier date).

(b) Performance of Obligations of the Parent Parties. Each Parent Party has performed or complied in all material respects with the covenants and agreements contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Officer’s Certificate. Parent has furnished the Company with a certificate dated the Closing Date signed on its behalf by its chief executive officer to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

Section 7.4 Frustration of Closing Conditions. None of the Parent Parties nor the Company may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied to excuse it from its obligation to effect the Merger if such failure was caused by such Party’s breach of its obligations under this Agreement.

Annex A-49

ARTICLE VIII

TERMINATION

Section 8.1 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the Merger may be abandoned:

(a) by mutual written consent of Parent and the Company at any time prior to the Effective Time;

(b) by either Parent or the Company if:

(i) the Merger has not been consummated on or before 11:59 p.m. Eastern Time January 6, 2023 (the “Outside Date”); provided, however, that:

(A) if (x) the Effective Time has not occurred by the initial Outside Date by reason of nonsatisfaction of the conditions set forth in Section 7.1(b) or Section 7.1(c) (solely if the applicable Restraint relates to any Antitrust Laws or FDI Laws) and (y) all other conditions in Article VII have theretofore been satisfied or (to the extent permitted by applicable Law) waived (except for those conditions that are by their nature to be satisfied at Closing), the Outside Date will automatically be extended to be 11:59 p.m. Eastern Time on April 6, 2023 (the “First Outside Date Extension”), and such date as so extended, will be the Outside Date;

(B) if (x) the Effective Time has not occurred by the First Outside Date Extension by reason of nonsatisfaction of the conditions set forth in Section 7.1(b) or Section 7.1(c) (solely if the applicable Restraint relates to any Antitrust Laws or FDI Laws) and (y) all other conditions in Article VII have theretofore been satisfied or (to the extent permitted by applicable Law) waived (except for those conditions that are by their nature to be satisfied at Closing), the Outside Date will automatically be further extended to be 11:59 p.m. Eastern Time on July 6, 2023, and such date as so extended, will be the Outside Date; and

(C) the right to terminate this Agreement pursuant to this Section 8.1(b)(i) will not be available to any Party that has breached any provision of this Agreement (including Section 6.3), in each case, where such breach primarily caused the failure to consummate the Merger;

(ii) any Restraint which is final and nonappealable has been issued or taken permanently restraining or otherwise prohibiting or making illegal the consummation of the Merger such that the condition set forth in Section 7.1(c) cannot be satisfied; provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) has complied in all material respects with its obligations under this Agreement (including Section 6.3) with respect to preventing the entry of and to removing such Restraint; or

(iii) if the Shareholders Meeting (including any adjournments and postponements thereof) concluded without the Shareholder Approval having been obtained by reason of the failure to obtain the required vote of the holders of Shares;

(c) by the Company:

(i) prior to the receipt of the Shareholder Approval, in order to concurrently enter into a Company Acquisition Agreement with respect to a Superior Proposal; provided that the Company has complied with its obligations in Section 5.2 in connection with such Superior Proposal in all material respects, and substantially concurrently with, and as a condition of, such termination, paid the Company Termination Fee to Parent pursuant to Section 8.2(b);

(ii) if there has been a breach of any of the covenants or failure to be true of any of the representations or warranties on the part of Parent, which breach or failure to be true, either individually or in the aggregate (A) would result in a failure of a condition set forth in Section 7.1 or Section 7.3 and (B) which is not cured prior to the earlier of (1) the Outside Date and (2) 30 days following written notice of

Annex A-50

such breach to Parent; provided that (x) the Company has given Parent written notice, delivered at least 30 days prior to such termination (or promptly, if such notice is given within 30 days prior to the Outside Date), stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(c)(ii) and the basis for such termination and (y) the Company will not have the right to terminate this Agreement pursuant to this Section 8.1(c)(ii) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(iii) if (A) the conditions set forth in Section 7.1 and Section 7.2 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing; provided that each such condition is then capable of being satisfied at a Closing on such date, assuming for purposes hereof that the date of termination is the Closing Date) have been satisfied or waived, (B) the Company has confirmed to Parent in writing that the Company is ready, willing and able to consummate the Merger, and (C) the Parent Parties fail to consummate the Merger within five Business Days after the later of (1) the date the Closing should have occurred pursuant to Section 1.2 and (2) the delivery by the Company to Parent of such notice; or

(d) by Parent:

(i) prior to the time at which the Company receives the Shareholder Approval, within 10 Business Days after the Company Board or committee thereof has made a Change in Recommendation;

(ii) if there has been a breach of any of the covenants or failure to be true of any of the representations or warranties on the part of the Company which breach or failure to be true, either individually or in the aggregate (A) would result in a failure of a condition set forth in Section 7.1 or Section 7.2 and (B) which is not cured prior to the earlier of (1) the Outside Date and (2) 30 days following written notice to the Company; provided that (x) Parent has given the Company written notice, delivered at least 30 days prior to such termination (or promptly, if such notice is given within 30 days prior to the Outside Date), stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(d)(ii) and the basis for such termination; and (y) Parent will not have the right to terminate this Agreement pursuant to this Section 8.1(d)(ii) if Parent is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(iii) following the occurrence of any Specified Outcome; provided, that in the event that the Company provides written notice to Parent of such occurrence, the termination right under this Section 8.1(d)(iii) must be exercised within five Business Days following the receipt of such notice by Parent.

A terminating Party must provide written notice of termination to the other Parties specifying with reasonable particularity the reason for such termination. If more than one provision of this Section 8.1 is available to a terminating Party in connection with a termination, a terminating Party may rely on any and all available provisions in this Section 8.1 for any such termination.

Section 8.2 Effect of Termination.

(a) If this Agreement is terminated pursuant to Section 8.1, this Agreement will become void and of no effect with no liability on the part of any Party (or any stockholder, director, officer, employee or Representative of such Party); provided, however, that the provisions of Section 6.6, this Section 8.2, Article IX and Article X and the provisions of the Confidentiality Agreement will survive such termination; provided further, however, no Party will be relieved or released from liability for damages of any kind arising out of any (i) Willful Breach of any of its representations and warranties, covenants or other agreements contained in this Agreement or (ii) Fraud.

(b) If this Agreement is terminated (i) by Parent pursuant to the provisions of Section 8.1(d)(i) or if either Parent or the Company terminates this Agreement for any reason at such time as Parent could have terminated this Agreement pursuant to Section 8.1(d)(i), (ii) by Parent pursuant to Section 8.1(d)(ii) due to a

Annex A-51

breach of Section 5.2, (iii) by the Company pursuant to the provisions of Section 8.1(c)(i), or (iv) by either Parent or the Company pursuant to the provisions of Section 8.1(b)(i) or Section 8.1(b)(iii), and in the case of any termination pursuant to this clause (iv), (A) prior to such termination any Person publicly announces a Takeover Proposal or a Takeover Proposal becomes publicly known (which prior to such termination, in the case of a termination pursuant to Section 8.1(b)(i), or at least three Business Days prior to the Company Shareholder meeting, in the case of a termination pursuant to Section 8.1(b)(iii), has not been withdrawn), and (B) at any time on or prior to the 12-month anniversary of such termination the Company consummates a transaction that constitutes a Takeover Proposal with such Person or enters into a definitive agreement with respect to a Takeover Proposal with such Person (provided that solely for purposes of this Section 8.2(b)(iv)(B), the term “Takeover Proposal” has the meaning set forth in the definition of Takeover Proposal except that all references to 20% will be deemed references to 50%), then (in any of the foregoing clauses (i) – (iv)), the Company will pay to Parent the Company Termination Fee in cash by wire transfer (to an account designated by Parent) in immediately available funds (x) in the case of such termination by Parent, within two Business Days after such termination, (y) in the case of such termination by the Company, prior to or substantially concurrently with such termination; provided, however, in the case of clause (iv) of this Section 8.2(b), the Company will pay the Termination Fee upon the first to occur of the consummation of, or entry into a definitive agreement with respect to, the Takeover Proposal that is the subject of Section 8.2(b)(iv)(B). “Company Termination Fee” means a cash amount equal to $45,960,000. In no event will Parent be entitled to the Company Termination Fee on more than one occasion.

(c) The Company and the Parent Parties each acknowledge that the agreements contained in Section 8.2(b) are integral parts of the Transactions, and that, without these agreements, the Company and the Parent Parties would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner any amount due pursuant to Section 8.2(b), and, in order to obtain such payment, any Parent Party commences a claim, action, suit or other proceeding that results in a judgment against the Company, the Company will pay to Parent interest on such amount from and including the date payment of such amount was due to (but excluding) the date of actual payment at the prime rate set forth in the Wall Street Journal in effect on the date such payment was required to be made plus 1%, together with reasonable legal fees and expenses incurred in connection with such claim, suit, proceeding or other action.

(d) Notwithstanding anything to the contrary in this Agreement (including Section 8.2(a)), Parent’s receipt of the Company Termination Fee from the Company will constitute liquidated damages, and from and after payment of such Company Termination Fee as described in Section 8.2(b), the Company will have no further liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby.

(e) Notwithstanding anything to the contrary in this Agreement, each Party is entitled to contemporaneously seek both specific performance pursuant to Section 9.11 and the payment of monetary damages (including in connection with the provisions of Section 8.2(a)) as alternative remedies for a breach of this Agreement by (i) the Parent Parties in the case of the Company or (ii) the Company in the case of the Parent Parties, provided, however, that no Party will be entitled to receive both a grant of specific performance requiring consummation of the Transactions (pursuant to which the Merger actually occurs) pursuant to Section 9.11 and payment of monetary damages pursuant to Section 8.2(a) with respect to the another applicable Party’s failure to consummate the Transactions when required pursuant to Section 1.2.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Amendment and Waivers. Subject to applicable Law and the rules and regulations of Nasdaq, and in accordance with the immediately following sentence, this Agreement may be amended by the Parties at any time prior to the Closing Date, whether before or after adoption of this Agreement by the shareholders of the Company and Merger Sub. This Agreement may not be amended except by an instrument in writing signed by

Annex A-52

the Parties. At any time prior to the Effective Time, any Party may (i) extend the time for the performance of any of the obligations or other acts of the other Parties, (ii) waive any inaccuracies in the representations and warranties of another Party contained herein or in any document delivered pursuant hereto, and (iii) subject to the requirements of applicable Law, waive compliance by another Party with any of the agreements or conditions contained herein. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. The failure of any Party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

Section 9.2 Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement will survive after the Effective Time. This Section 9.2 will not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

Section 9.3 Expenses. Except as specifically provided herein, all fees, costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the transactions contemplated hereby are to be paid by the Party incurring such fees, costs and expenses. Notwithstanding the foregoing and for purposes of clarity, Parent shall solely be responsible for the payment of all filing fees that become due and payable to any Governmental Entity pursuant to Antitrust or FDI Laws.

Section 9.4 Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement must be in writing and will be deemed to have been duly given (a) when delivered, if delivered in person, (b) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery) or (c) on the date transmitted if sent by email (but only if confirmation of receipt of such e-mail is requested and received (not including email replies automatically generated by the recipient’s email system); provided that each notice Party will use commercially reasonable efforts to confirm receipt of any such email correspondence promptly upon receipt of such request), in each case, as follows (or to such other address as any Party provides by like notice to the other Parties):

(a) if to any Parent Party, to:

c/o SJL Partners, LLC

26F Seoul Finance Center

136 Sejong-daero, Jung-gu

Seoul, 04520, Korea

Telephone No.: +82-2-6911-9701

Email: slee@sjlpartners.com, jppark@sjlpartners.com

Attention: Sungjae Lee, JP Park

c/o SD Biosensor, Inc.

Giheung ICT-Valley A-dong

58 Giheung-ro, Giheung-gu

Yongin, 16976, Korea

Telephone No.: +82-31-300-0400

Email: eunhae-yi@sdbiosensor.com; yhk@sdbiosensor.com

Attention: Eunhae Yi, HK Yu

Annex A-53

with a copy to:

Paul Hastings, LLP

33/F W Tower, Mirae Asset Center 1

26, Eulji-ro 5-gil, Jung-gu

04539

Republic of Korea

Telephone No.: +82 2 6321 3810

Email: iksookim@paulhastings.com

Attention: Iksoo Kim

and

Paul Hastings LLP

200 Park Avenue

New York, NY 10166

Telephone No.: +1(212) 318-6670

Email: robertleung@paulhastings.com

Attention: Robert W. Leung

(b) if to the Company, to:

Meridian Bioscience, Inc.

3471 River Hills Dr

Newtown, OH 45244

Telephone No.: +1(513)271-3700

Email: Jack.Kenny@meridianbioscience.com

Attention: Jack Kenny, Chief Executive Officer

with a copy to:

Jones Day

250 Vesey Street

New York, NY 10281

Telephone No.: +1(212) 326-3409

Email: jpdougherty@jonesday.com

Attention: James P. Dougherty

and

Jones Day

3131 Michaelson Drive

Irvine, California 92612

Telephone No.: +1(949) 891-3939

Email: jbeeson@jonesday.com

Attention: Jonn R. Beeson

and

Keating Muething & Klekamp PLL

One East Fourth Street, Suite 1400

Cincinnati, Ohio 45202

Telephone No.: +1(513) 579-6400

Email: jjansing@kmklaw.com; freuter@kmklaw.com

Attention: James M. Jansing; F. Mark Reuter

Annex A-54

Notwithstanding anything in this Agreement to the contrary, any notice given in accordance with the foregoing clauses (a) or (b) of this Section 9.4 will only be effective if a duplicate copy of such notice is also given by email in the method described in this Section 9.4.

Section 9.5 Counterparts. This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Signatures delivered via DocuSignTM, facsimile or PDF counterpart shall be binding upon the Party so delivering such a signature, regardless of whether originally executed signatures are subsequently delivered.

Section 9.6 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the Company Disclosure Letter) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement, and (b) except for the provisions in Section 6.7, (which provisions may be enforced directly by Indemnified Parties) and Section 8.2, is not intended to and does not confer upon any Person other than the Parties and their permitted assigns any rights, benefits or remedies of any nature whatsoever, other than (i) the right of the holders of Shares to receive the Merger Consideration after the Closing and the right of the holders of Options and Share Units to receive the amounts set forth in respect thereof pursuant to Section 2.3 (claims with respect to which may not be made unless and until the Effective Time has occurred) and (ii) the right of the Company on behalf of its security holders to enforce the provisions of, and pursue damages in respect of breaches of, this Agreement subject to and in accordance with the terms hereof, which damages will be deemed to have been suffered by the Company and are not limited to reimbursement of expenses or out-of-pocket costs. The representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties and may have been qualified by certain disclosures not reflected in the text of this Agreement. Accordingly, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the Agreement Date or as of any other date.

Section 9.7 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other Governmental Entity declares that any term or provision of this Agreement is invalid, void or unenforceable, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible and the Parties agree that the court making such determination will have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section 9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties; provided, however that the Parent Parties may collaterally assign this Agreement for the benefit of financing sources, provided that such assignment shall not relieve any Parent Party of any of its obligations or liabilities under this Agreement or otherwise modify or limit any of such obligations or liabilities or expand in any manner the obligations or liabilities of the Company or any of its Subsidiaries under this Agreement. Any attempted assignment in violation of this Section 9.8 will be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 9.9 Governing Law. The matters contained in Article I and Article II shall be governed by the OGCL, including matters relating to the filing of the Certificate of Merger, the effects of the Merger, the rights of

Annex A-55

holders of Dissenting Shares and all determinations as to Dissenting Shares, and all matters relating to the fiduciary duties of the Company Board shall be governed by and construed in accordance with the laws of the State of Ohio, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction. Except as set forth in the preceding sentence, this Agreement and all disputes, claims, controversies or causes of action (whether in tort, contract or otherwise) based upon, arising out of or relating to this Agreement or to the negotiation, execution, breach, termination, enforcement, interpretation or validity of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) are governed by and will be construed in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

Section 9.10 Dispute Resolution.

(a) All disputes, claims, controversies or causes of action (whether in tort, contract or otherwise) based upon, arising out or relating to this Agreement or to the negotiation, execution, breach, termination, enforcement, interpretation or validity of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), and including the determination of the scope or applicability of this Agreement to arbitrate, will be determined by binding arbitration seated in New York City, New York. The arbitration will be conducted in English in accordance with the Rules of Arbitration of the International Chamber of Commerce (“ICC”), as modified in this Section 9.10.

(i) The parties agree that Expedited Procedure Rules set forth in Article 30 and Appendix VI of the ICC Rules shall apply. In addition, the Parties agree that the claimant in any arbitration shall have the right to select the use of those Expedited Procedure Rules in any arbitration, regardless of the amount in controversy, at its sole election.

(ii) The arbitration shall be conducted before three arbitrators (each, an “Arbitrator” and collectively, the “Tribunal”). One Arbitrator shall be selected by the Company and one Arbitrator by Parent. The third Arbitrator (the “Chair”) shall be selected by the other two Arbitrators, or by the ICC if the two Party-nominated Arbitrators cannot agree on the Chair within 10 Business Days following the date on which a third Arbitrator was nominated in writing by one of the two Party-nominated Arbitrators and noticed to the other of the two-Party nominated Arbitrators.

(iii) The Tribunal or the Chair will have the power to order hearings and meetings to be held in such place or places as he or she or they deem in the interests of reducing the total cost to the Parties of the arbitration.

(iv) The Tribunal will have the power to order any remedy, including monetary damages, specific performance and all other forms of legal and equitable relief, except that the tribunal will not have the power to order punitive damages.

(v) The Tribunal shall apply in the arbitration, in addition to the ICC Rules of Arbitration, the IBA Rules on the Taking of Evidence in International Arbitration.

(vi) The Tribunal may appoint expert witnesses only with the consent of all of the Parties to the arbitration.

(vii) The award rendered by the Tribunal shall be final and binding on the parties to the arbitration and enforceable in any court of competent jurisdiction. In conducting such proceedings, the Parties will exercise their reasonable best efforts to disclose publicly only the minimum amount of information concerning the arbitration as is required to obtain such acceptance or order.

(viii) Except as required by Law (including the rules of any stock exchange on which a Party is traded), as reasonably necessary to provide to a Party’s own independent auditors or insurers, or in

Annex A-56

proceedings seeking the enforcement or vacatur of an arbitral award, no Party may disclose the existence, contents or results of an arbitration brought in accordance with this Agreement, or the documents presented and evidence produced by its opposing Parties, or any analyses or summaries derived from such evidence. Without limiting the foregoing, to the extent permitted by Law, the arbitration shall be considered and treated by the Parties as a confidential proceeding.

(b) Each Party hereby agrees that this Agreement does not preclude any Party from seeking provisional remedies in aid of arbitration from a court of competent jurisdiction, in addition to through the interim and emergency relief procedures prescribed by the ICC Rules.

(c) Delivery of process or other papers in the manner provided in Section 9.4 (Notices) in connection with any Action under this Agreement or in such other manner as may be permitted by Law will be valid and sufficient service thereof, and each Party irrevocably waives any defenses it may have to service in such manner.

(d) The Parties acknowledge that, for the avoidance of doubt, in no event is anything in this Section 9.10 intended to limit, or shall be construed to limit, in any manner, the Parties’ rights to seek specific performance as set forth in Section 9.11.

Section 9.11 Specific Performance. The Parties hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the Parties acknowledge and agree that each Party will be entitled to, in accordance with the provisions of this Agreement, an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement. The Parties hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by any of the Parties, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Parties under this Agreement. The Parties further agree that (x) by seeking the equitable remedy of specific performance, a Party will not waive in any respect its right to seek any other form of relief that may be available to a Party under this Agreement or the Confidentiality Agreement (including monetary damages) in the event that this Agreement has been terminated or in the event that the equitable remedy of specific performance is not available or otherwise is not granted, and (y) nothing set forth in this Section 9.11 will require any Party to institute any proceeding for (or limit any Party’s right to institute any Action for) specific performance under this Section 9.11 prior or as a condition to exercising any termination right under Article VIII (and pursuing damages after such termination), nor will the commencement of any Action pursuant to this Section 9.11 or anything set forth in this Section 9.11 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies that may be available then or thereafter.

ARTICLE X

DEFINITIONS; INTERPRETATION

Section 10.1 Cross References. Each of the following terms is defined in the section set forth opposite such term.

Term	Section
Agreement	Preamble
Agreement Date	Preamble
Applicable Date	3.5(a)
Arbitrator	9.10(a)(ii)
Articles of Incorporation	1.5
Benefit Plan	3.12(a)
Book-Entry Shares	2.1(a)

Annex A-57

Term	Section
Cancelled Shares	2.1(b)
Certificate	2.1(a)
Certificate of Merger	1.3
Chair	9.10(a)(ii)
Change in Recommendation	5.2(e)
Closing	1.2
Closing Date	1.2
Company	Preamble
Company Acquisition Agreement	5.2(a)
Company Board	Recitals
Company Disclosure Letter	Article III
Company Employees	6.9(a)
Company Financial Statements	3.5(a)
Company Measurement Date	3.4(a)
Company Permits	3.8(a)
Company Plan	3.12(a)
Company Preferred Stock	3.4(a)
Company Recommendation	3.2(c)
Company SEC Documents	3.5(a)
Company Termination Fee	8.2(b)
Covered Employees	3.12(a)
Dissenting Shares	2.4
Effective Time	1.3
Eligible Shares	2.1(a)
ERISA	3.12(a)
Employees	3.13(a)
FDA	3.19(b)
FDA Permits	3.19(b)
Financing	6.15(a)
Financing Source	6.15(b)
Financing Source Party	6.15(b)
First Outside Date Extension	8.1(b)(i)(A)
GAAP	3.5(a)
General Enforceability Exceptions	3.2(a)
Governmental Entity	3.3(a)
HSR Act	3.3(a)
ICC	9.10(a)
Indemnified Party	6.7(a)
Interim Period	5.1(a)
Intervening Event	5.2(g)
Material Contract	3.9(a)(xiii)
Merger	Recitals
Merger Consideration	2.1(a)
Merger Sub	Preamble
Nasdaq	3.3(a)
New Plans	6.9(e)
Non-US Plan	3.12(a)
OGCL	Recitals
Old Plans	6.9(e)
Option	2.3(a)
Option Cash Payment	2.3(a)

Annex A-58

Term	Section
Outside Date	8.1(b)(i)
Parent	Preamble
Parent Parties	Preamble
Parties	Preamble
Party	Preamble
Paying Agent	2.2(a)
Payment Fund	2.2(b)
Permit	3.8(a)
Proxy Statement	3.10
Regulations	1.5
Restraint	7.1(c)
Rights	3.4(a)
Safety Notices	3.19(g)
Sanctioned Jurisdiction	3.8(b)
Sanctioned Persons	3.8(b)
SDB	Preamble
Second Request	6.3(c)
Share Unit	2.3(b)
Share Unit Payment	2.3(b)
Shareholder Approval	3.2(b)
Shareholders Meeting	6.2(a)
Significant Customers	3.25
Significant Suppliers	3.25
SJL	Recitals
SOX	3.5(a)
Surviving Company	Recitals
Takeover Proposal	8.2(b)
Takeover Statutes	3.22
Tribunal	9.10(a)(ii)

Section 10.2 Certain Terms Defined. The following terms have the meanings set forth below for purposes of this Agreement:

“Acceptable Confidentiality Agreement” means any confidentiality agreement that contains customary confidentiality provisions and contains provisions no less restrictive of the Person counterparty to the Company thereto than those included in the Confidentiality Agreement (provided, however, that any such confidentiality agreement shall not be required to contain any standstill provisions).

“Action” means any civil, criminal, administrative or other similar proceeding, litigation, audit, arbitration, examination, hearing, demand, claim, action, suit, proceeding or similar action (whether at Law or in equity) by or before any Governmental Entity.

“Affiliates” has the meaning set forth in Rule 12b-2 of the Exchange Act.

“Business Day” means any day ending at 11:59 p.m. (Eastern Time) other than a Saturday, Sunday or a day on which banks in (i) New York, New York or (ii) Seoul, Republic of Korea, are authorized or obligated by Law or Order to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136).

“CFIUS” means the Committee on Foreign Investment in the United States and each member agency thereof, acting in such capacity.

Annex A-59

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Common Stock” means the Common Stock, no par value per share, of the Company.

“Company Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of October 25, 2021, by and among the Company, the guarantors party thereto, the lenders party thereto, PNC Bank, National Association, as Administrative Agent, PNC Capital Markets LLC, as Joint Lead Arranger and Sole Bookrunner, and Fifth Third Bank, National Association, as Joint Lead Arranger and Syndication Agent, as amended, restated, amended and restated, supplemented, refinanced, renewed, replaced, waived or otherwise modified from time to time.

“Company Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence that has had a material adverse effect on the assets, liabilities, business, results of operations or financial condition of the Company, its Subsidiaries, taken as a whole, but will not include facts, circumstances, events, changes, effects or occurrences, either individually or in the aggregate, to the extent attributable to:

(a)	changes in general economic conditions, or changes in conditions in the global, international or regional economy generally;

(b)	any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Entity;

(c)	changes or proposed changes in Law or GAAP or other accounting methods;

(d)

changes in conditions in financial markets, credit markets or capital markets, including (i) changes in interest rates or credit ratings; (ii) changes in exchange rates for the currencies of any country or (iii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

(e)	changes in conditions in the principal industries in which the Company and its Subsidiary conduct business;

(f)

any geopolitical conditions, the outbreak of hostilities, acts of war, sabotage, cyberterrorism (including by means of cyber-attack by or sponsored by a Governmental Entity), terrorism or military actions (including any continuation, escalation or general worsening of any such hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions);

(g)

earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions, epidemics, pandemics or disease outbreaks (including COVID-19) or any COVID-19 Measures or other restrictions that relate to, or arise out of, any epidemic, pandemic or disease outbreak (including COVID-19) or material worsening of such conditions, and other force majeure events;

(h)

the negotiation, execution, delivery or performance of this Agreement or the announcement of this Agreement or the pendency or consummation of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Company and its Subsidiaries with its employees, suppliers, lessors, partners, vendors, customers, regulators, Governmental Entities or any other third-Person (other than compliance by the Company and its Subsidiaries with their obligations in Section 5.1(a)); provided, that this clause (h) shall not apply to any representation or warranty (or condition to the consummation of the Merger relating to such representation or warranty) to the extent the purpose of such representation and warranty is to address the consequences resulting from the execution and delivery of this Agreement or the pendency or consummation of the Transactions (including the Merger);

Annex A-60

(i)

any action taken or refrained from being taken by the Company or any of its Subsidiaries at the written request of Parent or which Parent has expressly approved or consented to in writing following the Agreement Date or which the Company or such Subsidiary of the Company did not take on account of withheld consent from Parent where Parent’s consent is required by the express terms of this Agreement;

(j)

any failure by the Company or any of its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of the Company’s revenue, earnings or other financial performance or results of operations for any period; (it being understood that the underlying cause of any such failure in the foregoing may be taken into account in determining whether there has been a Company Material Adverse Effect);

(k)

any decline in the market price of the Shares (it being understood that the facts or occurrences giving rise to or contributing to a decline in the market price of the Shares may be deemed to constitute, or be taken into account in determining whether there has been a Company Material Adverse Effect);

(l)

the identity of, or any facts or circumstances relating to, any of the Parent Parties or SJL, or the Affiliates thereof, the Financing Sources of or investors in any of the foregoing, or the respective plan or intentions of any of the foregoing, with respect to the Company, its Subsidiaries or their business;

(m)	any breach by a Parent Party of this Agreement;

(n)	any litigation arising from allegations of any breach of fiduciary duty or violation of applicable Law relating to this Agreement or the Transactions; and

(o)	the availability or cost of equity, debt or other financing to the Parent Parties or their Affiliates,

except, in each case of clauses (a) through (g), to the extent that such fact, circumstance, event, change, effect or occurrence has had a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other companies operating in the industries, geographies or segments in which the Company and its Subsidiaries operate, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred.

“Company Product” means, as of any date of reference, any product that is being developed, manufactured, marketed, sold or distributed by the Company or any of its Subsidiaries.

“Company Stock Plans” means the Company’s (i) 2012 Stock Incentive Plan, which became effective on January 25, 2012 and (ii) 2021 Omnibus Award Plan, which became effective on January 27, 2021, each as may be amended from time to time.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated March 3, 2022, between the Company, SDB and SJL.

“Contract” means any legally binding agreement, lease, sublease, license, contract, note, bond, mortgage, indenture, deed of trust, franchise, concession, arrangement, obligation or other instrument (whether written or oral).

“Controlled Group” means any trade or business (whether or not incorporated) (i) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company or (ii) which together with the Company is treated as a single employer under Section 414(t) of the Code.

“COVID-19” means the COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof) or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means, as applicable to a Party or its Subsidiaries, (i) any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure or sequester order,

Annex A-61

guideline, recommendation or Law, or any other applicable Laws, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19 and (ii) such other measures taken by such Party and/or any of its Subsidiaries to the extent determined in good faith by such Party to be reasonably necessary to avoid or mitigate material risk of physical injury or harm to any human Person (or to otherwise protect or preserve the health or safety of any human Person) or a material financial loss or damage to such Party or its Subsidiaries in connection with or in response to COVID-19 or any other global or regional health event.

“Data Protection Laws” means all applicable Laws pertaining to data protection, data privacy, data security, cybersecurity and cross-border data transfer.

“Data Protection Orders” means Orders issued or applicable to the collection, access, use, storage, disclosure, transmission or cross-border transfer of Personal Information.

“Data Protection Requirements” means (i) Data Protection Laws; (ii) Privacy Policies, and (iii) Data Protection Orders.

“DOJ” means the U.S. Department of Justice.

“DOJ Investigation” means the investigation of the Magellan’s LeadCare product line by the DOJ, as reflected in the subpoena to Magellan Diagnostics, Inc. dated April 16, 2018.

“Encumbrance” means any pledge of real or personal property, mortgage, lien, deed of trust, right of retention, ownership right, easement or right of way, security interest, restriction on use, hypothecation, right of others, adverse claim, title defect, title retention agreement, voting trust agreement, option, installment purchase agreement, right of first refusal, right of preemption or right of acquisition, or other restriction or limitation of any kind.

“Environmental Laws” means all Laws relating to the protection of the environment, including the ambient air, soil, surface water or groundwater, or relating to the use, handling, presence, treatment, storage or disposal of, or to the protection of human health from exposure to, Materials of Environmental Concern.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“FDI Laws” means (a) Section 721 of the Defense Production Act of 1950, as amended, including all implementing Laws thereof, including those authorizing review of transactions by CFIUS, and (b) all applicable non-U.S. Laws relating to new investments and national security or defense matters in any country where the Company or any of its Subsidiaries do business, including the Foreign Exchange Transactions Act of Korea and regulations thereunder.

“Federal Healthcare Program” shall have the meaning set forth in 42 U.S.C. § 1320a-7b(f).

“Fraud” means a Party’s actual and intentional common law fraud under the Laws of the State of New York, as finally determined in a non-appealable Order by a court of competent jurisdiction, in the making of the representations and warranties contained in Article III or Article IV. For purposes of this Agreement, “Fraud” does not and will not include equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including fraud) based on negligence or recklessness.

“Health Care Laws” means all federal, state, local and foreign healthcare Laws applicable to the research, design, development, testing, production, manufacture, packaging, pricing, marketing, advertising, promotion, labeling, sale, storage, distribution, import/export, coverage or reimbursement of Company Products, including (i) the Federal Food, Drug, and Cosmetic Act, as amended (21 U.S.C. § 301 et seq.); (ii) the Controlled Substances Act (21 U.S.C. § 801 et seq.); (iii) the Public Health Service Act (42 U.S.C. § 201 et seq.); (iv) all applicable federal, state, local and all applicable foreign health care related fraud and abuse, false claims, and

Annex A-62

anti-kickback laws, including the U.S. Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the U.S. Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h) and similar gift and disclosure Laws, the U.S. Civil False Claims Act (31 U.S.C. § 3729 et seq.), the criminal False Claims Law (42 U.S.C. § 1320a-7b(a)), all criminal laws relating to health care fraud and abuse, including but not limited to18 U.S.C. §§ 286 and 287, and the health care fraud criminal provisions under the U.S. Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) (42 U.S.C. § 1320d et seq.), the exclusion laws (42 U.S.C. § 1320a-7), the civil monetary penalties law (42 U.S.C. § 1320a-7a), HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. § 17921 et seq.), Laws pertaining to privacy, data protection and information security, and the regulations promulgated pursuant to such statutes; (v) state Laws relating to the manufacture, sale and distribution of medical products; (vi) Medicare (Title XVIII of the Social Security Act) and (vii) Medicaid (Title XIX of the Social Security Act); (viii) TRICARE (10 U.S.C. § 1071 et seq.); (ix) the Clinical Laboratory Improvement Amendments of 1988, as amended (42 U.S.C. § 263a); (x) any state or non-U.S. counterpart thereof; and (xi) the regulations promulgated pursuant to such laws identified in subparts (i) to (x).

“Improper Payment Laws” means the United States Foreign Corrupt Practices Act of 1977 and any rules or regulations thereunder, the United Kingdom Bribery Act of 2010, any legislation implementing the Organization for Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and any other applicable Law regarding anti-bribery or illegal payments or gratuities.

“Incidental IP Contracts” means (i) any Contracts that contain non-exclusive licenses, sublicenses, or similar grants to Intellectual Property entered into between a Person and its service providers, customers or vendors (or prospective service providers, customers or vendors) where such licenses, sublicenses, or grants are not a primary basis for the arrangement between the parties to the Contract and are merely incidental to such arrangement, (ii) any Contracts of the Company or any of its Subsidiaries with any of its shareholders, directors, officers, employees, contractors or other representatives relating to services performed by such individuals to the Company or any of its Subsidiaries (and do not include any licenses, sublicenses, releases, covenants, or other rights with respect to Intellectual Property granted by the Company or any of its Subsidiaries other than as necessary to perform such services or such licenses, sublicenses or similar grants covered the foregoing clause (i)), or (iii) any Contracts that include non-exclusive licenses for generally commercially available Software costing less than $250,000, in each case of clauses (i) through (iii) that are entered into in the ordinary course of business.

“Indebtedness” means all indebtedness of the Company or any of its Subsidiaries for borrowed money (including the aggregate principal amount thereof and the aggregate amount of any accrued but unpaid interest thereon), other than indebtedness for borrowed money between the Company and any wholly owned Subsidiaries of the Company or between wholly owned Subsidiaries of the Company, including (a) indebtedness evidenced by bonds, notes, debentures, letters of credit, performance bonds, banker’s acceptances or similar instruments, (b) obligations to make payments under capitalized leases, (c) obligations to make payments in respect of interest rate swaps, foreign exchange or commodity agreements or other similar hedging arrangements (other than foreign exchange hedges entered into with respect to nonmonetary assets or liabilities reflected on the consolidated balance sheet of the Company and its Subsidiaries), and (d) obligations to guarantee any of the foregoing types of payment obligations on behalf of any Person other than the Company or any of its Subsidiaries.

“Intellectual Property” means United States or foreign intellectual property, including (i) patents and patent applications, together with all reissues, continuations, continuations-in-part, divisionals, provisionals, extensions and reexaminations thereof, (ii) Trademarks, (iii) copyrights and copyrightable works and all applications and registrations in connection with any of the foregoing, (iv) Trade Secrets, (v) Software (including databases and related documentation), (vi) uniform resource locators, web site addresses, Internet domain names, social media accounts and handles, and registrations therefor, (vii) moral and economic rights of authors and inventors, and (viii) all other intellectual property or proprietary rights whether now known or hereafter recognized in any jurisdiction.

Annex A-63

“International Trade Laws” means: (a) U.S. customs and import Laws administered by U.S. Customs and Border Protection or the U.S. Department of Commerce, (b) U.S. export control Laws administered by the U.S. Department of Commerce or the U.S. Department of State, (c) economic and financial sanctions administered by OFAC, the U.S. State Department, the United Nations, Canada, the European Union, the United Kingdom or any or any other relevant Governmental Entity, (d) the anti-boycott laws administered by the U.S. Department of Commerce and the U.S. Department of the Treasury and (e) export, import and customs Laws of other countries in which the Company has conducted and/or currently conducts business.

“IRS” means the Internal Revenue Service.

“IT Assets” means computers, Software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, as well as all associated documentation.

“Knowledge” means (i) with respect to the Parent Parties, the actual knowledge (without independent inquiry or investigation) of any one or more of Tae-Yeong Heo (President, Co-CEO, Director & Head-Sales of SDB), Ho-Kyoung Yu (Head-M&A division of SDB), Eunhae-Yi (Head-Legal division of SDB) and Stephen Sukjung Lim (Chairman and Managing Partner of SJL), and (ii) with respect to the Company, the actual knowledge (without independent inquiry or investigation) of any one or more of the persons identified on Section 10.2 of the Company Disclosure Letter.

“Law” means any international, national, federal, state or local law, including common law, statute, code, ordinance, constitution, treaty, convention, regulation or rule or other similar requirements of any Governmental Entity.

“Leased Real Property” means the real property that is the subject of the applicable Lease.

“Leases” means all leases, subleases or other occupancy arrangement pursuant to which the Company or any of its Subsidiaries is a party or has a right to use the real property owned by another Person as of the Agreement Date.

“made available”, when used with respect to any information, material, data, document or other item of disclosure (i) relating to the Company or its Subsidiaries, means such information, material, data, document or other item of disclosure in the form provided by the Company or its Representatives as of (A) uploaded to the virtual data room entitled “Madeira” and established by the Company with Intralinks in connection with the Transactions, (B) delivered to SDB, SJL, Parent or one of their respective Representatives via e-mail or in hard copy form, or (C) publicly filed with the SEC by the Company, and (ii) relating to a Parent Party, means such information, material, data, document or other item of disclosure in the form provided by such Parent Party or one of its Representatives as delivered to the Company or one of its Representatives via e-mail or in hard copy form.

“Material Lease” means any Lease under which the Company or any of its Subsidiaries paid to the relevant landlord (or other counterparty) an aggregate amount in excess of $500,000 in the fiscal year ended September 30, 2021.

“Materials of Environmental Concern” means any hazardous, acutely hazardous, or toxic substance or waste or any other substance, in each case, as defined by or regulated under Environmental Laws, including the federal Comprehensive Environmental Response, Compensation and Liability Act and the federal Resource Conservation and Recovery Act.

“MRFTA” means the Monopoly Regulation and Fair Trade Act of Korea, as amended.

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.

Annex A-64

“Order” means any order, judgment, ruling, injunction, assessment, award, decree or writ of any Governmental Entity.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Owned Real Property” means all real parcels owned by the Company or any of its Subsidiaries as of the Agreement Date.

“Parent Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence that prevents, materially delays or materially impairs the ability of the Parent Parties to comply with their respective obligations under this Agreement or to consummate the Transactions.

“Permitted Encumbrances” means: (i) Encumbrances that relate to Taxes, assessments and governmental charges or levies imposed upon the Company that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP on the Company Financial Statements, (ii) Encumbrances imposed by Law that relate to obligations that are not yet due and have arisen in the ordinary course of business, (iii) pledges or deposits to secure appropriate obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations, (iv) mechanics’, carriers’, workers’, repairers’ and similar Encumbrances imposed upon the Company arising or incurred in the ordinary course of business, in each case for sums not yet due and payable or due, but not delinquent or being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP in the most recent financial statements contained in the Company SEC Documents, (v) Encumbrances that relate to zoning, entitlement and other land use and Environmental Laws regulating the use or occupancy of such Owned Real Property or Leased Real Property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such Owned Real Property or Leased Real Property and which are not violated in any respect that is material to the operation of the Company and its Subsidiaries, taken as a whole, as of the Closing Date, (vi) other imperfections or irregularities in title, charges, easements, survey exceptions, leases, subleases, license agreements and other occupancy agreements, reciprocal easement agreements, restrictions and other customary encumbrances on title to or use of real property which do not or would not materially impair the use or occupancy of such Owned Real Property or Leased Real Property in the operation of the business conducted thereon, (vii) utility easements for electricity, gas, water, sanitary sewer, surface water drainage or other general easements granted to Governmental Entities in the ordinary course of developing or operating any Site, and (viii) as to any Intellectual Property, non-exclusive licenses granted to customers, distributors, suppliers and other business partners in the ordinary course of business; provided, however, that none of the foregoing, individually or in the aggregate, materially adversely affects the continued use of the property to which they relate in the conduct of the business currently conducted thereon.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Personal Information” means any (i) information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual or household, or (ii) information or data that has the same meaning as the similar or equivalent term defined under applicable Data Protection Law.

“Privacy Policies” means all published and posted policies, procedures, agreements and notices relating to the collection, use, storage disclosure, destruction, or cross-border transfer of Personal Information.

“Representative” means, with respect to any Person, its officers, directors, consultants, agents, financial advisors, investment bankers, lenders, attorneys, accountants, agents and other advisors or representatives and employees.

Annex A-65

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security Breach” means any suspected or actual breach of security, violation of any security policy, or unauthorized access, acquisition, use, loss, alteration, denial or loss of use, destruction, compromise, or disclosure of Personal Information, Protected Health Information (as defined by HIPAA), or other confidential data transmitted, stored or otherwise processed by a Party.

“Shares” means the issued and outstanding shares of Company Common Stock.

“Site” means each location where the Company or any Subsidiary of the Company conducts business, including each Owned Real Property and Leased Real Property.

“Software” means any and all computer programs, including operating system and applications software, implementations of algorithms, and program interfaces, whether in source code or object code form and all documentation, including user manuals relating to the foregoing.

“Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed the sum of (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, (c) such Person will be able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature, and (d) such Person is not insolvent under applicable Law. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

“Specified Outcome” means (a) the DOJ has indicted the Company or any of its Subsidiaries on one or more felony criminal charges as result of the DOJ Investigation, other than in connection with a negotiated resolution of the DOJ Investigation by the Company in connection with the entry into or proposed entry into a deferred prosecution agreement, or (b) the Company or any of its Subsidiaries is excluded from any Federal Health Care Program.

“Subsidiary” means, with respect to any party, any foreign or domestic corporation or other entity, whether incorporated or unincorporated, of which (a) such party or any other Subsidiary of such party is a general partner; (b) at least a majority of the securities or other equity interests having by their terms ordinary voting power to elect a majority of the directors or others performing similar functions with respect to such corporation or other entity is directly or indirectly owned or controlled by such party or by any one or more of such party’s Subsidiaries, or by such party and one or more of its Subsidiaries or (c) at least a majority of the equity securities or other equity interests is directly or indirectly owned or controlled by such party or by any one or more of such party’s Subsidiaries, or by such party and one or more of its Subsidiaries.

“Superior Proposal” means a bona fide written Takeover Proposal (except that, for purposes of this definition, the references in the definition of “Takeover Proposal” to “20%” are replaced by “60%”) made by a Person on terms that the Company Board or a duly formed and authorized committee thereof determines in its good faith judgment, after consultation with financial advisors and outside legal counsel, taking into account all factors and matters deemed relevant in good faith by the Company Board, including financial, legal, regulatory

Annex A-66

and any other aspects of the transaction described in such proposal (including any termination fees, expense reimbursement provisions and conditions to consummation), would, if consummated, result in a transaction that is more favorable from a financial point of view to the holders of Company Common Stock than the Transactions.

“Takeover Proposal” means, other than the Transactions, any offer or proposal (other than from a Parent Party, SDB, SJL, or any of their respective Affiliates) relating to, in a single transaction or series of related transactions, (a) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of the Company and its Subsidiaries (whether based on the fair market value or revenue generation) or 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company (whether based on the fair market value or revenue generation), (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in a Person or group beneficially owning 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company (whether based on the fair market value or revenue generation), or (iii) a merger, consolidation, share exchange, business combination, asset sale, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries pursuant to which any Person or group would own, directly or indirectly, 20% or more of the aggregate voting power of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity (or any securities convertible into, or exchangeable for, securities representing such voting power) after giving effect to the consummation of such transaction.

“Tax” or “Taxes” means any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, escheat or unclaimed property, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, fee, duty or similar assessment of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” or “Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Trade Secrets” means inventions and discoveries (whether patentable or not), industrial designs, trade secrets, confidential information and know-how, data, processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists, supplier lists and any other proprietary information.

“Trademarks” means trademarks, service marks, brand names, certification marks, symbols, logos, trade names, corporate names, trade dress, including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith.

“Transactions” means the Merger and the other transactions contemplated by this Agreement (but excluding any Financing).

“Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code.

“Willful Breach” means a deliberate act or a deliberate failure to act, which act or failure to act constitutes in and of itself a material breach of any covenant or agreement set forth in this Agreement.

Section 10.3 Other Definitional and Interpretative Provisions. The following provisions are to be applied wherever appropriate herein: (i) “herein,” “hereby,” “hereunder,” “hereof” and other equivalent words will refer to this Agreement in its entirety and not solely to the particular portion of this Agreement in which any such word is used; (ii) all definitions set forth herein are deemed applicable whether the words defined are used herein

Annex A-67

in the singular or the plural; (iii) wherever used herein, any pronoun or pronouns are deemed to include both the singular and plural and to cover all genders; (iv) all accounting terms not specifically defined herein are to be construed in accordance with GAAP; (v) any references herein to a particular Section, Article, or Exhibit means a Section or Article of, or an Exhibit to, this Agreement unless another agreement is specified; (vi) any reference in this Agreement to any Contract (including this Agreement), statute or regulation, will be considered a reference to, except as context may otherwise require, the Contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of a Contract, to the extent permitted by the terms thereof) and to any section of any statute or regulation including any successor to the section and, in the case of any statute, any rules or regulations promulgated thereunder; (vii) each of the Company Disclosure Letter is incorporated herein by reference and is considered part of this Agreement; (viii) the headings in this Agreement are for convenience of identification only and are not intended to describe, interpret, define or limit the scope, extent, or intent of this Agreement or any provision hereof; (ix) “including” means “including, without limitation”; (x) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (xi) reference to “dollars” or “$” is deemed reference to the lawful money of the United States of America; and (xii) any reference in this Agreement to a date or time is deemed to be such date or time in the City of New York, New York, U.S.A., unless otherwise specified. Any capitalized terms used in any Exhibit or in the Company Disclosure Letter but not otherwise defined therein, has the meaning as defined in this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, the entirety of this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Where Article V or Article VI provides that a Party is to perform or comply with an obligation or agreement contained therein, such provision may not be construed as such Party providing a guaranty or warranty with respect to such performance or compliance but will be construed as requiring such Party to perform or comply to the extent within its control.

[Signatures on Following Page.]

Annex A-68

IN WITNESS WHEREOF, Parent, Merger Sub, SDB and the Company have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized as of the date first written above.

PARENT:

COLUMBUS HOLDING COMPANY

By:	/s/ Sungjae Lee
Name: Sungjae Lee
Title: President

MERGER SUB:

MADEIRA ACQUISITION CORP.

By:	/s/ Sungjae Lee
Name: Sungjae Lee
Title: President

SDB

SD BIOSENSOR, INC.

By:	/s/ Taeyoung Heo
Name: Taeyoung Heo
Title: Chief Executive Officer

By:	/s/ Eunhae Yi
Name: Eunhae Yi
Title: General Counsel

COMPANY

MERIDIAN BIOSCIENCE, INC.

By:	/s/ Jack Kenny
Name: Jack Kenny
Title: Chief Executive Officer

Annex A-69

Annex B

July 6, 2022

Board of Directors

Meridian Bioscience, Inc.

3471 River Hills Drive

Cincinnati, OH 45244

Members of the Board of Directors:

We understand that SD Biosensor, Inc. (“SDB”), Columbus Holding Company (“Parent”), Madeira Acquisition Corp., a wholly owned subsidiary of Parent (“Merger Sub”), and Meridian Bioscience, Inc. (the “Company”), propose to enter into an Agreement and Plan of Merger (the “Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company with the Company surviving the merger as a wholly owned subsidiary of Parent (the “Transaction”), pursuant to which each issued and outstanding share of common stock, without par value, of the Company (each, a “Company Share”), other than Cancelled Shares (as defined in the Agreement), will be converted into the right to receive $34.00 in cash (the “Merger Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

The board of directors of the Company (the “Board”) has requested our opinion as to whether the Merger Consideration payable to the holders of Company Shares in the Transaction pursuant to the Agreement is fair, from a financial point of view, to such holders.

In arriving at our opinion set forth below, we have, among other things: (i) reviewed the draft of the Agreement dated July 6, 2022 provided to the Board in connection with its meeting on July 6, 2022; (ii) reviewed certain publicly available business and financial information that we deemed to be generally relevant concerning the Company and the industry in which it operates, including certain publicly available research analyst reports and the reported price and historical trading activity for the Company Shares; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed generally relevant and the consideration received in such transactions; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other public companies we deemed generally relevant, including data related to public market trading levels and implied trading multiples; (v) reviewed certain internal financial and operating information with respect to the business, operations and prospects of the Company, including certain financial forecasts relating to the Company prepared by the management of the Company (the “Forecasts”); and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion. In addition, we have held discussions with certain members of the management of the Company regarding the Transaction, the past and current business operations and financial condition and prospects of the Company, the Forecasts and certain other matters we believed necessary or appropriate to our inquiry.

In arriving at our opinion, we have, with your consent, relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished or made available to us by the Company and its associates, affiliates and advisors, or otherwise reviewed by or for us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities of the Company, nor have any such valuations or appraisals been provided to

Annex B-1

Board of Directors

Meridian Bioscience, Inc.

July 6, 2022

us, and we do not express any opinion as to the value of such assets or liabilities. We have not evaluated the solvency or fair value of the Company, SDB or Parent under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or the facilities of the Company, SDB or Parent. At the direction of the management of the Company, we have used and relied upon the Forecasts for purposes of our opinion. In relying on the Forecasts, we have assumed, at the direction of the Company, that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by the Company’s management as to the expected future results of operations and financial condition of the Company. We express no view as to the reasonableness of the Forecasts and the assumptions on which they are based.

We have assumed that the transactions contemplated by the Agreement will be consummated as contemplated in the Agreement without any waiver or amendment of any terms or conditions, including, among other things, that the parties will comply with all material terms of the Agreement and that in connection with the receipt of all necessary governmental, regulatory or other approvals and consents required for the Transaction, no material delays, limitations, conditions or restrictions will be imposed. For purposes of rendering this opinion, we have assumed that there has not occurred any material change in the assets, financial condition, results of operations, business or prospects of the Company since the date of the most recent financial statements and other information, financial or otherwise, relating to the Company made available to us, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. We do not express any opinion as to any tax or other consequences that may result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters. We have relied as to all legal, tax and regulatory matters relevant to rendering our opinion upon the assessments made by the Company and its other advisors with respect to such issues. In arriving at our opinion, we have not taken into account any litigation, regulatory or other proceeding that is pending or may be brought against the Company or any of its affiliates. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any material respect from the draft of the Agreement reviewed by us.

Our opinion is necessarily based on securities markets, economic, monetary, financial and other general business and financial conditions as they exist and can be evaluated on, and the information made available to us as of, the date hereof and the conditions and prospects, financial and otherwise, of the Company as they were reflected in the information provided to us and as they were represented to us in discussions with the management of the Company. We are expressing no opinion herein as to the price at which the Company Shares will trade at any future time. Our opinion is limited to the fairness, from a financial point of view, to the holders of the Company Shares of the Merger Consideration payable to such holders in the Transaction pursuant to the Agreement. We do not express any opinion as to the Company’s underlying business decision to engage in the Transaction or the relative merits of the Transaction as compared to any alternative transaction. We have not been asked to, nor do we, offer any opinion as to the terms, other than the Merger Consideration to the extent expressly set forth herein, of the Transaction, the Agreement or any other agreement entered into in connection with the Transaction.

We and our affiliates are engaged in a wide range of financial advisory and investment banking activities. In addition, in the ordinary course of their asset management, merchant banking and other business activities, our affiliates may trade in the securities of the Company, Parent, SDB, SJL Partners, LLC (“SJL”), the sole shareholder of Parent, and any of their respective affiliates, for their own accounts or for the accounts of their affiliates and customers, and may at any time hold a long or short position in such securities. We are acting as financial advisor to the Company with respect to the Transaction and will receive a fee from the Company for our

Annex B-2

Board of Directors

Meridian Bioscience, Inc.

July 6, 2022

services, a portion of which is payable upon delivery of this opinion and the remaining portion of which is contingent upon the consummation of the Transaction. In addition, the Company has agreed to reimburse certain of our expenses and indemnify us against certain liabilities that may arise out of our engagement. We and our affiliates may in the future provide financial services to the Company, Parent, SDB, SJL and/ or their respective affiliates in the ordinary course of our businesses from time to time and may receive fees for the rendering of such services.

This opinion is provided for the benefit of the Board in connection with and for the purpose of its evaluation of the Transaction. This opinion should not be construed as creating any fiduciary duty on our part to any party. This opinion does not constitute a recommendation to the Board as to whether to approve the Transaction or a recommendation as to how any holder of Company Shares should vote or otherwise act with respect to the Transaction or any other matter. In addition, the Board has not asked us to address, and this opinion does not address, (i) the fairness to, or any other consideration of, the holders of any class of securities (other than holders of Company Shares and then only to the extent expressly set forth herein) or creditors or other constituencies of the Company or (ii) the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of SDB, Parent, the Company, or any class of such persons, whether relative to the Merger Consideration pursuant to the Agreement or otherwise.

This opinion is given and speaks only as of the date hereof. It should be understood that subsequent developments may affect this opinion and the assumptions used in preparing it, and we do not have any obligation to update, revise, or reaffirm this opinion. This opinion has been approved by the Global Advisory Commitment Committee of Rothschild & Co US Inc.

On the basis of and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration payable to the holders of Company Shares in the Transaction pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Rothschild & Co US Inc.
ROTHSCHILD & CO US INC.

Annex B-3

ANNEX C – SECTION 1701.84 AND 1701.85 OF THE GENERAL

CORPORATION LAW OF THE STATE OF OHIO

§ 1701.84 Dissenting shareholders entitled to relief.

(A) Except as provided in division (B) of this section, the following are entitled to relief as dissenting shareholders under section 1701.85 of the Revised Code:

(1) Shareholders of a domestic corporation that is being merged or consolidated into a surviving or new entity, domestic or foreign, pursuant to section 1701.78, 1701.781, 1701.79, 1701.791, or 1701.801 of the Revised Code;

(2) In the case of a merger into a domestic corporation, shareholders of the surviving corporation who under section 1701.78 or 1701.781 of the Revised Code are entitled to vote on the adoption of an agreement of merger, but only as to the shares so entitling them to vote;

(3) Shareholders, other than the parent corporation, of a domestic subsidiary corporation that is being merged into the domestic or foreign parent corporation pursuant to section 1701.80 of the Revised Code;

(4) In the case of a combination or a majority share acquisition, shareholders of the acquiring corporation who under section 1701.83 of the Revised Code are entitled to vote on such transaction, but only as to the shares so entitling them to vote;

(5) Shareholders of a domestic subsidiary corporation into which one or more domestic or foreign corporations are being merged pursuant to section 1701.801 of the Revised Code;

(6) Shareholders of a domestic corporation that is being converted pursuant to section 1701.792 of the Revised Code.

(B) All of the following shareholders shall not be entitled to relief as dissenting shareholders under section 1701.85 of the Revised Code:

(1) Shareholders described in division (A)(1) or (6) of this section, if both of the following apply:

(a) The shares of the corporation for which the dissenting shareholder would otherwise be entitled to relief under division (A)(1) or (6) of this section are listed on a national securities exchange as of the day immediately preceding the date on which the vote on the proposal is taken at the meeting of the shareholders.

(b) The consideration to be received by the shareholders consists of shares or shares and cash in lieu of fractional shares that, immediately following the effective time of a merger, consolidation, or conversion, as applicable, are listed on a national securities exchange and for which no proceedings are pending to delist the shares from the national securities exchange as of the effective time of the merger, consolidation, or conversion.

(2) Shareholders described in division (A)(2) of this section, if the shares so entitling them to vote are listed on a national securities exchange both as of the day immediately preceding the date on which the vote on the proposal is taken at the meeting of the shareholders and immediately following the effective time of the merger and there are no proceedings pending to delist the shares from the national securities exchange as of the effective time of the merger;

(3) The shareholders described in division (A)(4) of this section, if the shares so entitling them to vote are listed on a national securities exchange both as of the day immediately preceding the date on which the vote on the proposal is taken at the meeting of the shareholders and immediately following the effective time of the

Annex C-1

combination or majority share acquisition, and there are no proceedings pending to delist the shares from the national securities exchange as of the effective time of the combination or majority share acquisition.

§ 1701.85 Dissenting shareholders - compliance with section - fair cash value of shares.

(A)(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

(2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal.

(3) Not later than twenty days before the date of the meeting at which the proposal will be submitted to the shareholders, the corporation may notify the corporation’s shareholders that relief under this section is available. The notice shall include or be accompanied by all of the following:

(a) A copy of this section;

(b) A statement that the proposal can give rise to rights under this section if the proposal is approved by the required vote of the shareholders;

(c) A statement that the shareholder will be eligible as a dissenting shareholder under this section only if the shareholder delivers to the corporation a written demand with the information provided for in division (A)(4) of this section before the vote on the proposal will be taken at the meeting of the shareholders and the shareholder does not vote in favor of the proposal.

(4) If the corporation delivers notice to its shareholders as provided in division (A)(3) of this section, a shareholder electing to be eligible as a dissenting shareholder under this section shall deliver to the corporation before the vote on the proposal is taken a written demand for payment of the fair cash value of the shares as to which the shareholder seeks relief. The demand for payment shall include the shareholder’s address, the number and class of such shares, and the amount claimed by the shareholder as the fair cash value of the shares.

(5) If the corporation does not notify the corporation’s shareholders pursuant to division (A)(3) of this section, not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to the dissenting shareholder of the fair cash value of the shares as to which the dissenting shareholder seeks relief, which demand shall state the dissenting shareholder’s address, the number and class of such shares, and the amount claimed by the dissenting shareholder as the fair cash value of the shares.

(6) If a signatory, designated and approved by the dissenting shareholder, executes the demand, then at any time after receiving the demand, the corporation may make a written request that the dissenting shareholder provide evidence of the signatory’s authority. The shareholder shall provide the evidence within a reasonable time but not sooner than twenty days after the dissenting shareholder has received the corporation’s written request for evidence.

(7) The dissenting shareholder entitled to relief under division (A)(3) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (A)(5) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date on which the agreement of merger was adopted by the directors of that

Annex C-2

corporation. Within twenty days after the dissenting shareholder has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(4) of this section.

(8) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation. In the case of a conversion, a demand served on the converting corporation constitutes service on the converted entity, whether the demand is served before, on, or after the effective date of the conversion.

(9) If the corporation sends to the dissenting shareholder, at the address specified in the dissenting shareholder’s demand, a request for the certificates representing the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return the endorsed certificates to the dissenting shareholder. A dissenting shareholder’s failure to deliver the certificates terminates the dissenting shareholder’s rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of the shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only the rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

(B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, or in the case of a conversion may be the converted entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to a complaint is required. Upon the filing of a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from evidence submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have power and authority specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at a rate and from a date as the court considers equitable. The costs of the proceeding, including reasonable

Annex C-3

compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

(C)(1) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing fair cash value, both of the following shall be excluded:

(a) Any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders;

(b) Any premium associated with control of the corporation, or any discount for lack of marketability or minority status.

(2) For the purposes of this section, the fair cash value of a share that was listed on a national securities exchange at any of the following times shall be the closing sale price on the national securities exchange as of the applicable date provided in division (C)(1) of this section:

(a) Immediately before the effective time of a merger or consolidation;

(b) Immediately before the filing of an amendment to the articles of incorporation as described in division (A) of section 1701.74 of the Revised Code;

(c) Immediately before the time of the vote described in division (A)(1)(b) of section 1701.76 of the Revised Code.

(D)(1) The right and obligation of a dissenting shareholder to receive fair cash value and to sell such shares as to which the dissenting shareholder seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

(a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

(b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

Annex C-4

(c) The dissenting shareholder withdraws the dissenting shareholder’s demand, with the consent of the corporation by its directors;

(d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

(2) For purposes of division (D)(1) of this section, if the merger, consolidation, or conversion has become effective and the surviving, new, or converted entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the partners of a surviving, new, or converted partnership or the comparable representatives of any other surviving, new, or converted entity.

(E) From the time of the dissenting shareholder’s giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination

Annex C-5

MERIDIAN BIOSCIENCE, INC.

3471 RIVER HILLS DRIVE

CINCINNATI, OH 45244

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on October 9, 2022, the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/VIVO2022SM

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on October 9, 2022, the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D90235-TBD                                     KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — —

        DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MERIDIAN BIOSCIENCE, INC.

The Board of Directors recommends you vote FOR proposals 1, 2 and 3.	For	Against	Abstain

1.   Adoption of the Agreement and Plan of Merger, dated as of July 7, 2022 (as may be amended from time to time, the “merger agreement”), by and among Meridian Bioscience, Inc. (“Meridian”), SD Biosensor, Inc., Columbus Holding Company (“Columbus Holding”) and Madeira Acquisition Corp., a directly wholly owned subsidiary of Columbus Holding (“Merger Sub”). The merger agreement provides for the acquisition of Meridian by Columbus Holding through a merger of Merger Sub with and into Meridian, with Meridian surviving the merger as a wholly owned subsidiary of Columbus Holding.

	☐	☐	☐

2.   Approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to Meridian’s named executive officers that is based on or otherwise relates to the merger agreement and the transactions contemplated by the merger agreement.

	☐	☐	☐

3.   Approval of the adjournment of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting.

	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any continuation, postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Notice and Proxy Statement is available at www.proxyvote.com.

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — —

D90236-TBD

MERIDIAN BIOSCIENCE, INC.

Special Meeting of Shareholders

October 10, 2022 10:00 AM

This proxy is solicited by the Board of Directors

The undersigned hereby appoints JACK KENNY and JEFFERY T. PINKSTON, and either of them, attorneys and proxies of the undersigned, each with the power of substitution and re-substitution, to represent and vote all shares of Common Stock of Meridian Bioscience, Inc. which the undersigned may be entitled to vote on the matters specified on the reverse side and, in their discretion, with respect to such other matters as may properly come before the Special Meeting of Shareholders of Meridian Bioscience, Inc. to be held virtually on October 10, 2022, at 10:00 a.m. Eastern Time, and any continuation, postponement or adjournment of such Special Meeting.

This proxy, when properly executed, will be voted as directed by the shareholder(s). If no such directions are made, this proxy will be voted FOR Proposals 1, 2 and 3, and in the discretion of the proxies with respect to any such other business as may properly come before the meeting or any continuation, postponement or adjournment thereof.

Please mark, sign, date, and return this proxy card promptly using the enclosed reply envelope.

Continued and to be signed on reverse side